Registration No. 333-185601

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WRIGHT MEDICAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3842	13-4088127
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5677 Airline Road

Arlington, Tennessee 38002

(901) 867-9971

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. Palmisano

Chief Executive Officer

Wright Medical Group, Inc.

5677 Airline Road

Arlington, Tennessee 38002

(901) 867-9971

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Martin J. Waters, Esq. Robert F. Kornegay, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, California 92103-3002 (858) 350-2300	Robert T. Ishii, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation One Market Street Spear Tower, Suite 3300 San Francisco, California 94105-1126 (415) 947-2000	Paul Kinsella Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Wright Medical Group, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Wright Medical Group, Inc. is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED JANUARY 23, 2013

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

January 23, 2013

Dear Stockholder:

As previously announced, on November 19, 2012, BioMimetic Therapeutics, Inc., referred to as BioMimetic, entered into a merger agreement with Wright Medical Group, Inc., referred to as Wright, under which a wholly owned subsidiary of Wright will merge with BioMimetic, with BioMimetic continuing as the interim surviving entity. Immediately thereafter, BioMimetic will merge with and into a second wholly owned subsidiary of Wright, with such subsidiary continuing as the final surviving entity. The first merger is referred to as the merger, the second merger is referred to as the subsequent merger, and the merger and the subsequent merger are collectively referred to as the mergers.

If the merger agreement is adopted by BioMimetic stockholders and the merger is completed, for each share of BioMimetic common stock that you hold (other than those shares for which appraisal rights are validly exercised or those shares owned by Wright, BioMimetic or their respective subsidiaries), you will be entitled to receive:

•	$1.50 in cash, without interest;

•	0.2482 of a share of common stock of Wright; and

•	one contingent value right, referred to as a CVR, issued by Wright.

The mix of cash and stock consideration is subject to adjustment, if necessary, under the merger agreement in relation to certain provisions of the NASDAQ Marketplace Rules. Each CVR will entitle its holder to receive an additional $3.50 in cash upon approval by the U.S. Food and Drug Administration of Augment® Bone Graft; an additional $1.50 in cash the first time aggregate sales of specified products exceed $40 million during a consecutive 12-month period; and an additional $1.50 in cash the first time aggregate sales of specified products exceed $70 million during a consecutive 12-month period. The CVRs will terminate on the earlier of the sixth anniversary of the completion of the merger or the payment date for the second product sales milestone.

BioMimetic common stock is listed on The NASDAQ Global Select Market under the symbol “BMTI.” Wright common stock is listed on The NASDAQ Global Select Market under the symbol “WMGI.” On January 22, 2013, the last trading day prior to the date of this proxy statement/prospectus, the last reported sale price per share of Wright common stock on The NASDAQ Global Select Market was $21.53. There is currently no public market for the CVRs. Wright has agreed to use its reasonable best efforts to cause the CVRs to be approved for listing on The NASDAQ Global Select Market or The NASDAQ Global Market.

The merger cannot be completed unless BioMimetic stockholders holding a majority of the outstanding shares of BioMimetic common stock as of the close of business on January 2, 2013 vote in favor of the adoption of the merger agreement at the special meeting of BioMimetic stockholders to be held February 26, 2013, referred to as the special meeting. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

In addition, at the special meeting you also will be asked to approve the adjournment of the special meeting under certain circumstances and to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by BioMimetic to its named executive officers in connection with the merger.

THE BIOMIMETIC BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTEREST OF, BIOMIMETIC AND ITS STOCKHOLDERS, ADOPTED THE MERGER AGREEMENT AND DECLARED ADVISABLE THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” THE ADVISORY “GOLDEN PARACHUTE” COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

For a discussion of risk factors that you should consider in evaluating the transaction, see “Risk Factors” beginning on page 21 of the attached proxy statement/prospectus. The market price of Wright common stock will continue to fluctuate following the date of the special meeting on the merger proposal. Consequently, at the time of the special meeting, the value of the stock consideration will not yet be determined.

We urge you to read the attached proxy statement/prospectus carefully and in its entirety.

Sincerely,

Samuel E. Lynch

President & Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ATTACHED PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The attached proxy statement/prospectus is dated January 23, 2013 and is first being mailed to BioMimetic stockholders on or about January 23, 2013.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held February 26, 2013

The special meeting of stockholders of BioMimetic Therapeutics, Inc., a Delaware corporation (“BioMimetic”), referred to as the special meeting, will be held at 389 Nichol Mill Lane, Franklin, Tennessee 37067, on February 26, 2013, at 8:00 a.m. local time. The purposes of the special meeting are to:

1. Consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 19, 2012, by and among BioMimetic, Wright Medical Group, Inc., a Delaware corporation (“Wright”), Achilles Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Wright, and Achilles Acquisition Subsidiary, LLC, a Delaware limited liability company and wholly owned subsidiary of Wright, as it may be amended from time to time (the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice.

2. Consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by BioMimetic to its named executive officers in connection with the merger.

3. Consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement.

The board of directors of BioMimetic unanimously recommends a vote “FOR” each of these proposals.

Only holders of record of BioMimetic common stock at the close of business on January 2, 2013 will be entitled to vote at the special meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available in BioMimetic’s office located at 389 Nichol Mill Lane, Franklin, Tennessee 37067 during regular business hours for a period not less than 10 days before the special meeting, as well as at the place of the special meeting during the special meeting.

For the security of everyone attending the special meeting, a BioMimetic stockholder must present photo identification to be admitted to the special meeting.

Your vote is very important. The affirmative vote of the holders of a majority of the outstanding shares of BioMimetic common stock entitled to vote at the special meeting is required to adopt the Merger Agreement. Accordingly, a failure to vote, referred to as an abstention, will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Whether or not you plan to attend the special meeting in person, we urge you to submit your proxy as promptly as possible (1) through the Internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the pre-addressed postage-paid envelope provided. You may revoke your proxy at any time before it is voted at the special meeting. If you attend the special meeting and wish to vote in person, then you may revoke your proxy and vote in person. If your shares are held in “street name” by your bank, broker or other nominee, only that bank, broker or other nominee can vote your shares and a vote cannot be cast unless you provide such bank, broker or other nominee with instructions or obtain a legal proxy from them. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct them to vote your shares.

By Order of the Board of Directors of BioMimetic,

Samuel E. Lynch

President and Chief Executive Officer

Franklin, Tennessee

January 23, 2013

REFERENCES TO ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about BioMimetic and Wright from other documents that BioMimetic and Wright have filed with the U.S. Securities and Exchange Commission, referred to as the SEC, and that are included in or delivered with the proxy statement/prospectus. For a listing of documents incorporated by reference in the proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.” This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov. You can also obtain those documents incorporated by reference in the proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

BioMimetic Therapeutics, Inc. 389 Nichol Mill Lane Franklin, TN 37067 Attention: Investor Relations Telephone Number: (615) 844-1280 www.biomimetics.com	Wright Medical Group, Inc. 5677 Airline Road Arlington, TN 38002 Attention: Investor Relations Telephone Number: (901) 867-9971 www.wmt.com

In addition, you may also obtain additional copies of the proxy statement/prospectus or the documents incorporated by reference into the proxy statement/prospectus by contacting Alliance Advisors, LLC, BioMimetic’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of these documents that you request.

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Tel: (877) 777-4270 (toll free for investors)

(973) 873-7721 (for banks and brokers)

If you would like to request documents from BioMimetic, you must do so by February 20, 2013, in order to receive them before the special meeting.

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LIST OF ANNEXES

Annex A	Agreement and Plan of Merger, dated as of November 19, 2012, by and among BioMimetic Therapeutics, Inc., Wright Medical Group, Inc., Achilles Merger Subsidiary, Inc., and Achilles Acquisition Subsidiary, LLC

Annex B	Form of Contingent Value Rights Agreement

Annex C	Form of Voting Agreement

Annex D	Opinion of Goldman, Sachs & Co.

Annex E	Delaware General Corporation Law Section 262

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QUESTIONS AND ANSWERS ABOUT THE MERGERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the mergers which are described below. These questions and answers may not address all questions that may be important to you as a BioMimetic stockholder. To better understand these matters, and for a description of the legal terms governing the mergers, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents incorporated by reference into this document. See “Where You Can Find More Information.”

Unless otherwise indicated or required by the context, in this proxy statement/prospectus all references to “Wright” refer to Wright Medical Group, Inc. and its subsidiaries; all references to “merger sub” refer to Achilles Merger Subsidiary, Inc., a direct wholly owned subsidiary of Wright; all references to “sister subsidiary” refer to Achilles Acquisition Subsidiary, LLC, a direct wholly owned subsidiary of Wright; all references to “BioMimetic” refer to BioMimetic Therapeutics, Inc. and its subsidiaries; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 19, 2012, by and among BioMimetic, Wright, merger sub and sister subsidiary, a copy of which is attached as Annex A to this proxy statement/prospectus, as it may be amended from time to time; all references to the “merger” refer to the merger of merger sub, with and into BioMimetic, with BioMimetic continuing as the interim surviving entity contemplated by the Merger Agreement; all references to the “subsequent merger” refer to the merger of BioMimetic with and into sister subsidiary, with sister subsidiary continuing as the final surviving entity; all references to the “mergers” refer collectively to the merger and the subsequent merger; all references to the “BioMimetic Board” refer to the board of directors of BioMimetic; all references to the “Wright Board” refer to the board of directors of Wright; all references to the “committed stockholders” refer to the directors and certain officers of BioMimetic, as well as their stockholder affiliates, who together beneficially owned approximately 30% of the outstanding shares of BioMimetic common stock as of November 16, 2012; and all references to the “CVR Agreement” refer to the Contingent Value Rights Agreement to be entered into by Wright and a trustee mutually acceptable to Wright and BioMimetic, prior to the completion of the merger, a copy of which is attached as Annex B to this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	Wright and BioMimetic have agreed to a business combination pursuant to the terms of the Merger Agreement, as a result of which BioMimetic will become a direct or indirect wholly owned subsidiary of Wright and will cease to be a publicly held corporation. In order for the companies to complete the merger, the holders of a majority of the outstanding shares of BioMimetic common stock must vote to adopt the Merger Agreement. BioMimetic is holding a special meeting of stockholders, referred to as the special meeting, to obtain such stockholder approval. At the special meeting, BioMimetic stockholders will also be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by BioMimetic to its named executive officers in connection with the merger, referred to as the “golden parachute” compensation proposal, and to approve the adjournment of the special meeting under certain circumstances.

This document is being delivered to you as both a proxy statement of BioMimetic and a prospectus of Wright in connection with the merger. It is the proxy statement by which the BioMimetic Board is soliciting proxies from you to vote at the special meeting. It is also the prospectus by which Wright will issue Wright common stock and contingent value rights, referred to as CVRs, to you in the merger.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to adopt the Merger Agreement providing for the business combination of BioMimetic and Wright upon the terms and conditions of the Merger Agreement described in this proxy statement/prospectus, which is attached as Annex A to this proxy statement/prospectus. You are also being asked to approve the “golden parachute” compensation proposal and the adjournment of the special meeting under certain circumstances. This proxy statement/prospectus contains important information about the mergers, including the special meeting. You should read it carefully and in its entirety.

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The adoption of the Merger Agreement by BioMimetic stockholders is a condition to the obligations of BioMimetic and Wright to complete the merger. Neither the approval of the proposal to adjourn the special meeting, if necessary, nor the approval of the “golden parachute” compensation proposal is a condition to the obligations of BioMimetic and Wright to complete the merger.

Q:	If the merger is completed, what will I receive for my shares of BioMimetic common stock?

A:	Upon completion of the merger, each share of BioMimetic common stock that is issued and outstanding (other than those shares for which appraisal rights are validly exercised or those shares owned by Wright, BioMimetic or their respective subsidiaries) will be cancelled and converted into the right to receive (1) $1.50 in cash, without interest; (2) 0.2482, also referred to as the exchange ratio of 0.2482, of a share of Wright common stock; and (3) one CVR. The consideration described in clauses (1) and (2) is subject to adjustment, if necessary, under the Merger Agreement in relation to certain provisions of the NASDAQ Marketplace Rules.

The consideration payable in the merger described in clauses (1), (2) and (3) together is referred to herein as the merger consideration. See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Treatment of BioMimetic Stock Options.”

Q:	What are the CVRs?

A:	The CVRs are contingent value rights to be issued in the merger by Wright. A holder of a CVR will be entitled to receive the following cash payments from Wright, conditioned upon the achievement of certain milestones as follows:

•

Approval Milestone: $3.50 in cash per CVR upon United States, referred to as U.S., Food and Drug Administration, referred to as the FDA, approval of Augment® Bone Graft on or before the sixth anniversary of the completion of the merger, referred to as the approval milestone.

•

Product Sales Milestone #1: $1.50 in cash per CVR the first time aggregate sales of specified products exceed $40 million during a consecutive 12-month period. If such milestone is achieved prior to the second anniversary of the completion of the merger, the payment related to such milestone will be payable on the later of the second anniversary of the completion of the merger or 20 business days following notice of achievement of the milestone, referred to as product sales milestone #1.

•

Product Sales Milestone #2: $1.50 in cash per CVR the first time aggregate sales of specified products exceed $70 million during a consecutive 12-month period. If such milestone is achieved prior to the third anniversary of the completion of the merger, the payment related to such milestone will be payable on the later of the third anniversary of the completion of the merger or 20 business days following notice of achievement of the milestone, referred to as product sales milestone #2. Product sales milestone #1 and product sales milestone #2 are collectively referred to as product sales milestones.

The CVRs will terminate on the earlier of the sixth anniversary of the completion of the merger or the payment date for product sales milestone #2. See “Description of the CVRs.”

Q:	How was the merger consideration to be paid to holders of BioMimetic common stock determined?

A:	The merger consideration was determined as a result of arm’s length negotiations between the management of BioMimetic and the BioMimetic Board, on the one hand, and the management of Wright and the Wright Board, on the other hand.

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Q:	What will happen to BioMimetic as a result of the mergers?

A:	The acquisition of BioMimetic by Wright will be accomplished through the merger, with BioMimetic surviving the merger as a wholly owned subsidiary of Wright, and then immediately thereafter through the subsequent merger, with BioMimetic merging with and into sister subsidiary, with sister subsidiary surviving the subsequent merger as the final surviving entity and a wholly owned subsidiary of Wright. As a result of the mergers, BioMimetic common stock will be cancelled and delisted from The NASDAQ Global Select Market and will no longer be publicly traded.

Q:	Why did the BioMimetic Board approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger?

A:	To review the BioMimetic Board’s reasons for recommending and approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, see “The Merger—Reasons for the Merger—BioMimetic’s Reasons for the Merger.”

Q:	How does the BioMimetic Board recommend that I vote?

A:	After careful consideration, the BioMimetic Board unanimously recommends that you vote your shares “FOR” the adoption of the Merger Agreement, “FOR” the approval of the “golden parachute” compensation proposal and “FOR” the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting.

Q:	Is the approval of stockholders necessary to adopt the Merger Agreement?

A:	Adoption of the Merger Agreement requires approval of the holders of a majority of the outstanding shares of BioMimetic common stock. On November 19, 2012, the committed stockholders entered into voting agreements with Wright, under which they agreed, subject to the terms thereof, to vote all of their shares of BioMimetic common stock in favor of the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and against, among other things, any business combination or extraordinary corporate transaction involving BioMimetic or any or its subsidiaries, other than the merger or any business combination or transaction with Wright or any of its affiliates. Each of the committed stockholders also granted an irrevocable proxy to Wright to vote or execute consents with respect to such committed stockholder’s shares of BioMimetic common stock in accordance with the preceding sentence. The voting agreements will terminate upon the earliest to occur of: (1) the valid termination of the Merger Agreement in accordance with its terms; (2) the completion of the merger; (3) any amendment to Merger Agreement that has not been approved by the committed stockholders that reduces the merger consideration payable to the committed stockholders; or (4) September 30, 2013. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Annex C. See “Voting Agreement.”

Q:	What is “golden parachute” compensation and why am I being asked to vote on it?

A:	The U.S. Securities and Exchange Commission, referred to as the SEC, has adopted rules that require BioMimetic to seek an advisory (non-binding) vote on “golden parachute” compensation. “Golden parachute” compensation is certain compensation that is tied to or based on the merger and that will or may be paid by BioMimetic to its named executive officers in connection with the merger.

Q:	What happens if the “golden parachute” compensation proposal is not approved?

A:	Approval of the “golden parachute” compensation proposal is not a condition to completion of the merger. The vote is an advisory vote and is not binding. If the merger is completed, BioMimetic may pay “golden parachute” compensation to its named executive officers in connection with the merger even if BioMimetic stockholders fail to approve the “golden parachute” compensation proposal.

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Q:	What stockholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

•

Adoption of the Merger Agreement: The affirmative vote of holders of a majority of the shares of BioMimetic common stock outstanding and entitled to vote on the proposal. Accordingly, an abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the proposal.

•

Adjournment (if necessary): The affirmative vote of holders of a majority of the shares of BioMimetic common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Accordingly, an abstention will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or other failure to vote will have no effect on the proposal.

•

Approval of Golden Parachute Compensation: The affirmative vote of holders of a majority of the shares of BioMimetic common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Accordingly, an abstention will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or other failure to vote will have no effect on the proposal.

Q:	When and where will the special meeting be held?

A:	The special meeting is scheduled to be held at 8:00 a.m. local time, on February 26, 2013, at 389 Nichol Mill Lane, Franklin, Tennessee 37067.

Q:	Who is entitled to vote at the special meeting?

A:	The BioMimetic Board has fixed January 2, 2013 as the record date for the special meeting. If you were a BioMimetic stockholder as of the close of business on the record date, you are entitled to vote your BioMimetic shares at the special meeting.

Q:	How many votes do I have?

A:	You are entitled to one vote at the special meeting for each share of BioMimetic common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were 28,264,814 outstanding shares of BioMimetic common stock.

Q:	What constitutes a quorum?

A:	Stockholders who hold at least a majority of the outstanding shares of BioMimetic common stock as of the close of business on the record date must be present, either in person or represented by proxy, in order to constitute a quorum to conduct business at the special meeting.

Q:	What is the difference between holding shares as a stockholder of record or in “street name”?

A:	If your shares are registered directly in your name with BioMimetic’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by BioMimetic.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” This proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card provided by your broker, bank or other nominee with this proxy statement/prospectus. If you do not provide instructions on how to vote your shares to your broker, bank or other nominee, your shares will not be voted at the special meeting. This will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

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Q:	How do I vote my shares at the special meeting?

A:	Whether you plan to attend the special meeting or not, you are urged to vote by proxy. Voting by proxy will not affect your right to attend the special meeting.

If your shares are registered directly in your name through the Company’s stock transfer agent, American Stock Transfer & Trust Company, or you have physical stock certificates, you may vote:

•

By Mail. Complete, sign, date and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. BioMimetic must receive your proxy card no later than the close of business on the business day immediately before the special meeting. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as described in “How will my proxy be voted?” section below.

•	By Internet or By Telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

•

In Person at the Special Meeting. If you attend the special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the special meeting.

A BioMimetic stockholder’s abstention from voting on any of the proposals or a stockholder’s failure to vote will have the same effect as a vote “AGAINST” each of the proposals.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can generally do so as follows:

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	By Internet or By Telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.

•

In Person at the Special Meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and a “Legal Proxy” letter indicating that you have not already voted by mail, Internet or telephone and therefore are eligible for vote in person at the special meeting. Bring these materials with you to the special meeting. You will not be able to vote at the special meeting unless you have a proxy card and a Legal Proxy letter from your broker.

Brokers do not have discretionary authority to vote on the proposal to adopt the Merger Agreement, the “golden parachute” compensation proposal or the proposal to adjourn the special meeting under certain circumstances. The broker may still register your shares as being present at the special meeting for purposes of determining a quorum but without your specific authorization, your shares will not be voted in favor of the adoption of the Merger Agreement. This is called a broker non-vote. A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement, but will have no effect on the vote count of the “golden parachute” compensation proposal or the proposal to adjourn the special meeting. Therefore, it is very important that you instruct your bank, broker or other nominee how you wish your shares to be voted.

Q:	How will my proxy be voted?

A:	When you sign and return the proxy card or submit your proxy by telephone or over the Internet, you appoint Samuel E. Lynch and Larry Bullock as your representatives at the special meeting. Either Dr. Lynch or Mr. Bullock will vote your shares at the special meeting as you have instructed them in your proxy submission. Each of such persons may appoint a substitute for himself.

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Even if you plan to attend the special meeting, please complete, sign, date and return your proxy card or submit your proxy by telephone or over the Internet in advance of the special meeting in case your plans change. This way, your shares will be voted by you whether or not you actually attend the special meeting.

If you are a stockholder of record and you sign and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the adoption of the Merger Agreement, “FOR,” the “golden parachute” compensation proposal, and “FOR” the adjournment proposal.

Q:	Can I change my vote after I have submitted a proxy or voting instruction card?

A:	Yes. If you are a stockholder of record you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation to the Corporate Secretary of BioMimetic;

•	you can submit a revised proxy bearing a later date; or

•

you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Corporate Secretary of BioMimetic no later than the beginning of the special meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the special meeting if you obtain a proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote at the special meeting.

Q:	Can I attend the special meeting?

A:	All BioMimetic stockholders as of the close of business on the record date may attend the special meeting by showing photo identification and signing in at the special meeting. If you are a stockholder of record (i.e., your shares are held in your name), you must list your name exactly as it appears on your stock ownership records from American Stock Transfer & Trust Company. If you hold shares through a broker, bank or other nominee, you must also provide a copy of your latest bank or broker statement showing your ownership as of the close of business on the record date.

Q:	As a BioMimetic stockholder, what risks should I consider in deciding whether to vote in favor of the merger?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors,” which sets forth and incorporates by reference certain risks and uncertainties related to the mergers, certain risks and uncertainties to which Wright will be subject following the completion of the mergers, and certain risks and uncertainties to which each of BioMimetic and Wright, as independent companies, is subject.

Q:	Will the merger consideration I receive in the merger increase if the results of operations of BioMimetic improve or if the market price of BioMimetic common stock increases?

A:	No. The merger consideration payable for each share of BioMimetic common stock at closing is fixed at (1) $1.50 in cash, without interest; (2) 0.2482 of a share of common stock of Wright; and (3) one CVR. However, the consideration for the merger described in clauses (1) and (2) is subject to adjustment, if necessary, under the Merger Agreement in relation to certain provisions of the NASDAQ Marketplace Rules. The payment received at closing will not change regardless of the results of operations of BioMimetic or the price of publicly traded common stock of BioMimetic.

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Q:	What happens if the merger is not completed?

A:	If the Merger Agreement is not adopted by BioMimetic stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of BioMimetic common stock in connection with the merger. Instead, BioMimetic will remain an independent public company and its common stock will continue to be listed and traded on The NASDAQ Global Select Market. If the Merger Agreement is terminated under specified circumstances, BioMimetic may be required to pay Wright a fee of $8.225 million or Wright may be required to pay BioMimetic a fee of $30 million. See “The Merger Agreement—Termination Fees.”

Q:	When is the merger expected to be completed?

A:	BioMimetic and Wright intend to complete the merger as quickly as practicable. A number of conditions must be satisfied before the merger can be completed, including the adoption of the Merger Agreement by BioMimetic stockholders. The merger is anticipated to close within three business days following the date of the special meeting, if all conditions to the merger (as described under “The Merger Agreement—Conditions to the Merger”) are fulfilled or waived on or before the closing date of the merger, referred to as the closing date. BioMimetic and Wright expect the merger to close in the first quarter of 2013, however, the exact timing of the completion of the merger or that the merger will be completed at all cannot be guaranteed. See “The Merger Agreement—Conditions to the Merger.”

Q:	Am I entitled to appraisal rights?

A:	Yes. Stockholders who do not vote “FOR” the adoption of the Merger Agreement and who hold their shares through the completion of the merger will be entitled to seek appraisal rights under Delaware law in connection with the merger so long as they take all the steps required to perfect their rights under Delaware law. See “Rights of Stockholders to Seek Appraisal.”

Q:	What are the material U.S. federal income tax consequences to BioMimetic stockholders of the mergers?

A:	It is currently unclear, and will remain unclear until the closing date, whether the mergers will qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, referred to as the Code. Therefore, it is possible that BioMimetic stockholders will be required to recognize gain or loss for U.S. federal income tax purposes taking into account the amount realized (as defined herein on page 126). BioMimetic stockholders should vote to adopt the Merger Agreement only if they are willing to approve a taxable transaction in which they recognize gain or loss.

You should read the section entitled “Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated and the tax consequences of the mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the mergers to you.

Q:	Should I send my BioMimetic common stock certificates now?

A:	No. After the completion of the mergers, you will be sent a letter of transmittal and detailed instructions for exchanging your BioMimetic common stock certificates for the merger consideration.

Q:	Where can I find more information about BioMimetic and Wright?

A:	BioMimetic and Wright file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC, at www.sec.gov, and on the appropriate company’s website, at www.biomimetics.com or www.wmt.com. For a more detailed description of the information available, please see “Where You Can Find More Information.”

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Q:	Will a proxy solicitor be used?

A:	Yes. BioMimetic has retained Alliance Advisors, LLC to assist in the distribution and solicitation of proxies for the special meeting and will pay Alliance Advisors, LLC approximately $10,000 to $15,000, including out-of-pocket expenses, if applicable, for its services. In addition, BioMimetic’s directors, officers and employees may solicit proxies in person or by telephone, e-mail, facsimile transmission or other means of communication, but no additional compensation will be paid to them.

Q:	Who can help answer my questions about the special meeting or the merger?

A:	If you have additional questions about the mergers after reading this proxy statement/prospectus, or require assistance or need additional copies of this proxy statement/prospectus, please contact:

BioMimetic Therapeutics, Inc.	Alliance Advisors, LLC
Attention: Investor Relations	200 Broadacres Drive, 3rd Floor
389 Nichol Mill Lane	Bloomfield, NJ 07003
Franklin, TN 37067	Telephone:	(877) 777-4270 (toll free for investors)
Telephone: (615) 844-1280		(973) 873-7721 (for banks and brokers)
Email: ir@biomimetics.com

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SUMMARY

The following summary highlights only selected information, and is qualified in its entirety by other information contained elsewhere in this proxy statement/prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read this proxy statement/prospectus carefully and in its entirety, including its annexes and the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Parties to the Merger Agreement

Wright Medical Group, Inc.

5677 Airline Road

Arlington, TN 38002

Telephone Number: (901) 867-4680

Wright Medical Group, Inc., a corporation organized under the laws of Delaware, referred to as Wright, is a global orthopedic medical device company and a leading provider of surgical solutions for the foot and ankle market. Wright specializes in the design, manufacture and marketing of devices and biologic products for extremity, hip and knee repair and reconstruction.

Wright owns 1,125,000 shares of BioMimetic common stock, which represents approximately 4.0% of BioMimetic’s outstanding common stock. The calculation of this percentage is based on 28,225,241 shares of BioMimetic common stock issued and outstanding as of November 14, 2012, as represented by BioMimetic in the Merger Agreement.

Wright common stock is listed on The NASDAQ Global Select Market under the symbol “WMGI.”

Additional information about Wright is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

BioMimetic Therapeutics, Inc.

389 Nichol Mill Lane

Franklin, TN 37067

Telephone Number: (615) 844-1280

BioMimetic Therapeutics, Inc., a corporation organized under the laws of Delaware, referred to as BioMimetic, is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications. All Augment® branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body’s principal agents to stimulate and direct healing and regeneration.

BioMimetic has received regulatory approvals to market Augment® Bone Graft in Canada, Australia and New Zealand for use in hindfoot and ankle fusion indications. Augment® Bone Graft is pending regulatory decisions in the U.S. and European Union for similar indications. BioMimetic also markets a bone graft substitute line of products for orthopedic indications called Augmatrix™ Biocomposite Bone Graft.

BioMimetic common stock is listed on The NASDAQ Global Select Market under the symbol “BMTI.”

Additional information about BioMimetic is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Achilles Merger Subsidiary, Inc.

5677 Airline Road

Arlington, TN 38002

Telephone: (901) 867-4680

Achilles Merger Subsidiary, Inc., a corporation organized under the laws of Delaware, referred to as merger sub, was formed solely for the purpose of facilitating the merger. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the merger, merger sub will be merged with and into BioMimetic, merger sub’s separate existence will cease and BioMimetic will become an interim wholly owned subsidiary of Wright.

Achilles Acquisition Subsidiary, LLC

5677 Airline Road

Arlington, TN 38002

Telephone: (901) 867-4680

Achilles Acquisition Subsidiary, LLC, a limited liability company organized under the laws of Delaware, referred to as sister subsidiary, was formed solely for the purpose of facilitating the subsequent merger. Sister subsidiary has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. Immediately following the merger of merger sub with and into BioMimetic, BioMimetic will be merged with and into sister subsidiary, and by operation of this merger, BioMimetic’s separate existence will cease and sister subsidiary will become the final surviving entity and a direct or indirect wholly owned subsidiary of Wright.

The Mergers

Under the Merger Agreement, merger sub will merge with and into BioMimetic, and BioMimetic will be the interim surviving entity. Immediately thereafter, BioMimetic will merge with and into sister subsidiary, and sister subsidiary will be the final surviving entity. As a result of the mergers, BioMimetic will become a wholly owned subsidiary of Wright. Common stock of Wright will continue to be listed on The NASDAQ Global Select Market under the symbol “WMGI.” The merger is anticipated to close within three business days following the date of the special meeting, if all conditions to the merger (as described under “The Merger Agreement—Conditions to the Merger”) are fulfilled or waived on or before the closing date. However, the exact timing of the completion of the merger cannot be guaranteed. See “The Merger Agreement—Conditions to the Merger.”

Merger Consideration

Upon completion of the merger, each share of BioMimetic common stock that is issued and outstanding (other than those shares for which appraisal rights are validly perfected or those shares owned by Wright or BioMimetic or any other subsidiary of Wright or BioMimetic) will be cancelled and converted into the right to receive (1) $1.50 in cash, without interest; (2) 0.2482 of a share of Wright common stock; and (3) one CVR. However, the consideration for the merger described in clauses (1) and (2) is subject to adjustment, if necessary, under the Merger Agreement in relation to certain provisions of the NASDAQ Marketplace Rules.

The CVRs

The CVRs will be issued under the CVR Agreement to be entered into by Wright and a trustee mutually acceptable to Wright and BioMimetic prior to the completion of the merger. A copy of the form of CVR Agreement is attached as Annex B to this proxy statement/prospectus.

If required by law, Wright will use its reasonable best efforts to cause the CVR Agreement to be qualified under the Trust Indenture Act of 1939, as amended, referred to as the Trust Indenture Act. The terms of the CVRs include those stated in the CVR Agreement and those made part of the CVR Agreement by reference to the applicable provisions of Trust Indenture Act.

The CVRs are contingent value rights to be issued in the merger by Wright. Each CVR will entitle its holder to receive: (1) $3.50 in cash upon FDA approval of Augment® Bone Graft on or before the sixth anniversary of the completion of the merger; (2) $1.50 in cash the first time aggregate sales of specified products exceed $40 million during a consecutive 12-month period and if such milestone is achieved prior to the second anniversary of the completion of the merger, the payment related to such milestone will be payable on the later of the second anniversary of the completion of the merger or 20 business days following notice of achievement of the milestone; and (3) $1.50 in cash the first time aggregate sales of specified products exceed $70 million during a consecutive 12-month period and if such milestone is achieved prior to the third anniversary of the completion of the merger, the payment related to such milestone will be payable on the later of the third anniversary of the completion of the merger or 20 business days following notice of achievement of the milestone. Calculations of the aggregate sales of specified products for the product sales milestones will be determined in accordance with U.S. generally accepted accounting principles, referred to as U.S. GAAP (or International Financial Reporting Standards, if adopted by Wright). The CVRs will terminate on the earlier of the sixth anniversary of the completion of the merger or the payment date for product sales milestone #2.

Wright has agreed to use diligent efforts (as defined herein on page 115) to achieve the approval milestone and the product sales milestones through the sales of marketed products (as defined herein on page 115), subject to certain limitations agreed to in the CVR Agreement.

While any CVRs remain outstanding, Wright and its affiliates will not sell or dispose of their rights in specified products to a third party, unless (1) Wright (or its successor) shall agree to remain subject to the obligations under the CVR Agreement to make milestone payments if and when such a payment is due in accordance with the terms of the CVR Agreement; and (2) the gross amounts invoiced for the specified products by the applicable transferee will be reflected in product sales of Wright or its successor in accordance with the terms of the CVR Agreement and the agreement for such product disposition transaction requires the applicable transferee to comply with certain covenants in the CVR Agreement to the same extent as Wright.

The CVRs are unsecured obligations of Wright, subordinated to certain of Wright’s senior obligations specified in the CVR Agreement.

There are numerous risks associated with the CVRs, including whether Wright will achieve the approval milestone and generate sufficient product sales to achieve the product sales milestones to require any payment under the CVR Agreement, and there is no assurance that the milestones will be achieved. The CVRs are freely transferable (subject to restrictions under applicable securities laws) and are being registered with the SEC in connection with the merger pursuant to the registration statement on Form S-4, referred to as the registration statement, of which this proxy statement/prospectus forms a part. Wright has agreed to use its reasonable best efforts to maintain a listing of the CVRs on The NASDAQ Global Select Market or The NASDAQ Global Market for as long as the CVRs remain outstanding. See “Risk Factors” and “Description of the CVRs.”

Opinion of BioMimetic’s Financial Advisor

Goldman, Sachs & Co., referred to as Goldman Sachs, delivered its opinion to the BioMimetic Board that, as of November 19, 2012 and based upon and subject to the factors and assumptions set forth therein, the 0.2482 shares of Wright common stock, $1.50 in cash, and one CVR issued by Wright under the CVR Agreement per share of BioMimetic common stock to be paid to the holders of shares of BioMimetic common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 19, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the BioMimetic Board in connection with its consideration of the transaction contemplated by the Merger Agreement. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of the BioMimetic common stock should vote with respect to the transaction contemplated by the Merger Agreement or any other matter. Pursuant to an engagement letter between BioMimetic and Goldman Sachs, BioMimetic has agreed to pay Goldman Sachs a transaction fee of $4 million, all of which is contingent upon consummation of the transaction contemplated by the Merger Agreement.

Interests of Directors and Executive Officers of BioMimetic in the Merger

When considering the recommendation of the BioMimetic Board to approve the proposal to adopt the Merger Agreement, you should be aware that BioMimetic directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of BioMimetic stockholders generally. The BioMimetic Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the merger, and in recommending that the merger agreement be adopted by BioMimetic stockholders. These interests include the following:

•	continued indemnification and, for a period of six years following the closing of the merger, insurance coverage of directors and executive officers;

•	BioMimetic executive officers’ eligibility to receive certain retention payments in connection with their continued employment with BioMimetic through and following the closing date;

•	an independent member of the BioMimetic Board, will be nominated by Wright for election to the Wright Board at Wright’s 2013 annual meeting of stockholders;

•	BioMimetic executive officers’ eligibility to receive certain severance and other benefits upon a qualifying termination of their employment following the closing date;

•

accelerated vesting of certain unvested equity awards held by certain BioMimetic executive officers in the event of an involuntary termination without “cause” or a voluntary termination for “good reason” within one year following the closing of the merger; and

•

for the one-year period following the closing date, Wright has agreed to provide each employee of BioMimetic who continue as employees of the final surviving entity annual base salary at a rate no lower than the rate in effect prior to the merger, incentive pay opportunities that are no less favorable than those provided prior to the merger and benefits that are no less favorable in the aggregate than those provided by BioMimetic prior to the merger or those provided by Wright to similarly situated employees.

Except as described above, the shares of BioMimetic common stock and options to purchase BioMimetic common stock held by BioMimetic directors and executive officers will be treated in the same manner as outstanding shares of common stock and options to purchase BioMimetic common stock held by all other stockholders of BioMimetic.

For a more complete discussion of the interests described above, see “The Merger—Interests of Directors and Executive Officers of BioMimetic in the Merger.”

Treatment of BioMimetic Stock Options

Prior to the completion of the merger, each holder of an outstanding option to purchase BioMimetic common stock that was granted under any equity incentive plan of BioMimetic, referred to as a stock option, will, whether such stock option is vested or unvested, be permitted to elect for all or any portion of such stock option to be exercised for cash or on a net basis. A net exercise may be effected by agreeing to exchange in the merger the shares of BioMimetic common stock subject to such stock option being exercised, and, in connection with such exchange, relinquish a portion of the merger consideration otherwise payable pursuant to such shares equal to the quotient found by dividing:

•	the sum of the per share exercise price of the stock option and the per share amount of any required withholdings with respect to the exercise of such stock option, by

•

the estimated per share value of the merger consideration (solely for purposes of effectuating the net exercises contemplated above), which will be determined by agreement of Wright and BioMimetic reasonably in advance of the closing date.

On the completion of the merger, any such stock option that is not exercised will be assumed by Wright and converted into an option to acquire the number of shares of Wright common stock (rounded to the nearest whole share) equal to the product of:

•	the number of shares of BioMimetic common stock subject to such stock option immediately prior to the closing date, and

•

the option exchange ratio, which is defined as an amount equal to the lesser of (i) 0.5558, or (ii) the sum of (x) the exchange ratio of 0.2482 plus (y) the quotient obtained by dividing (1) $6.20 by (2) the volume weighted average price paid per share of Wright common stock for the 10 most recent days that the Wright common stock traded on The NASDAQ Global Select Market ending on the last full trading day immediately prior to the closing date.

Furthermore, the new per share exercise price for each stock option assumed by Wright will equal the per share exercise price of the corresponding stock option assumed by Wright divided by the option exchange ratio (rounded up to the nearest whole cent).

The option exchange ratio is intended to reflect a reasonable method for determining the fair market value of the shares of BioMimetic common stock subject to the stock options under relevant treasury regulations. Except as otherwise provided above, each stock option that is assumed by Wright and converted into an option to purchase shares of Wright common stock otherwise will be subject to the same terms and conditions as applicable to the corresponding BioMimetic stock option.

Ownership of Wright After the Mergers

Based on the number of shares of BioMimetic common stock outstanding as of January 17, 2013, Wright expects to issue approximately 6,734,714 million shares of its common stock to BioMimetic stockholders entitled to receive merger consideration pursuant to the Merger Agreement. The actual number of shares of Wright common stock to be issued pursuant to the Merger Agreement will be determined at the completion of the merger based on the exchange ratio of 0.2482 and the number of shares of BioMimetic common stock outstanding at such time and subject to adjustment, if necessary, under the Merger Agreement in relation to certain provisions of the NASDAQ Marketplace Rules. Immediately after completion of the merger, it is expected that former BioMimetic stockholders entitled to receive merger consideration will own approximately 14.5% of the then outstanding shares of Wright common stock, based on the number of shares of BioMimetic and Wright common stock outstanding (without taking into account any outstanding options) as of January 17, 2013.

Key Terms of the Merger Agreement

Conditions to the Merger

Before the merger can be completed, a number of conditions must be satisfied or waived (to the extent permitted under the terms of the Merger Agreement). For a complete listing of, and additional information on the conditions to the merger, see “The Merger Agreement—Conditions to the Merger.”

BioMimetic Board Designee to Wright Board; BioMimetic Board Observer

Wright agreed to take all actions reasonably necessary to (1) submit to its stockholders for approval at its next annual meeting of its stockholders an amendment to its current certificate of incorporation, as amended, to increase the size of the Wright Board to 10 directors; and (2) cause its Nominating, Compliance and Governance Committee to nominate as a director of the Wright Board for election (and recommend such election) by its stockholders at the 2013 annual meeting of its stockholders an individual named by the BioMimetic Board prior to the completion of the merger, referred to as the BioMimetic Board designee. The BioMimetic Board designee will be a current independent director on the BioMimetic Board and will be subject to the consent of Wright (which consent will not be unreasonably withheld). Wright further agreed that, after the completion of the merger and until the 2013 annual meeting of Wright’s stockholders, the BioMimetic Board designee will be entitled to attend all Wright Board meetings in a nonvoting observer capacity and receive copies of all materials provided to the Wright Board, at the same time and in the same manner that Wright provides to the members of the Wright Board, subject to certain limitations set forth in the Merger Agreement.

Restrictions on Solicitation of Third Party Acquisition Proposals

In the Merger Agreement, BioMimetic agreed that neither BioMimetic nor its subsidiaries will, and agreed to use its reasonably best efforts to cause its representatives not to: (1) initiate or knowingly solicit or encourage the making of any acquisition proposal (which is defined herein at page 100); (2) participate or otherwise engage in negotiations with, or provide any non-public information to any third party with respect to any inquiries regarding, or the making, submission or announcement of, an acquisition proposal; (3) withdraw, amend or modify or publicly propose to withdraw, amend or modify the BioMimetic Board recommendation of the merger; (4) approve, recommend, endorse or resolve to approve, recommend or endorse an acquisition proposal; (5) enter into or approve any letter of intent or similar agreement for an acquisition proposal; or (6) publicly announce to take any of the actions in (1) through (5) (clauses (1) through (6) together are referred to as the “no shop” restrictions).

However, before the special meeting, BioMimetic may, and may permit its representatives to, subject to the terms and conditions set forth in the Merger Agreement, provide information to and engage in discussions with a third party that makes an acquisition proposal that was not initiated or solicited in violation of the “no shop” restrictions described above, and that the BioMimetic Board determines either constitutes a superior proposal (which is defined herein at page 101) or is likely to result in a superior proposal and that failure to take such action would be inconsistent with its fiduciary duties to BioMimetic stockholders under Delaware law. The Merger Agreement also permits BioMimetic to terminate the Merger Agreement to enter into a definitive agreement for a superior proposal with a third party if, among other things, (1) BioMimetic has not intentionally and materially breached its “no shop” restrictions; (2) has provided Wright with three business days to irrevocably adjust the Merger Agreement in a manner such that the acquisition proposal would no longer constitute a superior proposal; and (3) simultaneously with such termination pays to Wright a termination fee of $8.255 million.

Termination of the Merger Agreement

The Merger Agreement specifies certain circumstances under which the Merger Agreement may be terminated by the parties as well as termination fees, if any, to be paid by BioMimetic and Wright in such event. Either BioMimetic or Wright may terminate the Merger Agreement if the merger has not been completed by an outside termination date of May 15, 2013 (however, the right to terminate the Merger Agreement as a result of not completing the merger prior to such date is not available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that caused the occurrence of the failure of the merger to be consummated by such date).

BioMimetic and Wright may terminate the Merger Agreement by mutual written consent at any time before the completion of the merger (whether before or after BioMimetic stockholders have adopted the Merger Agreement). In addition, either BioMimetic or Wright may terminate the Merger Agreement if:

•	BioMimetic stockholders do not vote to adopt the Merger Agreement at the special meeting (including any postponement or adjournment of the special meeting); or

•

any order permanently restraining, enjoining or prohibiting consummation of the merger becomes final and non-appealable (however, the right to terminate is not available to any party whose material breach of its obligations under the Merger Agreement resulted in the issuance or imposition of such order).

Wright may terminate the Merger Agreement if:

•

the BioMimetic Board fails to make, withdraws, modifies or amends, in a manner adverse to Wright, or publicly proposes to withdraw, modify or amend, in a manner adverse to Wright, the BioMimetic Board recommendation in favor of adopting the Merger Agreement;

•	the BioMimetic Board approves, endorses or recommends any acquisition proposal;

•

the BioMimetic Board approves, endorses, recommends, permits or fails to prevent BioMimetic or any of its subsidiaries from entering into, a merger agreement, acquisition agreement, purchase agreement or other similar agreement relating to an acquisition proposal or a letter of intent, an agreement in principle or an option agreement relating to an acquisition proposal;

•

the BioMimetic Board, upon request from Wright or merger sub, fails to publicly reaffirm within two business days of such request (or in the event that the special meeting is scheduled to occur within such two business day period, prior to such meeting) the BioMimetic Board’s recommendation in favor of adopting the Merger Agreement so long as prior to such request, (1) BioMimetic shall have received an acquisition proposal or public disclosure of a potential acquisition proposal has occurred (or has become publicly known); or (2) facts, events, changes, developments or circumstances related to the potential FDA approval of Augment® Bone Graft (including any communications with the FDA related to the application for FDA approval of Augment® Bone Graft) have been publicly disclosed (or become publicly known) and the BioMimetic Board shall not be required to make any such reaffirmation more than twice with respect to any such acquisition proposal or any FDA development;

•

a tender or exchange offer for the BioMimetic’s securities commences and BioMimetic or the BioMimetic Board fails to send to BioMimetic stockholders, within 10 business days after the commencement of any such tender or exchange offer, a statement that BioMimetic and the BioMimetic Board recommend that BioMimetic stockholders reject, and do not tender their shares of BioMimetic common stock in, such tender or exchange offer;

•	BioMimetic or any of its subsidiaries or affiliates or the BioMimetic Board publicly announces BioMimetic’s intention to do any of the foregoing;

•	BioMimetic materially and intentionally breaches its obligations under the “no shop” restrictions of the Merger Agreement;

•

BioMimetic breaches any of its representations, warranties, covenants or obligations contained in the Merger Agreement such that a condition described under “The Merger Agreement—Conditions to the Merger” relating to the accuracy of BioMimetic’s representations and warranties or the performance of BioMimetic’s obligations under the Merger Agreement would not be satisfied or cured by the earlier of (1) 20 days after written notice of the breach is given by Wright to BioMimetic; or (2) May 15, 2013;

•

there has been a BioMimetic material adverse effect (which is defined herein on page 95) and such BioMimetic material adverse effect is not curable or, if curable, is not cured within 20 days after written notice is given by Wright to BioMimetic stating its intention to terminate the Merger Agreement and the basis for such termination; or

•

BioMimetic receives certain adverse FDA correspondence prior to the closing of the merger and Wright pays the termination fee as described under “The Merger Agreement—Termination Fees—Termination Fee Payable by Wright” (such adverse FDA correspondence is referred to as an “adverse FDA event” and is described and defined in “The Merger Agreement—Termination—Termination of the Merger Agreement by Wright”).

BioMimetic may terminate the Merger Agreement:

•

if Wright or merger sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the Merger Agreement, which breach or failure to perform results in a condition described under “The Merger Agreement—Conditions to the Merger” relating to the accuracy of Wright’s or merger sub’s representations and warranties or the performance of Wright’s or merger sub’s obligations under the Merger Agreement would not be satisfied or cured by Wright by the earlier of (1) 20 days after written notice of such breach is given by BioMimetic to Wright; or (2) May 15, 2013;

•

in order to simultaneously enter into a definitive agreement with respect to a superior proposal in accordance with the provisions in the Merger Agreement relating to such superior proposal and BioMimetic pays the termination fee as described under “The Merger Agreement—Termination Fees—Termination Fee Payable by BioMimetic” concurrently with such termination. BioMimetic may not terminate the Merger Agreement pursuant to this provision unless BioMimetic complies with its obligations set forth above under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal and Intervening Event—Procedural Requirements” with respect to such superior proposal; or

•

if there has been a Wright material adverse effect (which is defined herein at page 96) and such Wright material adverse effect is not curable or, if curable, is not cured within 20 days after written notice is given by BioMimetic to Wright stating its intention to terminate the Merger Agreement and the basis for such termination.

See “The Merger Agreement—Termination.”

Termination Fee Payable by BioMimetic

BioMimetic has agreed to pay to Wright a termination fee of $8.255 million if the Merger Agreement is terminated under any of the following circumstances:

•

the Merger Agreement is terminated by Wright in circumstances described under the first seven bullets under the section entitled “The Merger Agreement—Termination—Termination of the Merger Agreement by Wright,” in which event the termination fee will be paid within two business days after such termination; or

•

either Wright or BioMimetic terminates the Merger Agreement because BioMimetic stockholders, at the special meeting or at any adjournment or postponement thereof at which the Merger Agreement was voted on, fail to adopt the Merger Agreement as described above under “The Merger Agreement—Termination—Termination of the Merger Agreement by Either Wright or BioMimetic,” and (1) prior to the time of such termination an acquisition proposal had been made; and (2) within 12 months after the date of such termination BioMimetic enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any acquisition proposal (provided, that references in the definition of acquisition proposal to the figure “20%” will be deemed to be replaced by “50%”), in which event payment of the termination fee will be made on or prior to the date on which BioMimetic enters into such definitive agreement or consummates such transaction, as applicable; or

•

the Merger Agreement is terminated by BioMimetic so that BioMimetic may enter into a definitive agreement providing for a superior proposal as described above under “The Merger Agreement—Termination—Termination of the Merger Agreement by BioMimetic,” in which payment of the termination fee will be made in advance of, or concurrently with, and as a condition to such termination.

Termination Fee Payable by Wright

Wright has agreed to pay to BioMimetic a termination fee of $30 million if the Merger Agreement is terminated by Wright because an adverse FDA event occurs prior to the closing of the merger.

For additional information on termination fees, see “The Merger Agreement—Termination Fees.”

Voting Agreements

On November 19, 2012, the committed stockholders entered into voting agreements with Wright, under which they agreed to vote all of their shares of BioMimetic common stock in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and against, among other things, any business combination or extraordinary corporate transaction involving BioMimetic or any of its subsidiaries, other than the merger or any business combination or transaction with BioMimetic or any of its affiliates. Each of the committed stockholders also granted an irrevocable proxy to Wright to vote or execute consents with respect to such committed stockholder’s shares of BioMimetic common stock in accordance with the preceding sentence. Additionally, the committed stockholders agreed, among other things, not to transfer their shares of BioMimetic common stock, subject to certain exceptions. The voting agreements will terminate upon the earliest to occur of:

•	the termination of the Merger Agreement in accordance with its terms;

•	the completion of the merger;

•	any amendment to the Merger Agreement that has not been approved by the committed stockholders that adversely affects the merger consideration payable to the committed stockholders; or

•	September 30, 2013.

A copy of the form of voting agreement is attached to this proxy statement/prospectus as Annex C. See “Voting Agreements.”

The Special Meeting

BioMimetic stockholders will hold a special meeting at 389 Nichol Mill Lane, Franklin, Tennessee 37067, on February 26, 2013, at 8:00 a.m. local time, unless the special meeting is adjourned or postponed. At the special meeting, BioMimetic stockholders will be asked to consider and act on a proposal to adopt the Merger Agreement, to approve the “golden parachute” compensation proposal and to approve the adjournment of the special meeting under certain circumstances. Only stockholders listed on BioMimetic’s records at the close of business on January 2, 2013, the record date for the special meeting, are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. As of the close of business on the record date, there were 28,264,814 shares of BioMimetic common stock outstanding and entitled to vote at the special meeting. See “Information about the Special Meeting” for more information on how to cast your vote at the special meeting.

Provided a quorum of stockholders is present in person or by proxy at the special meeting, in order to adopt the Merger Agreement, holders of a majority of the outstanding shares of BioMimetic common stock must cast a vote in favor of the proposal. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement.

Provided a quorum of stockholders is present in person or by proxy at the special meeting, in order to approve the “golden parachute” compensation proposal and to approve the adjournment of the special meeting under certain circumstances, holders of a majority of the shares of BioMimetic common stock present in person or represented by proxy at the special meeting and entitled to vote must cast a vote in favor of the applicable proposal. Abstentions will have the effect of a vote “AGAINST” the applicable proposal, while broker non-votes will have no effect on the applicable proposal.

As of the record date, the committed stockholders beneficially owned 9,293,666 shares of BioMimetic common stock, which represents approximately 32% of the outstanding shares of BioMimetic common stock as of the record date. As noted above, the committed stockholders have agreed collectively to vote their shares of BioMimetic common stock in favor of the adoption of the Merger Agreement.

Except as described above as to shares held by the committed stockholders, none of BioMimetic’s directors or officers has entered into any agreement requiring them to vote for or against the proposal to adopt the Merger Agreement.

No vote of the stockholders of Wright is required to adopt the Merger Agreement or to effect the transactions contemplated by the Merger Agreement.

Regulatory Approvals

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act, the merger could not be completed until notification and report forms had been filed with the United States Federal Trade Commission, referred to as the FTC, and the Antitrust Division of the U.S. Department of Justice, referred to as the Antitrust Division, and until the expiration of a 30-calendar day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective notification and report forms. On December 4, 2012, BioMimetic and Wright filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division, commencing the initial 30-calendar day waiting period that would have expired on January 3, 2013. On December 14, 2012, BioMimetic and Wright received notification from the FTC of early termination of the waiting period.

Under the Merger Agreement, BioMimetic and Wright have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to complete, in the most expeditious manner practicable, the merger; however, Wright is not required to divest shares of capital stock or any business, assets or property of Wright or its subsidiaries or affiliates in connection with obtaining any such regulatory clearance.

Rights of Stockholders to Seek Appraisal

Under Delaware law, holders of BioMimetic common stock, other than the committed stockholders pursuant to the terms of the voting agreements, will have the right to seek appraisal of the fair value of their shares of BioMimetic common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all applicable requirements of Delaware law. This appraisal amount could be more than, the same as or less than the merger consideration. Among other requirements, any holder of BioMimetic common stock intending to exercise appraisal rights must not vote in favor of the merger and must submit a written demand for appraisal to BioMimetic before the vote on the merger at the special meeting. The failure to strictly follow the procedures specified under Delaware law will result in the loss of a stockholder’s appraisal rights. For a summary of the requirements for asserting and perfecting appraisal rights, see the section entitled “Rights of Stockholders to Seek Appraisal” beginning on page 141 of this proxy statement/prospectus. The provisions of Delaware law that address appraisal rights and govern the required procedures are attached as Annex E to this proxy statement/prospectus.

Certain Material U.S. Federal Income Tax Consequences

It is currently unclear, and will remain unclear until the closing date, whether the mergers will qualify as a tax-free reorganization. If the mergers qualify as a tax-free reorganization, then BioMimetic stockholders will generally recognize gain, but not loss, equal to the lesser of (i) the sum of the Cash Consideration (as defined herein on page 123), cash received in lieu of fractional shares and the fair market value of the CVRs received as determined for U.S. federal income tax purposes and (ii) the difference between the fair market value of the merger consideration and the BioMimetic stockholder’s basis in its shares of BioMimetic common stock.

Alternatively, if the mergers do not qualify as a tax-free reorganization, then the BioMimetic stockholders will recognize gain or loss equal to the difference between (i) the amount realized and (ii) the BioMimetic stockholder’s basis in its shares of BioMimetic common stock.

You should read the section entitled “Certain Material U.S. Federal Income Tax Consequences” beginning on page 123 of this proxy statement/prospectus for a more complete discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated and the tax consequences of the mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the mergers to you.

Accounting Treatment

In accordance with U.S. GAAP, Wright will account for the mergers using the acquisition method of accounting for business combinations. Under this method of accounting, Wright will record the acquisition based on the fair value of the merger consideration, which includes the cash consideration paid, the market value of shares of Wright common stock issued in connection with the merger (based on the closing price of Wright common stock on the date of the completion of the merger), stock options exchanged and the CVRs issued in connection with the merger.

Wright will allocate the purchase price to the identifiable assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the mergers. Any excess of the value of consideration paid over the aggregate fair value of those net assets will be recorded as goodwill. Financial statements of Wright issued after the completion of the mergers will reflect such fair values and will not be restated retroactively to reflect historical financial position or results of operations of Wright. The results of operations of BioMimetic will be included in the results of operations of Wright beginning on the date of the completion of the mergers.

Market Price of BioMimetic Common Stock

BioMimetic common stock is listed on The NASDAQ Global Select Market under the symbol “BMTI.” The closing sale price of BioMimetic common stock on The NASDAQ Global Select Market on November 16, 2012, the last trading day prior to the announcement of the merger, was $4.15. The exchange ratio of 0.2482 of a share of common stock of Wright, which has an implied value of $4.97 based on the closing sales price of Wright’s common stock on November 16, 2012, together with the $1.50 cash consideration has an aggregate implied value of $6.47 based on the closing sales price of Wright’s common stock on November 16, 2012 and represents a premium of approximately 56% over the closing sale price of BioMimetic common stock on November 16, 2012. On January 22, 2013, the last trading day before the date of this proxy statement/prospectus, the closing sale price of BioMimetic common stock on The NASDAQ Global Select Market was $8.04 per share.

Market Price of Wright Common Stock

Wright common stock is listed on The NASDAQ Global Select Market under the symbol “WMGI.” The closing sale price of Wright common stock on The NASDAQ Global Select Market on November 16, 2012, the last trading day prior to the announcement of the merger, was $20.01. On January 22, 2013, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Wright common stock on The NASDAQ Global Select Market was $21.53 per share. It is a condition to the completion of the merger that the shares of Wright common stock issued in the merger will be approved for quotation on The NASDAQ Global Select Market and the CVRs to be issued in connection with the merger will be approved for quotation on The NASDAQ Global Select Market or The NASDAQ Global Market.

Litigation Related to the Merger

BioMimetic, the members of the BioMimetic Board, Wright, merger sub and sister subsidiary are named as defendants in five putative class action lawsuits brought by BioMimetic stockholders challenging the merger in either the Chancery Court of Delaware or Tennessee. The plaintiffs in such actions assert claims for breaches of fiduciary duty arising out of the merger. The plaintiffs also allege claims for aiding and abetting breaches of fiduciary duty against Wright, merger sub and sister subsidiary. These lawsuits generally seek, among other things: to enjoin the defendants from consummating the merger until such time as BioMimetic adopts and implements a procedure or process to obtain the highest possible price for stockholders; to rescind the merger agreement and award plaintiffs rescissory damages; and to award attorneys’ fees to plaintiffs’ counsel.

Risks

In evaluating the Wright common stock and the CVRs, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 21.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BIOMIMETIC

The following table sets forth selected historical consolidated financial information of BioMimetic for the periods presented. The selected financial information, as of December 31, 2011, 2010, 2009, 2008 and 2007 and for each of the five fiscal years then ended, has been derived from BioMimetic’s audited consolidated financial statements. The selected financial information for the nine months ended September 30, 2012 and 2011 has been derived from BioMimetic’s unaudited condensed consolidated financial statements. The selected financial information includes, in the opinion of BioMimetic’s management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of BioMimetic for the periods and dates presented.

The financial information indicated may not be indicative of future performance. This financial information and other data should be read in conjunction with the respective audited and unaudited consolidated financial statements of BioMimetic, including the notes thereto, and the section “BioMimetic Management’s Discussion and Analysis of Financial Condition and Results of Operations of BioMimetic Therapeutics, Inc.” incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.” This information should also be read in conjunction with the unaudited pro forma condensed combined financial statements.

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008(1)	2007
	(Unaudited)		(In thousands, except share and per share information)
Revenues:
Product sales	$602	$212	$327	$15	$78	$—	$5,040
Royalty income	233	328	427	487	522	2,144	1,213
Sublicense fee income	729	726	971	971	971	974	741
Other revenue	28	—	—	—	—	30	36

Total revenues	1,592	1,266	1,725	1,473	1,571	3,148	7,030

Costs and expenses:
Cost of sales	184	34	53	17	6	—	3,939
Research and development	7,452	11,453	14,695	17,967	21,095	24,561	19,218
General and administrative	10,159	12,261	16,034	15,161	11,511	11,253	8,829
Depreciation and capital lease amortization	952	894	1,256	1,234	1,333	1,423	1,130
Patent license fee amortization	32	27	37	1,658	2,569	2,663	2,234

Total costs and expenses	18,779	24,669	32,075	36,037	36,514	39,900	35,350

Loss from operations	(17,187)	(23,403)	(30,350)	(34,564)	(34,943)	(36,752)	(28,320)
Interest (expense) income, net	(2)	(3)	(4)	(3)	(308)	247	1,710
Investment income (loss), net	57	91	113	144	6,864	(10,797)	1,952
Other income from governmental grants	—	—	—	514	—	—	—
Impairment loss on equipment	—	—	(2,940)	—	—	—	—
(Loss) gain on foreign currency translation and other transactions	—	(2)	(9)	(28)	11	5	2
Gain on arbitration settlement	—	—	—	—	7,219	—	—
Gain on disposal of orofacial therapeutic business	—	—	—	—	—	39,292	—
Income tax benefit	—	—	—	—	—	—	74

Net loss	$(17,132)	$(23,317)	$(33,190)	$(33,937)	$(21,157)	$(8,005)	$(24,582)

Basic and diluted net loss per share	$(0.61)	$(0.83)	$(1.19)	$(1.38)	$(1.03)	$(0.43)	$(1.37)

Weighted average shares used to compute basic and diluted net loss per share	28,187,186	27,983,839	28,002,185	24,626,170	20,510,132	18,529,068	17,951,147

Cash dividends declared	$—	$—	$—	$—	$—	$—	$—

	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Unaudited)		(In thousands)
Balance Sheet Information:
Cash and cash equivalents	$15,494	$21,492	$18,503	$11,628	$21,543	$17,535	$25,483
Investments—short term	28,771	45,282	42,950	65,751	47,002	33,218	—
Investments—long term	—	—	—	15,002	6,514	46,624	41,800
Total assets	57,090	82,578	74,887	105,555	88,912	125,120	89,618
Long-term capital lease obligations	68	153	132	216	175	35	53
Note payable	—	—	—	—	—	39,100	—
Total liabilities	17,795	19,719	20,875	22,433	21,861	66,066	27,166
Redeemable, convertible preferred stock	—	—	—	—	—	—	—
Accumulated deficit	(177,779)	(150,774)	(160,647)	(127,457)	(93,520)	(72,363)	(64,358)
Total stockholders’ equity	39,295	62,859	54,012	83,122	67,051	59,054	62,452

(1)	In January 2008, BioMimetic sold its orofacial therapeutic business (GEM 21S) to Luitpold Pharmaceuticals, Inc., recording a $39.3 million net gain on the transaction in 2008. As a result of the sale, no product sales revenues, nor cost of sales, resulting from sales of GEM 21S have been recorded subsequent to January 2008.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WRIGHT

The following table sets forth selected historical consolidated financial information of Wright for the periods presented. The selected financial information, as of December 31, 2011, 2010, 2009, 2008 and 2007 and for each of the five fiscal years then ended, has been derived from Wright’s audited consolidated financial statements. The selected financial information for the nine months ended September 30, 2012 and 2011 has been derived from Wright’s unaudited condensed consolidated financial statements. The selected financial information includes, in the opinion of Wright’s management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Wright for the periods and dates presented.

The financial information indicated may not be indicative of future performance. This financial information and other data should be read in conjunction with the respective audited and unaudited consolidated financial statements of Wright, including the notes thereto, and the section “Wright Management’s Discussion and Analysis of Financial Condition and Results of Operations of Wright Medical Group, Inc.” incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.” This information should also be read in conjunction with the unaudited pro forma condensed combined financial statements.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Unaudited)		(In thousands, except per share data)
Consolidated Statement of Operations Data:
Net Sales	$360,299	$386,075	$512,947	$518,973	$487,508	$465,547	$386,850
Cost of sales	110,329	116,457	156,906	158,456	148,715	134,377	108,407
Cost of sales—restructuring	435	1,900	2,471	—	—	—	2,139

Gross profit	249,535	267,718	353,570	360,517	338,793	331,170	276,304
Operating expenses:
Selling, general and administrative	216,061	229,227	301,588	282,413	270,456	261,396	225,929
Research and development	19,577	23,783	30,114	37,300	35,691	33,292	28,405
Amortization of intangible assets	3,823	2,088	2,870	2,711	5,151	4,874	3,782
Restructuring charges	1,153	12,132	14,405	919	3,544	6,705	16,734
Acquired in-process research and development costs	—	—	—	—	—	2,490	—

Total operating expenses	240,614	267,230	348,977	323,343	314,842	308,757	274,850
Operating income	8,921	488	4,593	37,174	23,951	22,413	1,454
Interest expense (income), net	6,268	4,774	6,529	6,123	5,466	2,181	(1,252)
Other expense (income), net	2,035	4,775	4,719	130	2,873	(1,338)	375

(Loss) income before income taxes	618	(9,061)	(6,655)	30,921	15,612	21,570	2,331
Provision (benefits) for income taxes	686	(2,755)	(1,512)	13,080	3,481	18,373	1,370

Net (loss) income	(68)	(6,306)	(5,143)	17,841	12,131	3,197	961

Net (loss) income per share:
Basic	(0.00)	(0.16)	(0.13)	0.47	0.32	0.09	0.03

Diluted	(0.00)	(0.16)	(0.13)	0.47	0.32	0.09	0.03

Weighted average number of common shares outstanding—basic	38,706	38,228	38,279	37,802	37,366	36,933	35,812

Weighted average number of common shares outstanding—diluted	38,706	38,228	38,279	37,961	37,443	37,401	36,483

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Unaudited)		(In thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$304,009	$156,141	$153,642	$153,261	$84,409	$87,865	$229,026
Marketable securities	13,613	22,729	18,099	36,345	86,819	57,614	15,535
Working capital	559,145	412,390	424,543	426,286	421,647	401,406	417,817
Total assets	952,993	753,568	754,580	755,239	714,284	692,130	669,985
Long-term liabilities	360,173	194,301	210,126	212,963	204,919	205,253	207,820
Stockholders’ equity	514,884	468,689	468,464	470,972	440,408	411,628	388,781

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Unaudited)		(In thousands, except per share data)
Other Data:
Cash flow provided by (used in) operating activities	$57,752	$48,786	$61,441	$73,194	$71,751	$(3,610)	$24,424
Cash flow used in investing activities	(6.433)	(17,758)	(30,560)	(4,173)	(74,956)	(148,942)	(63,841)
Cash flow (used in) provided by financing activities	98.863	(28,008)	(30,050)	(198)	532	12,406	209,897
Depreciation	29.182	29,214	40,227	35,559	32,717	26,462	23,522
Stock-based compensation expense	8,466	6,688	9,108	13,177	13,191	13,501	16,532
Capital expenditures	13,291	35,198	46,957	49,038	37,190	61,936	35,042

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following summary unaudited pro forma condensed combined financial information as of September 30, 2012 and for the year ended December 31, 2011 and for the nine-month period ended September 30, 2012, give effect to the proposed merger. The selected unaudited pro forma condensed combined financial data presented below is based on, and should be read together with, the historical financial statements of Wright and BioMimetic that are contained in their respective filings with the SEC and incorporated by reference into this proxy statement/prospectus and the unaudited pro forma condensed combined financial statements that appear elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger.

	Unaudited Pro Forma Combined
	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
	(In thousands, except per share data)
Statement of operations data:
Revenue	$361,891	$514,672
Costs and expenses	$370,716	$543,526
Operating loss	$8,825	$28,854
Other expenses	$8,248	$14,088
Loss before income taxes	$17,073	$42,942
Income tax provision (benefit)	$468	$(2,720)
Net loss	$17,541	$40,222
Basic loss per share	$(0.38)	$(0.89)
Diluted loss per share	$(0.38)	$(0.89)

September 30, 2012
(In thousands)
Balance sheet data:
Total assets	$1,133,538
Total liabilities	485,368
Stockholders’ equity	$648,170

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Wright common stock and BioMimetic common stock are each listed and traded on The NASDAQ Global Select Market under the symbols “WMGI” and “BMTI,” respectively. The following table sets forth, for the periods indicated, the high and low sale prices per share of Wright common stock and BioMimetic common stock.

	Wright			BioMimetic
	High	Low	Dividend	High	Low	Dividend
Year Ended December 31, 2012
Fourth Quarter	$22.42	$18.89	—	$7.85	$3.57	—
Third Quarter	$22.59	$18.11	—	$4.83	$2.63	—
Second Quarter	$21.50	$17.88	—	$3.78	$2.09	—
First Quarter	$19.87	$15.70	—	$2.93	$1.87	—

Year Ended December 31, 2011
Fourth Quarter	$19.05	$13.57	—	$3.75	$2.70	—
Third quarter	$18.75	$13.37	—	$5.17	$2.68	—
Second quarter	$17.35	$14.05	—	$14.49	$4.99	—
First quarter	$17.66	$14.44	—	$14.80	$11.18	—

Year Ended December 31, 2010
Fourth Quarter	$15.99	$12.98	—	$13.00	$10.01	—
Third Quarter	$17.70	$13.03	—	$11.99	$7.96	—
Second Quarter	$19.61	$16.00	—	$14.20	$10.93	—
First Quarter	$19.25	$15.72	—	$13.99	$11.14	—

The following table sets forth the closing sale price per share of BioMimetic common stock, the closing sale price per share of Wright common stock and the estimated equivalent per share price of BioMimetic common stock, as explained below, of BioMimetic common stock if the merger occurred on November 16, 2012, the last trading day prior to the date of the public announcement of the execution of the Merger Agreement, and January 22, 2013, the most recent practicable date prior to the date of this proxy statement/prospectus. The market prices of shares of BioMimetic common stock and Wright common stock are subject to fluctuation and will likely continue to fluctuate after the special meeting. As a result, BioMimetic and Wright stockholders are urged to obtain current market quotations.

The estimated equivalent per share price of BioMimetic common stock does not give effect to any CVR payment.

	Closing Sale Price Per Share		Equivalent Per Share
	Wright Common Stock	BioMimetic Common Stock	BioMimetic Common Stock
November 16, 2012	$20.01	$4.15	$6.47(a)
January 22, 2013	$21.53	$8.04	$6.84(b)

(a) Equal to (i) $1.50, the cash component of the merger consideration plus (ii) the value of the stock component of the merger consideration, which is equal to the product of (1) the exchange ratio of 0.2482 times (2) $20.01, the closing price of Wright common stock on November 16, 2012.

(b) Equal to (i) $1.50, the cash component of the merger consideration plus (ii) the value of the stock component of the merger consideration, which is equal to the product of (1) the exchange ratio of 0.2482 times (2) $21.53, the closing price of Wright common stock on January 22, 2013.

Dividend Policy

Wright has never declared or paid cash dividends on its common stock. Wright currently intends to retain all future earnings for the operation and expansion of its business. Wright does not anticipate declaring or paying cash dividends on its common stock in the foreseeable future. Any payment of cash dividends on Wright’s common stock will be at the discretion of the Wright Board and will depend upon its results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the Wright Board. Furthermore, the Merger Agreement restricts the ability of Wright to declare or pay dividends during the interim period between the signing of the Merger Agreement and the completion of the merger.

BioMimetic has never declared or paid any cash dividends on its common stock. Any future payment of cash dividends on BioMimetic common stock will be at the discretion of the BioMimetic Board and will depend upon BioMimetic’s results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the BioMimetic Board. The Merger Agreement restricts the ability of BioMimetic to declare or pay dividends.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following selected unaudited pro forma per share information for the nine-month period ended September 30, 2012 and for the year ended December 31, 2011 reflects the merger and related transactions as if they had occurred on January 1, 2011. The information in the table is based on, and should be read together with, the historical financial information that Wright and BioMimetic have presented in their respective filings with the SEC and the pro forma financial information that appears elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma combined and pro forma-equivalent data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger. Neither Wright nor BioMimetic declared or paid any dividends during the periods presented.

	As of and for the Nine Months Ended September 30, 2012	As of and for the Year Ended December 31, 2011
Wright:
Book value per share
Historical	$12.98	$11.92
Pro forma combined	$14.19
Basic and diluted net gain (loss) per share Historical	$(0.00)	$(0.13)
Pro forma combined	$(0.38)	$(0.89)

	As of and for the Nine Months Ended September 30, 2012	As of and for the Year Ended December 31, 2011
BioMimetic:
Book value per share
Historical	$1.39	$1.92
Pro forma equivalent combined (1)	$3.52
Basic and diluted net gain (loss) per share Historical	$(0.61)	$(1.19)
Pro forma equivalent combined (1)	$(0.10)	$(0.22)

(1)	BioMimetic pro forma equivalent combined amounts are calculated by multiplying Wright’s pro forma combined per share amounts by the exchange ratio of 0.2482.

RISK FACTORS

Before you vote, you should carefully consider the risks related to the mergers described below, those described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the other information contained in this proxy statement/prospectus or in BioMimetic’s and Wright’s documents incorporated by reference herein, particularly the risk factors set forth in BioMimetic’s and Wright’s documents incorporated herein, as set forth under “Where You Can Find More Information” (including the risk factors contained in BioMimetic’s Annual Report on Form 10-K for the year ended December 31, 2011 and by BioMimetic’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, and in Wright’s Annual Report on Form 10-K for the year ended December 31, 2011, and Wright’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012). Because the merger consideration is partially comprised of Wright common stock and CVRs, by voting in favor of the adoption of the Merger Agreement, you will be choosing to invest in Wright common stock and the CVRs. The risks and uncertainties described below and incorporated by reference are not the only risks and uncertainties Wright may face. Additional risks and uncertainties not presently known to Wright, or risks that Wright currently considers immaterial, could also negatively affect its business, results and operations. If any of the following risks actually occur, Wright’s business, financial condition or results of operations could be materially adversely affected, which could cause the value of Wright common stock to decline and adversely affect the likelihood of any payments being made under the CVRs.

Risks Related to the Merger

Because the market price of Wright common stock will fluctuate and because of the uncertainty of the ultimate realization of the CVRs, BioMimetic stockholders cannot be certain of the value of the merger consideration that they will be entitled to receive in the merger.

At the completion of the merger, each outstanding share of BioMimetic common stock will be converted into the right to receive (1) $1.50 in cash, without interest; (2) 0.2482 shares of Wright common stock; and (3) one CVR. The exchange ratio of 0.2482 is fixed (except for adjustment, if necessary, under the Merger Agreement in relation to certain provisions of the NASDAQ Marketplace Rules) and will not be adjusted for changes in the market price of either BioMimetic common stock or Wright common stock. The market value of the Wright common stock that BioMimetic stockholders will be entitled to receive in the merger will depend on the market value of Wright common stock immediately before the merger is completed and could vary significantly from the market value on the date of the announcement of the Merger Agreement, the date that this proxy statement/prospectus was mailed to BioMimetic stockholders or the date of the special meeting of BioMimetic stockholders. The Merger Agreement does not provide for any price-based termination right. For example, the closing sale price of Wright common stock on November 16, 2012, the last trading day prior to the execution of the Merger Agreement, was $20.01 per share and, therefore, if the transaction had closed on that date, the implied value of the merger consideration that BioMimetic stockholders would have received for each share of common stock, including the $1.50 in cash consideration (but excluding any value relating to the CVR), would have been $6.47. On January 22, 2013, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Wright common stock was $21.53 per share, and, therefore, if the transactions had closed on that date, the implied value of the merger consideration that BioMimetic stockholders would have received for each share of common stock, including the $1.50 in cash consideration (but excluding any value relating to the CVR), would have been $6.84. Moreover, the market value of Wright common stock will likely fluctuate after the completion of the merger. See “Comparative Per Share Market Price and Dividend Information.”

Fluctuations in the market price of Wright common stock could result from changes in the business, operations or prospects of BioMimetic or Wright prior to the completion of the merger or Wright following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of BioMimetic or Wright.

The issuance of Wright common stock in connection with the merger could decrease the market price of Wright common stock.

At the completion of the merger, Wright expects to issue approximately 6,734,714 shares of Wright common stock, or approximately 14.5% of the then outstanding shares of Wright common stock to former BioMimetic stockholders entitled to receive merger consideration pursuant to the merger agreement, based on the number of shares of BioMimetic and Wright common stock outstanding (without taking into account any outstanding options) as of January 17, 2013. The issuance of the BioMimetic common stock may result in fluctuations in the market price of Wright common stock, including a stock price decline.

The integration of BioMimetic and other acquired businesses may present significant challenges to Wright.

Achieving the anticipated benefits of the merger will depend in part upon whether the FDA approves Augment® Bone Graft as currently anticipated and whether BioMimetic and Wright can integrate their businesses in an efficient and effective manner. In addition, Wright may acquire additional businesses from time to time. The integration of BioMimetic and any future businesses that Wright may acquire involves a number of risks, including, but not limited to:

•	demands on management related to the increase in the size of Wright after the acquisition;

•	the diversion of management’s attention from the management of daily operations to the integration of operations;

•	higher integration costs than anticipated;

•	failure to achieve synergies and costs savings;

•	difficulties in the integration of manufacturing, quality and regulatory controls and systems;

•	difficulties in the assimilation and retention of employees;

•	difficulties in the assimilation of different cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations;

•

difficulties in the integration of departments, systems, including accounting systems, technologies, books and records, and procedures, as well as in maintaining uniform standards, controls, including internal control over financial reporting required by the Sarbanes-Oxley Act of 2002 and related procedures and policies; and

•

difficulties in incorporating BioMimetic into the Corporate Integrity Agreement, an agreement entered into by Wright Medical Technology, Inc., a subsidiary of Wright, with the Office of Inspector General (OIG) of the U.S. Department of Health and Human Services, with respect to which Wright is subject through September 2015.

If the FDA does not approve Augment® Bone Graft as currently anticipated or if Wright cannot successfully integrate BioMimetic or other acquired businesses, Wright may experience material negative consequences to its business, financial condition or results of operations. Successful integration of BioMimetic and other acquired businesses will depend on Wright’s ability to manage these operations, to realize opportunities for revenue growth presented by offerings and expanded geographic market coverage and, to some degree, to eliminate redundant and excess costs.

Regulatory approvals that are required to complete the merger may not be received, may take longer than expected or may impose conditions which are not presently anticipated.

Under the provisions of the HSR Act, the merger could not be completed until notification and report forms have been filed with the FTC and the Antitrust Division and the expiration of a 30-calendar day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective notification and report forms. On December 4, 2012, BioMimetic and Wright filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division, commencing the initial 30-day waiting period that would have expired on January 3, 2013. On December 14, 2012, BioMimetic and Wright received notification from the FTC of the early termination of the waiting period.

Private parties who may be adversely affected by the merger and individual states may bring legal actions under the antitrust laws in certain circumstances. Although the parties believe that completion of merger would not violate any antitrust law, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, what the result will be. Under the Merger Agreement, BioMimetic and Wright have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to complete, in the most expeditious manner practicable, the merger; however, Wright is not required to divest shares of capital stock or any business, assets or property of Wright or its subsidiaries or affiliates in connection with obtaining any such regulatory clearance.

If either Wright or BioMimetic becomes subject to any term, condition, obligation or restriction (and Wright consents to its imposition), the imposition of such term, condition, obligation or restriction could adversely affect Wright’s ability to integrate BioMimetic’s operations into Wright’s operations, reduce the anticipated benefits of the merger or otherwise adversely affect Wright’s business and results of operations following the completion of the merger.

Failure to achieve expected benefits of the merger and integrate BioMimetic’s operations with Wright’s could adversely affect Wright following the completion of the merger and the market price of Wright common stock.

Although Wright expects to realize strategic, operational and financial benefits as a result of the merger, Wright cannot be certain whether, and to what extent, such benefits will be achieved in the future. In particular, the success of the merger will depend on achieving efficiencies and cost savings, and no assurances can be given that Wright will be able to do so. In addition, in order to obtain the benefits of the merger, Wright must integrate BioMimetic’s operations and such integration may be complex and the failure to do so quickly and effectively may negatively affect earnings.

In addition, the market price of Wright common stock may decline as a result of the merger if the integration of Wright and BioMimetic is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the merger on Wright’s financial results is otherwise not consistent with the expectations of financial analysts or investors.

BioMimetic’s and Wright’s business relationships, including customer relationships, may be subject to disruption due to uncertainty associated with the merger.

Parties with which BioMimetic and Wright conduct business, including customers and suppliers, may experience uncertainty associated with the merger, including with respect to current or future business relationships with BioMimetic or Wright. As a result, BioMimetic’s and Wright’s business relationships may be subject to disruptions if customers, suppliers and others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than BioMimetic or Wright. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of Wright following the completion of the merger. The adverse effect of such disruptions could be exacerbated by a delay in the completion of the merger or termination of the Merger Agreement.

Future results of Wright following the completion of the merger may differ materially from the Unaudited Pro Forma Combined Financial Statements of Wright and BioMimetic presented in this proxy statement/prospectus.

The future results of Wright following the completion of the merger may be materially different from those shown in the Unaudited Pro Forma Combined Financial Statements presented in this proxy statement/prospectus that show only a combination of Wright’s and BioMimetic’s historical results.

Wright will incur significant transaction and merger-related costs in connection with the merger.

Wright expects to incur a number of non-recurring costs associated with combining the operations of the two companies. Most of these costs will be comprised of transaction costs, including fees paid to financial and legal advisors, related to the merger, facilities and systems consolidation costs and employment-related cost, including retention related payments made to certain BioMimetic executives. Wright will also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although Wright expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Wright to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Wright may be unable to hire and retain sufficient qualified personnel; the loss of any of its or BioMimetic’s key employees could adversely affect Wright.

Wright believes that its future success will depend in large part on its ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. In addition, the success of the combined operations after the merger will depend in part upon Wright’s ability to retain key employees of BioMimetic. Key employees may depart because of issues relating to the difficulty of integration. Accordingly, no assurance can be given that Wright will be able to retain key employees of BioMimetic.

The Merger Agreement limits BioMimetic’s ability to pursue alternatives to the merger.

The Merger Agreement contains “no shop” restrictions that, subject to limited exceptions, preclude BioMimetic from (1) initiating or knowingly soliciting or encouraging the making an acquisition proposal; (2) participating or otherwise engaging in negotiations with, or providing any non-public information to any third party with respect to any inquiries regarding, or the making, submission or announcement of, an acquisition proposal; (3) withdrawing, amending or modifying or publicly proposing to withdraw, amend or modify the BioMimetic Board recommendation of the merger; (4) approving, recommending, endorsing or resolving to approve, recommend or endorse an acquisition proposal; (5) entering into or approving any letter of intent or similar agreement for an acquisition proposal; or (6) publicly announcing to take any of the actions in (1) through (5). The Merger Agreement also provides that BioMimetic will be required to pay a termination fee of $8.255 million to Wright upon termination of the Merger Agreement under certain circumstances. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of BioMimetic from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire BioMimetic than it might otherwise have proposed to pay.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of BioMimetic.

If the merger is not completed, the ongoing businesses of BioMimetic may be adversely affected and, without realizing any of the benefits of having completed the merger, BioMimetic will be subject to a number of risks, including the following:

•

BioMimetic may be required to pay Wright a termination fee of $8.255 million if the Merger Agreement is terminated under certain circumstances, as described under “The Merger Agreement—Termination Fees;”

•	BioMimetic will be required to pay its costs relating to the proposed merger if the merger is not completed;

•

under the Merger Agreement, BioMimetic is subject to certain restrictions on the conduct of its business prior to completing the merger which may affect its ability to execute certain of its business strategies; and

•

matters relating to the merger (including integration planning) may require substantial commitments of time and resources by BioMimetic management, which could otherwise have been devoted to other opportunities that may have been beneficial to BioMimetic as an independent company.

In addition, BioMimetic could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against BioMimetic to perform its respective obligations under the Merger Agreement. If the merger is not completed, these risks may materialize and may adversely affect BioMimetic’s business, financial results and market price of BioMimetic common stock.

The market price of Wright common stock and Wright’s results of operations may be affected by factors different from those affecting the market price of BioMimetic common stock and BioMimetic’s results of operations.

BioMimetic stockholders will be entitled to receive the merger consideration which is partially comprised of Wright common stock, and will thus become Wright stockholders. Wright’s business is different from that of BioMimetic, and Wright’s results of operations, as well as the market price of Wright common stock, may be affected by factors different from those affecting BioMimetic’s results of operations and the market price of BioMimetic common stock. The market price of Wright common stock may fluctuate significantly following the merger, including as a result of factors over which Wright has no control.

BioMimetic executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of BioMimetic stockholders generally.

Executive officers of BioMimetic negotiated the terms of the Merger Agreement with their counterparts at Wright, and the BioMimetic Board unanimously determined that the transactions contemplated by the Merger Agreement, including the merger, are advisable and fair to, and in the best interest of, BioMimetic and its stockholders, approved the Merger Agreement and declared advisable the merger and unanimously recommended that BioMimetic stockholders vote for the adoption of the Merger Agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that BioMimetic’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of BioMimetic stockholders generally. For a detailed discussion of the special interests that BioMimetic’s directors and executive officers may have in the merger, please see “The Merger—Interests of Directors and Executive Officers of BioMimetic in the Merger.”

The market price of Wright common stock may fluctuate significantly, which may make it difficult for you to sell Wright common stock you receive in the merger when you want to or at prices you find attractive.

There has been significant volatility in the market prices for publicly traded shares of medical device companies, including shares of Wright common stock. Wright expects that the market price of its common stock will continue to fluctuate. The price of Wright common stock fluctuated from a high of $19.05 per share to a low of $13.37 per share in 2011. The price of Wright common stock has so far fluctuated from a high of $22.59 per share to a low of $15.70 per share in 2012. The price of Wright common stock may not remain at or exceed current levels. The following key factors, among others, may have an adverse impact on the market price of Wright common stock:

•	adverse results of Wright’s clinical trials or adverse events associated with its marketed products;

•	Wright’s products’ ability to demonstrate efficacy or an acceptable safety profile;

•	product introductions and sales by Wright’s competitors;

•	new product discovery and development by Wright’s competitors;

•	Wright’s ability to obtain and maintain regulatory approval for its existing products as well as for new products in development;

•	announcements of technical or product developments by Wright’s competitors;

•	Wright’s failure to effectively implement its business strategy or Wright’s adoption and implementation of a business strategy that places it at a disadvantage to its competitors;

•	market conditions for medical device stocks;

•	Wright’s ability to successfully launch and increase market penetration of Augment® Bone Graft;

•	market conditions generally;

•	governmental regulation;

•	new accounting pronouncements, regulatory rulings or actions by the FDA;

•	health care legislation generally and potential changes in insurance or governmental reimbursement policies on Wright’s products and pipeline products;

•	public announcements by competitors regarding medical advances in markets that Wright is targeting;

•	patent or proprietary rights developments and/or changes in patent laws, including Wright’s ability to successfully protect and enforce its intellectual property rights;

•	royalties and contract revenues that Wright becomes obligated to pay;

•	potential changes in reimbursement policies or rates for Wright’s products;

•	product manufacturing, including Wright’s arrangements with third party suppliers;

•	Wright’s expenses and net income;

•	credit and foreign exchange risk management by Wright;

•	Wright’s liquidity;

•	asset and liability risk management by Wright;

•	the outcome of litigation involving Wright’s products or processes related to production and formulation of those products or uses of those products;

•	competition; and

•	operational and legal risks.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of Wright common stock.

Legal proceedings in connection with the merger, the outcomes of which are uncertain, could delay or prevent the completion of the merger.

Several putative class action complaints have been filed on behalf of BioMimetic stockholders in connection with the merger. The complaints seek, among other things, to enjoin the defendants from consummating the merger until such time as BioMimetic adopts and implements a procedure or process to obtain the highest possible price for stockholders. Such legal proceedings could delay or prevent the merger from becoming effective. See “The Merger—Litigation Related to the Merger.”

The shares of Wright common stock to be received by BioMimetic stockholders as a result of the merger will have different rights from the shares of BioMimetic common stock.

Upon completion of the merger, BioMimetic stockholders will become Wright stockholders and their rights as stockholders will be governed by Wright’s certificate of incorporation as amended, referred to as Wright’s certificate of incorporation, and Wright’s bylaws, as amended, referred to as Wright’s bylaws. Certain of the rights associated with BioMimetic common stock are different from, and may be viewed as less favorable than, the rights associated with Wright common stock. See “Comparative Rights of BioMimetic Stockholders and Wright Stockholders” for a discussion of the different rights associated with Wright common stock.

Risks Related to the CVRs

You may not receive any payment on the CVRs.

Your right to receive any future payment on the CVRs will be contingent upon the achievement by Wright of a certain agreed upon approval milestone and certain agreed upon product sales milestones, in each case, as specified in the CVR Agreement. If the approval milestone is not achieved within the time period specified in the CVR Agreement and if product sales of specified products do not exceed the thresholds set forth in the CVR Agreement within the time periods specified in the CVR Agreement, no payment will be made under the CVRs and the CVRs will expire valueless. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value. See “Description of the CVRs.”

You will not be able to determine the amount of cash to be received under the CVRs until the achievement of certain agreed upon milestones.

If any payment is made on the CVRs, it will not be made until the achievement of certain agreed upon milestones, and the amount of any payment will not be paid until after the achievement of such milestones.

The U.S. federal income tax treatment of the CVRs is unclear.

There is no legal authority directly addressing the U.S. federal income tax classification of a CVR or the treatment of payments that may be received pursuant to the CVRs. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. For example, payments with respect to a CVR may be treated, in whole or in part, as a non-taxable return of a CVR holder’s adjusted tax basis in the CVR. Assuming the CVRs are not treated as one or more debt instruments for U.S. federal income tax purposes, to the extent that payments received by a CVR holder are not treated as a return of basis (or such payments exceed a CVR holder’s adjusted tax basis), they could be treated as (1) capital gains (long-term capital gain if the CVR holder has held the CVR for more than one year) with a portion of such payment being recharacterized as interest, (2) income taxable at ordinary rates or (3) dividends. There is no legal authority directly addressing the U.S. federal income tax treatment of the expiration of any rights to receive a cash payment with respect to the CVRs. Accordingly, a CVR holder who does not sell, exchange or otherwise dispose of a CVR may not be able to recognize a loss with respect to the expiration of a right to receive a payment under the CVR until the holder’s right to receive all CVR payments terminates. Upon a sale or other disposition of a CVR, the CVR holder generally should recognize capital gain or loss equal to the difference between (1) the sum of the amount of any cash received upon such sale or exchange and the fair market value of any property received upon such sale or exchange (less any imputed interest, as described below) and (2) the holder’s adjusted tax basis in the CVR. Such gain or loss generally will be capital gain or loss (long-term capital gain or loss if the CVR holder has held the CVR for more than one year), with a portion of such gain possibly being recharacterized as interest. Due to the legal and factual uncertainties regarding the tax treatment of the CVRs, BioMimetic stockholders are urged to consult their own tax advisors as to determine the timing and characterization of income, gain or loss resulting from the receipt of payments pursuant to, sale or other disposition of and expiration of the CVRs. See “Certain Material U.S. Federal Income Tax Consequences.”

Any payments in respect of the CVRs are subordinated to the right of payment of certain of Wright’s senior obligations.

The CVRs are unsecured obligations of Wright and the CVR payments and all other obligations under the CVR Agreement, together with the CVRs and any rights or claims relating thereto, are subordinated in right of payment to the prior payment in full of certain of Wright’s senior obligations specified in the CVR Agreement.

An active public market for the CVRs may not develop or the CVRs may trade at low volumes, both of which could have an adverse effect on the resale price, if any, of the CVRs.

The CVRs are a new security for which there is currently no public trading market. Wright has agreed to use its reasonable best efforts to cause the CVRs to be listed on The NASDAQ Global Select Market or The NASDAQ Global Market for so long as the CVRs are outstanding, but, even if the CVRs are listed, an active public trading market for the CVRs may not develop or be sustained. Even if an active public trading market develops, there may be little or no market demand for the CVRs, making it difficult or impossible to resell the CVRs, which would have an adverse effect on the resale price, if any, of the CVRs. Neither Wright nor BioMimetic can predict the price, if any, at which the CVRs will trade following the completion of the merger.

Because there has not been any public market for the CVRs, the market price and trading volume of the CVRs may be volatile.

Neither BioMimetic nor Wright can predict the extent to which investor interest will lead to a liquid trading market in the CVRs or whether the market price of the CVRs will be volatile following the merger. The market price of the CVRs could fluctuate significantly for many reasons, including, without limitation:

•	as a result of the risk factors listed in this proxy statement/prospectus;

•	the ability of Wright to achieve the approval milestone and/or the product sales milestones specified in the CVR Agreement;

•	for reasons unrelated to operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by our customers or competitors regarding their own performance;

•	regulatory changes or decisions that could impact Wright’s business; and

•	general economic, securities markets and industry conditions.

Wright may under certain circumstances repurchase the CVRs.

The CVR Agreement does not prohibit Wright or any of its subsidiaries or affiliates from acquiring the CVRs, whether in open market transactions, private transactions or otherwise. Furthermore, pursuant to the terms of the CVR Agreement, subject to certain notice requirements, if, at any time on or after the date that is the third anniversary of the completion of the merger (1) the approval milestone specified in the CVR Agreement has not been achieved; and (2) the volume weighted average price paid per CVR for all CVRs traded over the 45 trading days prior to such date is less than 10 cents, Wright may, at its sole discretion, purchase all, but not less than all, of the outstanding CVRs at a price of 115% of the volume weighted average price paid per CVR for all CVRs traded 45 days prior to the fifth trading day before the date of notice of redemption.

Additional Risk Factors Relating to Wright’s Business

Wright is subject to substantial government regulation that could have a material adverse effect on its business.

The production and marketing of Wright’s products and its ongoing research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the U.S. and abroad. U.S. and foreign regulations govern the testing, marketing and registration of new medical devices, in addition to regulating manufacturing practices, reporting, labeling, relationships with healthcare professionals and recordkeeping procedures. The regulatory process requires significant time, effort and expenditures to bring its products to market, and Wright cannot be assured that any of its products will be approved. Wright’s failure to comply with applicable regulatory requirements could result in these governmental authorities:

•	imposing fines and penalties on Wright;

•	preventing Wright from manufacturing or selling its products;

•	bringing civil or criminal charges against Wright;

•	delaying the introduction of its new products into the market;

•	recalling or seizing its products; or

•	withdrawing or denying approvals or clearances for its products.

Even if regulatory approval or clearance of a product is granted, this could result in limitations on the uses for which the product may be labeled and promoted. Further, for a marketed product, its manufacturer, said manufacturer’s suppliers, and manufacturing facilities are subject to periodic review and inspection. Subsequent discovery of problems with a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including withdrawal of the product from the market or other enforcement actions. Wright’s products can only be marketed in accordance with their approved labeling. If Wright were to promote the use of its products in an “off-label” manner, Wright would be subject to civil and criminal sanctions.

In 2009, the FDA issued an order requiring the manufacturers of approximately 25 Class III devices to submit to the FDA a summary of any information known or otherwise available to them concerning the safety and efficacy of the products. Metal-on-metal hip products, including Wright’s, are included in this product code. Class III devices generally require submission and approval of a premarket approval (PMA) application prior to marketing. The FDA has historically allowed the devices in this product code to be marketed without the requirement of a PMA application, as they were marketed before May 28, 1976, or are substantially equivalent to devices that were marketed before May 28, 1976 or approved under a premarket notification 510(k) since May 28, 1976, when the Medical Device Amendments of 1976 were enacted, and Congress included transition provisions designed to preserve availability of then-marketed Class III devices pending FDA approval of PMA applications. The FDA will determine, for each device in this order, whether the classification of the device should (a) remain as Class III and require submission of a PMA or a notice of completion of a Product Development Protocol, or (b) be reclassified as Class I or II. Wright cannot predict the outcome of the FDA’s review of these products; however, if Wright is required to submit a PMA application for its metal-on-metal hip products, Wright may be unable to continue to market these products until the FDA approves the PMA application.

During 2011, the FDA issued Section 522 Orders to manufacturers of metal-on-metal hip products, including Wright, requiring post-market surveillance to be conducted for all products that can be used in a metal-on-metal application for patients. These orders require the manufacturers to submit their plans for post-market surveillance to the FDA for approval. Wright submitted its summary protocol to the FDA in late May 2011 and received a response that requested a revision to the protocol. Wright submitted the needed changes to the FDA in February 2012. While Wright believes it has data that proves the efficacy and safety of its metal-on-metal hip products, Wright cannot predict the outcome of an industry-wide post-market surveillance.

Wright is currently conducting clinical studies of some of its products under IDEs. Clinical studies must be conducted in compliance with FDA regulations, or the FDA may take enforcement action. The data collected from these clinical studies will ultimately be used to support market clearance for these products. There is no assurance that the FDA will accept the data from these clinical studies or that it will ultimately allow market clearance for the products.

Wright is subject to various U.S. federal and state and foreign laws concerning healthcare fraud and abuse, including false claims laws, anti-kickback laws and physician self-referral laws. Violations of these laws can result in criminal and/or civil punishment, including fines, imprisonment and, in the U.S., exclusion from participation in government healthcare programs. Greater scrutiny of marketing practices in its industry has resulted in numerous government investigations by various government authorities and this industry-wide enforcement activity is expected to continue. If a governmental authority were to determine that Wright does not comply with these laws and regulations, then Wright and its directors, officers and employees could be subject to criminal and civil penalties, including exclusion from participation in federal healthcare reimbursement programs.

In order to market its devices in the member countries of the European Union, Wright is required to comply with the European Medical Devices Directive and obtain CE mark certification. CE mark certification is the European symbol of adherence to quality assurance standards and compliance with applicable European Medical Device Directives. Under the European Medical Devices Directive, all medical devices including active implants must qualify for CE marking.

Wright must obtain regulatory approval from the FDA before Wright can market Augment® Bone Graft in the United States.

Augment® Bone Graft is a product candidate that is regulated by the FDA as a combination product. For a combination product, the FDA must determine which center or centers within the FDA will review the product candidate and under what legal authority the product candidate will be reviewed. The review of combination products is often more complex and more time consuming than the review of a product candidate under the jurisdiction of only one center within the FDA. For the current proposed orthopedic indications, Augment® Bone Graft is being reviewed by the medical device authorities at the Center for Devices and Radiological Health, with participation by the Center for Drug Evaluation and Research. Augment® Bone Graft will require approval of a PMA application before it can be marketed in the United States.

In June, 2010, the FDA accepted for review a three-part modular PMA application seeking approval of Augment® Bone Graft for use in hind foot and ankle fusions in the U.S. The FDA’s Medical Devices Advisory Committee conducted a meeting of its Orthopedic and Rehabilitation Devices Panel (the “panel”) in May, 20111 during which the panel reviewed Augment® Bone Graft. The panel voted narrowly in support of the safety and efficacy of Augment® Bone Graft for use as an alternative to autograph in hind foot and ankle fusion procedures, and narrowly in support of the finding that Augment® Bone Graft demonstrates a reasonable benefit to risk profile for the same indication.

In January, 2012, a comprehensive post-panel response letter (the “letter”) was received from the FDA regarding the Augment® Bone Graft PMA. The FDA acknowledged that the panel voted in favor of a reasonable assurance of safety, effectiveness and a positive benefit to risk ratio; however, the FDA stated that notwithstanding the Advisory Panel’s recommendation, the PMA, without additional information, must be considered not approvable and that to place the PMA in approvable form, the application must be amended. The letter listed the information that would need to be submitted for the PMA application to be approvable, and outlined a pathway that could potentially lead to approval without additional clinical trials to support the safety and effectiveness of Augment® Bone Graft. The FDA’s key requests for additional information regarding the pivotal study that was conducted and used to support PMA approval included a re-reading of all 24-week CT scans, further analysis of all study adverse events, re-categorization of secondary surgeries as failures, and stratification of results by various subgroups.

In July, 2012, a PMA amendment was submitted to the FDA that provided supplemental information requested in the post-panel letter. There can be no assurance that the PMA amendment addresses all of the FDA’s regulatory concerns or that additional clinical data from a new large scale study will not be required to support approval. If an additional pivotal study is required for approval Wright may be unable to design a study to adequately address the issues raised by the FDA. Even if Wright is able to design an adequate study, such study may be very time consuming and costly, and their results may be uncertain or negative. This could significantly delay or prevent the approval of Augment® Bone Graft. Furthermore, if Augment® Bone Graft is approved, the FDA may impose significant labeling restrictions that could significantly reduce Augment® Bone Graft’s potential market. Any of these events would have a material, adverse effect on its business, financial condition and results of operations.

As part of its Augment® Bone Graft PMA review and approval process, Wright anticipates that the FDA will conduct a preapproval inspection of its Augment® Bone Graft manufacturing facilities and its suppliers and subcontractors. If the FDA identifies compliance issues during these inspections, then approval of its PMA could be significantly delayed or even denied. Wright may be required to make modifications to its manufacturing operations in response to these inspections which may require significant resources and may have material adverse effect upon its business, financial condition and results of operation.

If the FDA does not approve Augment® Bone Graft, delays approval, requires Wright to perform additional clinical trials prior to approval or imposes significant labeling restrictions that reduce Augment® Bone Graft’s market potential, Wright may never achieve the expected benefits of the merger with BioMimetic and the market price of its common stock would decline.

At the closing of the merger, Wright will pay more than approximately $190 million in value in a combination of cash and Wright stock, with no assurance that the FDA will approve Augment® Bone Graft as anticipated. If the FDA does not approve Augment® Bone Graft or if the FDA delays approval or imposes labeling restrictions that reduce Augment® Bone Graft’s market potential, Wright may not realize a return on its investment. In such event, its reputation and business would be harmed and its stock price would decline.

Product liability lawsuits could harm its business.

The manufacture and sale of medical devices exposes Wright to significant risk of product liability claims. Wright has received more than 200 claims for personal injury associated with its metal-on-metal hip products. The number of claims continues to increase, Wright believes due to the increasing negative publicity in the industry regarding metal-on-metal hip products. Wright believes it has data that proves the efficacy and safety of its metal-on-metal hip products, and Wright intends to vigorously defend itself in these matters.

Claims for personal injury have also been made against Wright associated with fractures of its PROFEMUR® long titanium modular neck product. Wright believes that the overall fracture rate for the product is low and the fractures appear, at least in part, to relate to patient demographics, and Wright intends to vigorously defend itself in these matters.

Legal defenses are costly, regardless of the outcome. Wright may experience increased legal expenses as Wright defends itself in these matters, and Wright could incur liabilities associated with adverse outcomes that exceed its products liability insurance coverage.

In the future, Wright may be subject to additional product liability claims. Additionally, Wright could experience a material design or manufacturing failure in its products, a quality system failure, other safety issues, or heightened regulatory scrutiny that would warrant a recall of some of its products. Product liability lawsuits and claims, safety alerts and product recalls, regardless of their ultimate outcome, could have a material adverse effect on its business and reputation and on its ability to attract and retain customers.

Wright’s existing product liability insurance coverage may be inadequate to protect Wright from any liabilities Wright might incur.

If the product liability claims brought against Wright involve uninsured liabilities or result in liabilities that exceed its insurance coverage, its business, financial condition and results of operations could be materially and adversely affected. Further, such product liability matters may negatively impact its ability to obtain insurance coverage or cost-effective insurance coverage in future periods.

Fluctuations in insurance cost and availability could adversely affect its profitability or its risk management profile.

Wright holds a number of insurance policies, including product liability insurance, directors’ and officers’ liability insurance, property insurance and workers’ compensation insurance. If the costs of maintaining adequate insurance coverage should increase significantly in the future, its operating results could be materially adversely impacted. Likewise, if the availability of any of its current insurance coverage should become unavailable to Wright or become economically impractical, Wright would be required to operate its business without indemnity from commercial insurance providers.

A competitor’s recall of modular hip stems could negatively impact sales of its PROFEMUR®modular hip system.

On July 6, 2012, Stryker announced the voluntary recall of its Rejuvenate Modular and ABG II modular neck hip stems citing risks including the potential for fretting and/or corrosion at or about the modular neck junction. Although Stryker’s recalled modular hip stems differ in design and material from its PROFEMUR® modular neck hip stems, there is a risk that Stryker’s recall and the resultant publicity could negatively impact sales of modular neck systems of other manufacturers, including its PROFEMUR® system, even if the issues cited by Stryker are unique to Stryker products.

Modifications to Wright’s marketed devices may require FDA regulatory clearances or approvals or require Wright to cease marketing or recall the modified devices until such additional clearances or approvals are obtained.

The FDA requires device manufacturers to make a determination of whether or not a modification to a cleared and commercialized medical device requires a new approval or clearance. However, the FDA can review a manufacturer’s decision not to submit for additional approvals or clearances. Any modification to an FDA approved or cleared device that would significantly affect its safety or efficacy or that would constitute a major change in its intended use would require a new premarket approval or 510(k) clearance and could be considered misbranded if the modified device is commercialized and such additional approval or clearance was not obtained. Wright cannot assure you that the FDA will agree with its decisions not to seek approvals or clearances for particular device modifications or that Wright will be successful in obtaining additional approvals or 510(k) clearances for modifications.

Wright obtained 510(k) premarket clearance for certain devices it currently markets in the United States. Wright has subsequently modified some of those devices or device labeling since obtaining 510(k) clearance under the view that these modifications did not significantly affect the safety or efficacy of the device, and did not require new approvals or clearances. If the FDA disagrees with Wright’s decisions and requires Wright to obtain additional premarket approvals or 510(k) clearances for any modifications to its products and Wright fails to obtain such approvals or clearances or fails to secure approvals or clearances in a timely manner, Wright may be required to cease manufacturing and marketing the modified device or to recall such modified device until Wright obtains FDA approval or clearance and Wright may be subject to significant regulatory fines or penalties.

If Wright fails to comply with the terms of the Corporate Integrity Agreement, Wright may be subject to criminal prosecution and/or exclusion from federal healthcare programs.

As previously reported, on September 29, 2010, Wright’s wholly-owned subsidiary, Wright Medical Technologies, Inc., referred to as WMT, entered into a 12-month Deferred Prosecution Agreement (DPA) with the United States Attorney’s Office for the District of New Jersey, referred to as the USAO. WMT also entered into a five-year Corporate Integrity Agreement (CIA) with the Inspector General of the United States Department of Health and Human Services, referred to as OIG-HHS. On September 15, 2011, WMT reached an agreement with the USAO and the OIG-HHS under which WMT voluntarily agreed to extend the term of its DPA for 12 months. On October 4, 2012, the USAO issued a press release announcing that the amended DPA expired on September 29, 2012, that the USAO had moved to dismiss the criminal complaint against WMT because WMT had fully complied with the terms of the DPA, and that the court had ordered dismissal of the complaint on October 4, 2012. WMT’s obligations under the CIA expire as of September 29, 2015. The DPA imposed, and the CIA continues to impose, certain obligations on WMT to maintain compliance with U.S. healthcare laws. Wright’s failure to do so could expose Wright to significant liability, including, but not limited to, exclusion from federal healthcare program participation, including Medicaid and Medicare, which would have a material adverse effect on Wright’s financial condition, results of operations and cash flows, potential prosecution, civil and criminal fines or penalties, and additional litigation cost and expense.

The CIA acknowledges the existence of Wright’s Corporate Compliance Program and provides for certain other compliance-related activities during the five-year term of the agreement. If Wright breaches the CIA, the OIG-HHS may take further action against Wright, up to and including excluding Wright from participation in federal healthcare programs, which exclusion would have a material adverse effect on Wright’s financial condition, results of operations and cash flows.

Efforts to enhance Wright’s Corporate Compliance Program require the cooperation of many individuals and may divert resources from its other business activities and require substantial investment.

Wright is committed to the continued enhancement of its Corporate Compliance Program. This requires additional financial and human resources. Successful implementation of its enhanced Corporate Compliance Program requires the full and sustained cooperation of its employees, distributors and sales agents, as well as the healthcare professionals with whom they interact. These efforts may require increased expenses and additional investments. Wright may also encounter inefficiencies in the implementation of its new compliance enhancements, including delays in medical education, research and development projects, and clinical studies, which may unfavorably impact its business and its relationships with customers.

Allegations of wrongdoing by the United States Department of Justice and OIG-HHS and related publicity could lead to further governmental investigations or actions by other third parties.

As a result of the allegations of wrongdoing made by the USAO and the publicity surrounding its recent settlement with the United States Department of Justice (DOJ) and OIG-HHS, and amendments to the DPA and CIA, other governmental agencies, including state authorities, could conduct investigations or institute proceedings that are not precluded by the terms of settlements reflected in the DPA and the CIA. In August 2012, Wright received a subpoena from the United States Attorney’s Office for the Western District of Tennessee requesting records and documentation relating to its PROFEMUR series of hip replacement devices and for the period from January 1, 2000 to August 2, 2012. These interactions with the authorities could increase its exposure to lawsuits by potential whistleblowers, including under the federal false claims acts, based on new theories or allegations arising from the allegations made by the USAO. The costs of defending or resolving any such investigations or proceedings could have a material adverse effect on its financial condition, results of operations and cash flows.

The European Union and many of its world markets rely on the CE-Mark as the path to market its products.

The European Medical Device Directive requires that many of its products which bear the CE-Mark be supported by post market clinical data. Wright is in the process of implementing systems and procedures to control this activity in order to comply with these requirements, including establishing contractual relationships with the HCP clinical study sites in accordance with its internal compliance requirements. Wright intends to obtain the needed clinical data to support its marketed products, but there can be no assurance that European regulators will accept the results. This could potentially impact business performance.

A significant portion of its product sales are made through independent distributors and sales agents who Wright does not control.

A significant portion of its product sales are made through independent sales representatives and distributors. Because the independent distributor often controls the customer relationships within its territory, there is a risk that if its relationship with the distributor ends, its relationship with the customer will be lost. Also, because Wright does not control a distributor’s field sales agents, there is a risk Wright will be unable to ensure that its sales processes and priorities will be consistently communicated and executed by the distributor. If Wright fails to maintain relationships with its key distributors, or fails to ensure that its distributors adhere to its sales processes and priorities, this could have an adverse affect on its operations. In the past, Wright has experienced turnover within its independent distributor organization. This did adversely affect short term financial results as Wright transitioned to direct sales employees or new independent representatives. While Wright believes these transitions were managed effectively, there is a risk that future transitions could have a greater adverse affect on its operations than Wright has previously experienced. In particular, Wright plans to aggressively transition a portion of its U.S. independent distributor foot and ankle product territories to a direct sales model. Wright believed its plan to effectuate this transition can be implemented within acceptable levels of cost and short term business disruption. However, there is a risk that its transition plan will be more costly and disruptive than presently anticipated, which could have a material adverse affect on its business and operations.

If Wright loses one of its key suppliers, Wright may be unable to meet customer orders for its products in a timely manner or within its budget.

Wright relies on a limited number of suppliers for the components used in its products. Its reconstructive joint devices are produced from various surgical grades of titanium, cobalt chrome, stainless steel, various grades of high-density polyethylenes and ceramics. Wright relies on one source to supply Wright with a certain grade of cobalt chrome alloy, one supplier for the silicone elastomer used in some of its extremity products, one supplier of ceramics for use in its hip products, and one foundry which casts metal components of certain of its implant products.

Its Biologic product line includes a single sourced supplier for its GRAFTJACKET® family of soft tissue repair and graft containment products. In addition, certain biologic products depend upon a single supplier as its source for DBM and CBM, and any failure to obtain DBM and CBM from this source in a timely manner will deplete levels of on-hand raw materials inventory and could interfere with its ability to process and distribute allograft products. During 2012, Wright is expecting a single not-for-profit tissue bank to meet all of its DBM and CBM order requirements, a key component in the allograft products Wright currently produces, markets and distributes. In addition, Wright relies on a single supplier of soft tissue graft for BIOTAPE® XM.

Wright cannot be sure that its supply of DBM, CBM and soft tissue graft for BIOTAPE® XM will continue to be available at current levels or will be sufficient to meet its needs, or that future suppliers of DBM, CBM and soft tissue graft for BIOTAPE® XM will be free from FDA regulatory action impacting their sale of DBM, CBM and soft tissue graft for BIOTAPE® XM. As there are a small number of suppliers, if Wright cannot continue to obtain DBM, CBM and soft tissue graft for BIOTAPE® XM from its current sources in volumes sufficient to meet its needs, Wright may not be able to locate replacement sources of DBM, CBM and soft tissue graft for BIOTAPE® XM on commercially reasonable terms, if at all. This could interrupt its business, which could adversely affect its sales.

Suppliers of raw materials and components may decide, or be required, for reasons beyond its control to cease supplying raw materials and components to Wright. FDA regulations may require additional testing of any raw materials or components from new suppliers prior to its use of these materials or components and in the case of a device with a PMA application, Wright may be required to obtain prior FDA permission, either of which could delay or prevent its access to or use of such raw materials or components.

Wright’s biologics business is subject to emerging governmental regulations that can significantly impact its business.

The FDA has statutory authority to regulate allograft-based products, processing and materials. The FDA, European Union and Health Canada have been working to establish more comprehensive regulatory frameworks for allograft-based, tissue-containing products, which are principally derived from cadaveric tissue. The framework developed by the FDA establishes risk-based criteria for determining whether a particular human tissue-based product will be classified as human tissue, a medical device or biologic drug requiring 510(k)

clearance or PMA approval. All tissue-based products are subject to extensive FDA regulation, including establishment of registration requirements, product listing requirements, good tissue practice requirements for manufacturing and screening requirements that ensure that diseases are not transmitted to tissue recipients. The FDA has also proposed extensive additional requirements addressing sub-contracted tissue services, traceability to the recipient/patient and donor records review. If a tissue-based product is considered human tissue, FDA requirements focus on preventing the introduction, transmission and spread of communicable diseases to recipients. Clinical data or review of safety and efficacy is not required before the tissue can be marketed. However, if tissue is considered a medical device or biologic drug, then FDA clearance or approval is required.

Additionally, its biologics business involves the procurement and transplantation of allograft tissue, which is subject to federal regulation under the National Organ Transplant Act (NOTA). NOTA prohibits the sale of human organs, including bone and other human tissue, for valuable consideration within the meaning of NOTA. NOTA permits the payment of reasonable expenses associated with the transportation, processing, preservation, quality control and storage of human tissue. Wright currently charges its customers for these expenses. In the future, if NOTA is amended or reinterpreted, Wright may not be able to charge these expenses to its customers, and, as a result, its business could be adversely affected.

Its principal allograft-based biologics offerings include ALLOMATRIX®, GRAFTJACKET® and IGNITE® products.

If Wright fails to compete successfully in the future against its existing or potential competitors, its sales and operating results may be negatively affected, and Wright may not achieve future growth.

The markets for its products are highly competitive and dominated by a small number of large companies. Wright may not be able to meet the prices offered by its competitors or to offer products similar to or more desirable than those offered by its competitors.

Wright derives a significant portion of its sales from operations in international markets that are subject to political, economic and social instability.

Wright derives a significant portion of its sales from operations in international markets. Its international distribution system consists of eight direct sales territories and approximately 80 stocking distribution partners, which combined employ approximately 750 sales representatives who sell in approximately 60 countries. Most of these countries are, to some degree, subject to political, social and economic instability. For the year ended December 31, 2011, 42% of its net sales were derived from its international operations and 40% and 39% in each of 2010 and 2009. Its international sales operations expose Wright and its representatives, agents and distributors to risks inherent in operating in foreign jurisdictions.

These risks include:

•	the imposition of additional foreign governmental controls or regulations on orthopaedic implants and biologic products;

•	new export license requirements, particularly related to its biologic products;

•	economic instability, including currency risk between the U.S. dollar and foreign currencies, in its target markets;

•	a shortage of high-quality international salespeople and distributors;

•	loss of any key personnel who possess proprietary knowledge or are otherwise important to its success in international markets;

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changes in third-party reimbursement policy that may require some of the patients who receive its implant products to directly absorb medical costs or that may necessitate its reducing selling prices for its products;

•	changes in tariffs and other trade restrictions, particularly related to the exportation of its biologic products;

•	work stoppages or strikes in the healthcare industry, such as those that have affected its operations in France, Canada, Korea and Finland in the past;

•	a shortage of nurses in some of its target markets; and

•	exposure to different legal and political standards due to its conducting business in approximately 60 countries.

As a U.S.-based company doing business in foreign jurisdictions, not only is Wright subject to the laws of other jurisdictions, Wright is also subject to U.S. laws governing its activities in foreign countries, such as the Foreign Corrupt Practices Act (FCPA), as well as various import-export laws, regulations, and embargoes. If Wright’s business activities were determined to violate these laws, regulations or rules, Wright could suffer serious consequences.

Any material decrease in its foreign sales may negatively impact its profitability. Wright’s international sales are predominately generated in Europe. In Europe, healthcare regulation and reimbursement for medical devices vary significantly from country to country. This changing environment could adversely affect its ability to sell its products in some European countries.

The collectability of Wright’s accounts receivable may be affected by general economic conditions.

Wright’s liquidity is dependent on, among other things, the collection of its accounts receivable. Collections of its receivables may be affected by general economic conditions. Although current economic conditions have not had a material adverse effect on its ability to collect such receivables, Wright can make no assurances regarding future economic conditions or their effect on its ability to collect its receivables, particularly from its international stocking distributors.

As of December 31, 2011 and 2010, the balance due from its stocking distributor in Turkey was $6.8 million and $8.9 million, or 4.8% and 5.8% of its gross accounts receivable balance, respectively, a significant portion of which was past due. As of December 31, 2011 and 2010, its recorded allowance for doubtful accounts for potential losses related to this trade receivable was $6.2 million and $5.6 million, respectively.

Wright has a significant amount of indebtedness. Wright may not be able to generate enough cash flow from its operations to service its indebtedness, and Wright may incur additional indebtedness in the future, which could adversely affect its business, financial condition and results of operations.

Wright has a significant amount of indebtedness, including $300 million in aggregate principal with additional accrued interest of indebtedness under its 2.00% Convertible Senior Notes due 2017. Its ability to make payments on, and to refinance, its indebtedness, including these notes, and to fund planned capital expenditures, research and development efforts, working capital, acquisitions and other general corporate purposes depends on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond its control. If Wright does not generate sufficient cash flow from operations or if future borrowings are not available to Wright in an amount sufficient to pay its indebtedness, including payments of principal upon conversion of outstanding convertible notes or on their maturity or in connection with a transaction involving Wright that constitutes a fundamental change under the indenture governing the convertible notes, or to fund its liquidity needs, Wright may be forced to refinance all or a portion of its indebtedness, including the convertible notes, on or before the maturity thereof, sell assets, reduce or delay capital expenditures, seek to raise additional capital or take other similar actions. Wright may not be able to execute any of these actions on commercially reasonable terms or at all. Its ability to refinance its indebtedness will depend on its financial condition at the time, the restrictions in the instruments governing its indebtedness and other factors, including market conditions. In addition, in the event of a default under the convertible notes, the holders and/or the trustee under the indentures governing the convertible notes may accelerate its payment obligations under the convertible notes, which could have a material adverse effect on its business, financial condition and results of operations. Its inability to generate sufficient cash flow to satisfy its debt service obligations, or to refinance or restructure its obligations on commercially reasonable terms or at all, would likely have an adverse effect, which could be material, on its business, financial condition and results of operations.

In addition, its significant indebtedness, combined with its other financial obligations and contractual commitments, could have other important consequences. For example, it could:

•	make Wright more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;

•	limit its flexibility in planning for, or reacting to, changes in its business and its industry;

•	place Wright at a competitive disadvantage compared to its competitors who have less debt; and

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limit its ability to borrow additional amounts for working capital, capital expenditures, research and development efforts, acquisitions, debt service requirements, execution of its business strategy or other purposes.

Any of these factors could materially and adversely affect its business, financial condition and results of operations. In addition, if Wright incurs additional indebtedness, the risks related to its business and its ability to service its indebtedness would increase.

In addition, under Wright’s 2.00% Convertible Senior Notes due 2017, Wright is required to offer to repurchase the convertible notes upon the occurrence of a fundamental change, which could include, among other things, any acquisition of Wright for consideration other than publicly traded securities. The repurchase price must be paid in cash, and this obligation may have the effect of discouraging, delaying or preventing an acquisition of Wright that would otherwise be beneficial to its security holders.

Hedge and warrant transactions entered into in connection with the issuance of its convertible notes may affect the value of its common stock.

In connection with the issuance of its 2.00% Convertible Senior Notes due 2017, Wright entered into hedge transactions with various financial institutions with the objective of reducing the potential dilutive effect of issuing its common stock upon conversion of the convertible notes and the potential cash outlay from the cash conversion of the convertible notes. Wright also entered into separate warrant transactions with the same financial institutions. In connection with its hedge and warrant transactions associated with the convertible notes, these financial institutions purchased its common stock in secondary market transactions and entered into various over-the-counter derivative transactions with respect to its common stock. These entities or their affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the convertible notes by purchasing and selling shares of its common stock, other of its securities or other instruments they may wish to use in connection with such hedging. Any of these transactions and activities could adversely affect the value of its common stock and, as a result, the number of shares and the value of the common stock holders will receive upon conversion of the convertible notes. In addition, subject to movement in the price of its common stock, if the hedge transactions settle in its favor, Wright could be exposed to credit risk related to the other party with respect to the payment Wright is owed from such other party. If any of the participants in the hedge transactions is unwilling or unable to perform its obligations for any reason, Wright would not be able to receive the benefit of such transaction. Wright cannot provide any assurances as to the financial stability or viability of any of the participants in the hedge transactions.

Rating agencies may provide unsolicited ratings on its convertible notes that could reduce the market value or liquidity of its common stock.

Wright has not requested a rating of its convertible notes from any rating agency and Wright does not anticipate that the convertible notes will be rated. However, if one or more rating agencies independently elects to rate the convertible notes and assigns the convertible notes a rating lower than the rating expected by investors, or reduces such rating in the future, the market price or liquidity of its convertible notes and its common stock could be harmed. Should a decline in the market price of its convertible notes, as compared to the price of its common stock, this may trigger the right of the holders of its convertible notes to convert such notes into cash and shares of its common stock, as applicable.

Turmoil in the credit markets and the financial services industry may negatively impact its business.

The credit markets and the financial services industry have been experiencing a period of unprecedented turmoil and upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the U.S. and foreign governments. While the ultimate outcome of these events cannot be predicted, they may have an adverse effect on its customers’ ability to borrow money from their existing lenders or to obtain credit from other sources to purchase its products. In addition, the economic crisis could also adversely impact its suppliers’ ability to provide Wright with materials and components, either of which may negatively impact its business.

Efforts to acquire and integrate other companies or product lines could adversely affect its operations and financial results.

In addition to the merger with BioMimetic, Wright may pursue acquisitions of other companies or product lines. Its ability to grow through acquisitions depends upon its ability to identify, negotiate, complete and integrate suitable acquisitions and to obtain any necessary financing. With respect to the acquisitions completed, the proposed merger with BioMimetic, other future acquisitions, Wright may also experience:

•	difficulties in integrating any acquired companies, personnel and products into its existing business;

•	delays in realizing the benefits of the acquired company or products;

•	diversion of its management’s time and attention from other business concerns;

•	limited or no direct prior experience in new markets or countries Wright may enter;

•	higher costs of integration than Wright anticipated; or

•	difficulties in retaining key employees of the acquired business who are necessary to manage these acquisitions.

In addition, any future acquisitions could materially impair its operating results by causing Wright to incur debt or requiring Wright to amortize acquired assets.

If Wright’s patents and other intellectual property rights do not adequately protect its products, Wright may lose market share to its competitors and be unable to operate its business profitably.

Wright relies on patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish its intellectual property rights and protect its products. These legal means, however, afford only limited protection and may not completely protect its rights. In addition, Wright cannot be assured that any of its pending patent applications will issue. The USPTO may deny or require a significant narrowing of the claims in its pending patent applications and the patents issuing from such applications. Any patents issuing from the pending patent applications may not provide Wright with significant commercial protection. Wright could incur substantial costs in proceedings before the USPTO. These proceedings could result in adverse decisions as to the priority of its inventions and the narrowing or invalidation of claims in issued patents. In addition, the laws of some of the countries in which its products are or may be sold may not protect its intellectual property to the same extent as U.S. laws or at all. Wright also may be unable to protect its rights in trade secrets and unpatented proprietary technology in these countries.

In addition, Wright holds licenses from third parties that are necessary to utilize certain technologies used in the design and manufacturing of some of its products. The loss of such licenses would prevent Wright from manufacturing, marketing and selling these products, which could harm its business.

Wright seeks to protect its trade secrets, know-how and other unpatented proprietary technology, in part, with confidentiality agreements with its employees, independent distributors and consultants. Wright cannot be assured, however, that the agreements will not be breached, adequate remedies for any breach would be available or its trade secrets, know-how, and other unpatented proprietary technology will not otherwise become known to or independently developed by its competitors.

If Wright loses any existing or future intellectual property lawsuits, a court could require Wright to pay significant damages or prevent Wright from selling its products.

The medical device industry is litigious with respect to patents and other intellectual property rights. Companies in the medical device industry have used intellectual property litigation to gain a competitive advantage.

Wright may become party to lawsuits involving patents or other intellectual property. A legal proceeding, regardless of the outcome, could drain its financial resources and divert the time and effort of its management. If Wright loses one of these proceedings, a court, or a similar foreign governing body, could require Wright to pay significant damages to third parties, require Wright to seek licenses from third parties, pay ongoing royalties, redesign its products, or prevent Wright from manufacturing, using or selling its products. In addition to being costly, protracted litigation to defend or prosecute its intellectual property rights could result in its customers or potential customers deferring or limiting their purchase or use of the affected products until resolution of the litigation.

If Wright is unable to continue to develop and market new products and technologies, Wright may experience a decrease in demand for its products, or its products could become obsolete, and its business would suffer.

Wright is continually engaged in product development and improvement programs, and new products represent a significant component of its growth rate. Wright may be unable to compete effectively with its competitors unless Wright can keep up with existing or new products and technologies in the orthopaedic market. If Wright does not continue to introduce new products and technologies, or if those products and technologies are not accepted, Wright may not be successful. Additionally, its competitors’ new products and technologies may beat its products to market, may be more effective or less expensive than its products or may render its products obsolete.

Wright’s inability to maintain contractual relationships with healthcare professionals could have a negative impact on its research and development and medical education programs.

Wright maintains contractual relationships with respected physicians and medical personnel in hospitals and universities who assist in product research and development and in the training of surgeons on the safe and effective use of its products. Wright continues to place emphasis on the development of proprietary products and product improvements to complement and expand its existing product lines as well as providing high quality training on those products. If Wright is unable to maintain these relationships, its ability to develop and market new and improved products and train on the use of those products could decrease, and future operating results could be unfavorably affected.

Wright’s business could suffer if the medical community does not continue to accept allograft technology.

New allograft products, technologies and enhancements may never achieve broad market acceptance due to numerous factors, including:

•	lack of clinical acceptance of allograft products and related technologies;

•	the introduction of competitive tissue repair treatment options that render allograft products and technologies too expensive and obsolete;

•	lack of available third-party reimbursement;

•	the inability to train surgeons in the use of allograft products and technologies;

•	the risk of disease transmission; and

•	ethical concerns about the commercial aspects of harvesting cadaveric tissue.

Market acceptance will also depend on the ability to demonstrate that existing and new allograft products and technologies are attractive alternatives to existing tissue repair treatment options. To demonstrate this, Wright relies upon surgeon evaluations of the clinical safety, efficacy, ease of use, reliability and cost effectiveness of its tissue repair options and technologies. Recommendations and endorsements by influential surgeons are important to the commercial success of allograft products and technologies. In addition, several countries, notably Japan, prohibit the use of allografts. If allograft products and technologies are not broadly accepted in the marketplace, Wright may not achieve a competitive position in the market.

If adequate levels of reimbursement from third-party payors for its products are not obtained, surgeons and patients may be reluctant to use its products and its sales may decline.

In the U.S., healthcare providers who purchase its products generally rely on third-party payors, principally federally-funded Medicare, state Medicaid and private health insurance plans, to pay for all or a portion of the cost of joint reconstructive procedures and products utilized in those procedures. Wright may be unable to sell its products on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement. Its sales depend largely on governmental healthcare programs and private health insurers reimbursing patients’ medical expenses. Surgeons, hospitals and other healthcare providers may not purchase its products if they do not receive appropriate reimbursement from third-party payors for procedures using its products. In light of healthcare reform measures and the continued downturn in its economy, payors continue to review their coverage policies for existing and new therapies and may deny coverage for treatments that include the use of its products.

In addition, some healthcare providers in the U.S. have adopted or are considering bundled payment methodologies and/or managed care systems in which the providers contract to provide comprehensive healthcare for a fixed cost per person. Healthcare providers may attempt to control costs by authorizing fewer elective surgical procedures, including joint reconstructive surgeries, or by requiring the use of the least expensive implant available. Changes in reimbursement policies or healthcare cost containment initiatives that limit or restrict reimbursement for its products may cause its revenues to decline.

If adequate levels of reimbursement from third-party payors outside of the U.S. are not obtained, international sales of its products may decline. Outside of the U.S., reimbursement systems vary significantly by country. Many foreign markets have government-managed healthcare systems that govern reimbursement for medical devices and procedures. Canada, and some European and Asian countries, in particular France, Japan, Taiwan and Korea, have tightened reimbursement rates. Additionally, Brazil, China, Russia and the United Kingdom have recently begun landmark reforms that will significantly alter their healthcare systems. Finally, some foreign reimbursement systems provide for limited payments in a given period and therefore result in extended payment periods.

Wright’s business could be significantly and adversely impacted if certain types of healthcare reform programs are adopted and other legislative proposals are enacted into law.

In March 2010, comprehensive health care reform legislation in the form of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively known as the “Affordable Care Act”) was enacted. Among other provisions, these bills impose a 2.3% excise tax on U.S. sales of medical devices following December 31, 2012. The Affordable Care Act also includes numerous provisions to limit Medicare spending through reductions in various fee schedule payments and by instituting more sweeping payment reforms, such as bundled payments for episodes of care and the establishment of “accountable care organizations” under which hospitals and physicians will be able to share savings that result from cost control efforts. Many of these provisions will be implemented through the regulatory process, and policy details have not yet been finalized. Various healthcare reform proposals have also emerged at the state level. Wright cannot predict with certainty the impact that these federal and state health reforms will have on Wright. However, an expansion in government’s role in the U.S. healthcare industry may lower reimbursements for its products, reduce medical procedure volumes, and adversely affect its business and results of operations, possibly materially.

There is an increasing trend for more criminal prosecutions and compliance enforcement activities for noncompliance with the Health Insurance Portability and Accountability Act (HIPAA) as well as for data breaches involving protected health information (PHI). In the ordinary course of its business, Wright may receive PHI. If Wright is unable to comply with HIPAA or experiences a data breach involving PHI, Wright could be subject to criminal and civil sanctions.

If third-party payors decline to reimburse its customers for its products or reduce reimbursement levels, the demand for its products may decline and its ability to sell its products profitably may be harmed.

Wright sell its products to hospitals and other healthcare providers, which receive reimbursement for the healthcare services provide to their patients from third-party payors, such as domestic and international government programs, private insurance plans and managed care programs. These third-party payors may deny reimbursement if they determine that a device used in a procedure was not in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication. If its products are not considered cost-effective by third-party payors, its customers may not be reimbursed for its products.

In addition, third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for medical products. If third-party payors reduce reimbursement levels to hospitals and other healthcare providers for its products, demand for its products may decline, or Wright may experience pressure to reduce the prices of its products, which could have a material adverse effect on its sales and results of operations.

Outside of the United States, reimbursement systems vary significantly from country to country. In the majority of the international markets in which its products are sold, government-managed healthcare systems mandate the reimbursement rates and methods for medical devices and procedures. If adequate levels of reimbursement from third-party payors outside of the United States are not obtained, international sales of its products may decline. Many foreign markets, including Canada, and some European and Asian countries, have tightened reimbursement rates. Its ability to continue to sell certain products profitably in these markets may diminish if the government-managed healthcare systems continue to reduce reimbursement rates.

If Wright cannot retain its key personnel, Wright will not be able to manage and operate successfully, and Wright may not be able to meet its strategic objectives.

Its continued success depends, in part, upon key managerial, scientific, sales and technical personnel, as well as its ability to continue to attract and retain additional highly qualified personnel. Wright competes for such personnel with other companies, academic institutions, governmental entities and other organizations. There can be no assurance that Wright will be successful in retaining its current personnel or in hiring or retaining qualified personnel in the future. Loss of key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect on its ability to operate successfully. Further, any inability on its part to enforce non-compete arrangements related to key personnel who have left the business could have a material adverse effect on its business.

If a natural or man-made disaster strikes its manufacturing facility, Wright could be unable to manufacture its products for a substantial amount of time, and its sales could be disrupted.

Wright relies on a single manufacturing facility in Arlington, Tennessee, which is located near the New Madrid fault line. The Arlington facility and the manufacturing equipment Wright use to produce its products would be difficult to replace and could require substantial lead-time to repair or replace. Wright’s facility may be affected by natural or man-made disasters. In the event its facility is affected by a disaster, Wright would be forced to rely on third-party manufacturers. Although Wright believes Wright has adequate disaster recovery plans in place and Wright possess adequate insurance for damage to its property and the disruption of its business from casualties, such plans and insurance may not cover such disasters and all of its potential losses and may not continue to be available to Wright on acceptable terms or at all.

Wright is dependent on various information technology systems, and failures of, interruptions to, or unauthorized tampering of those systems could harm its business.

Many of its business processes depend upon its information technology systems, the systems and processes of third parties, and on interfaces with the systems of third parties. If those systems fail or are interrupted, or if its ability to connect to or interact with one or more networks is interrupted, its processes may function at a diminished level or not at all. In addition, its servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. These occurrences could harm its ability to ship products, and its financial results would likely be harmed.

Wright’s business plan relies on certain assumptions about the market for its products, which, if incorrect, may adversely affect its profitability.

Wright believes that the aging of the general population and increasingly active lifestyles will continue and that these trends will increase the need for its orthopaedic implant products. The projected demand for its products could materially differ from actual demand if its assumptions regarding these trends and acceptance of its products by the medical community prove to be incorrect or do not materialize, or if non-surgical treatments gain more widespread acceptance as a viable alternative to orthopaedic implants.

Fluctuations in foreign currency exchange rates could result in declines in its reported sales and earnings.

Because a majority of its international sales are denominated in local currencies and not in U.S. dollars, its reported sales and earnings are subject to fluctuations in foreign exchange rates. Approximately 31%, 29% and 28% of its total net sales were denominated in foreign currencies during the years ended December 31, 2011, 2010 and 2009, respectively, and Wright expects that foreign currencies will continue to represent a similarly significant percentage of its net sales in the future. Its international net sales were favorably impacted by the impact of foreign currency fluctuations of approximately $10.5 million in 2011, compared to the favorable impact of $1.5 million in 2010, and the unfavorable impact of $3.0 million in 2009. Operating costs related to these sales are largely denominated in the same respective currencies, thereby partially limiting its transaction risk exposure. However, cost of sales related to these sales are primarily denominated in U.S. dollars; therefore, as the U.S. dollar strengthens, the gross margin associated with its sales denominated in foreign currencies experience declines.

Wright currently employs a derivative program using 30-day foreign currency forward contracts to mitigate the risk of currency fluctuations on its intercompany receivable and payable balances that are denominated in foreign currencies. These forward contracts are expected to offset the transactional gains and losses on the related intercompany balances. These forward contracts are not designated as hedging instruments under Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Section 815, Derivatives and Hedging Activities. Accordingly, the changes in the fair value and the settlement of the contracts are recognized in the period incurred. Wright has not historically entered into hedging activities to mitigate the risk of foreign currency fluctuations in its statement of operations.

Wright’s quarterly operating results are subject to substantial fluctuations, and you should not rely on them as an indication of its future results.

Wright’s quarterly operating results may vary significantly due to a combination of factors, many of which are beyond its control. These factors include:

•	demand for products, which historically has been lowest in the third quarter;

•	its ability to meet the demand for its products;

•	increased competition;

•	the number, timing and significance of new products and product introductions and enhancements by Wright and its competitors;

•	its ability to develop, introduce and market new and enhanced versions of its products on a timely basis;

•	changes in pricing policies by Wright and its competitors;

•	changes in the treatment practices of orthopaedic surgeons;

•	changes in distributor relationships and sales force size and composition;

•	the timing of material expense- or income-generating events and the related recognition of their associated financial impact;

•	prevailing interest rates on its excess cash investments;

•	fluctuations in foreign currency rates;

•	the timing of significant orders and shipments;

•	ability to obtain reimbursement for its products;

•	availability of raw materials;

•	work stoppages or strikes in the healthcare industry;

•	changes in FDA and foreign governmental regulatory policies, requirements and enforcement practices;

•	changes in accounting policies, estimates and treatments;

•	restructuring charges, costs associated with its U.S. governmental inquiries and other charges;

•	variations in cost of sales due to the amount and timing of excess and obsolete inventory charges, commodity prices and manufacturing variances;

•	income tax fluctuations; and

•	general economic factors.

Wright believes its quarterly sales and operating results may vary significantly in the future and period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Wright cannot assure you that its sales will increase or be sustained in future periods or that Wright will be profitable in any future period. Any shortfalls in sales or earnings from levels expected by securities or orthopaedic industry analysts could have an immediate and significant adverse effect on the trading price of its common stock in any given period.

Potential stockholder litigation may result in financial losses or harm its reputation and may divert management resources.

Although, to its knowledge, no Wright stockholder complaints have been filed, it is possible that litigation could be brought by Wright stockholders, including private securities litigation and stockholder derivative suits, that if initiated, could divert management’s attention, harm its business and/or reputation, and result in significant liabilities.

Recent restructuring efforts could adversely affect its operations and financial results.

In September 2011, Wright announced plans to implement a cost restructuring plan to foster growth, to enhance profitability and cash flow and build stockholder value. Wright has implemented, and is continuing to implement, numerous initiatives to reduce spending, including streamlining select aspects of its international selling and distribution operations, reducing the size of its international product portfolio, adjusting plant operations to align with its volume and mix expectations and rationalizing its research and development projects. In total, Wright reduced its workforce by approximately 80 employees, or 6%. With respect to these restructuring activities, including those in process, Wright may experience:

•	higher costs of restructuring than Wright anticipated;

•	difficulties in completing all restructuring activities within the budgeted time;

•	diversion of its management’s time and attention from other business concerns;

•	loss of customers; or

•	lower than expected future benefits due to unforeseen or changing business conditions.

If Wright experiences any or all of the foregoing, its operations and financial results could be adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, that involve risks and uncertainties, as well as assumptions and information that are based on the current beliefs and expectations of the respective managements of BioMimetic and Wright, as the case may be. All statements other than statements of historical fact, are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, margins, royalties, profit split payments, product sales or other financial items; any statements of the plans, strategies and objectives of management for future operations, including integration and any potential restructuring plans and the anticipated timing of filings and approvals relating to the merger; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. In addition to the foregoing, when used in or incorporated by reference into this proxy statement/prospectus, the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” and “intend” and other similar expressions, as they relate to BioMimetic or Wright or their respective managements or stockholders, are intended to identify forward-looking statements.

Such forward-looking statements, whether expressed or implied, reflect the current views of BioMimetic and Wright with respect to future events and are subject to a number of known and unknown risks, delays, uncertainties and other important factors which could cause the actual results of BioMimetic or Wright to differ materially from those implied by such forward-looking statements, due to a number of factors, many of which are beyond either BioMimetic’s or Wright’s control, which include, but are not limited to, those set forth under the heading “Risk Factors,” the risks described in BioMimetic’s filings with the SEC, including BioMimetic’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; the risks described in Wright’s filings with the SEC, including Wright’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; and the following important factors and assumptions that could affect the future results of Wright following the merger, or the future results of BioMimetic and Wright if the merger does not occur, and could cause actual results to differ materially from the results, performance or other expectations implied or expressed in any forward-looking statements:

•	the market adoption of and demand for existing and new medical device products;

•	the ability to maintain and/or improve revenues and/or earnings;

•	the ability to successfully manufacture products in an efficient, timely and cost-effective manner;

•	anticipated dates on which BioMimetic and Wright will begin marketing certain products or will reach specific milestones in the development and implementation of their respective business strategies;

•	the impact on products and revenues of patents and other owned or licensed proprietary rights;

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compliance with laws, regulations and standards, and the application and interpretation of those laws, regulations and standards, that govern or affect the medical device industry, the non-compliance with which may delay or prevent the sale of products;

•	the possibility that the merger may involve unexpected costs;

•	the difficulty in predicting the timing or outcome of product development efforts and regulatory approvals;

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risks that the merger disrupts BioMimetic’s current plans and operations, and the potential difficulties for BioMimetic’s employee retention as a result of the announcement or completion of the merger;

•	the outcome of any pending or future litigation and administrative claims;

•	the ability of Wright to achieve the approval milestone and the product sales milestones on the terms specified in the CVR Agreement;

•	the value of the merger consideration that BioMimetic stockholders will be entitled to receive in the merger;

•	risks that the price of Wright common stock could decline in connection with the merger;

•	the possibility that regulatory approvals to complete the merger may not be received, may take longer than expected or may impose unanticipated conditions;

•	the impact of the merger on BioMimetic’s and Wright’s business relationships;

•	the ability to successfully complete the merger;

•	the ability of BioMimetic stockholders to sell Wright common stock or CVRs received in the merger when desired or at a desirable price;

•	challenges of integration and restructuring associated with the merger or other planned acquisitions and the challenges of achieving anticipated synergies; and

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other matters that are not historical facts and other risks that are described in the section titled “Risk Factors” and in the documents that are incorporated by reference into this proxy statement/prospectus.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, results of BioMimetic and Wright could differ materially from the expectations in these statements. BioMimetic and Wright do not undertake any obligation to update these forward-looking statements, except as required by law.

INFORMATION ABOUT THE SPECIAL MEETING

This section contains information about the special meeting that has been called to consider and act on the proposals to adopt the Merger Agreement, to approve the “golden parachute” compensation and to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement.

Date, Time and Place of the Special Meeting

BioMimetic stockholders will hold the special meeting at 389 Nichol Mill Lane, Franklin, Tennessee 37067, on February 26, 2013, at 8:00 a.m. local time, unless the special meeting is adjourned or postponed.

Purpose of the Special Meeting

At the special meeting, BioMimetic stockholders will be asked to consider and act on proposals to adopt the Merger Agreement, to approve the “golden parachute” compensation that will or may be paid by BioMimetic to its named executive officers in connection with the merger and to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement.

Record Date; Shares Entitled to Vote; Outstanding Shares

Only stockholders listed on BioMimetic’s records at the close of business on January 2, 2013, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting, or any adjournments or postponements of the special meeting. As of the close of business on the record date, there were 28,264,814 shares of BioMimetic common stock outstanding and entitled to vote at the special meeting. Each holder of BioMimetic common stock is entitled to one vote for each share of BioMimetic common stock held as of the record date.

A complete list of BioMimetic stockholders entitled to vote at the special meeting will be available for inspection at the principal place of business of BioMimetic during regular business hours for a period of no less than 10 days before the special meeting, as well as at the place of the special meeting.

Ownership of Shares

If your shares are registered directly in your name with BioMimetic’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by BioMimetic.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” This proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card included in the mailing.

Quorum

In order to transact business at the special meeting, a quorum of BioMimetic stockholders must be present. A quorum will exist if holders of a majority of the outstanding shares of BioMimetic stock entitled to vote as of the close of business on the record date are present in person, or represented by proxy, at the special meeting. The presence at the special meeting, either in person or by proxy, of the committed stockholders will establish a quorum. If a quorum is not present, the special meeting may be adjourned to a later date.

Holders of shares of BioMimetic common stock present in person at the special meeting but not voting, and shares of BioMimetic common stock for which BioMimetic has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether a quorum is established.

Vote Required

Provided a quorum of stockholders is present in person or by proxy at the special meeting, in order to adopt the Merger Agreement, holders of a majority of the outstanding shares of BioMimetic common stock must cast a vote in favor of the proposal. Because approval is based on the affirmative vote of a majority of the outstanding shares of BioMimetic common stock, a BioMimetic stockholder’s failure to submit a proxy card or to vote in person at the special meeting or an abstention from voting, or the failure of a BioMimetic stockholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Provided a quorum of stockholders is present in person or by proxy at the special meeting, in order to approve the “golden parachute” compensation proposal, holders of a majority of the shares of BioMimetic common stock present in person or represented by proxy at the special meeting and entitled to vote must cast a vote in favor of the proposal. Abstentions will have the effect of a vote “AGAINST” the proposal, while broker non-votes will have no effect on the proposal.

If there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting, a majority of the votes present in person or by proxy (whether or not a quorum is present) may adjourn the special meeting to another time and place in order to solicit additional proxies. Abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting. Shares not in attendance at the special meeting and broker non-votes will have no effect on the outcome of any vote to adjourn the special meeting.

Recommendation of the BioMimetic Board of Directors

The BioMimetic Board unanimously determined that the transactions contemplated by the Merger Agreement, including the merger, are advisable and fair to, and in the best interest of, BioMimetic and its stockholders, adopted the Merger Agreement and declared advisable the merger. The BioMimetic Board unanimously recommends that BioMimetic stockholders vote “FOR” the proposals to adopt the Merger Agreement, to approve the “golden parachute” compensation and to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal. See “The Merger—Reasons for the Merger.”

BioMimetic stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. In addition, BioMimetic stockholders are directed to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

Stock Ownership of, and Voting by, Committed Stockholders

On November 19, 2012, the committed stockholders entered into voting agreements with Wright, under which they agreed to vote all of their shares of BioMimetic common stock in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and against, among other things, any business combination or extraordinary corporate transaction involving BioMimetic or any or its subsidiaries, other than the merger or any business combination or transaction with BioMimetic or any of its affiliates. Each of the committed stockholders also granted an irrevocable proxy to Wright to vote or execute consents with respect to such committed stockholder’s shares of BioMimetic common stock in accordance with the preceding sentence. Additionally, the committed stockholders agreed, among other things, not to transfer their shares of BioMimetic common stock, subject to certain exceptions. The voting agreements will terminate upon the earliest to occur of: (1) the valid termination of the Merger Agreement in accordance with its terms; (2) the completion of the merger; (3) any amendment to the Merger Agreement that has not been approved by the committed stockholders reduces the merger consideration payable to the committed stockholders; or (4) September 30, 2013.

Stock Ownership of, and Voting by, BioMimetic’s Directors and Executive Officers

As of the record date, directors and executive officers of BioMimetic, as well as their stockholder affiliates, beneficially owned 9,293,666 shares of BioMimetic common stock, entitling them to collectively cast up to approximately 32% of the votes entitled to be cast at the special meeting. As noted above, the committed stockholders have agreed collectively to vote their shares of BioMimetic common stock in favor of the adoption of the Merger Agreement.

Except as described above as to shares held by the committed stockholders, none of BioMimetic’s directors or officers has entered into any agreement requiring them to vote for or against the proposal to adopt the Merger Agreement.

How to Vote

Whether you plan to attend the special meeting or not, you are urged to vote by proxy. Voting by proxy will not affect your right to attend the special meeting.

If your shares are registered directly in your name through BioMimetic’s stock transfer agent, American Stock Transfer & Trust Company, or you have physical stock certificates, you may vote:

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By Mail. You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this proxy statement/prospectus. BioMimetic must receive your proxy card no later than the close of business on the business day immediately before the special meeting.

•	By Internet or By Telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

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In Person at the Special Meeting. If you attend the special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the special meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can generally do so as follows:

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	By Internet or By Telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

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In Person at the Special Meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and a “Legal Proxy” letter indicating that you have not already voted by mail, Internet or telephone and therefore are eligible for vote in person at the special meeting. Bring these materials with you to the special meeting. You will not be able to vote at the special meeting unless you have a proxy card and a Legal Proxy letter from your broker.

Attending the Special Meeting

All BioMimetic stockholders as of the close of business on the record date may attend the special meeting by showing photo identification and signing in at the special meeting. If you are a stockholder of record (i.e., your shares are held in your name), you must list your name exactly as it appears on your stock ownership records from American Stock Transfer & Trust Company. If you hold shares through a broker, bank or other nominee, you must also provide a copy of your latest bank or broker statement showing your ownership as of the close of business on the record date.

Voting of Proxies

If you vote by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a stockholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the adoption of the Merger Agreement, to approve, the “golden parachute” compensation proposal and to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement.

Revoking Your Proxy

If you give BioMimetic your proxy, you may revoke it at any time before it is voted at the special meeting. There will be no double counting of votes. You may revoke your proxy in any one of the following ways:

•	entering a new vote or by granting a new proxy card or new voting instruction bearing a later date (which automatically revokes the earlier instructions);

•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above. Only your latest Internet or telephone vote will be counted;

•	notifying the Company’s corporate secretary in writing before the special meeting that you have revoked your proxy; or

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attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

Solicitation of Proxies

BioMimetic will pay all of the costs of solicitation of proxies. BioMimetic’s directors and employees may solicit proxies in person or by telephone, fax or email. No additional compensation will be paid to such directors and employees for those services. BioMimetic will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. BioMimetic will then reimburse the banks, brokers and other institutions, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with this process.

BioMimetic has retained Alliance Advisors, LLC to solicit proxies of BioMimetic stockholders to be voted at the special meeting with respect to the proposals contained within this proxy statement. BioMimetic expects to pay the proxy solicitation firm approximately $10,000 to $15,000, including out-of-pocket expenses, if applicable, for its services.

Stockholders should not send stock certificates with their proxies. A letter of transmittal and instructions for the surrender of BioMimetic common stock certificates will be mailed to BioMimetic stockholders shortly after the completion of the merger.

Stockholders Sharing an Address

Consistent with SEC rules regarding notices sent to record stockholders sharing a single address, BioMimetic is sending only one copy of this proxy statement/prospectus to an address unless BioMimetic received contrary instructions from any stockholder at that address. This “householding” practice reduces BioMimetic’s printing and postage costs. Stockholders may request to discontinue householding, or may request a separate copy of this proxy statement/prospectus by one of the following methods:

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record stockholders wishing to discontinue or begin householding, or any record stockholder residing at a household address wanting to request delivery of a copy of this proxy statement/prospectus should (a) direct a written request to: Investor Relations, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067 or (b) call Investor Relations at (615) 844-1280; and

•	stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

Other Business

The BioMimetic Board is not aware of any other business to be acted upon at the special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

BioMimetic Therapeutics, Inc.	Alliance Advisors, LLC
Attention: Investor Relations	200 Broadacres Drive, 3rd Floor
389 Nichol Mill Lane	Bloomfield, NJ 07003
Franklin, TN 37067	Tel:	(877) 777-4270 (toll free for investors)
Telephone Number: (615) 844-1280		(973) 873-7721 (for banks and brokers)
Email: ir@biomimetics.com

THE PARTIES TO THE MERGER

Wright Medical Group, Inc.

5677 Airline Road

Arlington, TN 38002

Telephone Number: (901) 867-4680

Wright Medical Group, Inc., a corporation organized under the laws of Delaware, is a global orthopedic medical device company and a leading provider of surgical solutions for the foot and ankle market. Wright specializes in the design, manufacture and marketing of devices and biologic products for extremity, hip and knee repair and reconstruction.

Wright common stock is listed on The NASDAQ Global Select Market under the symbol “WMGI.”

Wright owns 1,125,000 shares of BioMimetic common stock, which represents approximately 4.0% of BioMimetic’s outstanding common stock. The calculation of this percentage is based on 28,225,241 shares of BioMimetic common stock issued and outstanding as of November 14, 2012, as represented by BioMimetic in the Merger Agreement.

Additional information about Wright is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

BioMimetic Therapeutics, Inc.

389 Nichol Mill Lane

Franklin, TN 37067

Telephone Number: (615) 844-1280

BioMimetic Therapeutics, Inc., a corporation organized under the laws of Delaware, is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications. All Augment® branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body’s principal agents to stimulate and direct healing and regeneration.

BioMimetic has received regulatory approvals to market Augment® Bone Graft in Canada, Australia and New Zealand for use in hindfoot and ankle fusion indications. Augment® is pending regulatory decisions in the U.S. and European Union for similar indications. BioMimetic also markets a bone graft substitute line of products for orthopedic indications called Augmatrix™ Biocomposite Bone Graft.

BioMimetic common stock is listed on The NASDAQ Global Select Market under the symbol “BMTI.”

Additional information about BioMimetic is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Achilles Merger Subsidiary, Inc.

5677 Airline Road

Arlington, TN 38002

Telephone: (901) 867-4680

Achilles Merger Subsidiary, Inc., a corporation organized under the laws of Delaware, was formed solely for the purpose of facilitating the merger. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the merger, merger sub will be merged with and into BioMimetic, merger sub’s separate existence will cease and BioMimetic will become an interim direct or indirect wholly owned subsidiary of Wright.

Achilles Acquisition Subsidiary, LLC

5677 Airline Road

Arlington, TN 38002

Telephone: (901) 867-4680

Achilles Acquisition Subsidiary, LLC, a limited liability company organized under the laws of Delaware, was formed solely for the purpose of facilitating the subsequent merger. Sister subsidiary has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. Immediately following the merger of merger sub with and into BioMimetic, BioMimetic will be merged with and into sister subsidiary, and by operation of this merger, BioMimetic’s separate existence will cease and sister subsidiary will become the final surviving entity and a direct or indirect wholly owned subsidiary of Wright.

THE MERGER

The following is a description of the material aspects of the merger. While the following description is intended to cover the material terms of the merger, the description may not contain all of the information that may be important to you. The discussion of the merger in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated by reference into this proxy statement/prospectus. You are encouraged to read carefully this entire proxy statement/prospectus, including the Merger Agreement, for a more complete understanding of the merger.

Background of the Merger

As part of its normal strategic review process, BioMimetic’s management has periodically considered, and discussed with the BioMimetic Board, strategic alternatives for BioMimetic. BioMimetic has from time to time in the past engaged in discussions with various parties regarding potential business combinations.

In early February 2012, during the annual meeting of the American Academy of Orthopedic Surgeons, Timothy E. Davis, Jr., Senior Vice President, Corporate Development of Wright, approached Samuel E. Lynch, D.M.D., D.M.Sc., President and Chief Executive Officer of BioMimetic, to discuss Wright’s interest in a potential business combination with BioMimetic and to suggest that the parties engage in discussions concerning a potential transaction. Dr. Lynch and Mr. Davis did not discuss the terms or conditions of a potential transaction and agreed to speak again in the future. Later the same day, Dr. Lynch discussed the conversation with Chris Ehrlich, a member of the BioMimetic Board who is affiliated with a significant BioMimetic stockholder, who was also attending the conference. Subsequently, Dr. Lynch described his conversation with Mr. Davis to the BioMimetic Board at its next regularly scheduled meeting.

Several months later, on July 10, 2012, Mr. Davis sent a note to Dr. Lynch in regards to BioMimetic’s amendment to its pre-market approval application with respect to Augment® Bone Graft submitted to the FDA on June 28, 2012. Mr. Davis suggested that he and Dr. Lynch should speak soon about Augment® Bone Graft’s prospects and Wright’s continued interest in BioMimetic. Dr. Lynch thanked Mr. Davis and agreed that they should speak later.

Between July 10 and August 23, 2012, Mr. Davis and Dr. Lynch held multiple telephone calls and meetings during which they discussed BioMimetic’s responses to the FDA’s questions regarding Augment® Bone Graft, their respective businesses and a potential business combination of the companies without setting forth specific terms and conditions. As a result of these conversations, Dr. Lynch requested that Goldman Sachs, which had acted as a financial advisor to BioMimetic since 2009, prepare a presentation for the BioMimetic Board’s next meeting that would include a financial analysis of BioMimetic and an overview of Wright’s business.

On August 17, 2012, Mr. Davis notified Dr. Lynch that Wright would submit a formal proposal for a business combination between BioMimetic and Wright the following week.

On August 23, 2012, Wright delivered to BioMimetic a non-binding proposal for a transaction with BioMimetic at an upfront price per share of $4.50 in Wright stock, based on a fixed exchange ratio to be determined prior to signing, and a contingent value right worth up to $1.50 cash per share upon FDA approval and commercialization of Augment® Bone Graft. Wright stated that it believed the proposal would be attractive to BioMimetic stockholders because, among other things, the proposed transaction would (1) reduce BioMimetic’s downside risk in the event the FDA did not approve Augment® Bone Graft, while enabling BioMimetic to maintain upside potential through ownership in the combined company if the FDA approved Augment® Bone Graft; (2) eliminate the need for dilutive equity or significant debt financings if BioMimetic remained a standalone company; (3) reduce the risk associated with the potential commercialization roll-out of Augment® Bone Graft and leverage Wright’s existing distribution network and sales force; and (4) potentially result in a tax-free reorganization that would allow BioMimetic stockholders to defer taxes on the Wright stock portion of the merger consideration. Wright’s proposal was subject to certain conditions, including completion of financial and legal due diligence and negotiation of acceptable transaction documentation, and requested a 45-day exclusivity period. Subsequent to receiving the proposal, Dr. Lynch forwarded it to the BioMimetic Board and scheduled a meeting to discuss its terms.

On August 28, 2012, the BioMimetic Board convened a telephonic meeting attended by all of the members of the BioMimetic Board to discuss Wright’s proposal and to formulate a preliminary response. Representatives from Ropes & Gray LLP, referred to as Ropes & Gray, BioMimetic’s legal advisors, and Goldman Sachs attended this meeting. Dr. Lynch described Wright’s proposal and summarized his discussions with Wright to date. Representatives of Goldman Sachs then presented a financial analysis of BioMimetic that had been circulated to the BioMimetic Board prior to the meeting. Members of the BioMimetic Board asked the representatives of Goldman Sachs questions about the presentation and various assumptions underlying the financial analysis. The BioMimetic Board and representatives of Goldman Sachs and Ropes & Gray then discussed potential timelines for the proposed transaction with Wright. The BioMimetic Board next examined potential benefits to BioMimetic stockholders of a business combination, such as minimizing their FDA and commercialization risk and avoiding dilution as a result of equity financings that would likely be necessary to fund commercialization of Augment® Bone Graft, and potential risks, including whether Wright would be able to commercialize Augment® Bone Graft as successfully as BioMimetic. A representative from Ropes & Gray then described to the BioMimetic Board its fiduciary duties and responsibilities in connection with Wright’s proposal. After extensive discussion, the BioMimetic Board unanimously determined that Wright’s current proposal was inadequate and directed Dr. Lynch to deliver that message to Wright.

On August 29, 2012, Dr. Lynch called Robert J. Palmisano, President and Chief Executive Officer of Wright, and Mr. Davis to discuss Wright’s proposal and explain the BioMimetic Board’s position. Dr. Lynch stated that the financial terms of Wright’s offer were inadequate, but suggested that BioMimetic’s Board would consider an offer that more fairly reflected BioMimetic’s intrinsic value.

On September 5, 2012, Wright delivered a revised non-binding proposal to BioMimetic. In its proposal, Wright offered to pay holders of BioMimetic’s outstanding shares consideration comprised of $5.50 in Wright stock, based on a fixed exchange ratio to be determined prior to signing, and a contingent value right worth up to $2.50 cash per share upon FDA approval and commercialization of Augment® Bone Graft. Wright’s proposal continued to be subject to certain conditions and Wright stated that it was unwilling to proceed with transaction discussions unless they were conducted on an exclusive basis.

On September 6, 2012, the BioMimetic Board held a meeting attended by each member of the BioMimetic Board, which included representatives of Ropes & Gray and Goldman Sachs. A representative of Goldman Sachs presented to the BioMimetic Board both an updated financial analysis of BioMimetic, which incorporated feedback about certain assumptions for approval and future sales of Augment® Bone Graft, among other things, from the BioMimetic Board and BioMimetic’s management, and its financial analysis of Wright’s proposal. Extensive discussion ensued regarding the analyses and the various assumptions built into the financial model prepared by BioMimetic’s management and used by Goldman Sachs for purposes of its analyses. A representative of Ropes & Gray then reviewed again for the BioMimetic Board its fiduciary duties. The BioMimetic Board discussed other strategic options potentially available to BioMimetic, including remaining a standalone company or pursuing alternative transactions with other parties, and the nature of BioMimetic’s response to Wright. The BioMimetic Board agreed that it would continue discussions with Wright to enter into a possible business combination transaction, but clearly communicated that Wright would need to increase the financial terms of its proposal in order to complete a transaction. The BioMimetic Board directed Dr. Lynch to continue negotiating with Wright on those terms.

On September 7, 2012, Dr. Lynch called Messrs. Palmisano and Davis to discuss Wright’s proposal. Dr. Lynch explained that the BioMimetic Board continued to believe that the financial terms of Wright’s proposal were insufficient to justify initiating an exchange of non-public information or negotiating transaction documentation, but that the BioMimetic Board would consider a proposal with higher consideration.

On September 12, 2012, Dr. Lynch met with Mr. Palmisano and Mr. Davis in New York to discuss BioMimetic’s response to Wright’s current proposal and Wright’s expectations for the commercialization and sales of Augment® Bone Graft. During the course of the discussion, Mr. Palmisano indicated that Wright might be willing to increase its offer to $6.00 per share of upfront consideration, consisting of Wright stock valued at $5.50, based on a fixed exchange ratio to be determined prior to signing, and $0.50 of cash, plus a contingent value right worth up to an aggregate of $5.00 upon FDA approval of Augment® Bone Graft and achievement of certain sales milestones. Dr. Lynch responded that the mix of consideration being proposed was potentially acceptable, but that he believed the amount of the aggregate proposed consideration continued to undervalue BioMimetic and that Wright should consider increasing the upfront cash payment and the potential value of the contingent value right. Dr. Lynch also stated that if a portion of the contingent payments were based on achieving product sales milestones, Wright should add a member of the BioMimetic Board to Wright’s Board after closing.

On September 14, 2012, representatives of Goldman Sachs and J.P. Morgan Securities, LLC, referred to as J.P. Morgan, Wright’s financial advisor, had a telephone conversation to discuss Wright’s most recent offer.

On September 16, 2012, Mr. Davis called Dr. Lynch to discuss the proposed transaction. Mr. Davis indicated that Wright would modify the terms of its proposed contingent value right such that $3.00 in cash would be payable to former BioMimetic stockholders upon FDA approval of Augment® Bone Graft and Wright would pay either (a) $2.00 upon FDA approval of Augment Injectable or (b) $1.00 upon achieving each of $60 million, $70 million and $80 million of sales of Augment® Bone Graft. He also stated that Wright would consider nominating a member of the BioMimetic Board for election to the Wright Board after the closing of the proposed transaction.

On September 17, 2012, Dr. Lynch called Mr. Palmisano to discuss Wright’s proposal. In particular, Dr. Lynch reviewed their prior discussion in New York and emphasized the importance of increasing both the upfront and contingent value rights payments. Mr. Palmisano responded that Wright might be willing to offer up to an aggregate of $10.00 for upfront payment and contingent payment upon FDA approval of Augment® Bone Graft plus additional consideration upon achievement of certain sales milestones, but that Wright would need to adjust the timing and threshold amounts for the contingent sales milestone payments discussed on September 16, 2012.

On September 18, 2012, the BioMimetic Board held a telephonic meeting attended by each member of the BioMimetic Board and representatives of Ropes & Gray and Goldman Sachs. Dr. Lynch provided a summary of his recent discussions with Wright and responded to questions from the BioMimetic Board. A representative of Goldman Sachs then described Wright’s current proposal and presented updated financial analyses of BioMimetic and the proposed transaction. The BioMimetic Board asked questions and received answers about the presentation and about the projections underlying Goldman Sachs’ financial analysis. The BioMimetic Board then requested that BioMimetic’s management further refine its projections and Goldman Sachs update its presentation accordingly. The BioMimetic Board next discussed the proposed terms of the transaction, including the structure of the proposed contingent value right and asked the representatives of Ropes & Gray and Goldman Sachs to describe various forms of market checks, either prior to or after executing a definitive agreement with Wright, and the potential timeline for a transaction with Wright. After further discussion, the BioMimetic Board determined that Wright’s current offer remained inadequate to justify the exchange of diligence materials and negotiation of definitive documents, but authorized Dr. Lynch to continue urging Wright to increase both the proposed upfront and contingent consideration. The BioMimetic Board agreed that aggregate consideration of $10.00 through FDA approval of Augment® Bone Graft, with $6.50 being upfront in a mix of cash and Wright common stock and a cash payment of $3.50 upon approval of Augment® Bone Graft, plus additional cash payments equal to $3.00 upon achievement of certain sales milestones would be likely acceptable and if Wright and BioMimetic’s negotiations continued, the BioMimetic Board would consider a pre-signing market check.

On September 19, 2012, Dr. Lynch had multiple telephone conversations with Messrs. Palmisano and Davis. During the course of such conversations, Dr. Lynch stated that Wright would need to raise its offer price in order for the BioMimetic Board to support a potential transaction. In particular, Wright would need to pay BioMimetic stockholders at least $6.50 of upfront consideration and $3.50 upon receipt of FDA approval of Augment® Bone Graft and Wright would need to decrease the product sales milestones thresholds for the contingent value right. Mr. Palmisano stated that he believed the Wright Board would agree to increase the value of the upfront payment to $6.50, to consist of $5.50 worth of Wright common stock, based on a fixed exchange ratio set at signing, plus $1.00 of cash, and contingent payments based on receipt of FDA approval for Augment® Bone Graft to $3.50, but that there was little flexibility on the sales milestones. After further discussion, Mr. Palmisano suggested that, pending approval of the Wright Board, Wright would agree to pay $1.50 upon achieving each of $40 million and $70 million of certain product sales, but, even if achieved sooner, such payment would be made no sooner than 24 months and 36 months after the closing of the transaction, respectively. He also indicated that the contingent value rights would expire six years following the closing. Dr. Lynch and Mr. Palmisano agreed to take these terms to their respective boards.

On September 20, 2012, the BioMimetic Board held a telephonic meeting attended by each member of the BioMimetic Board and representatives of Ropes & Gray and Goldman Sachs. Dr. Lynch described his most recent interactions with Wright and summarized the terms proposed by Wright. A representative from Goldman Sachs followed with a presentation of its financial analysis of those terms. The BioMimetic Board discussed the financial analysis and determined it was satisfied with the consideration proposed by Wright and did not believe Wright would be willing to pay more. The BioMimetic Board then discussed whether to conduct a pre-signing market check and concluded that Goldman Sachs should contact third parties on behalf of BioMimetic. With input from BioMimetic’s management and Goldman Sachs, the BioMimetic Board assessed which companies would be most likely have an interest in acquiring BioMimetic based on their financial capacity and strategic focus on BioMimetic’s business area. The BioMimetic Board’s views were further informed by past discussions with various parties regarding potential business combinations, including with Wright, as well as directors’ knowledge of the industry and particular companies. The BioMimetic Board determined to focus the pre-market check on a select group of 15 strategic counter-parties in order to concentrate resources on the most likely acquirors. The BioMimetic Board, in consultation with Goldman Sachs, determined not to contact private equity firms because they were not likely to be interested in acquiring BioMimetic. After considerable discussion, it was the unanimous view of the BioMimetic Board that, while BioMimetic was not currently for sale, management and BioMimetic’s advisors should simultaneously (1) engage with Wright, by providing diligence materials, conducting reverse due diligence, and discussing possible non-price terms for a potential business combination; and (2) contact potential other counter-parties to explore their interest in a possible business combination transaction.

On September 20, 2012, Dr. Lynch called Mr. Davis to discuss the outcome of the meeting of the BioMimetic Board. Dr. Lynch explained that the BioMimetic Board had authorized BioMimetic’s management and advisors to engage in diligence and to discuss possible non-price terms for a potential business combination, although BioMimetic would not agree to negotiate with Wright exclusively. The parties discussed potential timelines and agreed to schedule diligence meetings and to direct their respective advisors to begin drafting documents. At the request of the BioMimetic Board, representatives of Goldman Sachs also communicated to J.P. Morgan on September 20 that BioMimetic was unwilling to accept an exclusivity period with Wright.

Between September 20 and October 1, 2012, representatives of Goldman Sachs contacted 15 parties that the BioMimetic Board, with input from BioMimetic’s management and in consultation with Goldman Sachs, had identified as potentially being interested in a transaction with BioMimetic.

On September 24, 2012, Wright delivered to BioMimetic a further revised non-binding proposal that reflected the economic terms discussed by the parties on September 19, 2012, including upfront consideration of $6.50, comprised of $5.50 worth of Wright stock, based on a fixed exchange ratio to be determined prior to signing, and $1.00 in cash, and a contingent value right worth up to $6.50 based upon achievement of FDA approval of Augment® Bone Graft and certain product sales milestones. Wright’s proposal also provided that the Wright Board was open to the possibility of nominating an independent member of the BioMimetic Board for election to the Wright Board at Wright’s next annual meeting of stockholders. Wright’s proposal did not insist on exclusivity, but other non-economic terms remained substantially similar to those included in Wright’s proposal of September 5, 2012. After receiving the proposal, BioMimetic’s management discussed certain terms with certain members of the BioMimetic Board and its advisors, including the timing of potential contingent payments and the addition of a BioMimetic representative on the Wright Board, and subsequently Dr. Lynch called Mr. Davis to convey BioMimetic’s counter-proposal.

On September 26, 2012, in response to conversations with BioMimetic’s management, Wright delivered to BioMimetic a final non-binding letter of intent. This final non-binding letter of intent remained substantially similar to the non-binding letter of intent delivered by Wright on September 24, 2012, other than changes to the timing of potential contingent payments based on the achievement of the $40 million and $70 million product sales milestones, which the new proposal stated could be made as early as 24 months and 36 months following closing of the proposed transaction, respectively, rather than 24 months and 36 months following commercialization of Augment® Bone Graft as provided in Wright’s prior offer. The proposal also stated that, subject to certain conditions included in the proposal, the Wright Board would nominate an independent member of the BioMimetic Board for election to the Wright Board at Wright’s next annual meeting of stockholders. After discussing the terms of the letter with BioMimetic’s financial and legal advisors and determining that it satisfied the terms and conditions required by the BioMimetic Board, Dr. Lynch responded to Wright with an e-mail acknowledging that the terms outlined in Wright’s letter reflected the parties’ discussions and formed the basis for exploring a potential transaction.

Also on September 26, 2012, a representative of Wilson Sonsini Goodrich & Rosati, P.C., referred to as WSGR, Wright’s legal advisors, contacted a representative of Ropes & Gray to discuss adding a mutual standstill provision to an existing non-disclosure agreement between Wright Medical Technology, Inc., a subsidiary of Wright, and BioMimetic executed in October 2010. The representative of Ropes & Gray then discussed the proposed terms with BioMimetic’s management and after further conversations between the parties and their representatives about the terms of the non-disclosure agreement, diligence process and high-priority diligence requests, the parties to the original non-disclosure agreement entered into an amendment to that agreement to include a mutual standstill provision.

On September 27, 2012, Bidder A contacted Goldman Sachs to express its interest in a potential transaction with BioMimetic. Prior to providing Bidder A with non-public information about BioMimetic, Goldman Sachs provided Bidder A with a draft non-disclosure agreement, with substantially similar terms to those included in the amended non-disclosure agreement between BioMimetic and Wright.

On September 28, 2012, Bidder B contacted Goldman Sachs to engage in discussions about BioMimetic. Goldman Sachs provided Bidder B with a draft non-disclosure agreement, with substantially similar terms to those included in the amended non-disclosure agreement between BioMimetic and Wright, which Bidder B signed on October 1, 2012, after negotiations with BioMimetic’s advisors. Over the course of the following week, representatives of Goldman Sachs attempted to schedule a management presentation and coordinate diligence with Bidder B. Bidder B subsequently notified Goldman Sachs that it determined not to pursue the opportunity given the stage of BioMimetic’s development.

Between September 30, 2012 and October 30, 2012, at the direction of the BioMimetic and Wright Boards, management of both parties, together with the assistance of their respective legal and financial advisors, exchanged financial, operational and legal due diligence materials and held several telephonic and in person diligence sessions regarding, among other things, the parties’ respective operations, finances, regulatory affairs, compliance and commercial strategies, and the status of the FDA approval process for Augment® Bone Graft.

On October 5, 2012, the BioMimetic Board held a telephonic meeting attended by each member of the BioMimetic Board and representatives of Ropes & Gray and Goldman Sachs. Dr. Lynch began with a summary of recent diligence activities between BioMimetic and Wright. A representative of Goldman Sachs then reported on the pre-signing market check activities, noting that 14 of the 15 parties Goldman Sachs had contacted chose not to pursue a transaction, including Bidder A, who did not sign the draft non-disclosure agreement provided by Goldman Sachs. Certain of the parties who had been contacted by Goldman Sachs had responded that they were not interested in acquiring companies without a product approved by the FDA and other parties’ business development strategies did not include orthopedics or biologic products. The representative of Goldman Sachs noted, however, that Bidder B had signed a non-disclosure agreement. A representative of Ropes & Gray then updated the BioMimetic Board regarding the status of the transaction documentation. Thorkil Christensen, a member of the BioMimetic Board who is affiliated with Novo A/S, a significant stockholder of BioMimetic, referred to as Novo, left the meeting. Then Larry Bullock, Chief Financial Officer of BioMimetic, described for the BioMimetic Board a potential debt facility offered to BioMimetic by Novo as a financing option in the event that a business combination transaction did not occur with Wright or another third party. The BioMimetic Board discussed the terms and conditions and directed Mr. Bullock to continue negotiating certain terms with Novo and to seek competitive proposals from other institutions, so that BioMimetic would be able to raise money quickly if it did not sign a definitive business combination agreement.

On October 8, 2012, WSGR delivered a draft merger agreement to Ropes & Gray. The draft provided that upon closing the proposed transaction BioMimetic stockholders would receive the consideration set forth in Wright’s September 26, 2012 non-binding letter of intent, but that Wright could terminate the merger agreement as the result of adverse feedback from the FDA regarding Augment® Bone Graft. The draft agreement did not require Wright to pay a termination fee in the event it terminated the merger agreement upon such adverse FDA feedback, but noted that Wright may be willing to extend a loan to BioMimetic in such circumstance. The draft required BioMimetic to pay a termination fee, even in the absence of an alternative acquisition proposal, if BioMimetic stockholders did not vote in favor of the transaction. As initially proposed, BioMimetic would pay a break up fee equal to an unidentified percentage of BioMimetic’s equity value. During the period between October 8, 2012, and the execution of the Merger Agreement on November 19, 2012, BioMimetic and Wright management and their respective financial advisors and outside counsel spent considerable time negotiating terms of the transaction and exchanged multiple drafts of the merger agreement, contingent value rights agreement and voting agreement.

On October 10, 2012, Dr. Lynch and Mr. Palmisano spoke by telephone to discuss certain provisions in Wright’s draft merger agreement, including whether Wright could terminate the merger agreement as the result of adverse feedback from the FDA regarding Augment® Bone Graft and whether BioMimetic must pay a termination fee in the event BioMimetic stockholders did not vote in favor of the transaction even in the absence of an alternative acquisition proposal. Dr. Lynch subsequently contacted Mr. Ehrlich; Larry Papasan, Chairman of the BioMimetic Board; and Mr. Christensen to discuss their positions on certain issues raised by the merger agreement. After such conversations, with the support of Messrs. Papasan, Christensen and Ehrlich, BioMimetic’s management suspended diligence activities pending further feedback from Wright.

On October 12, 2012, BioMimetic’s management, along with representatives of Ropes & Gray and Goldman Sachs, held a call to update the BioMimetic Board about the negotiations with Wright. Dr. Lynch described his recent conversations with Wright and a representative of Goldman Sachs provided its analysis of alternatives if Wright continued to insist on a termination right based on adverse FDA feedback with respect to Augment® Bone Graft. After asking questions of BioMimetic’s management and advisors and engaging in extensive discussions, the BioMimetic Board determined that it would agree to such a provision only if Wright agreed to a narrow definition of an adverse FDA event and to pay a reverse termination fee of $30 million upon termination of the merger agreement as a result of such an adverse FDA event.

Later in the day on October 12, 2012, Dr. Lynch called Mr. Davis to explain the BioMimetic Board’s position, and Mr. Davis agreed to discuss the proposal with Wright’s management.

On October 15, 2012, representatives of Goldman Sachs and J.P. Morgan discussed the terms of the current merger agreement draft and representatives of J.P. Morgan indicated that Wright was unwilling to pay a fee if it terminated the merger agreement as a result of adverse FDA feedback, but confirmed that it might be willing to extend a loan to BioMimetic after such a termination. After the call, representatives of Goldman Sachs described the conversation to BioMimetic management, and BioMimetic’s management reiterated the BioMimetic Board’s position that Wright must agree to pay a termination fee.

On October 16, 2012, after BioMimetic determined that sufficient progress had been made in the negotiations and in order to complete regulatory diligence in a timely manner, BioMimetic reinitiated the diligence process and agreed to meet with Wright and their respective advisors for an in-person meeting in Franklin, Tennessee. During the meeting, Dr. Lynch spoke separately with Mr. Davis about the proposed terms in the merger agreement, and Mr. Davis agreed that Wright would pay a $30 million reverse termination fee if it terminated the merger agreement as a result of an adverse FDA event and that BioMimetic would not be responsible for paying a termination fee if its stockholders did not vote in favor of the transaction, so long as BioMimetic had not received an alternative acquisition proposal prior to such vote.

On October 19, 2012, the BioMimetic Board held a telephonic meeting attended by a quorum of the BioMimetic Board and representatives of Ropes & Gray and Goldman Sachs. Dr. Lynch began with a summary of recent diligence activities between BioMimetic and Wright, including the regulatory diligence sessions held on October 16, 2012, with outside counsel, and summarized his negotiation with Mr. Davis following the regulatory diligence session. The BioMimetic Board discussed Dr. Lynch’s summary and authorized Dr. Lynch to proceed with the negotiations with Wright under the terms discussed by the BioMimetic Board. Dr. Lynch also noted that the parties had exchanged drafts of the proposed merger agreement and contingent value rights agreement. He then reviewed the tentative timeline for a transaction. A representative of Goldman Sachs also updated the BioMimetic Board on the market check activities and noted that Bidder B did not appear to be actively engaged and was unlikely to pursue the opportunity.

On October 24, 2012, members of Wright’s management met with certain senior BioMimetic employees to discuss Wright’s expectations for BioMimetic’s employees and integration after the proposed merger. A member of Wright’s management confirmed that Wright intended to maintain BioMimetic’s operations in Franklin, Tennessee post-closing and intended to retain most of BioMimetic’s employees. The parties also conducted further regulatory and financial diligence.

On October 25 and 26, 2012, WSGR and Ropes & Gray held telephonic conferences to discuss the drafts of the merger agreement and contingent value rights agreement. Among the issues discussed by legal counsel were Wright’s proposal that the termination fee owed by BioMimetic if the merger agreement was terminated in certain circumstances be 5.5% of the upfront merger consideration, the circumstances under which the BioMimetic Board would be allowed to change its recommendation to stockholders or terminate the merger agreement to satisfy its fiduciary duties and Wright’s expectation that each of the officers, directors and their affiliates holding shares of BioMimetic stock sign voting agreements. Between October 26, 2012 and November 18, 2012, at the direction of the BioMimetic Board and the Wright Board, the parties’ respective legal and financial advisors held several telephonic conferences regarding the transaction structure, economic and deal protection terms and other aspects of the proposed transaction.

Also on October 26, 2012, Wright and BioMimetic’s management, along with Mr. Papasan, Charles Federico, a member of the BioMimetic Board, and representatives of Goldman Sachs held a diligence session in Arlington, Tennessee to cover financial and tax matters related to both companies and the general business and growth prospects for Wright. Additionally, Mr. Palmisano met with Dr. Lynch and Messrs. Papasan and Federico to discuss Dr. Lynch’s role after closing the potential transaction. Dr. Lynch had recently expressed to Mr. Davis his preference not to continue with the combined company after closing, but Mr. Palmisano stated that it was important to Wright that Dr. Lynch remain an employee of the combined company during a transition period following the closing date.

On October 28, 2012, the BioMimetic Board held a telephonic meeting attended by each member of the BioMimetic Board and representatives of Ropes & Gray and Goldman Sachs. Dr. Lynch and Messrs. Papasan and Federico summarized their recent interactions with Wright, including their diligence meeting on October 26,

2012. The BioMimetic Board then discussed the process to complete negotiations of the definitive agreements. After these discussions, the BioMimetic Board excused the representatives of BioMimetic’s management (including Dr. Lynch) and Goldman Sachs from the meeting and held an executive session during which it continued its discussion regarding the possible transaction with Wright and Wright’s position that Dr. Lynch must remain at the combined company after closing. The BioMimetic Board also formed a transaction committee comprised of Mr. Papasan, Mr. Federico and James Murphy to assist management with, and advise the BioMimetic Board about, negotiations with Wright. Dr. Lynch consulted periodically with members of the transaction committee throughout the negotiation process, but the transaction committee did not subsequently convene outside of meetings of the full BioMimetic Board because it determined that the frequency of such BioMimetic Board meetings provided the BioMimetic Board sufficient insight into the negotiation process and that BioMimetic’s management received adequate, timely guidance from the BioMimetic Board.

On November 2, 2012, BioMimetic’s management, along with representatives of Ropes & Gray and Goldman Sachs, held a call to update the BioMimetic Board about the negotiations with Wright. Dr. Lynch provided an update on the status of negotiations with Wright and the expected timing of the transaction. The BioMimetic Board then discussed significant issues related to the proposed merger agreement, including circumstances under which Wright could terminate in the event of an adverse FDA event, the consideration to be paid in the transaction and the tax-free nature of the transaction.

On November 8, 2012, members of management from each of Wright and BioMimetic and representatives of their respective legal advisors and Goldman Sachs met in Memphis, Tennessee to discuss the proposed terms of the transaction and to resolve open issues in the transaction documents, including the circumstances in which the BioMimetic Board would be allowed to change its recommendation to stockholders about the proposed transaction or to terminate the merger agreement in order to satisfy its fiduciary duties. The parties agreed that the termination fee owed by BioMimetic if the merger agreement was terminated under certain circumstances would be 4.5% of the upfront merger consideration, or 2.25% of the aggregate merger consideration if all of the milestones under the proposed contingent value rights were achieved. The parties also discussed a proposal from BioMimetic that the stock consideration be subject to a collar that would protect its value if the price of Wright’s stock declined between the signing of the merger agreement and the closing date.

Also on November 8, 2012, WSGR delivered a draft voting agreement to Ropes & Gray. Under the terms of the proposed voting agreement, BioMimetic’s officers, directors and their stockholding affiliates would agree, among other things, to vote all shares of BioMimetic common stock held by them in favor of adopting the definitive merger agreement. The draft also provided that the voting agreements expired only upon termination of the merger agreement or in the event the proposed transaction was consummated. Between November 8, 2012 and November 18, 2012, the stockholders expected to sign a voting agreement, and BioMimetic, Wright and their respective legal advisors exchanged multiple drafts and engaged in several discussions about the terms of the proposed voting agreements. Among the significant issues addressed by the parties was the stockholders’ request that the voting agreements terminate if the BioMimetic Board changed its recommendation to stockholders. Wright rejected such a termination right.

On November 9, 2012, the BioMimetic Board held an in-person meeting attended by each member of the BioMimetic Board and representatives of Goldman Sachs and Ropes & Gray. Dr. Lynch provided an overview of negotiations with Wright, including the conversations during the meeting the prior day. Dr. Lynch and a representative of Ropes & Gray next summarized the current proposed terms and possible approaches to resolving the outstanding issues. Afterwards, representatives of Goldman Sachs provided a financial analysis of a potential transaction and summarized the results of outreach to other potential acquirors. The members of the BioMimetic Board then asked the representatives of Goldman Sachs various questions regarding the financial analysis and the results of Goldman Sachs’ outreach. The BioMimetic Board then discussed the transaction process, BioMimetic’s negotiating positions and strategies to resolve certain open issues. The BioMimetic Board subsequently excused members of management (including Dr. Lynch) and representatives of Goldman Sachs from the meeting to hold an executive session. During the execution session, the directors discussed potential compensation arrangements to retain BioMimetic’s executives between signing and closing.

On November 13, 2012, members of Wright and BioMimetic management and their respective legal and financial advisors held a telephonic conference to discuss the terms of the proposed merger agreement. Among the topics discussed were the tax treatment of the transaction, including potential adjustments to the mix of cash and stock consideration to be paid to BioMimetic stockholders, BioMimetic’s proposal that the stock consideration be subject to a collar and the definition of an “adverse FDA event” after which Wright could terminate the merger agreement upon payment of a $30 million reverse termination fee.

Later on November 13, 2012, the BioMimetic Board held a telephonic meeting attended by each member of the BioMimetic Board and representatives of Goldman Sachs and Ropes & Gray. Dr. Lynch provided an update on recent discussions with Wright. The BioMimetic Board then discussed the remaining open issues in the negotiations and provided management and BioMimetic’s advisors direction on possible paths to resolve the open issues.

During the evening of November 13, 2012, WSGR delivered drafts of the proposed merger agreement and contingent value rights agreement to Ropes & Gray and, after further discussions between BioMimetic and Wright management and their respective legal and financial advisors, about, among other things, the tax treatment of the proposed transaction, the definition of an “adverse FDA event” and Wright’s insistence that the stock consideration would not be subject to a collar, Ropes & Gray provided WSGR a further revised draft on November 14, 2012.

On November 15, 2012, the BioMimetic Board held a telephonic meeting attended by each member of the BioMimetic Board and representatives of Goldman Sachs and Ropes & Gray. The BioMimetic Board discussed recent developments in the negotiations and remaining open issues. It established positions to take on key open items, such as the definition of “adverse FDA event” and the tax treatment of the proposed transaction, and instructed management to convey those positions to Wright. The Compensation Committee of the BioMimetic Board then updated the other directors on certain compensation matters related to retention of executives.

On November 16, 2012, after further discussions among the managements of Wright and BioMimetic and their respective legal and financial advisors regarding the tax treatment of the proposed transaction, including a request from BioMimetic to increase the cash and decrease the Wright stock payable as the upfront consideration, WSGR delivered a draft of the merger agreement that provided for a revised mix of upfront consideration, such that BioMimetic stockholders would receive $1.30 of cash and Wright stock worth $5.20, based on a fixed exchange ratio to be determined prior to signing.

On the evening of November 16, 2012, the Wright Board held a meeting at which the Wright Board adopted and authorized the Merger Agreement and forms of the Contingent Value Rights Agreement and the Voting Agreement, in each case, in the forms presented to the Wright Board, and authorized Wright’s Chief Executive Officer to finalize, on parameters approved by the Wright Board, the negotiations of these transaction documents. The Wright Board had held prior meetings on July 30, 2012, September 20, 2012 and October 29, 2019 to discuss and consider the proposed business combination transaction between Wright and BioMimetic and authorize appropriate Wright management to negotiate the terms of such business combination transaction on Wright Board approved parameters. J.P. Morgan attended all of the aforementioned Wright Board meetings (except the meeting held on July 30, 2012) and provided financial advisory advice at such meetings to the Wright Board with respect to the proposed business combination transaction between Wright and BioMimetic.

On the afternoon of November 17, 2012, the BioMimetic Board held a telephonic meeting attended by a quorum of the members of the BioMimetic Board and representatives of Ropes & Gray and Goldman Sachs. Dr. Lynch provided an update concerning the current draft of the proposed merger agreement, and the BioMimetic Board discussed recent developments, including Wright’s proposed change to the mix of upfront consideration in response to BioMimetic’s requests to receive more cash and less Wright stock as upfront consideration and the resolution of the definition of “adverse FDA event.” The BioMimetic Board agreed that, assuming the mix of consideration was successfully determined, it was prepared to approve the transaction.

On November 17, 2012, after the BioMimetic Board meeting, BioMimetic and Wright’s managements and their respective legal and financial advisors discussed the remaining open issues and WSGR circulated a further revised draft of the merger agreement which provided that, among other things, BioMimetic stockholders would receive $1.50 of cash and Wright stock worth $5.00, based on a fixed exchange ratio to be determined prior to signing. The parties and their respective legal and financial advisors held several telephone calls to discuss the revised draft.

On the evening of November 18, 2012, the BioMimetic Board held a telephonic meeting to discuss the proposed terms of the transaction with Wright. All members of the BioMimetic Board were present, and certain members of BioMimetic’s senior management and representatives of Ropes & Gray and Goldman Sachs also attended. Dr. Lynch began with a summary of the recent negotiations with Wright and described the outcome of certain key issues. A representative of Ropes & Gray next outlined for the BioMimetic Board its fiduciary duties in evaluating the proposed business combination transaction. The representative from Ropes & Gray then summarized the terms of the proposed merger agreement and contingent value rights agreement, and described the differences between the current draft and drafts previously circulated to the BioMimetic Board. The BioMimetic Board asked questions and discussion ensued regarding the process to complete a transaction. At the request of the BioMimetic Board, a representative of Goldman Sachs then reviewed its financial analysis of BioMimetic and the proposed transaction and orally rendered its opinion, which was subsequently confirmed in writing that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth therein, the 0.2482 shares of Wright common stock, $1.50 in cash and one CVR issued by Wright under the CVR Agreement per share of BioMimetic common stock to be paid to the holders of shares of BioMimetic common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The representative of Goldman Sachs also confirmed that each of the parties it had contacted during the pre-market check, including Bidder B, had stated they were not interested in pursuing a transaction at this time. Members of the BioMimetic Board then asked the representative of Goldman Sachs questions about its financial analysis and opinion, and the representative of Goldman Sachs also stated that Goldman Sachs had not had prior investment banking engagements from Wright during the prior two-year period. The BioMimetic Board next discussed the terms of proposed transaction, including the amount and form of consideration, and concluded that it was in the best interests of BioMimetic stockholders. Thereafter, the BioMimetic Board voted unanimously to adopt and authorize the Merger Agreement and the forms of the Contingent Value Rights Agreement and Voting Agreement, to approve the merger and authorize certain officers of BioMimetic to take all actions required under the Merger Agreement.

On November 19, 2012, following the board meetings of each party, BioMimetic and Wright executed the Merger Agreement and certain of BioMimetic’s officers, each of its directors and certain stockholders affiliated with directors executed voting agreements. Before the opening of trading on The NASDAQ Global Select Exchange on November 19, 2012, BioMimetic and Wright issued a joint press release announcing the proposed merger.

Reasons for the Merger

BioMimetic’s Reasons for the Merger

In evaluating the Merger Agreement and the merger, the BioMimetic Board consulted with BioMimetic management and legal and financial advisors and, in reaching its decision to approve the Merger Agreement and to recommend that BioMimetic stockholders vote for the adoption of the Merger Agreement, the BioMimetic Board considered a variety of factors, including the following:

•

the upfront consideration payable in a combination of cash and shares of Wright common stock represents a premium of (1) 56% over the closing price per share of the BioMimetic common stock on November 16, 2012; (2) 38% over the high per share price of the BioMimetic common stock over the 52-week period ended November 16, 2012; and (3) 64% over the volume weighted average price per share over the 30 calendar days ended November 16, 2012;

•

approximately 75% of the upfront merger consideration is expected to be in the form of SEC-registered and transferable and tradable Wright common stock, which allows BioMimetic stockholders to participate in the benefits of a more diversified company with greater resources and to benefit from any future growth of the combined company;

•	approximately 25% of the upfront merger consideration is expected to be in the form of cash, which provides immediate liquidity and a high degree of certainty of value to BioMimetic stockholders;

•

in addition to cash, each BioMimetic stockholder will receive SEC-registered and transferable and tradable CVRs with a potential duration of six years, which may provide BioMimetic stockholders an opportunity to realize additional value by trading those CVRs in the public markets or, to the extent Augment® Bone Graft receives FDA approval and/or Wright and its affiliates generate product sales sufficient to meet certain milestones, through additional cash payments under the terms of the CVRs;

•	the fact that BioMimetic stockholders will receive consideration even if the FDA further delayed, imposed onerous conditions upon or determined to deny, approval of Augment® Bone Graft;

•

the BioMimetic Board’s knowledge and familiarity with BioMimetic’s business, financial condition and results of operations, as well as its financial plan and prospects if it were to remain a standalone public company and BioMimetic’s short-term and long-term capital needs;

•

the likelihood that, if it remained a standalone company, BioMimetic would need to undertake dilutive equity financing or significant debt financing in order to fund commercialization of Augment® Bone Graft and operate the business;

•

trends in the industry in which BioMimetic’s business operates and the available strategic alternatives, including remaining a standalone public company or pursuing a transaction with another company in the industry, as well as the risks and uncertainties associated with such alternatives;

•

the BioMimetic Board’s view that BioMimetic stockholders will receive value in the merger that is materially greater than the value realizable by BioMimetic stockholders on a standalone basis and under any reasonably available transaction alternatives;

•	the BioMimetic Board’s view that the sales process undertaken with the assistance of Goldman Sachs, in which multiple potential acquirors of BioMimetic were contacted, was an effective process;

•	the BioMimetic Board’s view that the sale and negotiation process yielded a full and fair price for BioMimetic;

•

the belief that the business of BioMimetic could potentially benefit from being part of the larger Wright corporate group and having access to its sales force and customers, and that by virtue of the shares of Wright common stock and CVRs, BioMimetic stockholders would have an ongoing opportunity to participate in those potential benefits;

•

management’s assessment, after consultation with J.P. Morgan, Wright’s financial advisor in connection with the merger, and Wright’s management that Wright will have adequate capital resources to pay the cash portion of the merger consideration;

•	the fact that BioMimetic stockholders who do not vote to adopt the Merger Agreement and who follow certain prescribed procedures are entitled to appraisal rights under Delaware law; and

•

the opinion of Goldman Sachs to the BioMimetic Board that, as of the date of its written opinion, and based upon and subject to the factors and assumptions set forth therein, the 0.2482 shares of Wright common stock, $1.50 in cash and one CVR issued by Wright under the CVR Agreement per share of BioMimetic common stock to be paid to the holders of shares of BioMimetic common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, and the financial analyses related thereto prepared by Goldman Sachs and described below under “The Merger—Opinion of BioMimetic’s Financial Advisor.”

The BioMimetic Board also specifically considered the following terms of the Merger Agreement and related documents:

•

the Merger Agreement permits BioMimetic to respond to, and engage in discussions with, third parties who make unsolicited written acquisition proposals, and permits BioMimetic to terminate the Merger Agreement to accept a superior proposal prior to the special meeting subject to the terms and conditions specified in the Merger Agreement;

•

the voting agreements entered into by the committed stockholders terminate if the Merger Agreement is validly terminated by BioMimetic to accept a superior proposal, allowing the committed stockholders to support such superior proposal;

•	the termination fee provisions of the Merger Agreement would not likely be a significant deterrent to competing offers that might constitute superior proposals to the merger;

•	the mix of upfront cash and Wright stock consideration could be adjusted under certain circumstances in relation to certain provisions of the NASDAQ Marketplace Rules;

•

BioMimetic will receive a $30 million reverse termination fee from Wright if Wright terminates the Merger Agreement after BioMimetic receives adverse FDA correspondence prior to the closing of the merger;

•	the limited conditions to the parties’ obligations to complete the merger and the fact that there is no financing condition to Wright’s obligations;

•	the customary nature of the representations, warranties and covenants of BioMimetic in the Merger Agreement; and

•	a covenant that the shares of Wright common stock and the CVRs to be issued in the merger be listed on The NASDAQ Global Select Market or The NASDAQ Global Market.

In addition to the Merger Agreement, the BioMimetic Board also reviewed, considered and discussed the terms and potential ramifications of the other transaction documents proposed to be executed in connection with the Merger Agreement, including the voting agreements and the form of CVR agreement.

In the course of its deliberations, the BioMimetic Board also considered a variety of risks and other potentially negative factors, including the following:

•	the restrictions that the Merger Agreement imposes on soliciting alternative acquisition proposals;

•

the obligation that BioMimetic pay a termination fee of $8.255 million under certain circumstances, and the potential effect of such termination fee in deterring other potential acquirers from proposing alternative transactions (for a full description of the reasons BioMimetic would be required to pay a termination fee to Wright, see “The Merger Agreement—Termination Fees—Termination Fee Payable by BioMimetic”);

•

the price of Wright common stock at the closing of the merger may vary significantly from the price of Wright common stock at the date of the announcement of the Merger Agreement and the date of this proxy statement/prospectus and the Merger Agreement does not provide for any mechanism to increase the exchange ratio of 0.2482 in such circumstances;

•	FDA approval of Augment® Bone Graft and the product sales milestones necessary to trigger payments under the CVRs may not be achieved, potentially impacting the value and marketability of the CVRs;

•	BioMimetic has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether or not the merger is consummated;

•

since the merger consideration includes CVRs (which are unsecured obligations and are expressly subordinated to certain senior obligations of Wright specified in the CVR agreement), BioMimetic stockholders are subject, with respect to the portion of the merger consideration represented by the CVRs, to the risk that there may be limitations on paying amounts as and when they become payable to the holders of the CVRs;

•

BioMimetic’s directors and certain officers of BioMimetic, as well as their stockholder affiliates, who together beneficially own approximately 30% of the outstanding shares of BioMimetic common stock as of November 16, 2012, agreed to vote their shares in support of the adoption of the Merger Agreement pursuant to voting agreements;

•

the operations of BioMimetic will be restricted by interim operating covenants under the Merger Agreement during the period between signing the Merger Agreement and the closing of the merger, which could effectively prohibit BioMimetic from undertaking any strategic initiatives or other material transactions to the detriment of BioMimetic and its stockholders; and

•

certain of BioMimetic’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of BioMimetic’s other stockholders. See “The Merger—Interests of Directors and Executive Officers of BioMimetic in the Merger.”

The foregoing discussion of the information and factors considered by the BioMimetic Board is not exhaustive but is intended to reflect the material factors considered by the BioMimetic Board. The BioMimetic Board did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the BioMimetic Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the BioMimetic Board may have given different weight to different factors.

After careful consideration, the BioMimetic Board unanimously determined that the merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of BioMimetic stockholders and unanimously approved the Merger Agreement.

Wright’s Reasons for the Merger

The Wright Board unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. In evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, the Wright Board consulted with the management of Wright and outside legal and financial advisors for Wright. In determining to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, the Wright Board considered numerous factors, including the following:

•

the belief that the acquisition of BioMimetic complements Wright’s strategy to grow its foot and ankle business by Augment® Bone Graft which, if approved by the FDA, would add a new biologic product that is targeted directly to foot and ankle indications and, combined with Wright’s foot and ankle sales organizations and physician training expertise, would be expected to further accelerate growth opportunities in Wright’s foot and ankle business;

•

the belief that BioMimetic’s core technology, which includes Augment® Bone Graft, is clinically differentiated and provides future opportunities in both bone repair and soft tissue applications that would lead to Wright’s biologics business becoming a high-growth business;

•

BioMimetic has talented employees with substantial experience in clinical and regulatory research and developments related to its technology that Wright believes will be a significant competitive advantage as Wright grows its extremities and biologics business;

•

the belief that the acquisition of BioMimetic at this time prior to the FDA’s approval of Augment® Bone Graft (if the FDA makes this determination) provides Wright with the greatest likelihood for completion of this acquisition;

•

the exchange ratio of 0.2482 of a share of Wright common stock for each share of BioMimetic common stock is fixed and will not be adjusted for fluctuations in the market price of Wright common stock or BioMimetic common stock and the fact that, because the exchange ratio of 0.2482 under the Merger Agreement is fixed (except for adjustment under the Merger Agreement, if necessary, in relation to certain provisions of the NASDAQ Marketplace Rules), the per share value of the merger consideration to be paid to BioMimetic stockholders upon completion of the merger could be significantly more or less than its implied value immediately prior to the announcement of the Merger Agreement;

•	the resulting percentage ownership interests and voting power that current Wright stockholders would have in Wright following the merger;

•

the fact that the CVRs will require Wright to pay additional consideration only upon approval by the FDA of Augment® Bone Graft and if aggregate product sales of certain products exceed $40 million and $70 million, respectively, and on the other terms and conditions specified in the CVR Agreement;

•	the terms and conditions of the Merger Agreement; and

•	current industry, economic and market conditions and trends, including BioMimetic’s market position.

The Wright Board also considered a number of potentially negative factors in its deliberations considering the merger, including:

•	the risk that the FDA may further delay, impose onerous conditions upon or determine to deny, approval of Augment® Bone Graft;

•	competition and its effect on pricing, spending, third party relationships and revenues;

•

the possible disruption to Wright’s business that may result from the merger, including the resulting distraction of the attention of the management of Wright, and the costs and expenses associated with completing the merger;

•

the risks that the potential benefits, synergies and cost savings sought in the merger may not be realized or may not be realized within the expected time period, and that the cost of achieving such benefits, synergies and savings may be significantly higher than estimated;

•	the ability of Wright and BioMimetic to successfully protect and enforce their respective intellectual property rights;

•	Wright has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether or not the merger is consummated;

•

the operations of Wright will be restricted by interim operating covenants under the Merger Agreement during the period between signing the Merger Agreement and the closing of the merger, which could prohibit Wright from undertaking certain strategic initiatives or other material transactions to the detriment of Wright and its stockholders;

•	the mix of upfront cash and Wright stock consideration could be adjusted under the Merger Agreement in relation to certain provisions of the NASDAQ Marketplace Rules; and

•	the other risks described in the section entitled “Risk Factors.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Wright Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. In addition, individual members of the Wright Board may have given differing weights to differed factors. The Wright Board conducted an overall analysis of the factors described above, including through discussions with, and inquiry of, the management of Wright and outside legal and financial advisors regarding certain of the matters described above.

Projected Financial Information

BioMimetic does not as a matter of course make public projections beyond the current year as to future sales, earnings, or other results, and BioMimetic is especially cautious of making financial forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, during the course of the negotiations for the proposed transaction described in “The Merger—Background of the Merger” beginning on page 54 and the preparation of various financial analyses by Goldman Sachs for the BioMimetic Board, including its financial analysis presented at the November 18, 2012 meeting of the BioMimetic Board at which Goldman Sachs provided its opinion described in “The Merger—Opinion of BioMimetic’s Financial Advisor” beginning on page 70, BioMimetic provided to Goldman Sachs certain non-public internal financial analyses and forecasts for BioMimetic prepared by its management and certain financial analyses and forecasts for Wright prepared by the management of BioMimetic, referred to as the forecasts. The forecasts provided to Wright were in all material respects the same as the forecasts provided to Goldman Sachs. The forecasts were prepared by BioMimetic’s management and were not prepared with a view to public disclosure and are included in this proxy statement/prospectus only because the forecasts were made available to the BioMimetic Board, Goldman Sachs and Wright. The forecasts were not prepared with a view to compliance with SEC requirements for public disclosures by companies subject to the reporting obligations of the Exchange Act and related rules and regulations or the guidelines established by the American Institute of Certified Public Accountants regarding prospective financial information. BioMimetic’s independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the forecasts, and accordingly does not provide any opinion or other form of assurance on the forecasts or their achievability, and assumes no responsibility for, and disclaims any association with, the forecasts. The report of BioMimetic’s independent registered public accounting firm, which is incorporated by reference in this proxy statement/prospectus, relates to BioMimetic’s historical financial information. It does not extend to the forecasts and should not be read to do so.

The forecasts are subjective in many respects and thus susceptible to various interpretations based on actual experience and business developments. The forecasts were based on a number of assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events as well as matters specific to BioMimetic’s business, all of which are difficult to predict and many of which are beyond BioMimetic’s control. If the assumptions are inaccurate or incorrect, BioMimetic’s actual financial results may vary in material and potentially adverse ways from the forecasts. You should not assume that the assumptions made in preparing the forecasts will prove accurate.

In addition to being based on management assumptions, the forecasts are also subject to significant uncertainties and contingencies, many of which are beyond the control of BioMimetic. These uncertainties and contingencies may cause BioMimetic’s actual results to vary in material and adverse ways from the forecasts. The forecasts are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that could impact the forecasts include those that are described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 45. In addition, the forecasts cover multiple years and such multiple year information by its nature becomes subject to greater uncertainties with each passing year. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may be materially different than those contained in the forecasts. Furthermore, the forecasts do not take into account any circumstance or event occurring after the date they were prepared.

BioMimetic does not intend to make publicly available any update or other revisions to the forecasts, whether to reflect circumstances existing after the date of the forecasts, to reflect the occurrence of future events or for any other reason. Neither BioMimetic’s independent registered public accounting firm nor any of its representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information and BioMimetic has made no representation to Wright, merger sub or sister subsidiary and makes no representation to potential investors or BioMimetic stockholders regarding such information. The inclusion of forecasts in this proxy statement/prospectus should not be regarded as an indication that BioMimetic, the BioMimetic Board, Goldman Sachs or any other person considers or believes the forecasts to be material or predictive of actual future events or that the forecasts should be relied on by any person for that purpose or for any other purpose. For the reasons stated above, as well as in light of the uncertainties inherent in any forward-looking or projected data, BioMimetic stockholders are cautioned not to rely on the forecasts for any purpose.

The following is a summary of certain of the forecasts prepared by management of BioMimetic and given to the BioMimetic Board, Goldman Sachs and Wright:

Summary Financial Projections

(dollars in millions, except per share data)

Year	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
Total Revenue	$2.7	$9.4	38.0	$65.8	$84.0	$105.4	$153.7	$207.5	$266.8	$312.9	$358.1

Total Cost of Goods Sold	$0.4	$1.9	$7.9	$13.5	$17.4	$21.7	$32.5	$44.2	$56.6	$67.0	$77.3
Gross Profit	$2.4	$7.5	$30.1	$52.3	$66.6	$83.6	$121.2	$163.4	$210.2	$245.9	$280.8

Total SG&A Expense	$14.4	$17.4	$27.0	$36.5	$43.1	$50.8	$66.7	$86.6	$111.5	$130.8	$149.8
R&D	$11.1	$13.6	$18.9	$17.8	$14.0	$14.5	$14.7	$16.6	$21.3	$25.0	$28.6
Depreciation and Amortization	1.3	1.4	1.4	1.5	1.5	1.6	1.6	1.7	1.7	1.8	1.8
Operating Profit (Loss)	$(24.5)	$(24.8)	$(17.3)	$(3.5)	$7.9	$16.7	$38.1	$58.5	$75.6	$88.3	$100.6

Net Income	$(24.5)	$(24.8)	$(17.3)	$(3.5)	$7.9	$16.7	$38.1	$58.5	$74.9	$57.4	$65.4

Earnings per Share	$(0.87)	$(0.81)	$(0.52)	$(0.10)	$0.24	$0.49	$1.12	$1.71	$2.17	$1.65	$1.86

Augment® Bone Graft Revenue Projections1

(dollars in millions)

Year	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
Augment® Bone Graft US	$0.0	$3.0	$20.7	$40.2	$51.2	$59.8	$71.0	$81.7	$93.8	$100.2	$104.7
Augment® Bone Graft EU	0.0	0.0	5.6	9.2	13.2	16.7	18.2	18.9	19.9	20.6	22.0
Augment® Bone Graft CAN	0.3	0.4	0.5	0.7	0.9	1.1	1.3	1.5	1.6	1.7	1.8
Augment® Bone Graft AUS	0.2	0.7	1.6	2.3	3.0	3.5	3.8	4.1	4.3	4.5	4.7
Total Augment® Bone Graft Revenue	$0.5	$4.1	$28.5	$52.4	$68.2	$81.1	$94.3	$106.2	$119.6	$127.0	$133.3

1	Excludes revenue from AugmatrixTM Biocomposite Bone Graft and Augment® Injectable Bone Graft.

CVR Projections

BioMimetic’s management also provided the BioMimetic Board and Goldman Sachs with BioMimetic management’s assessments as to the probability and estimated timing of achievement of the approval milestone and the product sales milestones with respect to the CVRs, referred to as the CVR projections. Based on BioMimetic management’s CVR projections approved for Goldman Sachs’ use, Goldman Sachs calculated an illustrative probability-adjusted intrinsic value of the potential payouts to be made in respect of each CVR by discounting to present value as of September 30, 2012 estimates of the payouts per CVR reflecting the CVR projections and applying a discount rate of 8.0%, as reflected in the right column below:

CVR Projections

(all milestones as defined in the CVR Agreement)

CVR Milestone	Potential Payout Per CVR	Estimated Timing of Achievement	Approval Probability	Commercialization Probability	Probability of Success	Probability-Adjusted Present Value Intrinsic Value
Approval Milestone	$3.50	Q1 2013	90%		90%	$3.03
Product Sales Milestone #1	$1.50	Q2 2015	90%	90%	81%	$0.98
Product Sales Milestone #2	$1.50	Q4 2016	90%	70%	63%	$0.68
Total	$6.50					$4.70

Opinion of BioMimetic’s Financial Advisor

Goldman Sachs delivered its opinion to the BioMimetic Board that, as of November 19, 2012 and based upon and subject to the factors and assumptions set forth therein, the 0.2482 shares of Wright common stock, $1.50 in cash, and one contingent value right issued by Wright under the CVR Agreement per share of BioMimetic common stock to be paid to the holders of shares of BioMimetic common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 19, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the BioMimetic Board in connection with its consideration of the transaction contemplated by the Merger Agreement. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of the BioMimetic common stock should vote with respect to the transaction contemplated by the Merger Agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of BioMimetic and Wright for the five years ended December 31, 2011;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of BioMimetic and Wright;

•	certain other communications from BioMimetic and Wright to their respective stockholders;

•	certain publicly available research analyst reports for BioMimetic and Wright; and

•

the forecasts, in each case, as approved for Goldman Sachs’ use by BioMimetic, and certain cost savings and operating synergies projected by the management of BioMimetic to result from the transaction contemplated by the Merger Agreement, as approved for the use of Goldman Sachs by BioMimetic, referred to as the transaction synergies.

Goldman Sachs also held discussions with members of the senior managements of BioMimetic and Wright regarding their assessment of the past and current business operations, financial condition and future prospects of BioMimetic and Wright and the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement; reviewed the reported price and trading activity for shares of BioMimetic common stock and shares of Wright common stock; compared certain financial and stock market information for BioMimetic and Wright with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the Goldman Sachs opinion, Goldman Sachs, with BioMimetic’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with BioMimetic’s consent, that the forecasts and the transaction synergies had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of BioMimetic. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of BioMimetic or Wright or any of their respective subsidiaries and were not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Merger Agreement will be obtained without any adverse effect on BioMimetic or Wright or on the expected benefits of the transaction contemplated by the Merger Agreement in any way meaningful to its analysis. Goldman Sachs assumed that the transaction contemplated by the Merger Agreement will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of BioMimetic to engage in the transaction contemplated by the Merger Agreement, or the relative merits of the transaction contemplated by the Merger Agreement as compared to any strategic alternatives that may be available to BioMimetic; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of shares of BioMimetic common stock, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement, the CVR Agreement or the transaction contemplated by the Merger Agreement or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement, the CVR Agreement or entered into or amended in connection with the transaction contemplated by the Merger Agreement, including, the fairness of the transaction contemplated by the Merger Agreement to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of BioMimetic; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of BioMimetic, or class of such persons, in connection with the transaction contemplated by the Merger Agreement, whether relative to the merger consideration per share of BioMimetic common stock to be paid to the holders of shares of BioMimetic common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which shares of Wright common stock or the CVRs will trade at any time or as to the impact of the transaction contemplated by the Merger Agreement on the solvency or viability of BioMimetic or Wright or the ability of BioMimetic or Wright to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the BioMimetic Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 16, 2012, the last trading day before the public announcement of the transaction contemplated in the Merger Agreement, and is not necessarily indicative of current market conditions.

Implied Premium Based on Historical Share Price Performance Analysis. Goldman Sachs first calculated the illustrative value of the merger consideration. By assuming the exchange ratio of 0.2482 and the closing price of Wright common stock of $20.01 per share as of November 16, 2012, Goldman Sachs first calculated the illustrative upfront value of the merger consideration (excluding any intrinsic value of the CVRs) of $6.47 per share of BioMimetic common stock by aggregating the upfront cash payment of $1.50 per share and additional $4.97 market value (on November 16, 2012) per share represented by the exchange ratio of 0.2482. Based on the probabilities and timing of the milestones for three separate payments of the CVRs per the forecasts (i.e., assuming that there would be a 90% probability of receiving the FDA approval of Augment® Bone Graft in the first quarter of 2013, a 90% probability, assuming FDA approval, of receiving the milestone payment of $1.50 per share for achieving trailing 12-month sales of $40 million in the second quarter of 2015 and a 70%

probability, assuming FDA approval, of receiving the milestone payment of $1.50 per share for achieving trailing 12-month sales of $70 million in the fourth quarter of 2016), Goldman Sachs applied an illustrative discount rate of 8.0%, reflecting an estimate of BioMimetic’s cost of debt, to such payments to calculate the probability adjusted per-share present values of such payments as of September 30, 2012. Goldman Sachs then calculated the illustrative intrinsic value of the CVRs of $4.70 per share by aggregating the probability adjusted per-share present values of such payments as of September 30, 2012. By adding such illustrative intrinsic value of the CVRs to the illustrative upfront value of the merger consideration, Goldman Sachs calculated the illustrative value of the merger consideration of $11.16 per share of BioMimetic common stock.

Goldman Sachs then reviewed the historical trading prices for the BioMimetic common stock and compared the illustrative value of the merger consideration in relation to the closing price for the BioMimetic common stock as of November 16, 2012, in relation to the average prices for the BioMimetic common stock for the periods ended November 16, 2012 of one month, three months and one year, respectively, and in relation to the 52-week high price for the 52-week period ended November 16, 2012 and the all-time high price of the BioMimetic common stock.

This analysis indicated that the merger consideration per share to be paid to the holders of shares of BioMimetic common stock pursuant to the Merger Agreement represented:

•

a premium of 56% (excluding the illustrative intrinsic value of the CVRs) or a premium of 169% (including the illustrative intrinsic value of the CVRs) to the closing price of $4.15 per share for the BioMimetic common stock as of November 16, 2012;

•

a premium of 64% (excluding the illustrative intrinsic value of the CVRs) or a premium of 183% (including the illustrative intrinsic value of the CVRs) to the average price of $3.95 per share for the BioMimetic common stock for the one-month period ended on November 16, 2012;

•

a premium of 58% (excluding the illustrative intrinsic value of the CVRs) or a premium of 173% (including the illustrative intrinsic value of the CVRs) to the average price of $4.09 per share for the BioMimetic common stock for the three-month period ended on November 16, 2012;

•

a premium of 117% (excluding the illustrative intrinsic value of the CVRs) or a premium of 274% (including the illustrative intrinsic value of the CVRs) to the average price of $2.98 per share for the BioMimetic common stock for the one-year period ended on November 16, 2012;

•

a premium of 38% (excluding the illustrative intrinsic value of the CVRs) or a premium of 137% (including the illustrative intrinsic value of the CVRs) to the 52-week high price of $4.70 per share for the BioMimetic common stock for the 52-week period ended on November 16, 2012; and

•

a discount of 66% (excluding the illustrative intrinsic value of the CVRs) or a discount of 41% (including the illustrative intrinsic value of the CVRs) to the all-time high price of $18.98 per share for the BioMimetic common stock as of June 4, 2007.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for BioMimetic to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the high growth medical technology and specialty pharmaceutical/biotechnology industries, referred to as the selected companies:

High Growth Medical Technology Companies

•   Cyberonics, Inc.

•   Thoratec Corporation

•   ArthroCare Corporation

•   Wright Medical Group, Inc.

•   Integra LifeSciences Corporation

•   Orthofix International N.V.

•   NuVasive, Inc.

•   Exactech, Inc.

Specialty Pharmaceutical/Biotechnology Companies

•   Optimer Pharmaceuticals, Inc.

•   Zogenix, Inc.

•   Cadence Pharmaceuticals, Inc.

•   Santarus, Inc.

•   AMAG Pharmaceuticals, Inc.

•   Cumberland Pharmaceuticals, Inc.

Although none of the selected companies is directly comparable to BioMimetic, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of BioMimetic. Goldman Sachs calculated and compared various financial multiples and ratios based on information it obtained from SEC filings, the Bloomberg database, referred to as Bloomberg, estimates from the Institutional Brokers’ Estimate System, referred to as IBES, and market data as of November 16, 2012. With respect to the selected companies, Goldman Sachs calculated the enterprise value, which is the market value of common equity plus the book value of preferred stock and the book value of debt less cash and cash equivalents, as a multiple of estimated revenue during the calendar year 2013.

The results of these analyses are summarized as follows:

Enterprise Value as a multiple of:	Selected High Growth Medical Technology Companies		Selected Specialty Pharmaceutical/ Biotechnology Companies		BioMimetic
	Range	Median	Range	Median
CY 2013E Revenue	1.1x-5.3x	1.6x	0.5x-3.0x	2.1x	13.6x

Goldman Sachs also compared the selected companies’ estimated calendar year 2013 price to earnings ratios to the price to earnings ratio for BioMimetic. The following table presents the results of this analysis:

Price/Earnings Ratio:	Selected High Growth Medical technology Companies			Selected Specialty Pharmaceutical / Biotechnology Companies			BioMimetic
	Range		Median	Range		Median
CY 2013E	11.4x-30.3x	*	15.7x	11.8x-11.9x	*	11.9x	Not Meaningful	**

*	Excluding negative Price/Earnings Ratios for certain companies which are not meaningful to the analysis.
**	Estimated calendar year 2013 Price/Earnings Ratio for BioMimetic is a negative number.

Implied Per-Share Equity Value Analysis. Based on the analyses and review of the multiples and ratios of the selected companies above and assuming an illustrative equity financing at June 30, 2013 with issuance of approximately 4.4 million shares of BioMimetic common stock at $8.75 per share for net proceeds of approximately $35 million per the forecasts, referred to as the financing assumptions, Goldman Sachs applied one-year forward enterprise value/revenue multiples ranging from 1.0x to 3.0x to the estimated calendar years 2017 and 2018 revenues of BioMimetic, respectively, per the forecasts and calculated the implied enterprise values of BioMimetic as of the end of 2016 and 2017, respectively. Goldman Sachs then calculated the present values of such implied enterprise values as of September 30, 2012 by applying a discount rate of 10.5% (the midpoint of the range of 9.5% to 11.5%), representing BioMimetic’s weighted average cost of capital, and assuming the utilization of the illustrative present value of approximately $35 million of benefit to be derived from BioMimetic’s net operating losses per the forecasts. Goldman Sachs then added the assumed amount of BioMimetic’s net cash of $44.1 million per the forecasts from such present values of BioMimetic’s implied enterprise values to calculate BioMimetic’s implied equity values on a fully diluted basis and divided such implied diluted equity values by the assumed total number of shares of BioMimetic common stock (28.2 million shares outstanding, plus the dilution resulting from 3.4 million shares exercisable through options with a weighted-average strike price of $8.12 per share, plus approximately 4.4 million shares of BioMimetic common stock per the financing assumptions) as of September 30, 2012 and calculated the implied per-share equity values of the BioMimetic common stock.

Similarly, based on the analyses and review of the multiples and ratios of the selected companies above and the financing assumptions and assuming the utilization of BioMimetic’s net operating losses, Goldman Sachs applied one-year forward equity value/net income multiples ranging from 10.0x to 20.0x to the estimated calendar years 2018 and 2019 net incomes of BioMimetic, respectively, per the forecasts and calculated the implied equity values of BioMimetic as of the end of 2017 and 2018, respectively. Goldman Sachs selected one-year forward equity value/net income multiples ranging from 10.0x to 20.0x utilizing its professional judgment and experience, taking into account the one-year forward equity value/net income multiples of the selected companies, in order to calculate the implied equity values. Goldman Sachs then calculated the present values of such implied equity values as of September 30, 2012 by applying a discount rate of 10.5% (the midpoint of the range of 9.5% to 11.5%), representing BioMimetic’s cost of equity. Goldman Sachs then divided such present values of the implied equity values by the assumed total number of shares of BioMimetic common stock (28.2 million shares outstanding plus the dilution resulting from 3.4 million shares exercisable through options with a weighted-average strike price of $8.12 per share, plus approximately 4.4 million shares of BioMimetic common stock per the financing assumptions) as of September 30, 2012 and calculated the implied per-share equity values of the BioMimetic common stock.

The results of these analyses are summarized as follows:

Based on	Implied Per-Share Equity Value	Illustrative Value of the Merger Consideration Per Share
CY 2017E Revenue	$4.48-$8.51	$11.16
CY 2018E Revenue	$5.12-$10.44
CY 2018E Net Income	$6.72-$13.25
CY 2019E Net Income	$9.28-$18.14

Implied Multiples Analysis. Based on information obtained from SEC filings, Bloomberg, IBES and the forecasts and assuming that BioMimetic had $44.3 million of cash, $0.2 million of capital leases, 28.2 million outstanding shares in common stock and 3.4 million options with a weighted-average strike price of $8.12 per share as of September 30, 2012, Goldman Sachs performed certain analyses and calculated the following financial multiples for BioMimetic:

(i) implied enterprise value, based on the illustrative value of the merger consideration per share (excluding the illustrative intrinsic value of the CVRs and including such illustrative intrinsic value, respectively), as a multiple of the estimated calendar years 2017 and 2018 revenues, respectively, per the forecasts; and

(ii) implied diluted equity value, based on the illustrative value of the merger consideration per share (excluding the illustrative intrinsic value of the CVRs and including such illustrative intrinsic value, respectively), divided by the estimated calendar year 2018 net income (including the illustrative benefit from net operating losses and excluding such illustrative benefit, respectively), per the forecasts.

The following tables present the results of the analyses of Goldman Sachs:

Implied Enterprise Value as a Multiple of	Based on
	Per-Share Merger Consideration (excluding illustrative intrinsic value of the CVRs)	Per-Share Merger Consideration (including illustrative intrinsic value of the CVRs)
CY 2017E Revenue	1.4x	2.7x
CY 2018E Revenue	0.9x	1.9x

Implied Diluted Equity Value Divided by	Based on
	Per-Share Merger Consideration (excluding illustrative intrinsic value of the CVRs)	Per-Share Merger Consideration (including illustrative intrinsic value of the CVRs)
CY 2018E Net Income (including illustrative benefit from net operating losses)	4.9x	8.6x
CY 2018E Net income (excluding illustrative benefit from net operating losses)	7.6x	13.3x

Illustrative Standalone Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on BioMimetic on a standalone basis using BioMimetic’s projected cash flows per the forecasts to determine a range of BioMimetic’s implied present values per share.

Using the forecasts, which included, among other things, (i) the FDA’s approval of Augment® Bone Graft on March 31, 2013 with a launch date on July 31, 2013, (ii) the probability-adjusted revenue of 90% Augment® Bone Graft and Augment® Injectable Bone Graft and (iii) revenue from sports medicine products beginning in 2018 (with a 60% probability of success for Tendinosis) and assuming tax rate of 35%, net operating losses to be utilized by calendar year 2020 and an illustrative equity financing on June 30, 2013 reflecting the financing assumptions, Goldman Sachs calculated BioMimetic’s calendar year 2022 projected levered, after-tax free cash flow. Goldman Sachs then calculated the aggregate illustrative equity value available to BioMimetic stockholders as of 2022 by applying discount rates ranging from 9.5% to 11.5%, representing estimates of BioMimetic’s cost of equity, and perpetuity growth rates ranging from 2.0% to 4.0% to BioMimetic’s calendar year 2022 projected levered, after-tax free cash flow, assuming no debt in the capital structure, no recognition of deferred revenue or associated working capital changes, normalized working capital, a tax rate of 35.0% and capital expenditure and capitalized patent costs being equal to depreciation and amortization. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then divided such aggregate illustrative equity value available to BioMimetic stockholders as of 2022 by the assumed total number of shares of BioMimetic common stock as of 2022 (assuming an illustrative equity financing at June 30, 2013 reflecting the financing assumptions) and calculated the illustrative per-share equity values of BioMimetic as of 2022 on a standalone basis. Goldman Sachs then discounted those values to September 30, 2012 by using discount rates ranging from 9.5% to 11.5%, representing estimates of BioMimetic’s cost of equity. The following table presents the results of this analysis:

Illustrative Per-Share Equity Values (Standalone)
$6.30-$13.35

Assuming an illustrative per-share equity value of $8.83 per share for BioMimetic on a standalone basis (the midpoint of the range of illustrative per share equity values resulting from the analysis described above), Goldman Sachs calculated the respective incremental impact on such illustrative per-share equity values by applying the same free cash flow analysis methodologies described above but modifying various analysis assumptions. The following table presents the results of this analysis:

Based on	Incremental Impact to Per-Share Equity Values
-/+50% of total revenue each year (in relation to a baseline of $358 million of projected revenue in 2022 per the forecasts)	($4.42) to $4.42

-/+10% pricing pressure across all indications, units and geographies (in relation to a baseline of weighted average prices per unit for Augment® Bone Graft and Augment® Injectable Bone Graft of $2,803 and $3,209, respectively, in the U.S. per the forecasts)

($1.04) to $1.04
40% to 80% probability of approval for sports medicine products (in relation to a baseline of 60% probability of approval for Tendinosis per the forecasts)	($0.95) to $0.95
70% to 100% probability of approval for Augment® products (in relation to a baseline of 90% probability of approval for Augment® Bone Graft per the forecasts)	($1.28) to $0.64
-/+2.0% in operating margins each year (in relation to a baseline of estimated operating margin of approximately 28% by 2022 per the forecasts)	($0.65) to $0.65

Issuance price $5.00 to $10.00 per share in illustrative equity issuance (in relation to a baseline of an equity issuance with $35 million net proceeds at a price of $ 8.75 per share per the forecasts)

($0.76) to $0.14

Illustrative Pro Forma Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative pro forma discounted cash flow analysis on the combined company using projected pro forma cash flows per the forecasts to determine a range of the combined company’s implied present values per share.

Based on the forecasts and the transaction synergies and assuming that (i) there would be eliminations of 100% of BioMimetic selling expense post-merger and 50% of BioMimetic general and administrative expense post-merger, assuming that 50% of these cost eliminations would be achieved in 2013 and 100% thereafter, (ii) net operating losses would be utilized by the combined company and (iii) the combined company would have 39.7 million shares outstanding, plus the dilution resulting from 4.5 million shares exercisable through options with a weighted-average strike price of $16.80 per share, and 6.9 million shares to be issued in connection with the merger, Goldman Sachs calculated the present value of the estimated unlevered, after-tax free cash flows that the combined company could generate during the calendar years 2012 through 2022. Goldman Sachs also calculated illustrative terminal values for the combined company by applying perpetuity growth rates ranging from 1.0% to 3.0% to the combined company’s calendar year 2022 projected unlevered, after-tax free cash flow, assuming no recognition of deferred revenue or associated working capital changes, normalized working capital and capital expenditure and capitalized patent costs being equal to depreciation and amortization. The cash flows and illustrative terminal values were then discounted to illustrative present values as of September 30, 2012 by using discount rates ranging from 8.0% to 10.0%, representing estimates of the combined company’s weighted average cost of capital, and subtracted net debt. Goldman Sachs then divided such present values of equity values by the assumed total number of shares of the combined company’s common stock on a fully diluted basis to calculate the illustrative per-share equity values on a pro forma basis. The following table presents the results of this analysis:

Illustrative Per Share Equity Values (Pro Forma)
$25.54-$47.04

In addition, Goldman Sachs calculated the illustrative equity value to BioMimetic stockholders on a pro forma post-merger basis. Goldman Sachs first calculated the illustrative intrinsic value of CVRs of $4.70 per share as described in the “—Implied Premium Based on Historical Share Price Performance Analysis” above. By applying the same discounted cash flow analysis methodologies described above and assuming an illustrative discount rate of 9.0% (the midpoint of the range of 8.0% to 10.0%), representing an estimate of the combined company’s weighted average cost of capital, and a perpetuity growth rate of 2.0% (the midpoint of the range of 1.0% to 3.0%), Goldman Sachs calculated the per-share present values of the cash flows and terminal value of the combined company, on a pro forma basis, as of September 30, 2012 and multiplied such per-share present values of the cash flows and terminal value by the exchange ratio of 0.2482 as of November 16, 2012 to calculate the proportional amounts of such present values available to BioMimetic stockholders on a per-share basis. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the forecasts and market expectations regarding long-term real growth of gross domestic product and inflation.

Goldman Sachs then aggregated the upfront cash consideration to be paid under the merger, the illustrative intrinsic value of CVRs, the proportional amounts of the present values of future cash flows and terminal value from the combined company available to BioMimetic stockholders and the assumed net debt amount, in each case, on a basis of per share of BioMimetic common stock, and calculated the illustrative equity value of $14.46 per share to BioMimetic stockholders on a pro forma post-merger basis.

Illustrative Pro Forma Trading Value Analysis. Goldman Sachs performed certain analyses, based on the forecasts and other assumptions, at illustrative pro forma prices for shares of combined company’s stock ranging from $13.00 per share to $25.00 per share and calculated (i) the implied pro forma enterprise values of the combined company (based on a fully diluted share number on a pro forma basis), (ii) the implied pro forma enterprise values as a multiple of the pro forma revenues for the combined company for the calendar years 2013 through 2015 and (iii) implied per-share values to holders of the BioMimetic common stock (dollar amounts in millions, except for per-share dollar amounts):

Illustrative Pro Forma Stock Price (per share of the combined company’s common stock)	$13.00-$25.00
Implied Pro Forma Enterprise Value ($mm)	$746-$1,333
Implied Pro Forma Enterprise Value / Pro Forma Revenue
CY2013E	1.5x-2.7x
CY2014E	1.4x-2.4x
CY2015E	1.2x-2.2x
Implied Value to BioMimetic stockholders per share of BioMimetic common stock	$3.23-$6.21

Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present values of the future prices per share (for calendar year 2018) (i) of the BioMimetic common stock on a standalone basis and (ii) of the combined company on a pro forma basis, which is designed to provide an indication of the present value of a theoretical future value of BioMimetic’s, or the combined company’s, equity as a function of such company’s estimated future earnings and its illustrative price to future earnings per share multiple (for calendar year 2018).

For this analysis, Goldman Sachs used the forecasts and, based on guidance from the management of BioMimetic, assumed, among other things, that (i) in the scenario of not receiving the FDA approval of Augment® Bone Graft, net cash flows resulting from the merger with BioMimetic on the combined company would cease on March 31, 2013, (ii) in the scenarios (for the combined company on a pro forma basis or for BioMimetic on a standalone basis) of receiving the FDA approval of Augment® Bone Graft, the approval would be on March 31, 2013 with a launch date on July 31, 2013, the probability-adjusted revenue from Tendinosis would be 60% of the projected revenue amount and there would be a 90% probability of receiving the milestone payment of $1.50 per share for achieving sales of $40 million in the second quarter of 2015 and a 70% probability of receiving the milestone payment of $1.50 per share for achieving sales of $70 million in the fourth quarter of 2016, (iii) in the BioMimetic standalone scenario, there would be an illustrative equity financing on June 30, 2013 reflecting the financing assumptions and (iv) in the pro forma combined company scenario, net operating losses would be utilized by the combined company.

Based on the illustrative price to earnings ratios ranging from 10.0x to 20.0x for calendar year 2018 and the illustrative estimated earnings per share for calendar year 2018, for BioMimetic on a standalone basis, per the forecasts, Goldman Sachs calculated a range of the implied future values per share of BioMimetic common stock as of the end of 2017. Goldman Sachs selected illustrative price to earnings ratios ranging from 10.0x to 20.0x utilizing its professional judgment and experience, taking into account the price to earnings ratios of the selected companies, in order to calculate the implied future values per share. Goldman Sachs then discounted those values to September 30, 2012 using discount rates ranging from 9.5% to 11.5%, representing estimates of the cost of equity of BioMimetic on a standalone basis. This analysis resulted in a range of implied present values to be $7.38 to $16.22 per share of BioMimetic common stock, on a BioMimetic standalone basis.

Based on the illustrative price to earnings ratios ranging from 10.0x to 20.0x for calendar year 2018 and the illustrative estimated earnings per share for calendar year 2018 for the combined company on a pro forma basis (both in a scenario with the FDA approval of Augment® Bone Graft and in a scenario without such approval) per the forecasts, Goldman Sachs calculated a range of the implied future values per share of the combined company’s stock as of the end of 2017, on a pro forma basis (in both scenarios). Goldman Sachs then discounted those values to September 30, 2012 using discount rates ranging from 8.0% to 10.0%, representing estimates of the cost of equity of the combined company on a pro forma basis. Goldman Sachs then calculated the proportional amounts of such present values available to BioMimetic stockholders by applying the exchange ratio of 0.2482. Goldman Sachs also calculated the illustrative present value of CVRs (only in a scenario with the approval) as of September 30, 2012 based on the assumptions described above and by using an illustrative discount rate of 8.0%. Goldman Sachs then aggregated the upfront cash consideration to be paid under the merger, BioMimetic stockholders’ proportional amounts of present values of illustrative future stock prices of the combined company for calendar year 2018, on a pro forma basis (in both scenarios) and the illustrative present value of CVRs (only in a scenario with the approval). This analysis resulted in a range of implied present values to be $9.94 to $13.82 per share of BioMimetic common stock (on a pro forma basis in a scenario with the FDA approval of Augment® Bone Graft) or $2.70 to $4.13 per share of BioMimetic common stock (on a pro forma basis in a scenario without such approval).

In addition, assuming an illustrative price to earnings ratio of 15.0x and a discount rate of 10.5% for BioMimetic on a standalone basis (the midpoints of the applicable ranges of illustrative price to earnings ratios and discount rates described above), Goldman Sachs applied the same present value of future share price analysis methodologies described above and calculated a range of implied present values of BioMimetic common stock (on a BioMimetic standalone basis) based on an assumed probability of FDA approval of Augment® Bone Graft ranging from 0% to 100%. This analysis resulted in a range of implied present values to be $0.00 to $11.60 per share of BioMimetic common stock, on a BioMimetic standalone basis. Similarly, assuming an illustrative price to earnings ratio of 15.0x and a discount rate of 9.0% for the combined company on a pro forma basis (the midpoints of the applicable ranges of illustrative price to earnings ratios and discount rates described above), Goldman Sachs applied the same present value of future share price analysis methodologies described above and calculated a range of implied present values of BioMimetic common stock (on a pro forma basis) based on an assumed probability of FDA approval of Augment® Bone Graft ranging from 0% to 100%. This analysis resulted in a range of implied present values to be $3.38 to $11.79 per share of BioMimetic common stock, on a pro forma basis.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman

Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to BioMimetic or Wright.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the BioMimetic Board as to the fairness from a financial point of view of the merger consideration per share of BioMimetic common stock to be paid to the holders of shares of BioMimetic common stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of BioMimetic, Wright, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between BioMimetic and Wright and was approved by both companies’ respective board of directors. Goldman Sachs provided advice to BioMimetic during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to BioMimetic or the BioMimetic Board or that any specific exchange ratio or amount of consideration constituted the only appropriate exchange ratio or consideration for the transaction contemplated by the Merger Agreement.

As described above, Goldman Sachs’ opinion to the BioMimetic Board was one of many factors taken into consideration by the BioMimetic Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

Goldman Sachs and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of BioMimetic, Wright, any of their respective affiliates and third parties, including Novo, a significant stockholder of BioMimetic, and its affiliates, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement for the accounts of Goldman Sachs and its affiliates and their customers. Goldman Sachs has acted as financial advisor to BioMimetic in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Goldman Sachs has provided certain investment banking services to BioMimetic and its affiliates and an affiliate of Novo from time to time for which its Investment Banking Division has received, and may receive, compensation. Goldman Sachs may also in the future provide investment banking services to BioMimetic, Wright, Novo and their respective affiliates for which its Investment Banking Division may receive compensation. During the two year period ended November 19, 2012, Goldman Sachs has not been engaged by Wright or its respective affiliates to provide services for which the Investment Banking Division of Goldman Sachs has received compensation.

The BioMimetic Board selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the Merger Agreement. Pursuant to a letter agreement dated December 9, 2010, BioMimetic engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, BioMimetic has agreed to pay Goldman Sachs a transaction fee of $4 million, all of which is contingent upon consummation of the transaction contemplated by the Merger Agreement. In addition, BioMimetic has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

The BioMimetic Board selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the Merger Agreement. Pursuant to a letter agreement dated December 9, 2010, BioMimetic engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, BioMimetic has agreed to pay Goldman Sachs a transaction fee of $4 million, all of which is contingent upon consummation of the transaction contemplated by the Merger Agreement. In addition, BioMimetic has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Directors and Executive Officers of BioMimetic in the Merger

When reading this proxy statement/prospectus, you should be aware that the executive officers and directors of BioMimetic may have interests in the merger that may be different from, or in addition to, the interests of other BioMimetic stockholders generally. The BioMimetic Board was aware of these interests and considered them, among other factors, in unanimously determining that the transactions contemplated by the Merger Agreement, including the merger, are advisable and fair to, and in the best interest of, BioMimetic and its stockholders. A description of these interests is set forth below.

Value of Equity Awards

Drs. Lynch and Pagano and each executive officer and director of BioMimetic that holds options to purchase BioMimetic common stock entered into an agreement with BioMimetic to (1) terminate any options to purchase BioMimetic common stock, either vested or unvested, with an exercise price greater than $13.00 and (2) with limited exceptions, exercise any options to purchase BioMimetic common stock, either vested or unvested, with an exercise price less than $6.50. The Merger Agreement also provides that BioMimetic will use its reasonable best efforts to facilitate the exercise of BioMimetic common stock by action taken not less than five business days prior to the closing date. The following table sets forth the total amount of cash, Wright common stock and CVRs that each executive officer and director of BioMimetic would have received in respect of their vested and unvested equity awards assuming the merger was completed on December 17, 2012. For purposes of this table: (1) stock options with an exercise price greater than $13.00 per share, the maximum value of the merger consideration assuming all payments on the CVRs are made, are not included; and (2) all remaining vested and unvested stock options were assumed to have been exercised with the exercise price paid in cash.

Name	Number of BioMimetic Shares Underlying Vested and Unvested Options (Exercise Price)		Number of Shares of Wright Common Stock to be Received(1)	Cash Consideration(2)	Total CVRs(3)
Executive Officers
Samuel E. Lynch, D.M.D., D.M.Sc.	51,000	($3.47)	12,658	$76,500	51,000
	80,000	($12.59)	19,856	$120,000	80,000
	80,000	($8.54)	19,856	$120,000	80,000
	75,000	($11.97)	18,615	$112,500	75,000
	170,000	($2.08)	42,194	$255,000	170,000

Larry Bullock	27,000	($12.59)	6,701	$40,500	27,000
	30,000	($8.54)	7,446	$45,000	30,000
	37,500	($11.97)	9,308	$56,250	37,500
	80,000	($2.08)	19,856	$120,000	80,000
	112,500	($2.87)	27,922	$168,750	112,500

Russ Pagano, Ph.D.	35,000	($8.54)	8,687	$52,500	35,000
	35,000	($11.97)	8,687	$52,500	35,000
	25,000	($9.70)	6,205	$37,500	25,000
	70,000	($2.08)	17,374	$105,000	70,000

Directors
Thorkil K. Christensen(4)	0	N/A	N/A	N/A	N/A

Christopher B. Ehrlich	8,840	($11.64)	2,194	$13,260	8,840

Charles W. Federico	8,840	($11.64)	2,194	$13,260	8,840
	10,653	($9.95)	2,644	$15,980	10,653
	8,538	($12.66)	2,119	$12,807	8,538
	18,736	($5.80)	4,650	$28,104	18,736
	20,000	($2.63)	4,964	$30,000	20,000

Gary E. Friedlaender, M.D	8,840	($11.64)	2,194	$13,260	8,840
	10,653	($9.95)	2,644	$15,980	10,653
	8,538	($12.66)	2,119	$12,807	8,538
	18,736	($5.80)	4,650	$28,104	18,736
	20,000	($2.63)	4,964	$30,000	20,000

James G. Murphy	8,840	($11.64)	2,194	$13,260	8,840
	10,653	($9.95)	2,644	$15,980	10,653
	8,538	($12.66)	2,119	$12,807	8,538
	18,736	($5.80)	4,650	$28,104	18,736
	20,000	($2.63)	4,964	$30,000	20,000

Larry Papasan	8,840	($11.64)	2,194	$13,260	8,840
	10,653	($9.95)	2,644	$15,980	10,653
	8,538	($12.66)	2,119	$12,807	8,538
	18,736	($5.80)	4,650	$28,104	18,736
	20,000	($2.63)	4,964	$30,000	20,000

Douglas G. Watson	8,840	($11.64)	2,194	$13,260	8,840
	10,653	($9.95)	2,644	$15,980	10,653
	8,538	($12.66)	2,119	$12,807	8,538
	18,736	($5.80)	4,650	$28,104	18,736
	20,000	($2.63)	4,964	$30,000	20,000

(1)	Under the Merger Agreement, an exchange ratio of 0.2482 is used to convert each share of BioMimetic common stock to Wright common stock.
(2)	Under the Merger Agreement, each share of BioMimetic common stock will receive cash consideration of $1.50.
(3)	Under the Merger Agreement, each share of BioMimetic common stock will receive one CVR.
(4)	Mr. Christensen does not hold any options and is included in the table for informational purposes only.

Employment Agreements with Executive Officers

Dr. Lynch entered into an employment agreement with BioMimetic on July 17, 2009. The employment agreement, referred to as the Lynch employment agreement, provides that Dr. Lynch will continue serving as BioMimetic’s President and Chief Executive Officer through December 31, 2012, with such term to be extended for an additional one-year period unless either party gives notice that the agreement will not be extended.

Under the Lynch employment agreement, if Dr. Lynch’s employment is terminated by BioMimetic, either without cause or as a result of BioMimetic electing not to renew, or by Dr. Lynch for “good reason,” Dr. Lynch would be entitled to severance payments. The Lynch employment agreement provides for severance payments equal to Dr. Lynch’s base salary and reimbursement for group medical insurance premiums for Dr. Lynch and his dependents for a period of 18 months following termination. Furthermore, all of Dr. Lynch’s outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives would become fully exercisable and vested as of the date of his termination. The Lynch employment agreement further contemplates that, in the event there is a change in control during the term of the agreement, and (a) within the 12-month period following such change of control Dr. Lynch is terminated without cause or resigns for “good reason;” (b) BioMimetic elects not to renew the employment agreement; or (c) within three months prior to a change in control Dr. Lynch is terminated without cause or resigns for good reason, then BioMimetic instead would pay to Dr. Lynch (x) a lump sum 150% of each his base salary and most recent annual incentive award, plus (y) in exchange for him agreeing not to solicit any of the then current customers or employees of the Company for a period of 12 months post-termination, a lump sum payment equal to the sum of 12 months of his base salary and 100% of his most recent annual bonus award. In addition, all unvested stock options and restricted stock held by Dr. Lynch would be deemed fully vested and immediately exercisable on the date of such change in control.

The Lynch employment agreement also provides that if Dr. Lynch is terminated for cause, for breach by Dr. Lynch or as a result of Dr. Lynch giving notice of non-extension, then no other payments would be made or benefits provided by BioMimetic.

Receipt of severance compensation is conditioned on Dr. Lynch’s compliance with his post-employment obligation to refrain, for a period of 12 months following termination, from engaging in business activity that may be competitive with BioMimetic, or from disclosing non-public information relating to BioMimetic.

On November 18, 2012, Dr. Lynch’s employment agreement was amended to make a conforming change such that, if Dr. Lynch might be subject to federal excise taxes under Section 4999 of the Code, the aggregate amount of payments owed to Dr. Lynch in connection with a change in control transaction would be reduced to the maximum amount that would not trigger an excise tax, so long as the payments actually received by Dr. Lynch would be equal to or greater than payments net of the excise taxes on such payments.

Mr. Bullock and Dr. Pagano entered into new employment agreements which replace their prior agreements that expired on July 16, 2012. Each new employment agreement, each referred to as an executive employment agreement and, together, the executive employment agreements, was made effective as of July 17, 2012. Mr. Bullock’s executive employment agreement has a one-year term, continuing through July 16, 2013. Dr. Pagano’s executive employment agreement has a two-year term, continuing through July 16, 2014.

Consistent with their prior employment agreements, under the executive employment agreements, if BioMimetic terminates an executive’s employment without “cause” or if the executive resigns his employment for “good reason,” the executive is entitled to severance payments. Mr. Bullock’s executive employment agreement contemplates severance payments (of base salary plus a prorated bonus based on the previous year’s bonus payment) for a period of nine months and continuation of benefits and perquisites for a period of nine months. Dr. Pagano’s executive employment agreement contemplates payments of base salary for a period of six months and continuation of benefits and perquisites for six months. The executive employment agreements contemplate that, if such termination occurs within 12 months following a change of control, the severance payments would be paid for 12 months and benefits would be continued for a 12-month period. Receipt of severance compensation is conditioned on the terminated executive’s execution of a general release of claims and compliance with post-employment obligations, including, for a period of 12 months following termination, not to engage in certain activities that may be competitive with BioMimetic or to participate in the development or commercialization of certain products that may compete with BioMimetic’s products.

In addition, Mr. Bullock’s executive employment agreement provides that if he is terminated without cause or for good reason, then his outstanding stock options, restricted stock, restricted stock units and other unvested equity incentives would become fully exercisable and vested. Dr. Pagano’s executive employment agreement provides that if he is terminated without cause or resigns for good reason within the 12 months following a change of control, then his outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives would become fully exercisable and vested. Such provisions are consistent with the respective executive’s prior employment agreements.

In addition, in the event the executive might become subject to federal excise taxes under Section 4999 of the Code, the aggregate amount of payments owed to the executive in connection with a change in control transaction would be reduced to the maximum amount that would not trigger the excise tax, so long as the payments actually received by the executive would be equal to or greater than payments net of the excise taxes on such payments.

Retention Agreements with Executive Officers

Dr. Lynch is party to a retention agreement with BioMimetic and Wright, pursuant to which Dr. Lynch is entitled to certain payments and benefits. On the effective date of the retention agreement, Dr. Lynch will be entitled to the following:

•

$1,250,000 special bonus for work related to the FDA review process of the Augment® Bone Graft PMA application, subject to Dr. Lynch signing and not revoking a release of claims with BioMimetic and Wright, payable in a single lump sum upon the date the release is effective and irrevocable;

•

$160,275 payment for accrued but unused vacation, subject to Dr. Lynch signing and not revoking a release of claims with BioMimetic and Wright, payable in a single lump sum upon the date the release is effective and irrevocable; and

•	$261,632 bonus for calendar year 2012, based on 80% of the target bonus opportunity, paid within 10 calendar days following the effective date of the retention agreement.

Subject to the closing of the mergers and Dr. Lynch signing and not revoking a supplemental release of claims with BioMimetic and Wright, if Dr. Lynch has remained continuously employed by BioMimetic through the earlier of the 30th day following the date that the FDA approves BioMimetic’s pending PMA # 100006 or the first anniversary of the closing date and terminates his employment with BioMimetic thereafter, or if he is terminated without “cause,” terminated due to death or disability or resigns for “good reason” prior to that date, Dr. Lynch will be entitled to the following:

•	$1,121,280 transaction bonus payment, paid on the 31st day following the date Dr. Lynch’s employment with BioMimetic terminates; and

•

$647,520 non-compete payment, subject to Dr. Lynch’s continued compliance for a period of 12 months following the termination of his employment with his agreement not to engage in certain activities in competition with the business of BioMimetic and not to solicit any of BioMimetic’s customers or employees (as set forth in the Lynch employment agreement), paid on the 31st day following the date Dr. Lynch’s employment with BioMimetic terminates.

Pursuant to the terms of Dr. Lynch’s retention agreement, subject to the closing of the mergers, Dr. Lynch has agreed to waive his right to severance payments and benefits pursuant to the Lynch employment agreement and that the terms in the retention agreement providing for the transaction bonus payment and non-compete payment will supersede the applicable provisions related to severance in the Lynch employment agreement. Subject to Dr. Lynch signing and not revoking a supplemental release of claims with BioMimetic and Wright, Dr. Lynch will also be entitled to reimbursement for reasonable expenditures for tax and financial advisory services up to a maximum of $5,000 in the aggregate for a period of 12 months following the date his employment with BioMimetic terminates and reimbursement for premiums for himself and his eligible dependents to continue coverage pursuant to COBRA for a maximum period of 18 months following the date his employment with BioMimetic terminates.

Each of Mr. Bullock and Dr. Pagano has also entered into a retention agreement with BioMimetic. Pursuant to Mr. Bullock’s retention agreement, he is entitled to payment of his 2012 calendar year bonus of $46,510 no later than December 31, 2012; a transition assistance award of $40,000, if he remains continuously employed by BioMimetic through the closing date, paid in a single lump sum within 10 business days following such date; and four additional months of salary continuation payments added to the severance to which Mr. Bullock is otherwise entitled under his executive employment agreement, provided that Mr. Bullock remains continuously employed by BioMimetic through the two-month anniversary of the closing date.

Pursuant to Dr. Pagano’s retention agreement, he is entitled to payment of his 2012 calendar year bonus of $35,129 no later than December 31, 2012; a retention payment of $82,500, payable in a single lump sum within 10 business days following the closing date, provided Dr. Pagano remains continuously employed by BioMimetic through the closing date, $52,000 of such retention payment being subject to repayment in the event Dr. Pagano voluntarily resigns prior to the first anniversary of the closing date; and an additional retention payment of $184,000 if Dr. Pagano remains continuously employed by BioMimetic through the first anniversary of the closing date, paid within 10 business days following such anniversary.

The discussion of the terms of the retention agreements of Dr. Lynch, Mr. Bullock and Dr. Pagano in this proxy/statement prospectus is qualified in its entirety by reference to their retention agreements, filed as Exhibits 10.2, 10.3 and 10.4, respectively, to the registration statement.

Directors and Officers Indemnification and Continuation of Insurance

Wright has agreed to cause sister subsidiary, the final surviving entity, to establish and maintain, for a period of six years following the completion of the merger, provisions in its organizational documents concerning the indemnification of BioMimetic’s former and current officers, directors and employees on the same basis as the certificate of incorporation, bylaws and other organizational documents of BioMimetic as in effect on the date of the Merger Agreement. Each of the persons entitled to indemnification is referred to as an “indemnified party.”

The rights of each indemnified party under the Merger Agreement are in addition to any rights such indemnified party may have under the certificate of incorporation, bylaws or any other organizational documents of BioMimetic or any of its subsidiaries, any other indemnification arrangement in existence as of the date of the Merger Agreement, under Delaware law or otherwise.

Wright has agreed to cause sister subsidiary to maintain, for a period of six years after the completion of the merger, for the benefit of BioMimetic’s directors and officers, an insurance policy that provides coverage for acts and omissions occurring on or prior to the closing of the merger. Such coverage will be on terms no less favorable than in effect prior to the closing of the merger. During this six-year period, Wright is not required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 300% of the current annual premium paid by BioMimetic for existing coverage.

Wright has agreed that if Wright, sister subsidiary or any of their successors or assigns consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity after the consolidation or merger, or transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each case, proper provisions will be made so that the successors and assigns of Wright or the surviving corporation, as applicable, will assume the indemnification obligations of Wright, BioMimetic or any of their respective successors or assigns, as applicable, as set forth in the Merger Agreement.

Continuation of Benefit Plans

For one year beginning on the closing date, Wright has agreed to provide each employee of BioMimetic an annual base salary or base wages at a rate not lower than the rate in effect for such employee immediately prior to the closing of the merger. Each employee of BioMimetic will also be provided with incentive pay opportunities that are no less favorable than those provided prior to the closing of the merger. In addition, Wright has agreed to pay each employee of BioMimetic any portion of such employee’s 2012 incentive bonus that remains unpaid following the closing of the merger.

To the extent that employees of BioMimetic become eligible to participate in any employee benefit plan maintained by Wright, then for purposes of determining eligibility to participate and vesting and, with respect to severance and vacation benefits, for purposes of benefit entitlements, service with BioMimetic or any of its subsidiaries prior to the closing of the merger will be treated as service with Wright, so long as such treatment does not result in a duplication of benefits. Wright has also agreed to use its reasonable best efforts to (1) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to employees under any such plan, program or arrangement that is a welfare benefit plan in which such employees may be eligible to participate after the closing of the merger and (2) provide each employee with credit for any co-payments, deductibles and out-of-pocket expenses paid prior to the closing of the merger under any such plans, programs or arrangements that are welfare benefit plans in which such employees are eligible to participate after the closing of the merger.

Golden Parachutes

In accordance with Item 402(t) of Regulation S-K, the tables below entitled “All Golden Parachute Compensation” and “New Golden Parachute Compensation” set forth the compensation that is based on or otherwise relates to the merger that may become payable to each of BioMimetic’s named executive officers. Please see the previous portions of this section for further information regarding such compensation.

The table entitled “All Golden Parachute Compensation” includes both arrangements and amounts previously disclosed and subject to a stockholder advisory vote under section 14A(a)(1) of the Exchange Act, as well as new arrangements for and understandings. The table entitled “New Golden Parachute Compensation” includes only new arrangements and understandings not previously subject to a stockholder advisor vote.

The amounts indicated below are estimates of amounts that would be payable assuming the merger is completed on December 30, 2012. These estimates are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement/prospectus. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

All Golden Parachute Compensation1

Name	Cash[2] ($)		Equity[3] ($)	Pension / NQDC ($)	Perquisites / Benefits[4] ($)	Tax Reimbursements ($)	Other ($)		Total ($)
Samuel E. Lynch	1,768,800	[5]	844,900	—	32,518	—	1,671,907	[6]	4,318,125
Larry Bullock	337,310	[7]	397,600	—	22,945	—	86,510	[8]	844,365
Russ Pagano	244,800	[9]	347,900	—	22,234	—	301,629	[10]	916,563
Earl M. Douglas[11]	—		—	—	—	—	—		—

1	All amounts set forth in this table are based on the following assumptions: the closing price of Wright common stock is equal to $21.16, which was the average closing market price of Wright common stock for the first five business days following the November 19, 2012 public announcement of the mergers; the mergers are completed on December 30, 2012; and the named executive’s employment is terminated on December 31, 2012. Amounts in this table represent both the arrangements and amounts previously disclosed and subject to a shareholder advisory vote and amounts pursuant to new arrangements and understandings.
2	Cash payments include salary continuation payments (or lump-sum payment, as applicable) for a specified time period (or amount) and a cash incentive bonus (prorated based on the previous year’s bonus) if applicable.
3	Represents the aggregate value of the unvested portion of stock option awards held by the executive officer that will become fully vested on the closing date. The value of a stock option award was calculated by multiplying the number of shares subject to the stock option by the excess of (a) the estimated value of the consideration to be received in the merger for a share of common stock, based on the assumption that the price of BioMimetic common stock at the time of the merger is $7.05, which was the average closing market price of BioMimetic common stock for the first five business days following the November 19, 2012 public announcement of the mergers, over (b) the per-share exercise price of the stock option. Stock option awards that are fully vested and unvested awards that are “underwater” (i.e., the exercise price of the shares subject to the award is greater than the value of the consideration to be received for a share of common stock) are not included in this table.

If the estimated value of the consideration to be received in the merger for a share of common stock were based not on the average closing market price of BioMimetic’s common stock for the first five business days following the public announcement of the mergers, but instead on the average closing price of Wright common stock for the same period and on the assumption that all payments under the CVR would be made, then the amounts shown for Dr. Lynch, Mr. Bullock, and Dr. Pagano would be $2,041,100, $952,925, and $889,888 respectively.

4	Represents the premiums paid by BioMimetic for health, life and disability insurance and similar employee benefits, calculated based on the assumptions used for financial reporting purposes and U.S. GAAP. In addition, in the case of Dr. Lynch, this represents a maximum $5,000 reimbursement for tax and financial advisory services following his termination of employment.
5

Amount includes a transaction bonus payment equal to $1,121,280 and a non-compete payment equal to $647,520. Such amounts are payable if Dr. Lynch remains employed with BioMimetic for a specified period following the closing of the mergers or upon an earlier termination without “cause”, termination due to death or disability or resignation for “good reason” occuring following the closing of the mergers. The non-compete payment is also subject to Dr. Lynch’s continued compliance for a period of 12 months following the termination of his employment with his agreement not to engage in certain activities in competition with the business of BioMimetic and not to solicit any of BioMimetic’s customers or employees. Each of these payments would be payable only at the termination of Dr. Lynch’s employment with BioMimetic. Pursuant to the terms of Dr. Lynch’s retention agreement, subject to the closing of the mergers, Dr. Lynch has agreed to waive his right to severance payments and benefits pursuant to the Lynch employment agreement and that the terms in the retention agreement providing for a transaction bonus payment and non-compete payment will supersede the applicable provisions related to severance in the Lynch employment agreement. If Dr. Lynch had not waived his right to severance pursuant to the Lynch employment agreement, he would have been entitled to a cash payment equal to $1,497,188, which represents (i) 150% of the sum of Dr. Lynch’s 2012 base salary of $467,200 and his most recent annual bonus of $131,675, plus (ii) a cash payment equal to $598,875 payable if Dr. Lynch agreed not to solicit any of BioMimetic’s then-current customers or employees for a period of 12 months following a termination or resignation due to a change in control.
6

Amount includes the following, subject to the terms and conditions and paid on the dates set forth in the retention agreement by and among Dr. Lynch, BioMimetic and Wright: a special bonus payment of $1,250,000 for his prior work related to the ongoing FDA review process of the Augment® Bone Graft PMA application, a payment for accrued but unused vacation equal to $160,275 and payment of Dr. Lynch’s annual bonus for the calendar year 2012 in the amount of $261,632.

7	Amount includes cash salary continuation payments equal to 12 months of Mr. Bullock’s 2012 base salary of $283,600 and his most recent annual bonus of $53,710. If Mr. Bullock does not terminate employment on December 31, 2012 but instead remains employed for two months following the closing date, he will be entitled to an additional four months of salary continuation payments upon his termination of employment equal to $98,315 based on Mr. Bullock’s projected 2013 base salary.
8	Other payments include Mr. Bullock’s 2012 annual bonus payment of $46,510, paid on or before December 31, 2012, and a transition assistance award equal to $40,000, paid within 10 business days following the closing date, subject to Mr. Bullock’s continuous employment through the closing date.
9	Amount includes cash payments equal to 12 months of Dr. Pagano’s 2012 base salary of $244,800.
10	Other payments include Dr. Pagano’s 2012 annual bonus payment of $35,129, paid on or before December 31, 2012, a cash retention payment of $82,500 payable within 10 business days following the closing date subject to Dr. Pagano’s continued employment through such date, $52,000 of which is subject to repayment if Dr. Pagano voluntarily resigns prior to the first anniversary of the closing date, and an additional retention payment of $184,000, payable if Dr. Pagano does not terminate employment on December 31, 2012 but instead remains employed through the first anniversary of the closing date. In addition, Wright has orally agreed to grant Dr. Pagano a stock option subject to the number of shares of Wright common stock having a value of $220,320 on the closing date.
11	Mr. Douglas resigned from BioMimetic effective April 20, 2012. Accordingly, Mr. Douglas is not entitled to any payments as a result of the mergers.

New Golden Parachute Compensation1

Name	Cash ($)		Equity ($)	Pension / NQDC ($)	Perquisites / Benefits ($)		Tax Reimbursements ($)	Other ($)		Total ($)
Samuel E. Lynch	1,768,800	[2]	—	—	5,000	[3]	—	1,671,907	[4]	3,445,707
Larry Bullock	—	[5]	—	—	—		—	86,510	[6]	86,510
Russ Pagano	—		—	—	—		—	301,629	[7]	301,629
Earl M. Douglas[8]	—		—	—	—		—	—		—

1	All amounts set forth in this table are based on the following assumptions: the closing price of Wright common stock is equal to $21.16, which was the average closing market price of Wright common stock for the first five business days following the November 19, 2012 public announcement of the mergers; the merger is completed on December 30, 2012; and the named executive’s employment is terminated on December 31, 2012.

2	Amount includes a transaction bonus payment equal to $1,121,280 and a non-compete payment equal to $647,520. Such amounts are payable if Dr. Lynch remains employed with BioMimetic for a specified period following the closing of the mergers or upon an earlier termination without “cause”, termination due to death or disability or resignation for “good reason” occuring following the closing of the mergers. The non-compete payment is also subject to Dr. Lynch’s continued compliance for a period of 12 months following the termination of his employment with his agreement not to engage in certain activities in competition with the business of BioMimetic and not to solicit any of BioMimetic’s customers or employees. Each of these payments would be payable only at the termination of Dr. Lynch’s employment with BioMimetic. Pursuant to the terms of Dr. Lynch’s retention agreement, subject to the closing of the mergers, Dr. Lynch has agreed to waive his right to severance payments and benefits pursuant to the Lynch employment agreement and that the terms in the retention agreement providing for a transaction bonus payment and non-compete payment will supersede the applicable provisions related to severance in the Lynch employment agreement. If Dr. Lynch had not waived his right to severance pursuant to the Lynch employment agreement, he would have been entitled to a cash payment equal to $1,497,188, which represents (i) 150% of the sum of Dr. Lynch’s 2012 base salary of $467,200 and his most recent annual bonus of $131,675, plus (ii) a cash payment equal to $598,875 payable if Dr. Lynch agreed not to solicit any of BioMimetic’s then-current customers or employees for a period of 12 months following a termination or resignation due to a change in control.
3	Represents a maximum $5,000 reimbursement for tax and financial advisory services following Dr. Lynch’s termination of employment.
4

Amount includes the following, subject to the terms and conditions and paid on the dates set forth in the retention agreement by and among Dr. Lynch, BioMimetic and Wright: a special bonus payment of $1,250,000 for his prior work related to the ongoing FDA review process of the Augment® Bone Graft PMA application, a payment for accrued but unused vacation equal to $160,275 and payment of Dr. Lynch’s annual bonus for the calendar year 2012 in the amount of $261,632.

5	If Mr. Bullock does not terminate employment on December 31, 2012 but instead remains employed for two months following the closing date, he will be entitled to an additional four months of salary continuation payments upon his termination of employment equal to $98,315 based on Mr. Bullock’s projected 2013 base salary.
6	Other payments include Mr. Bullock’s 2012 annual bonus payment of $46,510, paid on or before December 31, 2012, and a transition assistance award equal to $40,000, paid within 10 business days following the closing date, subject to Mr. Bullock’s continuous employment through the closing date.
7	Other payments include Dr. Pagano’s 2012 annual bonus payment of $35,129, paid on or before December 31, 2012, a cash retention payment of $82,500 payable within 10 business days following the closing date subject to Dr. Pagano’s continued employment through such date, $52,000 of which is subject to repayment if Dr. Pagano voluntarily resigns prior to the first anniversary of the closing date, and an additional retention payment of $184,000, payable if Dr. Pagano does not terminate employment on December 31, 2012 but instead remains employed through the first anniversary of the closing date. In addition, Wright has orally agreed to grant Dr. Pagano a stock option subject to the number of shares of Wright common stock having a value of $220,320 on the closing date.
8	Mr. Douglas resigned from BioMimetic effective April 20, 2012. Accordingly, Mr. Douglas is not entitled to any payments as a result of the mergers.

Litigation Related to the Merger

Between November 20, 2012 and December 12, 2012, five purported class action complaints related to the merger, referred to as the stockholder actions, were filed against all or some of the following: BioMimetic, certain of BioMimetic’s current executive officers and directors, Wright, merger sub and sister subsidiary.

On November 20, 26 and 28, 2012, three stockholder actions, referred to as the Tennessee actions, were filed in the Chancery Court for the State of Tennessee in Williamson County. The plaintiffs allege, among other things: (a) that the executive officers and directors of BioMimetic breached their fiduciary duties to BioMimetic’s public stockholders by authorizing the merger for inadequate consideration and pursuant to an inadequate process and (b) that BioMimetic, Wright, merger sub and sister subsidiary aided and abetted the executive officers’ and directors’ alleged breaches of fiduciary duty. The plaintiffs generally seek equitable relief, including an injunction preventing the consummation of the merger until BioMimetic adopts and implements a procedure to obtain the highest possible price for its stockholders, and an award of attorneys’ and other fees and costs. On December 14, 2012, plaintiffs and defendants in the Tennessee actions filed a Joint Agreed Order requesting, among other things, that the Chancery Court consolidate the Tennessee actions. The Court approved the Joint Agreed Order on December 17, 2012, consolidating the Tennessee actions.

On November 21, 2012 and December 12, 2012, two of the stockholder actions were filed in the Court of Chancery of the State of Delaware, referred to as the Delaware actions, making substantially the same allegations as the Tennessee actions. The plaintiffs generally seek enjoinment of the merger, rescissory damages in the event the merger is consummated prior to the entry of the court’s final judgment, and an award of attorneys’ and other fees and costs.

On December 31, 2012, the defendants in the Tennessee and Delaware actions filed a joint motion in both the Tennessee Chancery Court and the Delaware Chancery Court requesting among other things that the plaintiffs’ claims be heard in one forum—either in Tennessee or Delaware—and that the actions in the remaining forum be stayed or dismissed. The Tennessee Chancery Court scheduled a hearing on the defendants’ motion for January 28, 2013.

On January 8, 2013, the plaintiffs in the consolidated Tennessee actions filed a motion for limited expedited discovery requesting, among other things, that the court order defendants to respond to certain document requests and permit depositions of certain individuals sooner than would be required under the Tennessee Rules of Civil Procedure.

Accounting Treatment

In accordance with U.S. GAAP, Wright will account for the mergers using the acquisition method of accounting for business combinations. Under this method of accounting, Wright will record the acquisition based on the fair value of the merger consideration, which includes the cash consideration paid, the market value of shares of Wright common stock issued in connection with the merger (based on the closing price of Wright common stock on the date of the completion of the merger), stock options exchanged and the CVRs issued in connection with the merger.

Wright will allocate the purchase price to the identifiable assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the mergers. Any excess of the value of consideration paid over the aggregate fair value of those net assets will be recorded as goodwill. Financial statements of Wright issued after the completion of the mergers will reflect such fair values and will not be restated retroactively to reflect historical financial position or results of operations of Wright. The results of operations of BioMimetic will be included in the results of operations of Wright beginning on the date of the completion of the mergers.

Delisting and Deregistration of BioMimetic Common Stock

If the merger is completed, BioMimetic’s common stock will be delisted from The NASDAQ Global Select Market and deregistered under the Exchange Act, and BioMimetic will no longer file periodic reports with the SEC related to BioMimetic common stock.

Stock Exchange Listing of Wright Common Stock Issued in the Merger

It is a condition to the completion of the merger that the shares of Wright common stock issued in the merger will be approved for listing on The NASDAQ Global Select Market.

Stock Exchange Listing of CVRs

It is a condition to the completion of the merger that the CVRs issued in the merger will be approved for listing on The NASDAQ Global Select Market or The NASDAQ Global Market.

Financing the Merger

Wright does not require financing for the merger. The Unaudited Pro Forma Condensed Combined Financial Statements contemplate the use of Wright’s cash on hand and the sale of Wright investments in marketable securities to finance the merger.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that may be important to you. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The Merger Agreement provides for the merger of merger sub with and into BioMimetic upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, referred to as the DGCL, with BioMimetic being the interim surviving entity. Immediately after the completion of the merger, BioMimetic will merge with and into sister subsidiary in accordance with the DGCL and the Delaware Limited Liability Company Act, referred to as the DLLCA, with sister subsidiary continuing as the final surviving entity. At that time, the corporate existence of BioMimetic will cease. Sister subsidiary will remain a wholly owned subsidiary of Wright and will continue its limited liability company existence under the DLLCA. Upon completion of the subsequent merger, the directors and officers of merger sub immediately prior to the completion of the merger will be the initial managers and officers of sister subsidiary as the final surviving entity.

Effective Time

The effective time of the merger, referred to as the completion of the merger, will occur at the time that a certificate of merger is duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL on the closing date, and the merger shall become effective at the time set forth in the certificate of merger, which shall be between 4:30 p.m. and 11:59 p.m. Eastern time on the closing date. The closing date will occur on the day that is three business days following the satisfaction or waiver (to the extent permitted under applicable law and the terms of the Merger Agreement) of the conditions to the completion of the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) described under “The Merger Agreement—Conditions to the Merger,” or such other date as BioMimetic and Wright may agree in writing.

Merger Consideration

Each share of BioMimetic common stock issued and outstanding immediately prior to the completion of the merger, other than shares held by stockholders who have properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL, referred to as dissenting shares, and shares held in the treasury of BioMimetic or owned by Wright, merger sub or any other subsidiary of BioMimetic or Wright, referred to as excluded shares, will be converted in the merger into the right to receive the following consideration, without interest (1) $1.50 in cash; (2) 0.2482 of a share of common stock of Wright; and (3) one CVR, issued by Wright subject to, and in accordance with, the CVR Agreement. The consideration for the merger described in clauses (1) and (2) is subject to subject to adjustment, if necessary, under the Merger Agreement in relation to certain provisions of the NASDAQ Marketplace Rules, as described in the following paragraph.

If the aggregate number of shares of Wright common stock that would be issued pursuant to the merger, plus the number of shares of Wright common stock underlying BioMimetic stock options assumed by Wright (described under “The Merger Agreement—Treatment of BioMimetic Stock Options,”) would exceed 19.99% of the outstanding shares or voting power of Wright common stock as of the completion of the merger, referred to as the 19.99% threshold, then the exchange ratio of 0.2482 will be decreased so that the number of shares of Wright common stock issued as part of the merger consideration plus the number of shares of Wright common stock underlying BioMimetic stock options assumed by Wright pursuant to the Merger Agreement satisfies the 19.99% threshold, and each issued and outstanding share of BioMimetic common stock (other than dissenting shares and excluded shares) shall have the right to receive the Additional Cash (as defined herein on page 123).

The exchange ratio of 0.2482 and the merger consideration will also be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction with respect to Wright common stock or BioMimetic common stock or any change in the number of shares of Wright common stock represented by a share of Wright common stock.

Treasury Shares; Shares Owned by Wright

Immediately prior to the completion of the merger, each share of BioMimetic common stock (i) held as a treasury share by BioMimetic, (ii) owned of record by any subsidiary of BioMimetic, or (iii) owned of record by Wright, merger sub or any other subsidiary of Wright will, in each case, be cancelled and cease to exist, and the merger consideration will not be delivered in exchange for those shares.

Dissenting Shares

Shares of BioMimetic common stock held by any stockholder who properly demands appraisal with respect to such shares in compliance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL and as further described in the section entitled “Rights of Stockholders to Seek Appraisal.” However, if, after the completion of the merger, any holder of dissenting shares fails to perfect or effectively withdraws or loses its right to appraisal and payment under the DGCL, the shares of BioMimetic common stock held by that stockholder that were dissenting shares will be treated as if they had been converted into the right to receive the merger consideration, without any interest thereon.

Treatment of BioMimetic Stock Options

Prior to the completion of the merger, each holder of a stock option, will be permitted to elect for all or any portion of such stock option to be exercised for cash or on a net basis. A net exercise may be effected by agreeing to exchange the shares of BioMimetic common stock subject to such stock option being exercised, and, in connection with such exchange, relinquish a portion of the merger consideration otherwise payable pursuant to such shares equal to the quotient obtained by dividing:

•	the sum of the per share exercise price of the stock option and the per share amount of any required withholdings with respect to the exercise of such stock option, by

•

the estimated per share value of the merger consideration, which will be determined (solely for purposes of effectuating the net exercises contemplated above) by agreement of Wright and BioMimetic reasonably in advance of the closing date.

At the completion of the merger, any such stock option, whether vested or unvested, that is not exercised will be assumed by Wright and converted into an option to acquire the number of shares of Wright common stock (rounded to the nearest whole share) equal to the product of:

•	the number of shares of BioMimetic common stock subject to such stock option immediately prior to the completion of the merger, and

•

an amount equal to the lesser of (i) 0.5558, or (ii) the sum of (x) the exchange ratio of 0.2482 plus (y) the quotient obtained by dividing (1) $6.20 by (2) the volume weighted average price paid per share of Wright common stock for the 10 most recent days that the Wright common stock traded on The NASDAQ Global Select Market ending on the last full trading day immediately prior to the closing date, which formula is referred to as the option exchange ratio.

Furthermore, the new per share exercise price for each stock option assumed by Wright (which price per share will be rounded to the nearest whole cent) will equal the per share exercise price of the corresponding stock option assumed by Wright immediately prior to the completion of the merger divided by the option exchange ratio.

The option exchange ratio is intended to reflect a reasonable method for determining the fair market value of the shares of BioMimetic common stock subject to the stock options under relevant treasury regulations. Except as otherwise provided above, each stock option that is assumed by Wright and converted into an option to purchase shares of Wright common stock will be subject to the same terms and conditions as applicable to the corresponding BioMimetic stock option immediately prior to the completion of the merger.

Fractional Shares

Wright will not issue any fractional shares of Wright common stock in connection with the merger. Instead, each holder of BioMimetic common stock who would otherwise be entitled to receive a fractional share of Wright common stock will receive cash, without interest, rounded to the nearest cent, in an amount equal to the product of: (i) the fractional share to which such holder would otherwise be entitled to receive and (ii) the average of the closing sale prices of Wright common stock on The NASDAQ Global Select Market for each of the 10 most recent trading days ending with the last trading day prior to the closing date.

Payment and Exchange Procedures

Prior to the completion of the merger, Wright will designate a bank, trust company or transfer agent reasonably acceptable to BioMimetic to act as agent, referred to as the exchange agent, for the holders of shares of BioMimetic common stock to receive the merger consideration. At or prior to the completion of the merger, Wright or merger sub will deposit with the exchange agent: (1) shares of Wright common stock; (2) cash; and (3) CVR certificates representing the aggregate number of CVRs, each in the amount issuable or payable as aggregate merger consideration. The aggregate amount described in clauses (1), (2) and (3) is referred to as the exchange fund.

As soon as reasonably practicable after the completion of the merger, and in any event within five business days after the closing date, the exchange agent will mail to each holder of record of BioMimetic common stock, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon actual delivery of the certificates of BioMimetic common stock or evidence of the book-entry shares of BioMimetic common stock) and instructions for use in surrendering the certificates or transferring the book-entry shares in exchange for the merger consideration.

Upon surrender of a certificate of BioMimetic common stock (or effective affidavit of loss in lieu thereof) or evidence of book-entry shares of BioMimetic common stock, together with a letter of transmittal duly executed and in proper form, the holder of such certificate or book-entry shares will be entitled to receive the merger consideration pursuant to the Merger Agreement (after giving effect to any required tax withholdings). The surrendered certificates of BioMimetic common stock and the book-entry shares will then be cancelled and retired. No interest will be paid or will accrue on the merger consideration upon the surrender of any certificate of BioMimetic common stock or book-entry shares of BioMimetic common stock.

If a transfer of ownership of BioMimetic common stock is not registered in the transfer records of BioMimetic, payment may be made to a person other than the person in whose name the surrendered certificate of BioMimetic common stock or book-entry shares of BioMimetic common stock is registered, if such certificate or evidence of book-entry shares is presented to the exchange agent with all the documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Any portion of the exchange fund that remains unclaimed by the holders of BioMimetic common stock one year after the completion of the merger will be delivered to, and become the property of, Wright, sister subsidiary or another affiliate of Wright as may be designated by Wright or sister subsidiary, at such time. Thereafter, former holders of BioMimetic common stock will only look to Wright or sister subsidiary as a general unsecured creditor for payment of the merger consideration payable to them pursuant to the Merger Agreement, without interest.

Representations and Warranties

The Merger Agreement contains representations and warranties which the parties made to each other. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Merger Agreement (or other date specified in the Merger Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in a confidential disclosure letter that BioMimetic provided to Wright, and in a confidential disclosure letter that Wright provided to BioMimetic, in each case, in connection with signing the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and these changes may or may not be fully reflected in our public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding BioMimetic, Wright and the merger that is contained in this proxy statement/prospectus as well as in the filings that BioMimetic and Wright make and have made with the SEC. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and no assertion is made that they are accurate as of the date of this proxy statement/prospectus.

In the Merger Agreement, BioMimetic made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. BioMimetic’s representations and warranties relate to, among other things:

•	BioMimetic’s and its subsidiaries’ organization, good standing, and qualification to do business;

•	BioMimetic’s capitalization, including the particular number of outstanding shares of BioMimetic common stock, stock options and BioMimetic’s equity interest in its subsidiaries;

•	BioMimetic’s corporate power and authority to enter into the Merger Agreement and to complete the merger and the transactions contemplated by the Merger Agreement;

•	the execution and delivery of the Merger Agreement by BioMimetic;

•	the enforceability of the Merger Agreement against BioMimetic;

•	the approval and authorization by the BioMimetic Board of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement;

•

the required registrations, consents, notices or other filings of or from governmental entities in connection with the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement;

•

the absence of any breach or violation of BioMimetic’s or its subsidiaries’ governing documents or agreements as a result of the execution and delivery of the Merger Agreement and completion of the merger;

•

BioMimetic’s filings with the SEC since December 31, 2009, including financial statements, Sarbanes-Oxley certifications, absence of complaints regarding accounting practices, and controls over financial reporting;

•	BioMimetic’s independent auditor;

•	BioMimetic’s compliance with listing and corporate governance rules and regulations of The NASDAQ Global Market;

•	information supplied by BioMimetic for inclusion or incorporation by reference in this document;

•	the absence of certain undisclosed liabilities;

•	the conduct of BioMimetic and its subsidiaries with regard to their operations and the absence of certain events, including a BioMimetic material adverse effect, since June 30, 2012;

•	the absence of legal proceedings and orders;

•	employee benefit plans and ERISA matters;

•	BioMimetic’s and its subsidiaries’ permits and compliance with applicable laws, including anti-corruption and anti-bribery laws;

•	regulatory issues related to the FDA and similar governmental entities;

•	the inapplicability of takeover statutes;

•	environmental matters;

•	tax matters;

•	labor matters;

•	intellectual property matters;

•	owned and leased real property;

•	material contracts and performance of obligations thereunder;

•	the absence of product liability claims;

•	insurance coverage;

•	the vote required by holders of BioMimetic common stock to approve the Merger Agreement or consummate the transactions contemplated by the Merger Agreement;

•	suppliers to BioMimetic;

•	the absence of related-party transactions;

•	the absence of undisclosed broker’s fees; and

•	receipt by the BioMimetic Board of a fairness opinion from Goldman Sachs.

The representations and warranties of BioMimetic will not survive the completion of the merger or the termination of the Merger Agreement.

Many of BioMimetic’s representations and warranties are qualified by reference to a BioMimetic material adverse effect standard; that is, such representations and warranties will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a BioMimetic material adverse effect. For purposes of the Merger Agreement, a BioMimetic material adverse effect means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), assets, liabilities or results of operations of BioMimetic and its subsidiaries taken as a whole. However, no event, change, circumstance, effect, development or state of facts resulting from or arising out of the following will be deemed to constitute a BioMimetic material adverse effect:

•	any change in applicable law or U.S. GAAP after November 19, 2012;

•	general changes in the U.S. or foreign economies or capital markets;

•	changes in general conditions arising after November 19, 2012 affecting the industry in which BioMimetic operates;

•	natural disasters, acts of war, terrorism or other force majeure events in the U.S.;

•	the public announcement or pendency of the Merger Agreement;

•	any litigation brought by any current or former BioMimetic stockholders against BioMimetic and/or the BioMimetic Board relating to the Merger Agreement or the merger;

•

any failure by BioMimetic to meet analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics in and of itself (as opposed to the underlying causes);

•	any decline in the market price or change in the trading volume (as opposed to the underlying cause of any such decline) of BioMimetic’s common stock; or

•	an “adverse FDA event,” as described below;

except that the first, second and third bullets above will not be applicable to the extent that any such effects have a materially disproportionate impact on BioMimetic and its subsidiaries, taken as a whole, relative to other companies in the same industry as BioMimetic.

In the Merger Agreement, Wright, merger sub and sister subsidiary also made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. Wright’s, merger sub’s and sister subsidiary’s representations and warranties relate to, among other things:

•	Wright’s, merger sub’s and sister subsidiary’s organization, good standing, and qualification to do business;

•	Wright’s capitalization, including the particular number of outstanding shares of Wright common stock and stock options;

•	Wright’s equity interest in merger sub and sister subsidiary and the operations of merger sub and sister subsidiary;

•

Wright’s, merger sub’s and sister subsidiary’s corporate or limited liability company power and authority to enter into the Merger Agreement and to complete the merger and the transactions contemplated by the Merger Agreement;

•	the execution and delivery of the Merger Agreement by each of Wright, merger sub and sister subsidiary;

•	the enforceability of the Merger Agreement against Wright, merger sub and sister subsidiary;

•

the approval and authorization by the board of directors (or other governing body) of Wright, merger sub, and sister subsidiary of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement;

•

the required registrations, consents, notices or other filings of or from governmental entities in connection with the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement;

•

the absence of any breach or violation of Wright’s or its subsidiaries’ governing documents, applicable law or certain agreements as a result of the execution and delivery of the Merger Agreement and the completion of the merger;

•	Wright’s filings with the SEC since December 31, 2009, including financial statements, Sarbanes-Oxley certifications, and controls over financial reporting;

•	Wright’s independent auditors;

•	Wright’s compliance with listing and corporate governance rules and regulations of The NASDAQ Global Select Market;

•	information supplied by Wright for inclusion or incorporation by reference in this document;

•	the absence of certain undisclosed liabilities;

•	the conduct of Wright and its subsidiaries with regard to their operations and the absence of a Wright material adverse effect, since June 30, 2012;

•	the absence of legal proceedings and orders;

•	Wright’s and its subsidiaries’ permits and compliance with applicable laws;

•	tax matters;

•	intellectual property matters;

•	title to property and assets;

•	insurance coverage;

•	the absence of undisclosed broker’s fees;

•	Wright’s ability to pay the merger consideration at the completion of the merger;

•	ownership by Wright or any affiliates of Wright of any shares of BioMimetic common stock for the three-year period prior to November 19, 2012; and

•	no vote of the holders of Wright common stock is required to approve the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement.

The representations and warranties of Wright, merger sub and sister subsidiary do not survive the completion of the merger or the termination of the Merger Agreement.

Some of Wright’s representations and warranties are qualified by reference to a Wright material adverse effect standard; that is, such representations and warranties will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Wright material adverse effect. For purposes of the Merger Agreement, a Wright material adverse effect means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), assets, liabilities, properties or results of operations of Wright and its subsidiaries taken as a whole or (y) prevents, materially delays or materially impairs the ability of Wright or merger sub to consummate the transactions contemplated by the Merger Agreement. However, no event, change, circumstance, effect, development or state of facts resulting from or arising out of the following will be deemed to constitute a Wright material adverse effect as described in clause (x) above:

•	any change in applicable law or U.S. GAAP after November 19, 2012;

•	general changes in the U.S. or foreign economies or capital markets;

•	changes in general conditions arising after November 19, 2012 affecting the industry in which Wright operates;

•	natural disasters, acts of war, terrorism or other force majeure events;

•	the public announcement or pendency of the Merger Agreement;

•	any litigation brought by any current or former stockholders of Wright against Wright and/or the Wright Board relating to the Merger Agreement or the merger;

•

any failure by Wright to meet analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics in and of itself (as opposed to the underlying causes); or

•	any decline in the market price or change in the trading volume (as opposed to the underlying cause of any such decline) of Wright’s common stock;

except that the first, second and third bullets above will not be applicable to the extent that any such effects have a disproportionate impact on Wright and its subsidiaries, taken as a whole, as compared to other companies in the same industry as Wright.

Conduct of BioMimetic’s Business Pending the Merger

Under the Merger Agreement, BioMimetic has agreed that, subject to specified exceptions or unless consented to in writing by Wright (which consent will not be unreasonably withheld, delayed or conditioned) or required by applicable law, between the date of the Merger Agreement and the earlier of the completion of the merger and the date on which the Merger Agreement is terminated, BioMimetic will, and will cause each of its subsidiaries to:

•	carry on their respective businesses in the ordinary course of business consistent with past practice;

•	use reasonable best efforts to preserve its business organization;

•	use reasonable best efforts to maintain its existing relations and goodwill with customers, suppliers and others having business dealings with it;

•

maintain insurance with financially responsible insurance companies in such amounts and against such risks and loses consistent with the insurance maintained by BioMimetic and its subsidiaries as of November 19, 2012;

•	file all material tax returns and pay all material taxes due and payable; and

•

promptly notify Wright of any action, suit, proceeding, investigation, audit or claim initiated or pending against or with respect to BioMimetic or any of its subsidiaries where there is a reasonable possibility of a determination that would reasonably be likely to have a BioMimetic material adverse effect on BioMimetic or its subsidiaries.

BioMimetic has also agreed that, between the date of the Merger Agreement and the earlier of the completion of the merger and the date on which the Merger Agreement is terminated, subject to specified exceptions, it will not, and will cause each of its subsidiaries not to, without the prior written consent of Wright (which consent will not be unreasonably withheld, delayed or conditioned):

•	amend its certificate of incorporation, bylaws or other organizational documents;

•

split, combine or reclassify any of its capital stock; declare, set aside or pay any dividends; or repurchase, redeem or acquire any shares of its capital stock or any securities convertible into shares of its capital stock;

•	enter into any agreement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer registration or repurchase of its capital stock or such securities or other rights;

•	register for sale or transfer any capital stock under the Securities Act on behalf of BioMimetic or any other person;

•

issue, sell, pledge, dispose of or encumber any shares of its capital stock, other equity securities or any securities convertible into any such shares of its capital stock (other than the issuance of shares of BioMimetic common stock upon the exercise of the stock options outstanding as of November 19, 2012);

•	transfer, lease, license, dispose of or encumber any of the assets of BioMimetic that have a value in excess of $100,000 in the aggregate, except sales of inventory in the ordinary course of business;

•	make any acquisition of or investment in assets or stock in any transaction or series of transactions in excess of $100,000 in the aggregate in any calendar year;

•	enter into, modify or terminate any material agreement or waive, release, relinquish or assign any material agreement;

•	enter into, modify or terminate any agreement with any healthcare provider to BioMimetic or its subsidiaries;

•

adopt a plan of liquidation, dissolution, recapitalization or reorganization or accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the ordinary course of business;

•

terminate, establish, adopt, enter into, make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify, any stock option or equity incentive plans, employee benefit plans or employment agreements or increase the salary, wage, bonus or other compensation of any employee of BioMimetic or its subsidiaries, except for (1) salary or wage increases for employees of less than four percent of the current salary or wage of such employee that occurs in the ordinary course of business consistent with past practice and associated with periodic reviews, (2) cash or equity incentive bonuses for 2012 granted and paid in the ordinary course of business and consistent with past practice and not exceeding a specified amount, (3) actions necessary to satisfy applicable law or existing agreements, or (4) in connection with retention agreements entered into with an aggregate value of up to $3,100,000;

•

(1) grant, transfer, dispose of, amend, modify or permit to lapse any right, title or interest to, any intellectual property or encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest in material owned or exclusively licensed intellectual property of BioMimetic; or (2) divulge, furnish or make accessible any trade secret to any third party;

•	except as may be required by applicable law or U.S. GAAP, change any accounting principle, practice or method in any manner;

•	make any material tax election or settle or compromise any material tax liability;

•

enter into any agreement that (1) limits the ability of BioMimetic or any of its subsidiaries to compete with any other person, acquire any product or other asset or any services from any other person, develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to from any other person or transact business or deal in any other manner with any other person; or (2) provides for the making of any payment as a result of the merger, would result in the occurrence of a change in the rights or obligations of BioMimetic, any of its subsidiaries or any counterparty thereto as a result of the merger or would prevent or delay the merger;

•

commence or consent to a settlement, release or forgiveness of, or the entry of any judgment arising from, any ligation claim, unless such settlement or claim involves less than $250,000 as its sole remedy;

•	incur, assume, or guarantee any indebtedness, excluding short-term and trade indebtedness;

•	make any loans, advances or capital contributions to, or investments in any other person (other than to BioMimetic or a subsidiary);

•	agree to any material changes to a premarket approval, clinical trial or other application request pending with the FDA or other governmental entity;

•	incur any capital expenditures or obligations in respect of capital expenditures in excess of $100,000 in the aggregate above the capital expenditure budget provided to Wright;

•

enter into any agreement with any officer, director or affiliate (unless expressly permitted by the Merger Agreement) or make any material payment to any officer, director or affiliate (except pursuant to the terms of an existing agreement or for the reimbursement of reasonable expenses);

•	adopt or enter into a stockholder rights agreement or “poison pill;”

•	enter into a new line of business; or

•	authorize or enter into an agreement to do of the foregoing.

Conduct of Wright’s Business Pending the Merger

Under the Merger Agreement, Wright has agreed that, subject to specified exceptions or unless consented to in writing by BioMimetic (which consent will not be unreasonably withheld, delayed or conditioned) or required by applicable law, between the date of the Merger Agreement and the earlier of the completion of the merger and the date on which the Merger Agreement is terminated, Wright will, and will cause each of its subsidiaries to:

•

use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers and others having business dealings with it; and

•	use their reasonable best efforts to maintain and keep material properties and assets in good repair and maintain in effect all material governmental permits.

Wright has also agreed that, between the date of the Merger Agreement and the earlier of the completion of the merger and the date on which the Merger Agreement is terminated, subject to specified exceptions, it will not, and will cause each of its subsidiaries not to, without the prior written consent of BioMimetic (which consent will not be unreasonably withheld, delayed or conditioned):

•	amend its certificate of incorporation, bylaws or other organizational documents except for such amendments that would not prevent or materially impair the Merger Agreement;

•	declare, set aside or pay any dividends or make any distributions of capital stock;

•	split, combine or reclassify its outstanding shares of capital stock without adjusting the merger consideration;

•

authorize or issue additional shares or new classes of stock except in connection with the exercise of stock options in the ordinary course of business or in connection with grants of equity compensation to its employees, officers, directors and consultants in the ordinary course of its business;

•	repurchase, redeem or acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any share of its capital stock;

•	adopt a plan of liquidation or dissolution;

•	incur, assume or guarantee any indebtedness in excess of $100,000,000;

•

make any acquisition of or investment in assets or stock for an aggregate purchase price or prices (including the assumption of any debt) in excess of $100,000,000 in the aggregate in any calendar year (provided that in no event may Wright enter into any such acquisition or investment that, alone or together with all other acquisition or investments, would reasonably be likely to materially delay or prevent the merger);

•	enter into a new line of business that is (or is likely to be) material to Wright and materially different from its existing business;

•	acquire any shares of BioMimetic common stock;

•	take any action that would reasonably be expected to materially delay, impair or prevent the merger; or

•	authorize or enter into an agreement to do any of the foregoing.

Registration Statement and Proxy Statement/Prospectus

As promptly as practicable after the date of the Merger Agreement (but in any event within 20 business days), Wright and BioMimetic agreed to cooperate in preparing and filing with the SEC mutually acceptable proxy materials, of which this proxy statement/prospectus forms a part, and Wright agreed to use its reasonable best efforts if required by applicable law, to have the CVR Agreement become qualified under the Trust Indenture Act. Each of Wright and BioMimetic agreed to provide promptly to the other such information that in the reasonable judgment of the providing party may be required or appropriate for inclusion in this proxy statement/prospectus. Each of Wright and BioMimetic agreed to notify the other promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the registration statement or this proxy statement/prospectus or for additional information and to supply the other parties with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the registration statement or this proxy statement/prospectus.

After the time that the registration statement becomes effective, each of Wright and BioMimetic will promptly advise the other parties of the issuance of any stop order or the suspension of the qualification of the shares of Wright common stock and CVRs issuable in connection with the merger. If, prior to the completion of the merger, information relating to any party or any of their respective affiliates is discovered by Wright or BioMimetic that should be set forth in an amendment or supplement to any of the registration statement or this proxy statement/prospectus so that they would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information will promptly notify the other party and the parties will cause an appropriate amendment or supplement describing this information to be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of Wright and BioMimetic.

Restrictions on Solicitations of Third Party Acquisition Proposals

After the date of the Merger Agreement and until the completion of the merger, subject to certain exceptions described below, BioMimetic has agreed that it will not (and has agreed to use its reasonably best efforts to cause its affiliates and subsidiaries and its representatives and the representatives of its affiliates and subsidiaries not to):

•

initiate or knowingly solicit or encourage the making of any inquiry regarding, or any proposal or offer with respect to (1) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction; (2) any sale, lease, exchange, mortgage, pledge, transfer or purchase of the assets representing 20% or more of the value of BioMimetic and its subsidiaries, taken as a whole; or (3) any purchase or sale of, or tender offer or exchange offer for 20% or more of the voting power of BioMimetic common stock (each proposal or offer described in clauses (1), (2) and (3) is referred to as an acquisition proposal);

•

participate in or engage in negotiations concerning, or provide any non-public information to any third party with respect to an acquisition proposal, or solicit or encourage the implementation of an acquisition proposal;

•	withdraw, amend or modify, or publicly propose to withdraw, amend or modify the BioMimetic Board recommendation of the merger;

•	approve, recommend, endorse, or resolve to approve, recommend or endorse an acquisition proposal;

•	enter into any letter of intent or similar document contemplating, or enter into any agreement with respect to, an acquisition proposal; or

•	publicly announce the intention to take any of the foregoing actions.

BioMimetic is obligated to (and will direct and use its reasonable best efforts to cause its subsidiaries and affiliates and its representatives and the representatives of its affiliates and subsidiaries to) immediately cease any existing discussions or negotiations with any third party conducted prior to the date of the Merger Agreement with respect to any actual or potential acquisition proposal.

Notwithstanding the “no shop” restrictions described above, prior to the date on which stockholder approval for the merger is obtained, BioMimetic has the right to, and may authorize its representatives to, (1) provide information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal pursuant to a customary confidentiality agreement with terms and conditions that are no less favorable to BioMimetic than those of the confidentiality agreement between BioMimetic and Wright Medical Technology, Inc., dated as of October 3, 2010, as amended (and provided that such confidentiality agreement may not include any provision granting any such person an exclusive right to negotiate with BioMimetic); and/or (2) engage in discussions or negotiations with such a third party and its representatives with respect to such acquisition proposal, if:

•	BioMimetic has not intentionally and materially breached its “no shop” obligations;

•

the BioMimetic Board determines in good faith (after consultation with BioMimetic’s financial advisor and outside legal counsel) that the acquisition proposal either constitutes a superior proposal (which is defined below) or is likely to result in a superior proposal; and

•

the BioMimetic Board determines in good faith (after consultation with BioMimetic’s financial advisor and outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties to its stockholders under Delaware law.

BioMimetic has agreed to promptly (and in any event within one business day) notify Wright in writing after receipt of any acquisition proposal or the existence of any proposal, discussion or request for information, and any terms and conditions of the acquisition proposal. BioMimetic shall also promptly (and in any event within one business day of receipt) provide Wright copies of any written materials received by BioMimetic in connection with the acquisition proposal and the identity of the person making the acquisition proposal.

A “superior proposal” as defined in the Merger Agreement means a written acquisition proposal that the BioMimetic Board determines in good faith (after consultation with BioMimetic’s outside counsel and financial advisor), taking into account all of the terms and conditions of such proposal, including, among other things, all legal and financial aspects of the proposal and the third party making the proposals (i) to be more favorable to BioMimetic stockholders from a financial point of view than the merger and any revised terms irrevocably proposed by Wright and (ii) is as reasonably likely to be consummated without undue delay in accordance with its terms, taking into account all legal, financial, regulatory and other aspects to the proposal as compared to the merger and any revised terms to the merger. For the purposes of the definition of “superior proposal,” the references to “20% or more” in the definition of “acquisition proposal” are deemed to be references to “50% or more.”

Recommendation Withdrawal / Termination in connection with a Superior Proposal and Intervening Event

General

The Merger Agreement requires BioMimetic to take, in accordance with applicable law and its organizational documents, all action necessary to convene a meeting of its stockholders as promptly as practicable after this proxy statement/prospectus is mailed to its stockholders for the purpose of voting upon the adoption of the Merger Agreement.

The BioMimetic Board will, subject to the provisions of the Merger Agreement, recommend to BioMimetic stockholders the adoption of the Merger Agreement in this proxy statement/prospectus and take all lawful action to solicit BioMimetic stockholder approval.

Notwithstanding the foregoing, (1) if BioMimetic receives an acquisition proposal that the BioMimetic Board concludes in good faith (after consultation with its financial advisor and outside counsel) constitutes a superior proposal and if it determines in good faith after consultation with BioMimetic’s financial advisor and outside legal counsel that failure to take such action would be inconsistent with its fiduciary duties to its stockholders under Delaware law; or (2) a material fact, event, change, development or set of circumstances occurs after the date of the Merger Agreement (that does not relate to any acquisition proposal) that was not known to or was not reasonably foreseeable by the BioMimetic Board as of or prior to the date of the Merger Agreement and the BioMimetic Board determines in good faith (after consultation with its financial advisor and outside counsel) that failure to take action would be inconsistent with its fiduciary duties to BioMimetic stockholders under Delaware law, then, in each case, the BioMimetic Board may at any time prior to the adoption of the Merger Agreement by BioMimetic stockholders:

•	withdraw, modify or amend, in a manner adverse to Wright, its recommendation that the BioMimetic stockholders adopt Merger Agreement; or

•

in the case of a superior proposal only, terminate the Merger Agreement to enter into a definitive agreement with respect to such superior proposal so long as BioMimetic pays the termination fee as described under “—Termination Fees—Termination Fee Payable by BioMimetic” in advance of, or concurrently with, such termination.

Procedural Requirements

BioMimetic may not terminate the Merger Agreement or withdraw, modify or amend the recommendation of the BioMimetic Board unless:

•

in the case of a termination or modified recommendation as a result of a superior proposal only, such superior proposal did not result from an intentional and material breach by BioMimetic of the obligations set forth above under “—Restrictions on Solicitations of Third Party Acquisition Proposals;”

•

BioMimetic gives Wright at least three business days written notice (provided that there are three business days before the scheduled special meeting) of its intention to take such action and describes the terms and conditions with respect to a superior proposal or BioMimetic Board’s basis and rationale for proposing to effect such withdrawal, modification or amendment with respect to an intervening event, as applicable; and

•

Wright does not, within such three-business day period, irrevocably undertake to make such adjustments to the Merger Agreement such that the acquisition proposal would no longer constitute a superior proposal or that would obviate the need for BioMimetic to make a recommendation change in the event of an intervening event, as applicable.

In connection with a termination of the Merger Agreement to pursue a superior proposal, BioMimetic will pay in full the termination fee described under “—Termination Fees—Termination Fee Payable by BioMimetic” in advance of, or concurrently with, the termination of the Merger Agreement.

BioMimetic also has agreed that, during the three-business day period described above, if Wright desires, BioMimetic and its representatives will negotiate in good faith with Wright and its representatives regarding any revisions to the terms of the Merger Agreement such that the acquisition proposal in question no longer constitutes a superior proposal or that would obviate the need for the BioMimetic Board to make a recommendation change in the event of an intervening event. In the event of any amendment to the amount or form of consideration of a superior proposal, BioMimetic has agreed to deliver a new notice to Wright, and Wright will have two business days to negotiate further adjustments to the Merger Agreement.

Nothing will prohibit BioMimetic or the BioMimetic Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act. However, any public disclosure made by BioMimetic related to an acquisition proposal, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall constitute a change of the BioMimetic Board’s recommendation unless the BioMimetic Board publicly reaffirms its board recommendation in favor of the merger in that communication.

Efforts to Consummate the Merger and Other Covenants

General

Pursuant to the Merger Agreement, Wright, merger sub, sister subsidiary and BioMimetic agreed to use their reasonable best efforts to complete, in the most expeditious manner practicable, the merger and the other transactions contemplated by the Merger Agreement including:

•	obtaining the consents and making the registrations required under the Merger Agreement;

•	defending any lawsuits or other legal proceedings challenging the Merger Agreement or the completion of the merger;

•	obtaining all material third party consents, waivers and approvals required to be obtained in connection with the consummation of the Merger Agreement; and

•	executing and delivering any additional instruments necessary to complete the merger and to fully carry out the purposes of the Merger Agreement.

Antitrust

Under the Merger Agreement, BioMimetic and Wright have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to complete, in the most expeditious manner practicable, the merger. On December 4, 2012, BioMimetic and Wright filed the appropriate pre-merger notification forms under the HSR Act with the FTC, and the Antitrust Division. Wright and BioMimetic received confirmation of early termination of the initial waiting period under the HSR Act, effective as of December 14, 2012.

Wright, merger sub, and BioMimetic will notify the other party promptly after receipt of (1) any comments from any governmental official in connection with its HSR or other governmental filings; and (2) any request by any governmental official for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, applicable law. Furthermore, if an event occurs that is required to be included in an amendment or supplement to the HSR or other governmental filing Wright, merger sub, or BioMimetic, as the case may be, will promptly inform the other party of that occurrence and cooperate in filing with the applicable governmental entity the amendment or supplement. Subject to certain exceptions specified in the Merger Agreement, Wright and BioMimetic will use their reasonable best efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to Wright or BioMimetic, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger.

Nothing contained in the Merger Agreement requires Wright or any its subsidiaries or affiliates to agree to any divestiture, by itself or any of its affiliates or subsidiaries, of shares of capital stock or of any business, assets or property of Wright or its subsidiaries or affiliates, or of BioMimetic, or the imposition of any limitation on the ability of Wright or any its subsidiaries or affiliates to conduct their respective businesses or to own or exercise control of such assets, properties and stock.

Stockholder Adoption of the Merger Agreement

The Merger Agreement requires BioMimetic to take, in accordance with applicable law and its organizational documents, all action necessary to convene a meeting of its stockholders as promptly as practicable after this proxy statement/prospectus is mailed to its stockholders for the purpose of voting upon the adoption of the Merger Agreement.

CVR Agreement

At or prior to the closing date, Wright will duly adopt, execute and deliver, and will use its reasonable best efforts to cause a duly qualified trustee to execute the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are required by such trustee.

Listing of Stock and CVRs

Wright will use its reasonable best efforts to cause the Wright common stock and the CVRs to be issued in connection with the merger to be approved for quotation on The NASDAQ Global Select Market or The NASDAQ Global Market.

Stock Exchange Delisting; Deregistration of Stock

Prior to the closing date, BioMimetic will cooperate with Wright and cause to be taken all actions reasonably necessary, under applicable laws and rules and policies of The NASDAQ Global Select Market to enable the delisting by the sister subsidiary of the BioMimetic common stock from The NASDAQ Global Select Market and the deregistration of the BioMimetic common stock under the Exchange Act as promptly as practicable after the completion of the merger.

Transaction Litigation

BioMimetic has agreed to provide Wright or its counsel with prompt notice of, and copies of all pleadings and written correspondence relating to, any proceeding against BioMimetic, any of its subsidiaries, or any of their respective directors or officers by any stockholder of BioMimetic specifically relating to the merger. BioMimetic will give Wright the opportunity to participate in the defense, settlement, or compromise of any such proceeding, and no such settlement or compromise shall be agreed to without the prior written consent of Wright, which consent shall not be unreasonably withheld, conditioned, or delayed.

Employee Matters

Wright has agreed to the following:

•

Until the first anniversary of the completion the merger, each BioMimetic employee will (1) be paid an annual base salary or base wages at a rate not lower than the rate in effect for that employee immediately prior to the completion the merger; and (2) be provided with incentive pay opportunities that are no less favorable than those provided to that employee immediately prior to the completion the merger.

•	Wright will pay each BioMimetic employee any unpaid portion of that employee’s 2012 incentive bonus as promptly as practicable after the completion of the merger.

•

Until the first anniversary of the completion the merger, the current and former BioMimetic employees who are receiving benefits under BioMimetic’s employee benefit plans immediately prior to the completion of the merger will continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate than, in the sole discretion of Wright, either (1) those currently provided by BioMimetic to those employees as of the closing date, subject to certain exceptions specified in the Merger Agreement; or (2) those provided by Wright to similarly situated employees.

•

Wright will cause service by affected BioMimetic employees to be taken into account for purposes of eligibility for benefit entitlements under Wright employee benefit plans, so long as such treatment does not result in a duplication of benefits.

•

Wright will use its reasonable best efforts to cause to be (1) waived any pre-existing condition limitations and any waiting-period limitations under welfare benefit plans, policies or practices of Wright in which BioMimetic employees participate; and (2) credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Wright employee benefit plans.

BioMimetic has agreed to the following:

•

BioMimetic will take all actions necessary to terminate its 401(k) plan, effective no later than the day prior to the closing date, unless otherwise requested by Wright at least five business days prior to the closing date.

•

BioMimetic will use its reasonable best efforts, by action take no less than five business days prior to the closing date, to facilitate the exercise in full all of its outstanding stock options prior to the closing date, including by: (1) accelerating the vesting of all of its outstanding stock options, subject to its exercise either prior to the closing date or pursuant to an election to exercise the stock option on a net basis on the terms as described above in “—Treatment of BioMimetic Stock Options;” (2) amending any stock option to allow its holder to direct BioMimetic to withhold that number of shares of BioMimetic common stock (or a corresponding portion of the merger consideration, as applicable) having an aggregate value equal to the sum of the aggregate exercise price of that stock option and, at the election of the holder, any withholdings required in connection with the exercise of that stock option; and (3) adopting all necessary resolutions, giving all timely notices, and obtaining all necessary approvals and consents.

•	BioMimetic will take all actions that are necessary to terminate each of its equity incentive plans, effective as of the completion of the merger.

Directors and Officers Indemnification and Insurance

Wright has agreed to indemnify each of BioMimetic’s and its subsidiaries’ current and former officers and directors against any costs or expenses (including reasonable attorneys’ fees and expenses) arising out of matters existing at or prior to the completion of the merger (including the merger itself), as required pursuant to BioMimetic’s and its subsidiaries’ organizational documents and indemnity agreements existing as of the date of the Merger Agreement and disclosed to Wright. Wright will also advance reasonable and documented attorneys’ fees and expenses as incurred as required pursuant to BioMimetic’s existing indemnity agreements so long as the indemnitee to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that the indemnitee is not entitled to indemnification. Each of the persons entitled to indemnification is referred to as an indemnified party.

Wright has also agreed to cause the sister subsidiary to maintain, for a period of six years following the completion of the merger, an insurance and indemnification policy for the benefit of BioMimetic’s officers and directors that provides coverage for acts and omissions occurring on or prior to the completion of the merger on terms with respect to coverage and in amounts no less favorable than those of BioMimetic’s directors’ and officers’ insurance policy in effect on the date of the Merger Agreement. The sister subsidiary is not required to pay an annual premium for such insurance policy in excess of 300% of the annual premium currently paid by BioMimetic for such coverage. Wright may also satisfy its insurance obligation by purchasing a “tail” policy for BioMimetic’s existing directors’ and officers’ insurance policy which (1) has an effective term of six years from the completion of the merger; (2) covers each person currently covered by the BioMimetic’s directors’ and officers’ insurance policy in effect on the date of the Merger Agreement for actions and omissions occurring on or prior to completion of the merger; and (3) contains terms with respect to coverage that are no less favorable than those of BioMimetic’s directors’ and officers’ insurance policy in effect on the date of the Merger Agreement. Wright will not be required to pay a premium for the “tail” policy in excess of 300% of the annual premium currently paid by BioMimetic for such coverage, and if the premium for the insurance coverage exceeds 300% of such annual premium, Wright will be obligated to obtain a policy it believes has the greatest coverage available for a cost not exceeding that amount.

Furthermore, Wright has agreed to cause sister subsidiary to maintain in effect, for a period of six years from the completion of the merger, provisions in its limited liability company agreement providing for exculpation of director and officer liability and indemnification on the same basis as set forth in the bylaws of

BioMimetic, as amended, referred to as BioMimetic’s bylaws in effect on the date of the Merger Agreement. These provisions will apply with respect to facts and circumstances occurring at or prior to the completion of the merger, to the fullest extent permitted by applicable law and Wright agrees to not make any changes to these provisions except changes permitted by applicable law or changes would increase the scope of the indemnified parties’ indemnification rights under sister subsidiary’s limited liability company agreement.

The rights of each indemnified party under the Merger Agreement are in addition to any rights such indemnified party may have under the certificate of incorporation, bylaws or other organizational documents of BioMimetic or its subsidiaries, under applicable law (including the DGCL) or under any other indemnification agreement with BioMimetic or its subsidiaries.

Pursuant to the Merger Agreement, if Wright, sister subsidiary or any of their respective successors or assigns consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger, or transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each case, proper provisions will be made so that the successors and assigns of Wright or sister subsidiary, as applicable, will assume the indemnification obligations of Wright, sister subsidiary or any of their respective successors or assigns, as applicable, as set forth in the Merger Agreement.

Section 16 Matters

Prior to the completion of the merger, Wright and BioMimetic will take all steps as may be required and permitted to cause the transactions contemplated by this agreement, including any dispositions of shares of BioMimetic common stock or acquisitions of Wright common stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to BioMimetic to be exempt under Rule 16b-3 promulgated under the Exchange Act.

BioMimetic Board Designee to Wright Board; Board Observer

Wright will take all actions reasonably necessary to (1) submit to its stockholders for approval at the next annual meeting of its stockholders an amendment to its current certificate of incorporation, as amended, to increase the size of the Wright Board to 10 directors; and (2) cause the Nominating, Compliance and Governance Committee of Wright to nominate as a director of the Wright Board for election (and recommend such election) by its stockholders at the 2013 annual meeting of its stockholders an individual named by the BioMimetic Board prior to the completion of the merger. The designated individual will be a current independent director on the BioMimetic Board and will be subject to the consent of Wright (which consent will not be unreasonably withheld). After the completion of the merger and until the 2013 annual meeting of Wright’s stockholders, the BioMimetic Board designee will be entitled to attend all Wright Board meetings in a nonvoting observer capacity and receive copies of all materials provided to the Wright Board, at the same time and in the same manner that Wright provides to the members of the Wright Board, subject to certain limitations set forth in the Merger Agreement.

Tax-Free Reorganization

Prior to the completion of the merger, Wright and BioMimetic will use their reasonable best efforts to cause the merger and the subsequent merger to qualify as a tax-free reorganization. Furthermore, Wright and BioMimetic will cooperate with each other and use their reasonable commercial efforts to obtain the opinion of Ropes & Gray, counsel to BioMimetic, and the opinion of WSGR, counsel to Wright, to the effect that the mergers will be treated for U.S. federal income tax purposes as a tax-free reorganization and that Wright, BioMimetic, merger sub and sister subsidiary will each be a party to that tax-free reorganization. It is not a condition to the completion of the merger that any tax opinion referenced in this paragraph is obtained by either Wright or BioMimetic or that the merger or the subsequent merger will qualify as a tax-free reorganization.

Conditions to the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver on or prior to the completion of the merger, of the following conditions:

•	Stockholder Approval. The Merger Agreement must have been adopted by the holders of a majority of the outstanding shares of BioMimetic common stock.

•	HSR Act. The waiting period applicable to the merger under the HSR Act must have expired or been earlier terminated.

•

No Injunctions. No court or governmental entity enacted or issued any statute, law, decree, injunction or other order that enjoins or prohibits the completion of the merger and the transactions contemplated by the Merger Agreement.

•

Registration Statement. The registration statement of which this proxy statement/prospectus forms a part, must have been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement will be in effect and no proceedings for such purpose will be pending before or threatened by the SEC.

Wright’s, merger sub’s and sister subsidiary’s obligation to effect the merger is subject to the satisfaction or waiver by Wright on or prior to the completion of the merger, of the following additional conditions:

•

Representations and Warranties. The representations and warranties of BioMimetic set forth in the Merger Agreement (other than certain representations and warranties of BioMimetic with respect to the capitalization of BioMimetic and certain other representations and warranties of BioMimetic with respect to its corporate authority, anti-takeover statutes, its stockholder vote for the merger and opinion of its financial advisor) must be true and correct on the date of the Merger Agreement and at the closing date as though made on and as of the closing date (except to the extent any representation and warranty speaks as of an earlier date, in which case the representation or warranty need only be true and correct as of that date), except where the failure of the representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a BioMimetic material adverse effect (without giving effect to any limitation of “BioMimetic material adverse effect” or any other materiality qualification contained in the representations and warranties of BioMimetic). The representations and warranties of BioMimetic with respect to the capitalization of BioMimetic will be true and correct within 100,000 shares of BioMimetic common stock as of the closing date as though made on and as of the closing date. Certain other representations and warranties of BioMimetic with respect to its corporate authority, anti-takeover statutes, its stockholder vote for the merger and opinion of its financial advisor will be true and correct in all material respects on the date of the Merger Agreement and as of the closing date as though made on and as of the closing date.

•	Performance of Obligations. BioMimetic shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date.

•

No BioMimetic Material Adverse Effect. Since the date of the Merger Agreement, there must not have occurred any BioMimetic material adverse effect and no fact, event, circumstance, change or other event shall have occurred that, individually or in the aggregate, would reasonably be expected to have a BioMimetic material adverse effect.

•

Legal Action. No proceeding shall have been instituted or threatened against BioMimetic or Wright or any of their affiliates by a governmental entity which challenges the merger or, in the reasonable judgment of Wright, may (i) make the merger illegal, (ii) require Wright or merger sub to divest any portion of the business of Wright , any subsidiary of Wright, BioMimetic or any subsidiary of BioMimetic, (iii) impose any limitation on the ability of Wright or merger sub to effectively exercise full rights of ownership of the assets and properties of BioMimetic and its subsidiaries or (iv) otherwise delay, prohibit or restrict the merger or impair the contemplated benefits to Wright or to merger sub of any transaction contemplated by the Merger Agreement.

BioMimetic’s obligation to effect the merger is subject to the satisfaction or waiver by BioMimetic on or prior to the completion of the merger, of the following additional conditions:

•

Representations and Warranties. The representations and warranties of Wright and merger sub set forth in the Merger Agreement (other than certain representations and warranties with respect to the capitalization of Wright) must be true and correct on the date of the Merger Agreement and at the closing date as though made on and as of the closing date (except to the extent any representation and warranty speaks as of an earlier date, in which case the representation or warranty need only be true and correct as of that date), except where the failure of the representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Wright material adverse effect (without giving effect to any limitation of “Wright material adverse effect” or any other materiality qualification contained in the representations and warranties of Wright). The representations and warranties of Wright with respect to the capitalization of Wright will be true and correct within 100,000 shares of Wright common stock on the date of the Merger Agreement and as of the closing date as though made on and as of the closing date.

•

Performance of Obligations. Wright and merger sub must have performed, in all material respects, their respective obligations required to be performed by them under the Merger Agreement at or prior to the closing date.

•

No Wright Material Adverse Effect. Since the date of the Merger Agreement, there must not have occurred any Wright material adverse effect and no fact, event, circumstance, change or other event shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Wright material adverse effect.

•	CVR Agreement. The CVR Agreement must have been duly executed and delivered by Wright and the trustee and be in full force and effect.

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Stock Exchange Listing. The shares of Wright common stock being issued in the merger must have been approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance. The CVRs to be issued in connection with the merger must have been approved for listing on The NASDAQ Global Select Market or The NASDAQ Global Market, subject to official notice of issuance.

Termination

Termination by Mutual Written Consent

BioMimetic or Wright may terminate the Merger Agreement by mutual written consent at any time before the completion of the merger.

Termination by Either BioMimetic or Wright

Either BioMimetic or Wright may terminate the Merger Agreement if:

•

the completion of the merger has not occurred by May 15, 2013, the outside termination date specified in the Merger Agreement. However, the right to terminate the Merger Agreement on these grounds is not available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that caused the occurrence of the failure of the merger to be consummated;

•	BioMimetic stockholders do not vote to adopt the Merger Agreement at the special meeting (including any postponement or adjournment of the special meeting); or

•

any order permanently restraining, enjoining or prohibiting consummation of the merger becomes final and non-appealable. However, the right to terminate the Merger Agreement on these grounds is not available to any party that breached in any material respect its obligations under the Merger Agreement in any manner that resulted in the issuance or imposition of such order.

Termination of the Merger Agreement by Wright

Wright may terminate the Merger Agreement if:

•

the BioMimetic Board has failed to make, withdrawn, modified or amended, in a manner adverse to Wright, or publicly proposed to withdraw, modify or amend, in a manner adverse to Wright, the BioMimetic Board recommendation in favor of approval of the merger;

•	the BioMimetic Board has approved, endorsed or recommended any acquisition proposal;

•

the BioMimetic Board has approved, endorsed, recommended, permitted or not prevented BioMimetic or any of its subsidiaries to enter into, a merger agreement, acquisition agreement, purchase agreement or other similar agreement relating to an acquisition proposal or a letter of intent, an agreement in principle or an option agreement relating to an acquisition proposal;

•

the BioMimetic Board, upon request from Wright or merger sub, has failed to publicly reaffirm within two business days of such request (or in the event that the special meeting is scheduled to occur within such two business day period, prior to such meeting), the BioMimetic Board recommendation in favor of approval of the merger, so long as (1) prior to such request, (i) BioMimetic shall have received an acquisition proposal or public disclosure of a potential acquisition proposal has occurred (or has become publicly known); or (ii) facts, events, changes, developments or circumstances related to the potential FDA approval of Augment® Bone Graft (including any communications with the FDA related to the application for FDA approval of Augment® Bone Graft) have been publicly disclosed (or become publicly known) and (2) the BioMimetic Board shall not be required to make any such reaffirmation more than twice with respect to any such acquisition proposal or any FDA development;

•

a tender or exchange offer for the BioMimetic’s securities has commenced and BioMimetic or the BioMimetic Board has failed to send to BioMimetic stockholders, within 10 business days after the commencement of any such tender or exchange offer, a statement that BioMimetic and the BioMimetic Board recommend that BioMimetic stockholders reject, and do not tender their shares of BioMimetic common stock in, such tender or exchange offer;

•	BioMimetic or any of its subsidiaries or affiliates or the BioMimetic Board has publicly announced BioMimetic’s intention to do any of the foregoing;

•	BioMimetic materially and intentionally breached its obligations under the “no shop” restrictions of the Merger Agreement;

•

BioMimetic breaches any representation, warranty, covenant or agreement contained in the Merger Agreement (except the covenants relating to the “no shop” restrictions) such that a condition described in “—Conditions to the Merger” relating to the accuracy of BioMimetic’s representations and warranties or the performance of BioMimetic’s obligations under the Merger Agreement would not be satisfied and that is not curable or, if curable by BioMimetic, is not cured by BioMimetic by the earlier of (1) 20 days after written notice of such breach is given by Wright to BioMimetic; or (2) the outside termination date specified in the Merger Agreement;

•

there has been a BioMimetic material adverse effect and such BioMimetic material adverse effect is not curable or, if curable, is not cured within 20 days after written notice is given by Wright to BioMimetic stating its intention to terminate the Merger Agreement and the basis for such termination; or

•	an adverse FDA event as defined below has occurred.

With respect to the termination events set forth in the first six bullets, Wright is required to terminate the agreement within 20 days of the first to occur of any such events.

An “adverse FDA event” as defined in the Merger Agreement, means:

•	receipt by BioMimetic of an order from the FDA under the applicable regulation denying FDA approval of Augment® Bone Graft;

•

if the FDA approves the Augment® Bone Graft pre-market approval submission but with a label that does not include at least the following indications: primary hindfoot and ankle fusions, with no black box warnings and with no limitations that would restrict the use of Augment® Bone Graft only to patients who are not suitable autograft candidates or patients who have failed an autograft procedure, referred to as the minimum indications;

•

if the FDA, in advance of approval and in any transmittal on FDA letterhead, dated, and signed by an FDA official, proposes a label for Augment® Bone Graft that does not include the minimum indications; or

•

if the FDA requires one or more additional clinical efficacy trials or requests additional information that cannot be derived from BioMimetic’s completed clinical studies. A clinical efficacy trial excludes additional safety trials such as pharmacokinetic studies or other non-efficacy based endpoints that are reasonably capable of being performed in less than an 18-month period and additional information does not include information derived from such studies.

Termination of the Merger Agreement by BioMimetic

BioMimetic may terminate the Merger Agreement:

•

if Wright or merger sub breaches any representation, warranty, covenant or agreement contained in the Merger Agreement such that a condition described in “—Conditions to the Merger” relating to the accuracy of Wright’s or merger sub’s representations and warranties or the performance of Wright’s or merger sub’s obligations under the Merger Agreement would not be satisfied and that is not curable or, if curable by Wright, is not cured by Wright by the earlier of (1) 20 days after written notice of such breach is given by BioMimetic to Wright; or (2) the outside termination date specified in the Merger Agreement;

•

in order to simultaneously enter into a definitive agreement with respect to a superior proposal in accordance with the provisions in the Merger Agreement relating to such superior proposal and BioMimetic pays the termination fee as described under “—Termination Fees—Termination Fee Payable by BioMimetic” in advance of, or concurrently with, such termination. BioMimetic may not terminate the Merger Agreement pursuant to this provision unless BioMimetic complies with its obligations set forth above under “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal and Intervening Event—Procedural Requirements” with respect to such superior proposal; or

•

if there has been a Wright material adverse effect and such Wright material adverse effect is not curable or, if curable, is not cured within 20 days after written notice is given by BioMimetic to Wright stating its intention to terminate the Merger Agreement and the basis for such termination.

Termination Fees

Termination Fee Payable by BioMimetic

Under the Merger Agreement, BioMimetic is obligated to pay a termination fee of $8.255 million to Wright if:

•

the Merger Agreement is terminated by Wright in circumstances described under the first seven bullets under the section entitled “—Termination—Termination of the Merger Agreement by Wright,” in which event the termination fee will be made within two business days after such termination;

•

either Wright or BioMimetic terminates the Merger Agreement because BioMimetic stockholders, at the special meeting or at any adjournment or postponement thereof at which the Merger Agreement was voted on, fail to adopt the Merger Agreement as described above under “—Termination—Termination by Either BioMimetic or Wright,” and (1) prior to the time of such termination an acquisition proposal had been made; and (2) within 12 months after the date of such termination Wright enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any acquisition proposal (provided, that references in the definition of acquisition proposal to the figure “20%” will be deemed to be replaced by “50%”), in which event payment of the termination fee will be made on or prior to the date on which BioMimetic enters into such definitive agreement or such consummation, as applicable; or

•

the Merger Agreement is terminated by BioMimetic so that BioMimetic may enter into a definitive agreement providing for a superior proposal as described above under “—Termination—Termination of the Merger Agreement by BioMimetic,” in which payment of the termination fee will be made in advance of, or concurrently with, and as a condition to such termination.

Termination Fees Payable by Wright

Under the Merger Agreement, Wright is obligated to pay a termination fee of $30 million to BioMimetic if the Merger Agreement is terminated by Wright for an adverse FDA event, in which event payment of the termination fee will be concurrently with and as a condition to such termination.

Impact of Termination Fees

To the extent that a termination fee that is required to be paid is not promptly paid by the applicable party, the defaulting party shall pay to the non-defaulting party its reasonable costs and expenses (including its reasonable attorneys’ fees and disbursements) incurred in connection with the non-defaulting party’s enforcement of its rights under the Merger Agreement, together with interest from the date such payment was due on the amounts owed at the prime rate in effect and quoted in The Wall Street Journal during that period.

The termination fee payable by BioMimetic will be the sole and exclusive remedy of Wright in respect of any respect of any breach of BioMimetic’s covenants, agreements, representations or warranties in the Merger Agreement. The termination fee payable by Wright following a valid termination by Wright will be the sole and exclusive remedy of BioMimetic in respect of any respect of any breach of Wright’s covenants, agreements, representations or warranties in the Merger Agreement.

Expenses

Each party will be responsible for all of the costs and expenses it incurs in connection with the Merger Agreement and the mergers, except that Wright will pay all of the HSR filing fees and SEC filing fees payable in connection with the registration statement and that BioMimetic and Wright will each share equally all of the costs and expenses associated with the printing and mailing of this proxy statement/prospectus to BioMimetic stockholders.

Amendment and Waiver

Prior to the completion of the merger, the Merger Agreement may be amended by a written agreement signed by BioMimetic and Wright. However, after adoption of the Merger Agreement by BioMimetic stockholders, amendments that by law or in accordance with the rules of The NASDAQ Global Select Market require stockholder approval may be made only with such further approval.

VOTING AGREEMENTS

On November 19, 2012, the committed stockholders entered into voting agreements with Wright. The following summary describes certain material provisions of the form of voting agreement and is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached to this proxy statement/prospectus as Annex C and which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the voting agreements that may be important to you. You are encouraged to read the form of voting agreement carefully and in its entirety.

Agreement to Vote and Irrevocable Proxy

Under the voting agreements, the committed stockholders agreed that at every meeting of BioMimetic stockholders and on every action by written consent of BioMimetic stockholders to vote in favor of the adoption of the Merger Agreement and in favor of the merger and any other transactions contemplated by the Merger Agreement.

Each of the committed stockholders also agreed, while the voting agreements remain in effect and subject to certain exceptions, to vote or execute consents, as applicable, with respect to their shares of BioMimetic common stock, against:

•	any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or the merger or any other transactions contemplated by the Merger Agreement; and

•

against any of the following actions (other than those actions that relate to the merger and any other transactions contemplated by the Merger Agreement): (1) any merger, consolidation, business combination, reorganization or recapitalization of or involving BioMimetic; (2) any sale, lease or transfer of all or substantially all of the assets of BioMimetic; (3) any reorganization, recapitalization, dissolution, liquidation or winding up of BioMimetic; (4) any material change in the capitalization of BioMimetic or the corporate structure of BioMimetic; (5) any acquisition proposal with respect to BioMimetic; or (6) any other action that would reasonably be expected to materially impede, interfere with, delay, postpone, adversely affect the merger or any other transactions contemplated by the Merger Agreement.

In connection with the foregoing voting covenants and to secure their duties under the voting agreements, each of the committed stockholders irrevocably appointed Wright, acting through any of its Chief Executive Officer, Chief Financial Officer or General Counsel, as such committed stockholder’s exclusive attorneys and proxies to vote or execute consents, with respect to the shares of BioMimetic common stock owned by such committed stockholder.

Transfer Restrictions

While the voting agreements remain in effect, each of the committed stockholders agreed not to (1) transfer any shares of BioMimetic common stock that are subject to the voting agreement (or enter into any agreement relating to any such transfer); or (2) deposit any shares of BioMimetic common stock that are subject to the voting agreement into a voting trust or grant any proxy or enter into a voting agreement or similar agreement with respect to such shares of BioMimetic common stock. The restriction under the above clause (1) does not prevent:

•	transfers in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligation arising from the exercise of any option;

•

transfers to affiliates, limited partners, members, immediate family members, a trust established for the benefit of the committed stockholder and/or for the benefit of one or more members of the committed stockholder’s immediate family or charitable organizations or upon the death of the committed stockholder; or

•	transfers with Wright’s prior written consent and in Wright’s sole discretion.

Termination

The voting agreements will terminate upon the earliest to occur of:

•	the valid termination of the Merger Agreement in accordance with its terms;

•	the completion of the merger;

•	any amendment to Merger Agreement that has not been approved by the committed stockholders that adversely affects the merger consideration payable to the committed stockholders; or

•	September 30, 2013.

DESCRIPTION OF THE CVRS

CVR Agreement

The rights of holders of the CVRs will be governed by and subject to the terms and conditions of a CVR Agreement to be entered into between Wright and a trustee mutually acceptable to Wright and BioMimetic prior to the completion of the merger. The following summary describes the material provisions of the CVR Agreement. This summary may not contain all of the information about the CVRs that is important to you. The form of CVR Agreement is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus, and you are encouraged to read it carefully for a more complete understanding of the CVRs.

If required by applicable law, Wright will use its reasonable best efforts to cause the CVR Agreement to be qualified under the Trust Indenture Act. The terms of the CVRs include those that will be stated in the CVR Agreement and those that will be made part of the CVR Agreement by reference to the applicable provisions of the Trust Indenture Act.

Characteristics of the CVRs

The CVRs are not equity or voting securities of Wright, do not represent ownership interests in Wright and holders of the CVRs are not entitled to any rights of a stockholder or other equity or voting security of Wright, either at law or in equity. The rights of the CVR holders will be limited to those expressly provided for in the CVR Agreement.

Milestone Payments

A holder of a CVR will be entitled to receive the following cash payments from Wright, conditioned upon the achievement of certain milestones as follows:

•	Approval Milestone: $3.50 in cash per CVR upon FDA approval of Augment® Bone Graft on or before the sixth anniversary of the closing of the merger.

•	Product Sales Milestone #1: $1.50 in cash per CVR the first time aggregate sales of Products exceed $40 million during a consecutive 12-month period.

•	Product Sales Milestone #2: $1.50 in cash per CVR the first time aggregate sales of Products exceed $70 million during a consecutive 12-month period.

The milestone payments, if any, will be paid 20 business days after the achievement of the relevant milestone. However, if product sales milestone #1 is achieved prior to the second anniversary of the closing of the merger, the payment related to such milestone will be payable on the later of the second anniversary of the closing of the merger or 20 business days following notice of achievement of such milestone. If product sales milestone #2 is achieved prior to the third anniversary of the closing of the merger, the payment related to such milestone will be payable on the later of the third anniversary of the closing of the merger or 20 business days following notice of achievement of such milestone.

Amounts payable by Wright in respect of the CVRs will be considered paid on the date due if on such date the trustee or the paying agent holds money sufficient to pay all such amounts then due in accordance with the CVR Agreement. Wright, the trustee or the paying agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from amounts payable to holders of CVRs amounts that are required to be deducted and withheld under the Code or the treasury regulations thereunder. If the trustee or the paying agent intends to withhold amounts, then the trustee or the paying agent will provide 30 days advance notice of the intended withholding to the payee explaining the basis therefor in order to give the payee an opportunity to provide any information or documentation that may be necessary in order to prevent the withholding.

Product Sales Statements

Within 15 days after the end of each calendar month during a calendar year other than the last calendar month (and, for the last calendar month within a calendar year, within 30 days after that month), Wright is required to provide a product sales statement to the trustee that includes a calculation of the aggregate product sales for the Products during that calendar month and the 11 immediately preceding calendar months.

Termination of CVRs

The CVRs will terminate on the earlier of the sixth anniversary of the closing of the merger or the payment date for product sales milestone #2.

Issuance of CVRs

The CVRs will be issued following the completion of the merger. The number of CVRs to be issued in the merger will be equal to the sum of the number of shares of BioMimetic common stock outstanding immediately prior to the completion of the merger.

The CVR Agreement provides for authentication of the CVRs by the trustee upon execution and delivery of such CVRs pursuant to the CVR Agreement.

Transferability of CVRs; Listing

The CVRs are freely transferable and any interest therein may be sold, assigned, pledged, encumbered or in any manner transferred or disposed of, in whole or in part, as long as the transfer or other disposition is made in accordance with the applicable provisions of the CVR Agreement and in compliance with applicable U.S. federal and state securities laws and any other applicable securities laws. A sale or exchange of a CVR would be a taxable transaction. See “Certain Material U.S. Federal Income Tax Consequences” for a more detailed explanation.

Wright has agreed to use its commercially reasonable efforts to maintain a listing of the CVRs on The NASDAQ Global Select Market, The NASDAQ Global Market or other national securities exchange for as long as the CVRs remain outstanding.

Selected Definitions Related to the CVR Agreement

The following terms are defined in the CVR Agreement attached as Annex B to this proxy statement/prospectus. For the purposes of the CVRs and CVR Agreement:

“Diligent efforts” means, with respect to any Product and subject to certain terms and conditions of the CVR agreement, efforts of a person to carry out its obligations, using such efforts and employing such resources normally used by persons in the medical device business similar in size and resources to Wright, in the exercise of their reasonable business discretion, relating to development, seeking regulatory approval of or commercializing, as applicable, a similar product, that is of similar market potential and at a similar development stage, regulatory stage or commercialization stage, taking into account issues of market exclusivity (including patent coverage), product profile, including efficacy, safety, and convenience, actual product labeling, the competitiveness of alternate products in the marketplace or under development, the regulatory environment and the profitability of the applicable product (including pricing and reimbursement status achieved) consistent with publicly reported financial statements and other relevant factors, including financial, technical, legal, scientific and/or medical factors.

“Marketed product” means a Product: (a) that has received marketing approval in the applicable jurisdiction from the relevant governmental entity; and (b) for which commercial sales have been initiated in such jurisdiction prior to the date of execution of the CVR Agreement or for which Wright and/or its affiliates elect, in their sole discretion, to initiate commercial sales in such jurisdiction after the date of execution of the CVR Agreement and prior to the termination date of the CVR Agreement.

“Product” means any of the following medical products: (a) AUGMENT Bone Graft; (b) AUGMENT Injectable; (c) AUGMATRIX Bone Graft; (d) AUGMENT Chronic Tendinopathy; or (e) any other medical product that the Company, in its sole discretion, elects to offer for sale in any jurisdiction and that: (i) contains recombinant human platelet-derived growth factor BB; and (ii) is covered by patents or utilizes proprietary know-how that was owned or controlled by Achilles immediately prior to the execution of this CVR Agreement.

“Product Sales” means: the aggregate gross amounts invoiced for any Product sold by Wright, its affiliates or licensees of Wright or its affiliates to third parties (other than Wright, its affiliates or licensees of Wright and its affiliates), including to distributors and end-users, less the following items (1) through (5) below as applicable to such Product sales to the extent actually taken or incurred with respect to such sales and all in accordance with standard allocation procedures, allowance methodologies and the relevant accounting standards adopted by Wright (except as otherwise provided below): (1) credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions or billing corrections; (2) separately itemized invoiced freight, postage, shipping and insurance, handling and other transportation costs; (3) sales, use, value added and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges and other governmental charges levied on the production, sale, transportation, delivery or use of any Product that are incurred at time of sale or are directly related to the sale; (4) any quantity, cash or other trade discounts, rebates, returns, refunds, charge backs, fees, credits or allowances (including amounts incurred in connection with government-mandated rebate and discount programs, third party rebates and charge backs, and hospital buying group/group purchasing organization administration fees and payor organizations), distribution fees, sales commissions paid to third parties, retroactive price reductions and billing corrections, excluding any discounts on Products that are not in the ordinary course of business of Wright, its affiliates or licensees, as applicable, that are offered solely to benefit Wright’s, or its applicable affiliate’s or licensee’s, other products or services to the detriment of Product Sales or any discounts on Products that are implemented in bad faith for the purpose of reducing Product Sales; and (5) deductions for bad debts (which adjustment shall be based on actual bad debts incurred, net of any recoveries of previously written off bad debts from current or prior reporting periods).

Sales or other commercial dispositions of any Product among Wright, its affiliates and licensees of Wright or its affiliates shall be excluded from the computation of Product Sales, except where such an affiliate or licensee is an end-user of such Product. Notwithstanding any other provision of the CVR Agreement, the following shall not be included in Product Sales: the use, transfer or other disposition of a Product at or below cost in connection with research and/or development, clinical trials, compassionate use programs, for use as samples, or as donations to non-profit institutions or government agencies; provided that to the extent Wright is reimbursed by a third party payor for any of the foregoing, such reimbursements will be included in Product Sales.

Subject to the foregoing, if a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Product Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of such Product in arm’s length transactions during the relevant calendar month and in the relevant jurisdiction.

Notwithstanding the foregoing, in the event that a Product is sold as a combination product, the Product Sales amount for the Product sold in such a combination sale shall be determined as follows: by multiplying the gross amount invoiced for the combination sale (less all permitted deductions) by the fraction A/C where A is the average selling price charged by Wright, its affiliates or licensees of Wright or its affiliates for such Product sold separately in such jurisdiction during such period, and C is the average selling price charged by Wright, its affiliates or licensees of Wright or its affiliates in such jurisdiction for such combination product during such period. In the event that Wright, its affiliates or licensees of Wright and its affiliates do not sell during such period the Product included in a combination sale as a separate product in the jurisdiction where such combination sale occurs, but there are separate sales during such period of all of the other products or active ingredients/components, as the case may be, included in the combination sale in such jurisdiction, the calculation of Product Sales resulting from such combination sale shall be determined by multiplying the gross amount invoiced for the combination product (less all permitted deductions) by the fraction (C-D)/C, where C is the average selling price charged by Wright, its affiliates or licensees of Wright or its affiliates in such jurisdiction for such combination product during such period, and D is the aggregate of the average selling price(s) charged by Wright, its affiliates or licensees of Wright or its affiliates, as applicable, in such jurisdiction, of such other product(s) or active ingredients/components, as the case may be, included in the combination product and sold separately in such jurisdiction during such period.

If the calculation of Product Sales resulting from a combination sale in a jurisdiction cannot be determined by either of the foregoing methods, the calculation of Product Sales for such combination sale shall be calculated in a manner determined by Wright in good faith based upon the relative value of the active components of such combination product.

Subordination

The CVRs are unsecured obligations of Wright and all payments on the CVRs, all other obligations under the CVR Agreement and any rights or claims relating to the CVRs and the CVR Agreement will be subordinated in right of payment to the prior payment in full of the principal of, premium (if any) and interest on the following senior obligations of Wright, and all other amounts owing thereon:

•	with respect to borrowed money;

•	evidenced by notes, debentures, bonds or other similar debt instruments;

•	with respect to the net obligations owed under interest rate swaps or similar agreements or currency exchange transactions;

•	as a result of reimbursement obligations in respect of letters of credit and similar obligations;

•	in respect of capital leases; or

•

as a result of guarantees in respect of obligations referred to in the first five bullets above; unless, in any case, the instrument creating or evidencing the foregoing or pursuant to which the foregoing is outstanding provides that such obligations are pari passu to or subordinate in right of payment to the CVRs.

Wright’s senior obligations do not include:

•	the CVR payments, all other obligations under the CVR Agreement, the CVRs and any rights or claims relating to the CVRs;

•	trade debt incurred in the ordinary course of business;

•	any intercompany indebtedness between Wright and any of its subsidiaries or affiliates;

•	indebtedness of Wright that is subordinated in right of payment to Wright’s senior obligations;

•

indebtedness or other obligations of Wright that by its terms ranks equal or junior in right of payment to the CVR payments, all other obligations under the CVR Agreement, the CVRs and any rights or claims relating to the CVRs;

•	indebtedness of Wright that, by operation of applicable law, is subordinate to any general unsecured obligations of Wright;

•

indebtedness evidenced by any guarantee of indebtedness ranking equal or junior in right of payment to the CVR payments, all other obligations under the CVR Agreement, the CVRs and any rights or claims relating to the CVRs;

•	indebtedness consisting of the deferred purchase price for property or services, including earn-out and milestone payments and contingent value rights; or

•	indebtedness that is contractually non-recourse to the general credit of Wright.

Upon any distribution to creditors of Wright in liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceedings of Wright, except in certain limited circumstances, holders of senior obligations of Wright (as described above) will be entitled to payment in full in cash of all such obligations prior to any payment being made on the CVRs.

Reporting Obligations

The CVR Agreement provides that Wright will file with the trustee:

•

within 15 days after Wright files the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Wright is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act;

•

if Wright does not file annual and quarterly reports with the SEC, within 45 days after each fiscal quarter (other than the last quarter of each fiscal year), quarterly financial information and, within 90 days after each calendar year, annual financial information;

•

copies of any quarterly financial information or earnings reports made public by Wright or made available on Wright’s website, within 15 days after such information or reports are furnished or otherwise made public or available;

•

within 15 days after the end of each calendar month during a calendar year other than the last calendar month, and within 30 days after the end of the last calendar month of a calendar year, a product sales statement for the specified products during that calendar month and the 11 immediately preceding calendar months; and

•

within four business days after the occurrence of any milestone, a notice stating that the milestone has occurred, the amount of the corresponding milestone payment and the applicable milestone payment date.

In addition, Wright is required to file with the trustee such additional information, documents and reports with respect to compliance by Wright with the conditions and covenants of the CVR Agreement, and make available on Wright’s website as of the date of the filing of the foregoing materials with the trustee, the information, documents and reports required to be filed by Wright as described above.

Audit

Upon the written request of holders representing at least 30% of the outstanding CVRs and no more than once during any calendar year, and upon reasonable notice, Wright is required to permit an independent certified public accounting firm of nationally recognized standing (jointly agreed by such holders and Wright) to have access to such records of Wright as may be reasonably necessary to verify the accuracy of the product sales statements and the figures underlying the calculations set forth in such product sales statement for any period within the preceding three years that has not previously been audited.

If the independent certified public accountant concludes that any products sales milestone payment should have been paid but was not paid when due, Wright will pay each CVR holder the amount of such milestone payment, which amount shall bear interest at the shortfall interest rate (as set forth in the CVR Agreement) until payment is made. The decision of the independent certified public accountant shall be final, conclusive and binding on Wright and the CVR holders. The fees charged by the independent certified public accounting firm will be paid by Wright.

Wright has agreed not to, and to cause its affiliates not to, enter into any license or distribution agreement with any third party (other than Wright or its affiliates) with respect to any Product unless such agreement contains provisions that would allow an independent certified public accountant appointed pursuant to the CVR Agreement such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform such independent certified public accountant’s duties under the CVR Agreement; provided that Wright and its affiliates will not be required to amend any existing licenses or related agreements in effect prior to the completion of the merger.

Diligent Efforts

Wright has agreed to use diligent efforts to achieve the approval milestone and the product sales milestones through the sales of marketed products, subject to certain limitations. Wright will have no obligation to pursue the approval milestone if the FDA issues an order under 21 CFR 814.45 denying FDA approval of the Augment® Bone Graft pre-market approval. Furthermore, if the FDA requires any additional clinical efficacy trial(s), post-marketing study(ies) (other than customary post-approval patient registries) or otherwise requests additional information that cannot be derived from BioMimetic’s completed clinical studies, Wright, its affiliates and/or licensees will not be required to undertake any of the foregoing. Additional safety trials such as pharmacokinetic studies and similar studies with non-efficacy based endpoints that are reasonably capable of being performed in less than 18 months will not be considered clinical efficacy trials. Wright’s obligation to use diligent efforts to achieve the product sales milestones with respect to Augment® Bone Graft do not require Wright, its affiliates and/or licensees to seek or obtain approval to market and sell Augment® Bone Graft (1) in any jurisdiction other than the U.S., nor (2) for any indication other than the indications approved by the FDA in the first FDA Approval of Augment® Bone Graft (assuming any such approval is obtained). Except for specific obligations set forth in the CVR Agreement with respect to Augment® Bone Graft, Wright shall have no obligation (i) to seek new or expanded regulatory approvals for any Product, (ii) to develop or introduce new Products or (iii) to commercialize any Product in any jurisdiction where such Product was not legally commercialized as of the date of the CVR Agreement.

Product Transfer Covenant

The CVR Agreement provides that while any CVRs remain outstanding, Wright and its affiliates will not, by a sale of assets, merger, reorganization, joint venture, lease, license or other transaction, sell or dispose of its rights in a Product to a third party (other than Wright or its affiliates), unless (1) Wright (or its successor) shall agree to remain subject to the obligations under the CVR Agreement to make milestone payments if and when such a payment is due in accordance with the terms of the CVR Agreement; and (2) the gross amounts invoiced for Products by the applicable transferee will be reflected in the Product Sales in accordance with the terms of the CVR Agreement and the agreement for such sale, merger, reorganization, joint venture, lease, license or other transaction requires the applicable transferee to comply with certain covenants in the CVR Agreement to the same extent as Wright.

Breach

Each one of the following events is a breach under the CVR Agreement:

•	failure to pay all or any part of any CVR payment after a period of 10 business days when they become due and payable;

•

material breach in the performance, or breach in any material respect, of any other covenant or warranty of Wright in respect of the CVRs, and continuance of such breach for a period of 90 days after written notice has been given to Wright by the trustee or to Wright and the trustee by the holders representing at least 30% of the outstanding CVRs specifying such breach and requiring it to be remedied;

•

a court having jurisdiction in the premises entering a decree or order for relief in respect of Wright in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Wright or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order remaining unstayed and in effect for a period of 90 consecutive days; or

•

Wright commencing a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consenting to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Wright or for any substantial part of its property, or making any general assignment for the benefit of creditors.

If a breach described above occurs and is continuing, then either the trustee by notice to Wright or the trustee upon the written request of holders representing at least 30% of the outstanding CVRs by notice to Wright and to the trustee, shall bring suit to protect the rights of the holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the breach interest rate (as set forth in the CVR Agreement) until payment is made to the trustee.

The foregoing provisions, however, are subject to the condition that if, at any time after the trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, Wright shall pay or shall deposit with the trustee a sum sufficient to pay all amounts which shall have become due (with interest upon such overdue amount at the breach interest rate specified in the CVR Agreement to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the trustee, and if any and all breaches under the CVR Agreement shall have been cured, waived or otherwise remedied as provided in the CVR Agreement, then and in every such case the holders of a majority of all the CVRs then outstanding, by written notice to Wright and to the trustee, may waive all breaches with respect to the CVRs, but no such waiver or rescission and annulment will extend to or will affect any subsequent breach or shall impair any right consequent thereof.

Wright has agreed to file with the trustee written notice of the occurrence of any breach under the CVR Agreement within five business days of its becoming aware of any such default or event of default.

Restrictions on Purchases by Wright and Affiliates

The CVR Agreement does not prohibit Wright or any of its subsidiaries or affiliates from acquiring the CVRs, whether in open market transactions, private transactions or otherwise. However, prior to any acquisition of CVRs, Wright must publicly disclose the amount of CVRs which it has been authorized to acquire and Wright must report in each of its annual and quarterly reports the amount of CVRs it has been authorized to acquire as well as the amount of CVRs it has acquired as of the end of the quarterly or annual period reported in such quarterly or annual report.

Registration and Transfers

Wright will cause to be kept at the office of the trustee a register in which, subject to such reasonable regulations as it may prescribe, Wright shall provide for the registration and transfer of the CVRs.

Upon surrender for registration of transfer of any CVR at the office or agency of Wright, Wright shall execute, and the trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR certificates representing the same aggregate number of CVRs represented by the CVR certificate so surrendered that are to be transferred and Wright shall execute and the trustee shall authenticate and deliver, in the name of the transferor, one or more new CVR certificates representing the aggregate number of CVRs represented by such CVR certificate that are not to be transferred.

No service charge shall be made for any registration of transfer or exchange of CVRs, but Wright may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any registration of transfer or exchange of CVRs.

Amendment of CVR Agreement without Consent of CVR Holders

Without the consent of any CVR holders, Wright and the trustee may amend the CVR Agreement for any of the following purposes:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the CVRs any property or assets;

•	to evidence the succession of another person to Wright, and the assumption by any such successor of the covenants of Wright in the CVR Agreement and in the CVRs;

•

to add to Wright’s covenants such further covenants, restrictions, conditions or provisions as the Wright Board and/or the chief executive officer of Wright and the trustee shall consider to be for the protection of CVR holders, and to make the occurrence, or the occurrence and continuance, of a breach in any such additional covenants, restrictions, conditions or provisions a breach permitting the enforcement of all or any of the several remedies provided in the CVR Agreement, provided that in respect of any such additional covenant, restriction, condition or provision, such amendment may provide for a particular period of grace after breach (which period may be shorter or longer than that allowed in the case of other breaches) or may provide for an immediate enforcement upon such a breach or may limit the remedies available to the trustee upon such a breach or may limit the right of the holders representing at least 30% of the outstanding CVRs to waive such a breach;

•

to cure any ambiguity, or to correct or supplement any provision in the CVR Agreement or in the CVRs which may be defective or inconsistent with any other provision in the CVR Agreement, provided that such amendment shall not adversely affect the interests of the CVR holders;

•	to make any other provisions with respect to matters or questions arising under the CVR Agreement, provided that such provisions shall not adversely affect the interests of the CVR holders;

•	to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable; or

•	to make any change that does not adversely affect the interests of the CVR holders.

Amendment of CVR Agreement with Consent of CVR Holders

With the consent of the holders of at least a majority of the outstanding CVRs, Wright (when authorized by a Wright Board resolution and/or its chief executive officer) and the trustee may enter into one or more amendments to the CVR Agreement or to the CVRs for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the CVR Agreement or to the CVRs or of modifying in any manner the rights of the CVR holders under the CVR Agreement or to the CVRs, provided that no such amendment shall, without the consent of each holder of a CVR affected thereby:

•

(1) modify in a manner adverse to the CVR holders any provision contained in the CVR Agreement with respect to the termination of the CVR Agreement or the CVRs or the time for payment and amount of any product sales milestone payment or approval milestone payment; (2) extend the time for payment of the CVRs; or (3) reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date;

•	reduce the number of CVRs; or

•

modify any of the provisions of the CVR Agreement regarding amendments to the CVR Agreement, except to increase the percentage of outstanding CVRs required for an amendment or to provide that certain other provisions of the CVR Agreement cannot be modified or waived without the consent of each CVR holder affected by such modification or waiver.

Purchase of CVRs Upon CVR Failure Event

If, at any time on or after the third anniversary of the closing of the merger, (1) the approval milestone has not been achieved; and (2) the volume weighted average price paid per CVR for all CVRs traded over the 45 trading days prior to such date is less than 10 cents, then, within 60 days of such date, Wright may elect to purchase all (but not less than all) of the outstanding CVRs at a cash price equal to 115% of the volume weighted average price paid per CVR for all CVRs traded over the 45 trading days prior to the fifth trading day prior to the date of the notice of election to purchase.

In order to purchase the CVRs, Wright must give a notice to the trustee at least 30 days but not more than 60 days prior to the proposed consummation date of such purchase and a notice to each CVR holder at least 30 days but not more than 60 days prior to the proposed consummation date of such purchase.

The notice to the trustee must include (1) the clause of the CVR Agreement pursuant to which the purchase shall occur; (2) the purchase date; and (3) the purchase price.

The notice to the CVR holders must include:

•	the purchase date;

•	the purchase price;

•	the name and address of the paying agent;

•	a statement that CVRs must be surrendered to the paying agent to collect the purchase price;

•	a statement that unless Wright defaults in making such payment, all right, title and interest in and to the CVRs and any CVR payments will cease to accrue on and after the purchase date;

•	the clause of the CVR Agreement pursuant to which the purchase of the CVRs will occur; and

•	a statement that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the CVRs.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax (1) consequences of the mergers to BioMimetic stockholders whose shares of BioMimetic common stock are exchanged for the right to receive, $1.50 (together with the Additional Cash (as defined below), referred to as the Cash Consideration), cash in lieu of fractional Wright common stock, Wright common stock and CVRs; (2) considerations related to the ownership and disposition of CVRs received in the mergers; and (3) consequences of the mergers to BioMimetic stockholders who exercise statutory appraisal rights. This discussion is for general information only and is not tax advice. This discussion is based on the current provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences described herein.

For purposes of this discussion, the term U.S. holder means a beneficial owner of shares of BioMimetic common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the U.S. or any state thereof (or the District of Columbia);

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that a U.S. holder holds its shares of BioMimetic common stock as a capital asset, and will hold its CVRs as a capital asset, in each case within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a BioMimetic stockholder in light of its particular circumstances, or that may apply to BioMimetic stockholders that are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold shares of BioMimetic common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons who acquired their shares of BioMimetic common stock through the exercise of options or other compensation arrangements, persons whose ability to sell their BioMimetic common stock is limited by SEC Rule 144 or persons who are not a U.S. holder). In addition, this discussion does not address any aspect of state, local, foreign, estate, gift or other tax law that may apply to BioMimetic stockholders. The U.S. federal income tax consequences described below are not intended to constitute a complete description of all tax consequences relating to the mergers and the ownership of a CVR. BioMimetic stockholders are urged to consult their own tax advisors to determine the tax consequences to them of, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to, the receipt of the merger consideration in exchange for BioMimetic common stock pursuant to the mergers, the receipt of any payments under or expiration of a CVR and the receipt of any amounts due to its exercise of statutory appraisal rights.

If any entity that is treated as a partnership for U.S. federal tax purposes holds shares of BioMimetic common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity holds shares of BioMimetic common stock, you should consult your tax advisor.

This discussion further assumes that all substantial conditions to the respective obligations of the parties to effect the mergers will have been met and not waived and any debt or other obligation of BioMimetic outstanding immediately prior to the completion of the merger or that has been satisfied in connection with the mergers will not be treated as stock for U.S. federal income tax purposes. A further assumption is that the correct valuation methodology for determining the value of the CVR is the methodology described below.

Tax Classifications of the Mergers

BioMimetic and Wright have agreed to use reasonable best efforts to cause the mergers to qualify as a tax-free reorganization and not to take any action reasonably likely to cause the mergers to not qualify as a tax-free reorganization. Additionally, BioMimetic and Wright have agreed to cooperate with each other and use their reasonable commercial efforts to obtain the opinion of Ropes & Gray, counsel to BioMimetic, and the opinion of WSGR, counsel to Wright, which opinions may be based on certain assumptions stated therein and customary representation letters, to the effect that the mergers will be treated for U.S. federal income tax purposes as a tax-free reorganization, collectively referred to as the “tax opinions.”

The closing of the merger, however, is not conditioned on the mergers qualifying as a tax-free reorganization or upon receipt by either BioMimetic or by Wright of the tax opinions. As discussed further below, due to the continuity of interest requirement described in Treasury Regulations Section 1.368-1(e), it is not clear as of the date hereof nor will it be clear prior to the special meeting whether the mergers will qualify as a tax-free reorganization or whether Ropes & Gray and WWSGR will be able to render the tax opinions, assuming they otherwise receive customary representation letters from each of BioMimetic and Wright. Additionally, the tax opinions, if rendered will not bind the Internal Revenue Service, nor prelude it from adopting a position contrary to those expressed in the tax opinions. BioMimetic stockholders should therefore consult their own tax advisors to determine the U.S. federal income tax consequences of the mergers to them.

Very generally, for the mergers to qualify as tax-free reorganization, numerous requirements, including the “continuity of interest” requirement as described in Treasury Regulations Section 1.368-1(e), must be satisfied. Under the applicable Treasury Regulations, the “continuity of interest” requirement is satisfied if a proprietary interest in BioMimetic is preserved, which, under regulatory guidance will be the case, if Wright common stock constitutes at least 40% of the value of the aggregate consideration BioMimetic stockholders receive in the mergers. In determining whether this requirement is satisfied, the cash paid in lieu of issuing fractional shares of Wright, the cash paid to dissenters and the cash paid by Wright to former BioMimetic stockholders in its acquisition of certain shares of BioMimetic common stock prior to the mergers, are considered consideration other than Wright common stock that is received by BioMimetic stockholders in the mergers.

In a transaction in which the “signing date rule” applies, the continuity of interest requirement is determined on the last business day before the execution of the Merger Agreement. The signing date rule generally applies when the consideration is “fixed” at the time of signing. The Merger Agreement provides that Wright cannot issue or be deemed to issue shares that would exceed the 19.99% threshold. In the event that Wright would have to issue or be deemed to issue shares that would exceed the 19.99% threshold, the amount of Wright common stock that each BioMimetic stockholder would receive is reduced so that the 19.99% threshold is satisfied and each BioMimetic stockholder will receive additional cash consideration equal to the reduction in Wright shares such BioMimetic stockholder will receive times the volume weighted average price paid per share of Wright common stock for the 10 most recent days that the Wright common stock has traded on The NASDAQ Global Select Market ending on the last full trading day immediately prior to the closing date, referred to as the Additional Cash. BioMimetic and Wright have assumed, and the disclosure reflects the assumption, that the signing date rule does not apply and therefore, the continuity of interest requirement is tested as of the closing date.

Because the continuity of interest requirement will be tested at the Closing, the value of the Wright common shares and the CVR must be determined as of the Closing. With respect to the value of the CVR at the Closing, although the matter is not free from doubt and the Internal Revenue Service may disagree, both Wright and BioMimetic believe that the arm’s length fair market value of the CVR as of the Closing for continuity of interest purposes will be approximately equal to the result of subtracting (x) the sum of (i) (1) the volume weighted average price paid per share of Wright common stock on the last full day of trading prior to the closing date times (2) the fractional number of Wright common stock that BioMimetic stockholders will be receiving pursuant to the Merger Agreement and (ii) the Cash Consideration from (y) the volume weighted average price paid per share of the BioMimetic common stock on the last full day of trading prior to the closing date. As a result, it is unclear as of the date hereof, and it will be unclear at the time of the special meeting, whether the “continuity of interest” requirement will be satisfied and therefore whether the mergers will be able to qualify as a tax-free reorganization, assuming all other requirements are met.

Tax Consequences to BioMimetic Stockholders Who Exchange Their Shares of BioMimetic Common Stock for the Merger Consideration if the Mergers Qualify as a Tax-Free Reorganization.

If the mergers qualify as a tax-free reorganization, then the U.S. federal income tax consequences to U.S. holders who exchanges their shares of BioMimetic common stock for the merger consideration will be as follows:

•

Capital gain will be recognized by a U.S. holder equal to the lesser of (i) the sum of the Cash Consideration, cash received in lieu of fractional shares and the fair market value of the CVRs received as determined for U.S. federal income tax purposes and (ii) the difference between the merger consideration and the BioMimetic’s stockholder’s basis in its shares of BioMimetic common stock.

•	No loss will be recognized by a U.S. holder other than losses, if any, realized in connection with the receipt of cash in lieu of a fractional share interest, as described below.

•

A U.S. holder’s initial tax basis in the Wright common stock received will equal the BioMimetic stockholder’s aggregate adjusted basis in the shares of BioMimetic common stock surrendered in the mergers plus the amount of gain recognized (as provided above, but excluding any gain attributable to cash received in lieu of fractional shares) minus the sum of the Cash Consideration, the cash received in lieu of fractional shares, and fair market value of the CVRs received as determined for U.S. federal income tax purposes.

•

A U.S. holder’s initial tax basis in the CVRs received will equal the fair market value of such CVRs as determined for U.S. federal income tax purposes, and the holding period for such CVRs will begin on the day following the date of the mergers.

•	A U.S. holder’s holding period of the Wright common stock will include the holding period for the BioMimetic common stock surrendered in exchange therefor.

•

A U.S. holder receiving cash in lieu of a fractional share interest will be treated as having received a fractional share of Wright common stock in the mergers and as having that fractional share subsequently redeemed by Wright.

Such gain will be long-term capital gain provided the U.S. holder’s holding period for the BioMimetic common stock surrendered in the mergers exceeds one year as of the closing date. In general, long-term capital gain of individuals currently is subject to U.S. federal income tax at a maximum rate of 15%. The legislation providing for this 15% rate is scheduled to expire at the end of 2012, at which time the maximum long-term capital gains rates are currently scheduled to increase to 20% although these rates may be subject to change. (Such gain may also be subject to an additional 3.8% Medicare Tax, as discussed below.) The deductibility of capital losses is subject to limitations under the Code. The amount of gain or loss must be determined separately for each block of BioMimetic common stock (i.e., shares acquired at the same cost in a single transaction) exchanged as part of the mergers for the merger consideration. The installment method of reporting any gain attributable to receipt of the merger consideration will not be available because the shares of BioMimetic common stock are traded on an established securities market.

U.S. holders receiving the merger consideration in the mergers will be required to retain records pertaining to the mergers. U.S. holders who owned at least 5% (by vote or value) of the total outstanding BioMimetic common stock before the completion of the merger or whose tax basis in the BioMimetic common stock surrendered in the mergers equals or exceeds $1 million are subject to certain reporting requirements with respect to the mergers.

U.S. holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Tax Consequences to BioMimetic Stockholders Who Exchange Their Shares of BioMimetic Common Stock for the Merger Consideration if the Mergers Fail to Qualify as a Tax-Free Reorganization.

If the mergers fail to qualify as a tax-free reorganization, then the receipt by a U.S. holder of the merger consideration in exchange for shares of BioMimetic common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder generally will recognize capital gain or loss at the time of the merger equal to the difference, if any, between:

•

the sum of (1) the Cash Consideration, (2) the cash received in lieu of fractional shares, (3) the fair market value of the Wright common stock and (4) the fair market value of the CVRs as determined for U.S. federal income tax purposes received by the U.S. Holder in exchange for such BioMimetic common stock, collectively referred to as the amount realized; and

•	the U.S. holder’s adjusted tax basis in such BioMimetic common stock.

Such gain or loss generally will be long-term capital gain or loss provided the U.S. holder’s holding period for the BioMimetic common stock surrendered in the merger exceeds one year as of the closing date. In general, long-term capital gain of individuals currently is subject to U.S. federal income tax at a maximum rate of 15%. The legislation providing for this 15% rate is scheduled to expire at the end of 2012, at which time the maximum long-term capital gains rates are currently scheduled to increase to 20% although these rates may be subject to change. Such gain may also be subject to an additional 3.8% Medicare Tax, as discussed below. The deductibility of capital losses is subject to limitations under the Code. The amount and character of gain or loss must be determined separately for each block of BioMimetic common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for the merger consideration in the merger. The installment method of reporting any gain attributable to receipt of the merger consideration will not be available because the shares of BioMimetic common stock are traded on an established securities market.

A U.S. holder’s initial tax basis in the Wright common stock received in the merger will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the date of the merger. A U.S. holder’s initial tax basis in the CVRs received in the merger will equal the fair market value of such CVRs as determined for U.S. federal income tax purposes, and the holding period for such CVRs will begin on the day following the date of the merger.

Tax Treatment of the CVRs

It is possible, although neither BioMimetic nor Wright expect it to be the case, that the CVRs could be treated as one or more “debt instruments.” If that is the case, then payments received with respect to the CVRs generally will be treated as payments in retirement of a “debt instrument,” except to the extent interest is imputed under the rules of Section 1274 and Section 1275 of the Code. If those rules were to apply, interest generally will be imputed under complex rules at a rate that corresponds to Wright’s borrowing rate for similar instruments. A U.S. holder will include the interest into income on an annual basis, whether or not currently paid. The remainder of the disclosure assumes that the CVRs are not treated as one or more debt instruments.

Receipt of Payments under the CVRs

There is no legal authority directly addressing the U.S. federal income tax treatment of payments that may be received pursuant to the CVRs. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. For example, payments with respect to a CVR may be treated, in whole or in part, as a non-taxable return of a CVR holder’s adjusted tax basis in the CVR.

To the extent that payments received by a U.S. holder are not treated as a return of basis or exceed such basis, they could be treated as (1) capital gains (long-term capital gain if the U.S. holder has held the CVR for more than one year), (2) income taxable at ordinary rates or (3) dividends.

In the event a payment gives rise to capital gains, a portion of any payment due more than six months following the consummation of the mergers, as the case may be, with respect to a CVR may constitute imputed interest taxable as ordinary income under Section 483 of the Code. The portion of any CVR payment treated as imputed interest under Section 483 of the Code generally would equal the excess of the amount of the CVR payment over the present value of such amount as of the closing date calculated using the applicable federal rate as the discount rate. A U.S. holder of a CVR must include in its taxable income interest imputed pursuant to Section 483 of the Code using such holder’s regular method of accounting.

Expiration of Right to Receive a Payment under the CVR

There is no legal authority directly addressing the U.S. federal income tax treatment of the expiration of any rights to receive a cash payment with respect to the CVRs. Accordingly, a CVR holder who does not sell, exchange or otherwise dispose of a CVR may not be able to recognize a loss with respect to the expiration of a right to receive a payment under the CVR until the holder’s right to receive all CVR payments terminates.

Sale or Other Disposition of a CVR

Upon a sale or other disposition of a CVR, a U.S. holder generally should recognize capital gain or loss equal to the difference between (1) the sum of the amount of any cash received upon such sale or exchange and the fair market value of any property received upon such sale or exchange (less any imputed interest) and (2) the holder’s adjusted tax basis in the CVR. Such gain or loss generally will be long-term capital gain or loss if the holder has held the CVR for more than one year. Although not entirely clear, it is possible that a portion of the amount received by a CVR holder, upon the sale or other disposition of a CVR, will be treated as imputed interest income, determined under the method described above. Due to the legal and factual uncertainties regarding the tax treatment of the CVRs, U.S. holders are urged to consult their own tax advisors as to determine the timing and characterization of income, gain or loss resulting from the receipt of payments pursuant to, sale or other disposition of and expiration of the CVRs.

Treatment of BioMimetic Stockholders Who Exercise Statutory Appraisal Rights

The discussion above does not apply to BioMimetic stockholders who properly perfect statutory appraisal rights with respect to such stockholder’s shares of BioMimetic capital stock.

Generally, a U.S. holder who perfects appraisal rights and receives cash in exchange for such stockholder’s BioMimetic capital stock will recognize capital gain or loss measured by the difference between the amount of cash received and such stockholder’s adjusted tax basis in those shares. Such gain or loss will be long-term capital gain or loss provided the U.S. holder’s holding period for the BioMimetic common stock for which statutory appraisal rights have been exercised exceeds one year at the time of payment. In general, long-term capital gain of individuals currently is subject to U.S. federal income tax at a maximum rate of 15%. The legislation providing for this 15% rate is scheduled to expire at the end of 2012, at which time the maximum long-term capital gains rates are currently scheduled to increase to 20% although these rates may be subject to change. (Such gain may also be subject to an additional 3.8% Medicare Tax, as discussed below.) The deductibility of capital losses is subject to limitations under the Code. The amount of gain or loss must be determined separately for each block of BioMimetic common stock (i.e., shares acquired at the same cost in a single transaction) for which statutory appraisal rights have been exercised.

3.8% Medicare Tax On “Net Investment Income”

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized or amounts received with respect to their shares of BioMimetic common stock or their CVRs, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. BioMimetic stockholders should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any payments received by such stockholder.

Information Reporting and Backup Withholding

Generally, non-corporate BioMimetic stockholders may be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to the cash and the CVRs received, in the event the mergers qualify as a tax-free reorganization, or with respect to the merger consideration, in the event the mergers do not qualify as a tax-free reorganization. However, backup withholding will not apply to a BioMimetic stockholder who furnishes a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the BioMimetic stockholder’s U.S. federal income tax liability, provided that the BioMimetic stockholder timely furnishes the required information to the IRS.

TAX MATTERS CAN BE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS AND THE OWNERSHIP AND DISPOSITION OF A CVR. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGERS AND OWNERSHIP AND DISPOSITION OF A CVR, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGERS OR OWNERSHIP AND DISPOSITION OF A CVR. ACCORDINGLY, EACH BIOMIMETIC STOCKHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGERS AND OWNERSHIP AND DISPOSITION OF A CVR TO SUCH BIOMIMETIC STOCKHOLDER.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

BioMimetic is providing its stockholders with the opportunity to cast an advisory (non-binding) vote to approve the “golden parachute” compensation payments that will or may be made by BioMimetic to its named executive officers in connection with the merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as “say-on-golden parachute” and which is referred to in this proxy statement/prospectus as the “golden parachute” compensation proposal, gives BioMimetic stockholders the opportunity to vote on an advisory (non-binding) basis on the “golden parachute” compensation payments that will or may be paid by BioMimetic to its named executive officers in connection with the merger.

The “golden parachute” compensation that BioMimetic’s named executive officers may be entitled to receive from BioMimetic in connection with the merger is summarized in the table entitled “Golden Parachute Compensation,” under “The Merger—Interests of Directors and Executive Officers of BioMimetic in the Merger” beginning on page 80 of this proxy statement/prospectus. That summary includes all compensation and benefits that will or may be paid by BioMimetic to its named executive officers in connection with the merger.

The BioMimetic Board encourages you to review carefully the “golden parachute” compensation information disclosed in this proxy statement/prospectus.

The BioMimetic Board unanimously recommends that the stockholders of BioMimetic approve the following resolution:

“RESOLVED, that the stockholders of BioMimetic approve, on an advisory (non-binding) basis, the compensation that will or may become payable by BioMimetic to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the “golden parachute” compensation proposal is a vote separate and apart from the vote on the adoption of the Merger Agreement. Accordingly, you may vote to approve the adoption of the Merger Agreement and vote not to approve the “golden parachute” compensation proposal and vice versa. Because the vote on the “golden parachute” compensation proposal is advisory only, it will not be binding on either BioMimetic or Wright. Accordingly, if the Merger Agreement is adopted and the merger is completed, the compensation payments that are contractually required to be paid by BioMimetic to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of BioMimetic stockholders.

The affirmative vote of holders of a majority of the shares of BioMimetic common stock present in person or by proxy and entitled to vote on the proposal will be required to approve the “golden parachute” compensation proposal.

The BioMimetic Board unanimously recommends that you vote “FOR” the “golden parachute” compensation payments that will or may be paid by BioMimetic to its named executive officers in connection with the merger.

ADJOURNMENT OF THE SPECIAL MEETING

BioMimetic stockholders are being asked to approve a proposal that will give the BioMimetic Board authority to adjourn the special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting. If this proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, BioMimetic stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the adoption of the Merger Agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the adoption of the Merger Agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of holders of a majority of the shares of BioMimetic common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal will be required to approve the adjournment of the special meeting.

The BioMimetic Board unanimously recommends that you vote “FOR” the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting.

DESCRIPTION OF THE CAPITAL STOCK OF WRIGHT

The following is a summary of the capital stock of Wright and should be read in conjunction with the section entitled “Comparative Rights of BioMimetic Stockholders and Wright Stockholders.” This summary is not meant to be complete and is qualified by reference to the relevant provisions of the DGCL and Wright’s certificate of incorporation, and Wright’s bylaws. You are urged to read those documents carefully. Copies of Wright’s certificate of incorporation and bylaws are incorporated by reference as exhibits to the reports Wright files with the SEC, which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

Wright’s authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $.01 per share; and

•	5,000,000 shares of preferred stock, par value $.01 per share.

As of November 14, 2012, there were 39,680,384 shares of Wright common stock outstanding and no shares of Wright preferred stock outstanding.

Common Stock

Holders of Wright common stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of stockholders. Holders of Wright common stock do not have cumulative voting rights. Holders of Wright common stock are entitled to receive such dividends, if any, as may be declared by the Wright Board out of funds legally available therefor, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon Wright’s liquidation, dissolution or winding up, the holders of Wright common stock are entitled to receive ratably Wright’s net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of Wright common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Wright common stock. The outstanding shares of Wright common stock are, and the shares to be issued in connection with the merger will be, fully paid and non-assessable.

American Stock Transfer & Trust Company serves as Wright’s transfer agent and registrar for Wright common stock. You may contact American Stock Transfer & Trust Company at 6201 15th Avenue, Brooklyn, NY 11219 or by telephone at (800) 937-5449.

Shares of Wright common stock are listed on The NASDAQ Global Select Market under the symbol “WMGI.”

Preferred Stock

The Wright Board has the authority, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such designations, number of shares, voting powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be determined by the Wright Board, which may include, among other things, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the DGCL. Furthermore, the Wright Board is authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of preferred stock subsequent to the issuance of shares of that series.

The rights of holders of Wright common stock will be subject to, and may be adversely affected by, the rights of holders of any Wright preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of Wright common stock. Satisfaction of any dividend or liquidation preferences of outstanding Wright preferred stock would reduce the amount of funds available, if any, for the payment of dividends or liquidation amounts on Wright common stock. Holders of Wright preferred stock would typically be entitled to receive a preference payment. However, it is not possible to state the actual effect of the issuance of any shares of Wright preferred stock on the rights of holders of Wright common stock until the Wright Board determines the specific rights attached to that class or series of preferred stock.

Certain Anti-Takeover Provisions of Delaware Law, Wright’s Certificate of Incorporation and Bylaws

The Wright Board has adopted certain provisions in, and amendments to, Wright’s certificate of incorporation and bylaws intended to strengthen the Wright Board’s position in the event of a hostile takeover attempt. These provisions provide:

•	that only persons who are nominated in accordance with the procedures set forth in the bylaws shall be eligible for election as directors;

•	that directors may be removed only for cause and upon the affirmative vote of the holders of a majority of outstanding shares (as included in Wright’s certificate of incorporation);

•

that the bylaws of Wright may be adopted, amended, altered or repealed by holders of Wright stock only upon approval of at least two-thirds of the voting power of all the then outstanding shares of common stock and the Wright Board shall have the power to make, rescind, alter, amend and repeal the bylaws of Wright (though the stockholders of Wright have the power to enact bylaws that will not be rescinded, altered, amended or repealed by the Wright Board); and

•

that only the Wright Board, the chairman of the Wright Board or the chief executive officer and president may call special meetings of Wright stockholders or, at the request of a holders of a majority of the outstanding shares of Wright capital stock entitled to vote, the Wright chief executive officer and president will call a special meeting of Wright stockholders.

Additionally, the DGCL provides that stockholders are not entitled to the right to cumulative votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Wright’s certificate of incorporation does not provide for cumulative voting in the election of directors.

Furthermore, Wright is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder, subject to certain exceptions. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and within the prior three years, did own, 15% or more of the corporation’s voting stock.

COMPARATIVE RIGHTS OF BIOMIMETIC STOCKHOLDERS AND

WRIGHT STOCKHOLDERS

Both BioMimetic and Wright are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. Before the completion of the merger, the rights of holders of BioMimetic common stock are also governed by the certificate of incorporation and BioMimetic’s bylaws. After the completion of the merger, BioMimetic stockholders will become stockholders of Wright, and their rights will be governed by the DGCL, the certificate of incorporation of Wright and Wright’s bylaws.

The following is a summary of the material differences between the rights of BioMimetic stockholders and the rights of Wright stockholders. While this summary is intended to cover the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of BioMimetic and Wright stockholders and is qualified in its entirety by reference to the DGCL and the various documents of BioMimetic and Wright referred to in this summary. You should carefully read this proxy statement/prospectus in its entirety and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of BioMimetic and being a stockholder of Wright. BioMimetic and Wright have filed their respective documents referred to herein with the SEC and/or have attached them as exhibits to this proxy statement/prospectus, and will send copies of these documents to you upon your request. Please see the section entitled “Where You Can Find More Information.”

	BioMimetic	Wright
Authorized Capital Stock:	The authorized capital stock of BioMimetic currently consists of 115,000,000 shares, consisting of 100,000,000 shares of common stock, $.001 par value per share, and 15,000,000 shares of preferred stock, $.001 par value per share.	The authorized capital stock of Wright currently consists of 105,000,000 shares, consisting of 100,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

Rights of Preferred Stock:	The BioMimetic Board has the authority, without stockholder approval, to create or provide for any series of preferred stock, and to fix the designations, preferences, and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, which designations, preferences or rights may be superior to those of BioMimetic common stock. BioMimetic currently has no shares of preferred stock outstanding.	The Wright Board has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the designations, preferences and rights and the qualifications, limitations and restrictions of each series of preferred stock, which rights and preferences may be superior to those of Wright common stock. Wright currently has no shares of preferred stock outstanding.

Number of Directors:	BioMimetic’s bylaws currently provide that the BioMimetic Board can determine the number of directors on its board by resolution, provided that the board consists of at least one member and no more than 15 members. There currently are eight directors serving on the BioMimetic Board.	Wright’s certificate of incorporation provides that the number of directors of the Wright Board will not be less than one nor more than nine, which number will be determined from time to time by the Wright Board. There are currently nine directors serving on the Wright Board.

	BioMimetic	Wright
Election of Directors:	BioMimetic’s bylaws provide that directors shall be elected by a plurality vote of the shares represented in person or by proxy and entitled to vote on the election of directors at the annual meeting of the stockholders or at a special meeting of the stockholders called for that purpose.	Directors of Wright are elected by a plurality vote of the stockholders at the annual meeting of stockholders, so long as a quorum is present.

Cumulative Voting:	BioMimetic’s certificate of incorporation and bylaws do not provide for cumulative voting, and as a result, holders of BioMimetic’s capital stock have no cumulative voting rights in connection with the election of directors.	Wright’s certificate of incorporation and bylaws do not provide for cumulative voting, and as a result, holders of Wright’s capital stock have no cumulative voting rights in connection with the election of directors.

Classification of Board of Directors:	BioMimetic’s bylaws provide for three classes of its board of directors, as nearly equal in number as the then total number of directors permits. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected.	Wright does not have a classified board of directors. Wright’s bylaws provide that the directors shall be elected at each annual meeting of Wright stockholders and shall serve until the next succeeding annual meeting of stockholders and until their respective successors have been elected and qualified.

Removal of Directors:	BioMimetic’s bylaws provide that any director or the entire board of directors may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors.	Wright’s certificate of incorporation provides that any director may be removed only for cause by the holders of a majority of the outstanding voting power entitled to elect such director.

Board Vacancies:	BioMimetic’s bylaws provide that vacancies on the board of directors or newly created directorships resulting from an increase in the authorized number of directors may, unless otherwise provided in the certificate of incorporation, be filled by the affirmative vote of a majority of directors then in office or by a sole remaining director. Any director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant, and until his successor shall have been duly elected and qualified. A board vacancy shall be deemed to exist in the case of the death, removal or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole board of directors.	Wright’s certificate of incorporation provides that vacancies by reason of death, resignation, retirement, disqualification, removal from office, increase in number of directors or otherwise, may be filled by a majority vote of the remaining directors (although less than a quorum) at a meeting called for that purpose by a successor who, unless removed for cause, shall hold office until the expiration of the term for which appointed or until a successor shall be elected and qualified.

	BioMimetic	Wright
Director Nominations by Stockholders:	BioMimetic’s bylaws provide that nominations of persons for election to the BioMimetic Board may be made at a meeting of stockholders by or at the direction of the board of directors, by any nominating committee or person appointed by the board of directors or by any stockholder entitled to vote for the election of directors at the meeting who complies with the applicable notice procedures set forth in BioMimetic’s bylaws. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the secretary of BioMimetic. To be timely, a stockholder’s notice must be delivered to or mailed and received not earlier than 120 calendar days and not later than 90 calendar days prior to the anniversary date of BioMimetic’s preceding year’s annual meeting of stockholders. If during the prior year BioMimetic did not hold an annual meeting, or if the date of the annual meeting is more than 30 days before or more than 60 days after the previous year’s meeting, then the deadline is not earlier than 120 days prior to the date of such annual meeting and not later than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, 10 days following the day on which public announcement of the date of such meeting is first made by the corporation. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of BioMimetic which are beneficially owned by the person and (4) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange	Wright’s bylaws provide that nominations of persons for election to the Wright Board may be made (a) by the board of directors or (b) by a stockholder of Wright, if notice of the nomination is delivered in compliance with the procedures set forth in the bylaws. For a nomination to be made by a stockholder, a stockholder must give timely written notice to the secretary of Wright. To be timely, a stockholder’s notice to the secretary must be delivered to the principal office of Wright not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the preceding year’s meeting, notice by a stockholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later date of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. To be in proper written form, a stockholder’s notice to the secretary must set forth (a) the name and record address of (1) the stockholder making the nomination, (2) the beneficial owner (if any) on whose behalf the stockholder is making the nomination and (3) each nominee; (b) the class or series and number of shares of capital stock of Wright which are owned beneficially and of record by the stockholder and the beneficial owner, (c) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person (including the name) pursuant to which the nomination is to be made by such stockholder, (d) all other information regarding each nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the board of directors, (e) a statement that the stockholder intends to

	BioMimetic	Wright
	Act; and (b) as to the stockholder giving the notice, (1) the name and record address of the stockholder, and (2) the class and number of shares of BioMimetic which are beneficially owned by the stockholder, (3) any instruments with a conversion privilege to any class of shares of BioMimetic which are beneficially owned by the stockholder, (4) any short interest in any security of BioMimetic, (5) any dividend rights on the shares of BioMimetic beneficially owned by the stockholder, (6) any performance-related fees that the stockholder is entitled to based on the change in value of BioMimetic’s stock, (7) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected and (8) a description of all direct and indirect monetary arrangements during the past three years between the stockholder and each nominee.	appear in person or by proxy at the annual meeting to nominate each nominee named in the notice and (f) the written consent of each nominee to serve as a director if elected.

Stockholder Action by Written Consent:	BioMimetic’s bylaws provide that stockholders may not take action by written consent, provided, however, that holders of any preferred stock may exercise special voting rights, if any, of such class to elect directors upon the occurrence of certain events specified in any certificate of designation creating such class of preferred stock. BioMimetic’s certificate of incorporation does not prohibit stockholders from taking action by written consent as provided in BioMimetic’s bylaws.	Wright’s bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent (or consents) setting forth the action is (1) signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted and (2) delivered to Wright at its registered office in Delaware, its principal place of business or an officer or agent of Wright having custody of the book in which proceedings of meetings of stockholders are recorded.

	BioMimetic	Wright
Certificate of Incorporation Amendments:	BioMimetic reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon BioMimetic stockholders therein are granted subject to this reservation. The DGCL requires that any amendment to BioMimetic’s certificate of incorporation must be approved by the board of directors and that a resolution be adopted recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the amendment must be approved by a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment.	Wright reserves the right to amend, alter, change or repeal any provisions contained in its certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon Wright stockholders therein are subject to that reservation. The DGCL requires that any amendment to Wright’s certificate of incorporation must be approved by the board of directors and that a resolution be adopted recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the amendment must be approved by a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment.

Bylaw Amendments:	BioMimetic’s bylaws may be repealed, altered or amended or new bylaws adopted at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by BioMimetic’s bylaws or certificate of incorporation. The BioMimetic Board also has the authority to repeal, alter or amend BioMimetic’s bylaws or adopt new bylaws (including, without limitation, the amendment of any bylaws setting forth the number of directors who constitute the whole board of directors) by unanimous written consent or at any annual, regular or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of BioMimetic stockholders to change or repeal such bylaws.	Wright’s bylaws provide the Wright Board may make, rescind, and repeal the bylaws; provided that Wright stockholders may rescind, alter, amend or repeal any bylaws made by the Wright Board and to enact bylaws that will not be rescinded, altered, amended or repealed by the Wright Board. Notice of the proposal to make, amend or repeal any provision of the bylaws must be included in the notice of any meeting of the Wright stockholders or the Wright Board at which the action is to be considered.

Special Meetings of Stockholders:	BioMimetic’s bylaws provide that special meetings of the stockholders may be called, for any purpose or purposes, by the chairman of the board of directors, the president or a majority of the board of directors at any time.	Wright’s bylaws provide that special meetings of the stockholders may be called, for any purpose, by the board of directors, the chairman of the board of directors, or by the chief executive officer and president, and that such special meeting will be called by the chief executive officer and president at the request of the holders of a majority of outstanding shares of Wright stock entitled to vote.

	BioMimetic	Wright
Notice of Special Meetings of Stockholders:	BioMimetic’s bylaws require that written notice of a special meeting be given to stockholders not less than 10 days or more than 60 days before the date of the meeting, except that where the matter to be acted on is a merger or consolidation of BioMimetic or a sale, lease or exchange of all or substantially all of its assets, such notice must be given not less than 20 nor more than 60 days prior to such meeting.	Wright’s bylaws require that written notice of a special meeting must be given by the secretary to stockholders not less than 10 days or more than 60 days before the date of the meeting, stating the time and place of the meeting and the purpose or purposes for which the meeting is called.

Stockholder Nominations and Proposals (Requirements for Delivery and Notice):

BioMimetic’s bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to BioMimetic’s secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received not earlier than 120 calendar days and not later than 90 calendar days prior to the anniversary date of BioMimetic’s preceding year’s annual meeting of stockholders. If during the prior year BioMimetic did not hold an annual meeting, or if the date of the annual meeting is more than 30 days before or more than 60 days after the previous year’s meeting, then the deadline is not earlier than 120 days prior to the date of such annual meeting and not later than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, 10 days following the day on which public announcement of the date of such meeting is first made by the corporation.

A stockholder’s notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) a description of the agreements, arrangements and understandings between the stockholder and any other person in connection with

Wright’s bylaws provide that a stockholder will deliver written notice of its recommendation to the Wright Board of one or more potential candidates for election as a director to the Nominating and Corporate Governance Committee of the Wright Board, c/o the secretary of Wright, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The notice shall set forth: (1) the name and address of the stockholder the recommendation and each person so recommended; (2) the class and number of shares of Wright stock that are owned beneficially and of record by the stockholder making the recommendation; (3) a description of all arrangements or understandings between or among the stockholder making the recommendation, each person so recommended, and any other person (naming such person) pursuant to which the recommendation is to be made; and (4) all other information regarding each person so recommended that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC in the event that such person is nominated by the Wright Board of directors.

	BioMimetic	Wright
the proposal, (3) the name and record address of the stockholder, and (4) the class and number of shares of BioMimetic which are beneficially owned by the stockholder, (5) any instruments with a conversion privilege to any class of shares of BioMimetic which are beneficially owned by the stockholder, (6) any short interest in any security of BioMimetic, (7) any dividend rights on the shares of BioMimetic beneficially owned by the stockholder, (8) any performance-related fees that the stockholder is entitled to based on the change in value of BioMimetic’s stock and (9) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Proxy:	BioMimetic’s bylaws provide that at any meeting duly called and held at which a quorum is present, every person entitled to vote or execute consents has the right to do so either in person or by proxy to decide such matters. No proxy may be voted on after three years from its date of creation unless the proxy provides for a longer period. Unless and until voted, every proxy will be revocable at the pleasure of the person who executed it or of his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.	Wright’s bylaws provide that stockholders entitled to vote at any meeting at which a quorum is present has the right to do so either in person or by proxy. Stockholders represented by proxy will be counted for purposes of constituting a quorum. No proxy will be voted on or after three years from its date, unless the proxy provides for a longer period.

Limitation of Personal Liability of Directors:	BioMimetic’s certificate of incorporation provides that to the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no BioMimetic director will be personally liable to BioMimetic or its stockholders for monetary damages for breach of fiduciary duty as a director.	Wright’s certificate of incorporation provides that no director of Wright will be personally liable to Wright or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) under Section 174 of the DGCL, (2) for any breach of the director’s duty of loyalty to Wright or its stockholders, (3) for acts or omissions not in good faith, (4) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (5) for which the director derived an improper personal benefit.

	BioMimetic	Wright
Indemnification of Directors and Officers:	BioMimetic’s bylaws provides that BioMimetic will indemnify and hold harmless, to the fullest extent permitted by the DGCL (as the same exists or may be subsequently amended or interpreted), any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or a person of whom he is the legal representative, is or was a director, officer, employee or agent of BioMimetic, or is or was serving as a director, officer, employee or agent of another entity at the request of BioMimetic. BioMimetic will indemnify such person with respect to legal proceedings initiated by such person only if such legal proceedings were approved by the BioMimetic Board.	Wright’s certificate of incorporation provides that Wright will indemnify, to the fullest extent permitted by the DGCL (as it now exists or subsequently exists), any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Wright, or is or was serving as a director, officer, trustee, employee or agent of another entity at the request of Wright, so long as the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Wright, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

DGCL Section 203 Election:	Under Delaware law a corporation can elect not to be governed by Section 203 of the DGCL, which generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers. BioMimetic has not made this election and is therefore governed by Section 203 of the DGCL.	Under Delaware law a corporation can elect not to be governed by Section 203 of the DGCL, which generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers. Wright has not made this election and is therefore governed by Section 203 of the DGCL.

Vote on Business Combinations:	Neither BioMimetic’s certificate of incorporation nor its bylaws contain any provisions relating to business combinations.	Neither Wright’s certificate of incorporation nor its bylaws contain any provisions relating to business combinations.

RIGHTS OF STOCKHOLDERS TO SEEK APPRAISAL

Under Delaware law, holders of BioMimetic common stock who do not wish to accept the merger consideration have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of BioMimetic common stock together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. These rights are known as appraisal rights. Stockholders may only exercise these appraisal rights by strictly complying with the provisions of Section 262 of the DGCL, which is referred to in this proxy statement/prospectus as Section 262.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect its appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex E to this proxy statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that holders of BioMimetic common stock exercise their appraisal rights.

BioMimetic is required to send a notice of appraisal rights to each of its stockholders not less than 20 days prior to the special meeting. This proxy statement/prospectus constitutes the notice to BioMimetic stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E to this proxy statement/prospectus because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Holders of shares of BioMimetic common stock who desire to exercise their appraisal rights must (1) not vote in favor of the merger and (2) deliver a written demand for appraisal of his or her shares to the Corporate Secretary of BioMimetic before the vote on the merger at the special meeting. A demand for appraisal must reasonably inform BioMimetic of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of BioMimetic common stock held by such stockholder. All demands for appraisal should be addressed to BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067, Attention: Corporate Secretary, and should be executed by, or on behalf of, the record holder of shares of BioMimetic common stock. ALL DEMANDS MUST BE RECEIVED BY BIOMIMETIC BEFORE THE VOTE ON THE MERGER AT THE SPECIAL MEETING AT 8:00 A.M. LOCAL TIME ON FEBRUARY 26, 2013.

If you fail to deliver a written demand for appraisal within the time period specified above and the merger is completed, you will be entitled to receive the merger consideration for your shares of BioMimetic common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of BioMimetic common stock.

To be effective, a demand for appraisal by a holder of shares of BioMimetic common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to BioMimetic. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the completion of the merger.

If you hold your shares of BioMimetic common stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

Within 10 days after the completion of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who is entitled to appraisal rights and has properly filed a written demand for appraisal in accordance with Section 262. At any time within 60 days after the completion of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and accept the terms of the merger by delivering a written withdrawal of the stockholder’s demands for appraisal. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of BioMimetic common stock.

Within 120 days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within 10 days after the stockholder’s written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and the surviving corporation has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the completion of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the completion; however, if no petition for appraisal is filed within 120 days after the completion of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the completion of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for his or her shares of BioMimetic common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the completion of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the merger of Wright and BioMimetic in a transaction to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, with Wright treated as the legal and accounting acquirer.

The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of Wright and BioMimetic as of September 30, 2012, and has been prepared to reflect the merger of Wright and BioMimetic as of September 30, 2012. The unaudited pro forma condensed combined statements of operations are based on the individual historical consolidated statements of operations of Wright and BioMimetic and combine the results of operations of Wright and BioMimetic for the year ended December 31, 2011 and the nine months ended September 30, 2012, giving effect to the merger as if it occurred on January 1, 2011. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are directly attributable, factually supportable, and with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. In addition, the unaudited pro forma condensed combined financial statements do not reflect any of the synergies or cost reductions that may result from the merger and do not include any, restructuring costs or other one-time charges that may be incurred in connection with integrating the operations of Wright and BioMimetic.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Wright adjusted BioMimetic’s assets and liabilities to their estimated fair values. These fair values are dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed. Upon completion of the merger, final valuations will be performed. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future financial position and results of operations. Fair values determined as of the acquisition date are based on the most recently available information. To the extent there are significant changes to Wright or BioMimetic’s business, including facts, events, changes, developments or circumstances related to the potential U.S. Food and Drug Administration (“FDA”) approval, the assumptions and estimates herein could change significantly.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•

Wright’s audited consolidated financial statements including the related notes thereto contained in Wright’s Annual Report on Form 10-K for the year ended December 31, 2011, Wright’s unaudited interim financial statements contained in Wright’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and Wright’s Current Report on Form 8-K filed with the SEC on December 19, 2012, which are incorporated by reference into this proxy statement/prospectus; and

•

BioMimetic’s audited consolidated financial statements including the related notes thereto contained in BioMimetic’s Annual Report on Form 10-K for the year ended December 31, 2011, and BioMimetic’s unaudited interim financial statements contained in BioMimetic’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which are incorporated by reference into this proxy statement/prospectus.

WRIGHT MEDICAL GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2012

(In thousands)

	Historical		Pro Forma Adjustments
	Wright Medical Group Inc.	BioMimetic Therapeutics, Inc.	Acquisition Adjustments (Note 4)		Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$304,009	$15,494	$(42,161	)(a)	$277,342
Marketable securities	13,613	—	(4,624	)(b)	8,989
Investments—short term	—	28,771	—		28,771
Account receivables, net	96,516	348	—		96,864
Receivables—other	—	264	(264	)(g)	—
Inventories	153,176	4,057	—		157,233
Prepaid expenses	14,348	568	—		14,916
Deferred income taxes	40,746	—	—		40,746
Other current assets	14,673	—	264	(g)	14,989
			52	(e)

Total current assets	637,081	49,502	(46,733)		639,850

Prepaid expenses—long term	—	1	(1	)(g)	—
Receivables—long term	—	169	(169	)(g)	—
Property, plant and equipment, net	143,277	4,370	—		147,647
Goodwill	57,872	—	18,862	(i)	76,734
Intangible assets, net	23,243	—	153,989	(j)	177,232
Capitalized patent license fees, net	—	2,663	(2,663	)(j)	—
Deposits	—	385	(385	)(g)	—
Deferred income taxes	3,676	—	—		3,676
Other assets, net	87,844	—	555	(g)	88,399

Total Assets	$952,993	$57,090	$123,455		$1,133,538

Liabilities and Stockholders’ Equity
Accounts payable	$13,369	$830	$—		$14,199
Accrued expenses and other current liabilities	63,592	—	2,372	(g)	78,785
			11,448	(h)
			1,373	(e)
Accrued payroll, employee benefits and payroll taxes	—	2,028	(2,028	)(g)	—
Other accrued expenses	—	344	(344	)(g)	—
Current portion of capital lease obligations	—	89	(89	)(g)	—
Deferred revenue	—	971	(971	)(f)	—
Current portion of long-term obligations	975	—	89	(g)	1,064

Total current liabilities	77,936	4,262	11,850		94,048
Long-term debt and capital lease obligations	256,477	68	—		256,545
Deferred income taxes	12,140	—	11,675	(k)	23,135
			(680	)(b)
Accrued rent—related party	—	585	(585	)(g)	—
Deferred revenue	—	12,880	(12,880	)(f)	—
Other liabilities	91,556	—	17,441	(a)	111,640
			2,058	(b)
			585	(g)

Total liabilities	438,109	17,795	29,464		485,368

Stockholders’ equity:
Common stock	389	28	70	(a)	459
			(28	)(c)
Additional paid-in capital	439,394	217,036	143,831	(a)	591,473
			(217,036	)(c)
			9,157	(d)
			(909	)(h)
Accumulated other comprehensive income, net of tax	21,990	10	(987	)(b)	21,003
			(10	)(c)
Retained earnings (accumulated deficit)	53,111	(177,779)	3,141	(b)	35,235
			177,779	(c)
			(9,157	)(d)
			(1,321	)(e)
			(10,539	)(h)

Total stockholders’ equity	514,884	39,295	93,991		648,170

Total liabilities and stockholders’ equity	$952,993	$57,090	$123,455		$1,133,538

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

WRIGHT MEDICAL GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2012

(In thousands, except per share data)

	Historical		Pro Forma Adjustments
	Wright Medical Group Inc.	BioMimetic Therapeutics, Inc.	Acquisition Adjustments (Note 4)		Pro Forma Condensed Combined
Total revenue	$360,299	$1,592	$—		$361,891

Cost of sales	110,329	184	—		110,513
Cost of sales—restructuring	435	—	—		435

Gross profit	249,535	1,408	—		250,943

Operating expenses
Selling, general and administrative expenses	216,061	10,159	57	(d)	226,277
Research and development	19,577	7,452	—		27,029
Depreciation and capital lease amortization	—	952	—		952
Amortization of intangible assets	3,823	32	(32	)(j)	4,357
			534	(j)
Restructuring charges	1,153	—	—		1,153

Total operating expenses	240,614	18,595	559		259,768

Operating income (loss)	8,921	(17,187)	(559)		(8,825)

Interest expense, net	6,268	2	(57	)(g)	6,213
Investment income, net	—	(57)	57	(g)	—
Other expense, net	2,035	—	—		2,035

Income (loss) before income taxes	618	(17,132)	(559)		(17,073)
(Benefit) provision for income taxes	686	—	(218	)(k)	468

Net loss	$(68)	$(17,132)	$(341)		$(17,541)

Earnings (loss) per share:(l)
Basic	$0.00	$(0.61)			$(0.38)
Diluted	$0.00	$(0.61)			$(0.38)

Weighted average common shares:(l)
Basic	38,706	28,187	6,976		45,682
Diluted	38,706	28,187	6,976		45,682

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

WRIGHT MEDICAL GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2011

(In thousands, except per share data)

	Historical		Pro Forma Adjustments
	Wright Medical Group Inc.	BioMimetic Therapeutics, Inc.	Acquisition Adjustments (Note 4)		Pro Forma Condensed Combined
Total revenue	$512,947	$1,725	$—		$514,672

Cost of sales	156,906	53	—		156,959
Cost of sales—restructuring	2,471	—	—		2,471

Gross profit	353,570	1,672	—		355,242

Operating expenses
Selling, general and administrative expenses	301,588	16,034	417	(d)	320,043
			2,004	(e)
Research and development	30,114	14,695	—		44,809
Depreciation and capital lease amortization	—	1,256	—		1,256
Amortization of intangible assets	2,870	37	(37	)(j)	3,583
			713	(j)
Restructuring charges	14,405	—	—		14,405

Total operating expenses	348,977	32,022	3,097		384,096

Operating income (loss)	4,593	(30,350)	(3,097)		(28,854)

Interest expense, net	6,529	4	(113	)(g)	6,420
Investment income, net	—	(113)	113	(g)	—
Impairment loss on equipment	—	2,940	—		2,940
Other expense, net	4,719	9	—		4,728

Loss before income taxes	(6,655)	(33,190)	(3,097)		(42,942)
Benefit for income taxes	(1,512)	—	(1,208	)(k)	(2,720)

Net loss	$(5,143)	$(33,190)	$(1,889)		$(40,222)

Earnings (loss) per share:(l)
Basic	$(0.13)	$(1.19)			$(0.89)
Diluted	$(0.13)	$(1.19)			$(0.89)

Weighted average common shares:(l)
Basic	38,279	28,002	6,976		45,255
Diluted	38,279	28,002	6,976		45,255

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements were prepared in accordance with US GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission Regulation S-X, and present the pro forma financial position and results of operations of the consolidated companies based upon the historical information after giving effect to the merger and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on September 30, 2012 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2012 and the year ended December 31, 2011 are presented as if the merger had occurred on January 1, 2011.

On November 19, 2012, BioMimetic entered into a merger agreement with Wright, under which Wright will continue as the surviving entity. The transaction will be accounted for under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America, with Wright treated as the accounting acquirer. Under the acquisition method of accounting, all of BioMimetic’s assets acquired and liabilities assumed in the transaction will be recorded by Wright at their acquisition date fair values while transaction costs associated with the transaction are expensed as incurred. Under the terms of the Merger Agreement, each share of BioMimetic common stock will be cancelled and converted into the right to receive (1) $1.50 in cash (2) 0.2482 of a share of Wright common stock; and (3) one tradable Contingent Value Right (CVR). The CVR entitles its holder to receive additional cash payments of up to $6.50 per share, which are payable upon receipt of FDA approval of Augment® Bone Graft and upon achieving certain revenue milestones.

In addition, each holder of a BioMimetic stock option will, whether such stock option is vested or unvested, be permitted to elect for all or any portion of such stock option to be exercised on a net basis by agreeing to exchange in the merger the shares of BioMimetic stock subject to such stock option being exercised, and, in connection with such exchange, relinquish a portion of the merger consideration otherwise payable pursuant to such shares. On the completion of the merger, any such stock option that is not exercised will be assumed by Wright and converted into an option at a conversion rate of .5558 to acquire a number of shares of Wright common stock (rounded to the nearest whole share).

The merger is subject to certain closing conditions, including approval by the BioMimetic stockholders and the applicable regulatory authorities.

2. PRELIMINARY CONSIDERATION TRANSFERRED

The merger has been accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations., which requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values, with any excess of the purchase price over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to effect the merger be measured at the closing date of the merger at the then-current market price, which may be different than the value of consideration assumed in these unaudited pro forma condensed combined financial statements.

The preliminary value of consideration transferred is as follows (in thousands):

Fair value of 6,976,262 Wright shares issuable at an exchange ratio of 0.2482 shares of Wright for one share of BioMimetic(1)	$142,804
Cash transferred(2)	42,161
Contingent value rights(3)	17,441
Issuance of Wright’s equity awards to replace vested equity awards of BioMimetic(4)	1,097

Total preliminary value of considerations transferred	203,503

Fair value of Wright’s investment in BioMimetic held before the merger(5)	8,156

$211,659

(1)	The fair value of the Wright shares of $142,804 was calculated by multiplying the (a) BioMimetic shares outstanding as of December 5, 2012, 28.2 million shares, less prior investment in BioMimetic of 1.13 million shares, and (b) the estimate of shares expected to be issued for exercises of stock options held by the Board of Directors and officers of BioMimetic with an exercise price below $6.00, approximately 1.0 million shares, by (c) the exchange ratio of .2482 and (d) $20.47, the closing trading price of Wright common stock on December 14, 2012. The consideration transferred in the merger will be measured using the fair value-base measure of the options on the closing date.

(2)	The cash transferred of $42,161 was calculated by multiplying the (a) BioMimetic shares outstanding as of December 5, 2012, 28.2 million shares, less prior investment in BioMimetic of 1.13 million shares and (b) the estimate of shares expected to be issued for exercises of stock options held by the Board of Directors and officers of BioMimetic with an exercise price below $6.00, approximately 1.0 million shares, by $1.50 per share to be received by BioMimetic stockholders.

(3)

Each CVR will entitle its holder to receive an additional $3.50 per share upon approval by the FDA of Augment® Bone Graft; an additional $1.50 per share the first time aggregate sales of specified products exceed $40 million during a consecutive 12 month period and an additional $1.50 per share the first time aggregate sales of specified products exceed $70 million during a consecutive 12 month period. The CVRs will be publically traded and will terminate on the earlier of the six year anniversary of the completion of the merger or the payment date for the second product sales milestone.

For purposes of these pro forma financial statements, the preliminary value of the CVRs was determined based on a market approach using Level 1 fair value inputs including the trading prices of shares of BioMimetic and Wright. This approach calculated an implied fair value of the acquiree, BioMimetic. The market capitalization of BioMimetic (using a 10-day average market price for BioMimetic shares, post announcement of the Merger Agreement, of $7.29 per share and 28,225,241 BioMimetic shares outstanding as of November 1, 2012 and the additional anticipated number of BioMimetic shares issued as a result of the conversion of certain outstanding BioMimetic options into shares) was used as a proxy for the fair value of BioMimetic. The value of the CVRs was then determined to be the residual value after the subtraction of the estimated value of total upfront consideration from the implied fair value of BioMimetic. The upfront consideration assumes holders of BioMimetic stock will receive $1.50 in cash and 0.2482 shares of Wright common stock. We also used a 10-day average market price for Wright shares, post announcement of the Merger Agreement, of $20.96. Accordingly, the preliminary value of the contingent value rights was calculated to be $17,441,340. Under this model, the implied market capitalization, total upfront consideration and the value of the CVRs varies with changes in the stock price of Wright and BioMimetic shares. The valuation of the CVRs for purposes of these pro forma financial statements does not reflect management’s assessment of the likelihood of achieving the milestones.

On the acquisition date, for purposes of preparing the ASC 805 purchase price allocation, the fair value assigned to the CVRs and the associated liability related to payments under the contingent value rights agreement will be based upon the CVRs’ market closing price and quantity of CVRs outstanding if the CVRs become publically traded on the closing date of the merger. If the CVRs are not yet publically traded, the same valuation methodology used for pro forma purposes, as described above, will be utilized to value the CVRs, however using the closing share price information for the Company and BioMimetic on the closing date of the merger. The material factors that may impact the valuation of the CVRs and ultimately the amount of goodwill to be recorded in the financial statements include the market’s expectation and potential timing for FDA approval of Augment® Bone Graft and the expected product sales and timing associated with the product subsequent to FDA approval considering the risk associated with the commercialization of the product. As a result of these factors, the valuation of the CVRs at the closing of the merger may be materially different than the amount included in the preliminary valuation for purposes of these pro forma financial statements.

Subsequent to the acquisition date, the CVRs will be publicly traded. The fair value of the CVRs and the associated liability related to payments under the CVR agreement will be remeasured at the end of each reporting period based on the closing trading price on the last business day of the period and the number of CVRs outstanding as of that date. Changes in fair value will be recognized in results of operations, unless changes pertain to facts and circumstances that existed as of the acquisition date, in which case changes will be recognized as adjustments to goodwill.

(4)	In accordance with ASC 805, the consideration transferred by Wright for BioMimetic includes $0.1 million for the fair value of certain BioMimetic stock options attributable to precombination service. The consideration transferred in the merger will be measured using the fair value-base measure of the BioMimetic Options as of the closing date.

In addition, in accordance with ASC 805, the consideration transferred by Wright for BioMimetic also includes the fair value of BioMimetic’s options that include a preexisting, automatic change in control clause (whereby the options vest immediately upon a change in control) in the amount of $1.0 million.

For purposes of calculating the consideration transferred, the fair value based measure of the BioMimetic vested options was determined on a grant-by-grant basis using the Black-Scholes option pricing model with the following assumptions: (i) the closing market price of BioMimetic common stock of $4.15 on November 16, 2012; (ii) an expected remaining life considering the original expected life for the options, the remaining service period and the contractual life of the option as of September 30, 2012; (iii) volatility based on a blend of the historical stock price volatility of common stock over the most recent period equivalent to the expected life of the options; and (iv) the risk-free interest rate based on published U.S. Treasury yields for notes with comparable terms as the expected life of the options.

Changes in BioMimetic’s stock price up to the date of the merger may result in a material difference from the stock price used to calculate this component of the estimated consideration transferred for purposes of the unaudited pro forma condensed combined financial information.

(5)	As of September 30, 2012, we held 1.13 million shares of BioMimetic as an available-for-sale (AFS) marketable security carried at an aggregate fair value of $4,624. Upon closing of the transaction, this investment will be remeasured to its fair value at that date. The cumulative unrealized gain on this investment based on the fair value determined at closing will be recognized as a gain in the statement of operations. For purposes of these pro forma financial statements, the estimated fair value of the investment at closing of the transaction is $8,156 using an estimated stock price of $7.25, which represents the closing trading price of the BioMimetic common stock on December 14, 2012. Refer to Note 4, tickmark B for discussion related to gain on remeasurement.

3. PRELIMINARY FAIR VALUE OF NET ASSETS ASSUMED

The preliminary valuation of tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of September 30, 2012 are as follows (in thousands):

Cash and cash equivalents	$15,494
Short-term investments	28,771
Accounts receivables, net	781
Inventories	4,057
Prepaid and other current assets	954
Deferred tax assets	48,377
Property, plant and equipment	4,370
Acquired technology	1,538
Trade name	9,025
In-process research and development	143,426
Accounts payable and accrued liabilities	(3,787)
Capital leases	(157)
Deferred tax liability	(60,052)

Net assets assumed	$192,797

Goodwill	$18,862

The consideration transferred and fair value of assets and liabilities are preliminary and the final determination will be based on (i) the fair values of assets acquired, including the fair values of inventories, property, plant and equipment, in-process research and development, acquired technology, tradename and other identifiable intangible assets, (ii) the fair values of liabilities assumed, and (iii) the fair value of common stock and options issued, as of the date that the merger is consummated. The excess of consideration transferred over the fair value of assets and liabilities acquired is allocated to goodwill. It was assumed that the book value approximated fair value for cash, short term investments, accounts receivables, inventory, property, plant and equipment, accounts payable and accrued liabilities, and capital leases. The fair values will remain preliminary until Wright completes a final valuation of significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final determination of fair values is expected to be completed as soon as practicable after consummation of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

BioMimetic has executed supply agreements related to future inventory needs with substantial minimum purchase commitments. As of September 30, 2012 and for purposes of these pro forma financial statements, no reserves have been recorded associated with these future purchase commitments. Based on the anticipated terms of a pending amendment to the Novartis agreement, which are expected to be effective by the closing date of the proposed merger, we do not anticipate that the minimum contractual obligations will be in excess of expected inventory usage. For additional information, see Note 15, Commitments and Contingencies, and Note 21, Subsequent Events, of BioMimetic’s Annual Report on Form 10-K for the year ended December 31, 2011 which is incorporated by reference into this proxy statement/prospectus.

4. PRO FORMA ADJUSTMENTS

(A)	To record the fair value of consideration transferred in connection with the merger as disclosed in Note 2 above.

(B)	To eliminate Wright’s investment in BioMimetic held before the merger:

(1)	Elimination of $4.6 million from marketable securities and reclassification of $1.0 million of unrealized gains, net of tax of $0.7 million, on the AFS investment in BioMimetic previously held in accumulated other comprehensive income/loss on the historical balance sheet and;

(2)	To record Wright’s estimated gain of $2.1 million, net of tax of $1.4 million, as a result of remeasuring its previously held equity interest in BioMimetic.

These amounts have not been included in the unaudited pro forma condensed combined statements of operations as they are non-recurring.

(C)	This adjustment reflects the elimination of the historical equity of BioMimetic.

(D)	Each holder of BioMimetic options outstanding immediately prior (approximately 3.4 million BioMimetic options) to the merger are permitted to elect for any or all portions of such options to be exercised on a net basis. If the holder does not elect this treatment, each BioMimetic option, whether vested or unvested will be converted into an option to acquire a specified amount of Wright options subject to the exchange ratio of 0.5558. For purposes of these pro forma financial statements, we have assumed that all BioMimetic employee-held options that are not held by executive officers and members of the board of directors will be converted into Wright options. The BioMimetic options converted will be subject to the same terms and conditions as were applicable under the respective BioMimetic options immediately prior to the merger including vesting periods.

A majority of the executive officers and members of the board of directors that holds options to purchase BioMimetic common stock has or is expected to enter into an agreement forgoing the optionality described above and instead agrees to (1) terminate any options to purchase BioMimetic common stock, either vested or unvested, with an exercise price greater than $13; (2) exercise any options to purchase BioMimetic common stock, either vested or unvested, with an exercise price less than $6.50; and (3) convert any options to purchase BioMimetic common stock, either vested or unvested, with an exercise price between $6.50 and $13 into Wright options subject to the exchange ratio of 0.5558. The BioMimetic options converted under (3) above will be subject to the same terms and conditions as were applicable under the respective BioMimetic options immediately prior to the merger including vesting periods. In addition, an executive is expected to enter into an agreement whereby all of his BioMimetic options, either vested or unvested, with an exercise price less than $13 will be exchanged for Wright options subject to the exchange ratio of 0.5558. For purposes of these pro forma financial statements, it is assumed all executive officers and members of the board of directors have entered into the agreements as described above. Accordingly, final negotiations of these agreements may result in material differences.

ASC 805 requires that the incremental fair value of replacement awards attributed to precombination service be recognized immediately. As such, the Company will recognize a non-recurring compensation expense of $9.2 million as of the date of the merger. The $9.2 million is comprised of $5.2 million for the incremental fair value of replacement awards granted for those already vested BioMimetic options and $4.0 million for the discretionary acceleration of vesting for those executive officers and members of the board of directors that agreed to the provisions of the agreement described above.

ASC 805 requires that the fair value of replacement awards attributed to postcombination service be recognized over the remaining service period. As such, the Company will recognize compensation expense of $0.4 million and $0.1 million as adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively. This amount represents the additional compensation expense that will be recognized related to unvested replacement awards for employees, executive officers, and members of the boards of directors.

(E)	Reflects the compensation expense related to retention payments to be made to certain executives for postcombination services. Compensation expenses of $1.3 million have not been included in the unaudited pro forma condensed combined statements of operations as they are non-recurring and the employees have no further service commitments to obtain the payments. Additional retention agreements may be entered into with other executives prior to closing of the merger, which may result in additional postcombination expense in the unaudited pro forma condensed combined statements of operations and additional non-recurring expenses in the unaudited pro forma condensed combined balance sheet, depending on terms and conditions of the arrangement; as such, material differences may occur.

(F)	To eliminate historical deferred revenue of BioMimetic for which there is no further service obligation.

(G)	Represents certain reclassifications to the historical presentation of BioMimetic to conform to the presentation used in the unaudited pro forma condensed combined financial statements.

(H)	Wright estimates that its costs for this transaction will be approximately $5.2 million, including approximately $4.3 million of merger expenses and approximately $0.9 million of costs to register and issue the common stock and stock options. Merger expenses include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction. No expenses related to the merger have been incurred as of September 30, 2012.

BioMimetic estimates that it will incur merger expenses of approximately $6.2 million in the transaction, of which no expenses have been incurred as of September 30, 2012.

The unpaid merger expenses are reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2012 as an accrued liability and a charge to retained earnings of $10.5 million. The $0.9 million of equity issuance costs have been reflected in the unaudited pro forma condensed combined balance sheet as an accrued liability and a reduction to additional paid-in capital. Because they will not have a continuing impact, the merger expenses and equity issuance costs have been eliminated and are not reflected in the unaudited pro forma condensed combined statement of operations.

The Merger Agreement also provides for certain termination rights that may result in either Wright or BioMimetic paying a termination fee. In the event Wright terminates the transaction, it will pay BioMimetic $30 million. In the event BioMimetic terminates the transaction, it will pay Wright $8.255 million. The pro forma financial statements have been prepared under the assumption that the merger will be completed and reflect an estimate of those costs to be incurred by Wright in connection with the merger. The pro forma financial statements do not reflect any potential termination fees that could be required if the merger was not completed.

(I)	Reflects the pro forma impact of the recognized goodwill, which represents the excess of the preliminary consideration transferred over the fair value of the assets acquired and liabilities assumed. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, Wright will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is not expected to be deductible for tax purposes.

(J)	Reflects the pro forma impact of the recognized intangible assets of BioMimetic. The preliminary estimate of the fair value of intangible assets and related amortization expenses is as follows:

	Preliminary Fair Value	Estimated Weighted Average Life (years)	Year Ended December 31, 2011	Nine Months Ended September 30, 2012
Acquired technology	1,538	14.0	110	82
Trade name	9,025	15.0	603	452
IPR&D	143,426	indefinite	—	—

Total	$153,989		$713	$534
Less: BioMimetic historical intangible assets and amortization	(2,663)		(37)	(32)

Pro forma adjustments	$151,326		$676	$502

The estimated fair value attributed to in-process research and development, or IPR&D, intangible assets represents an estimate of the fair value of purchased in-process technology for BioMimetic’ research programs that, as of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. Only those research programs that had advanced to a stage of development where management believed reasonable net future cash flow forecasts could be prepared and a reasonable possibility of technical success existed were included in the estimated fair value. The estimated fair value of the IPR&D programs was determined based on estimates of expected future net cash flows. These expected future net cash flows included estimates for revenue and associated costs for the IPR&D programs based on: (i) relevant industry factors; (ii) current and expected trends in the product development life cycle; (iii) the completion of future clinical trials; (iv) the ability to obtain regulatory approval; and (v) the ability to manufacture and commercialize the products. The future net cash flows which reflect the different stages of development of each program are then present valued utilizing an estimate of the appropriate discount rate which is consistent with the uncertainties of the cash flows utilized. For purposes of preparing the unaudited pro forma condensed combined financial statements, Wright used publicly available information, market participant assumptions, BioMimetic’s existing cost and development assumptions, expected synergies and other cost savings that a market participant would be expected to realize as a result of the merger.

IPR&D is recorded as an indefinite-lived intangible asset until completion or abandonment of the associated research and development projects. Accordingly, no amortization expense is reflected in the pro forma adjustments. Wright will periodically evaluate these indefinite-life intangible assets. If a project is completed, the carrying value of the related intangible asset will be amortized over the remaining estimated life of the asset beginning in the period in which the project is completed. If a project becomes impaired or is abandoned, the carrying value of the related intangible asset will be written down to its fair value and an impairment charge will be taken in the period in which the impairment occurs. These intangible assets will be tested for impairment on an annual basis, or earlier if impairment indicators are present.

The estimated fair value attributed to acquired technology intangible assets represents an estimate of the fair value of the licensing fees related to an exclusive sublicense agreement with Luitpold. BioMimetic has licensed to Luitpold the rights to the exclusive worldwide marketing, distribution and sales of GEM 21S, BioMimetic’s first periodontal product. The estimated fair value attributed to the tradename intangible asset represents an estimate of the fair value of the Augment tradename. Augment is the commercial name of BioMimetic’s bone regeneration orthopedic product.

The estimated fair value of the acquired technology and tradename was determined based on estimates of expected future cash flows using the relief from royalty method. The present value of future cash flows was then determined utilizing an estimate of the appropriate discount rate which is consistent with the uncertainties of the cash flows utilized. For purposes of preparing the unaudited pro forma condensed combined financial statements, Wright used publicly available information, market participant assumptions, BioMimetic’s existing cost and development assumptions, expected synergies and other cost savings that a market participant would be expected to realize as a result of the merger and certain other high-level assumptions. Amortization expense will be recorded on a straight-line basis over the expected life of the tradename and licensing agreement which approximates expected future cash flows. The carrying value of the acquired technology and tradename asset will be periodically reviewed to determine if the facts and circumstances suggest that a potential impairment may have occurred. Impairment charges, if any, will be recorded in the period in which the impairment occurs.

(K)	Represents the estimated deferred taxes and income tax expense related to intangible assets based on the United States federal statutory rate of 35% and the apportioned state tax rate of 4.0% net of federal benefit multiplied by the fair value adjustments made to intangible assets. This rate does not reflect Wrights’ effective tax rate, which includes other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

(1)	A deferred tax liability of $60.1 million has been recorded based on the preliminary step up value of $154.0 million that has been allocated to acquired intangible assets.

(2)

A deferred tax asset of $48.4 million has been recorded related to net operating losses that Wright believes they will be able to utilize, for which BioMimetic historically had recorded a full valuation allowance. This deferred tax asset was calculated by multiplying the federal net operating loss of $138.2 million by the US federal statutory rate of 35%. The state net operating losses of $125.5 million were not included in the calculation of the deferred tax asset as Wright will be unable to utilize the state net operating losses per the regulations of Tennessee state tax code.

(L)	Pro forma basic and diluted net loss per share is computed by dividing pro forma combined net loss by the weighted average pro forma number of shares outstanding during the relevant period. The following table sets forth the computation of unaudited pro forma basic and diluted loss per share (in thousands except per share information):

	Year Ended December 31, 2011			Nine Months Ended September 30, 2012
	Net Loss	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount
Loss per basic share	$(40,222)	45,255	$(0.89)	$(17,541)	45,682	$(0.38)
Loss per diluted share	$(40,222)	45,255	$(0.89)	$(17,541)	45,682	$(0.38)

Shares utilized in the calculation of pro forma basic and diluted loss per share are as follows:

Weighted average Wright shares outstanding		38,279			38,706
Shares issued in the transaction		6,976			6,976
Total		45,255			45,682

Other potentially dilutive securities consisting of stock options totaling 4.454 million and 4.339 million for the nine months ended September 30, 2012 and for the year ended December 31, 2011, respectively, were excluded from the per share calculations above, because of their anti-dilutive effect.

LEGAL MATTERS

The legality of the CVRs and the shares of Wright common stock to be issued pursuant to the merger will be passed upon for Wright by WSGR.

EXPERTS

Wright

The consolidated financial statements and the related financial statement schedule of Wright and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of Wright and subsidiaries’ internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

BioMimetic

The consolidated financial statements of BioMimetic appearing in BioMimetic’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of BioMimetic’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and BioMimetic management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

If the merger is completed, BioMimetic will have no public stockholders and no public participation in any of its future stockholder meetings. If the merger is not completed, BioMimetic stockholders will continue to be entitled to attend and participate in BioMimetic stockholders meetings and BioMimetic will hold an annual meeting of stockholders in 2013.

As set forth in BioMimetic’s definitive proxy statement filed with the SEC on April 27, 2012, which is referred to as BioMimetic’s last proxy statement, notice of any proposal of a stockholder of BioMimetic intended to be included in BioMimetic’s proxy statement and form of proxy relating to its 2013 annual meeting of stockholders (i.e., BioMimetic’s next annual meeting) must have been received in writing by BioMimetic’s Corporate Secretary at 389 Nichol Mill Lane, Franklin, Tennessee 37067, not less than 120 days prior to the first anniversary from the first date of mailing of the proxy materials for the 2012 annual meeting, or by December 28, 2012. However, if the 2013 annual meeting is changed by more than 30 days from the date of the prior year’s annual meeting, the notice must be received at least 90 days prior to the newly announced date that BioMimetic will mail its proxy statement.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals and nominations must comply with Delaware law, BioMimetic’s bylaws and the rules and regulations of the SEC.

You may contact the Corporate Secretary, at BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067, for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

BioMimetic and Wright file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by BioMimetic or Wright at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by BioMimetic and Wright, at http://www.sec.gov. You may also access the SEC filings and obtain other information about BioMimetic and Wright through the websites maintained by BioMimetic and Wright, which are http://www.biomimetics.com and http://www.wmt.com, respectively. The information contained in those websites is not incorporated by reference into this proxy statement/prospectus.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference in this proxy statement/prospectus regarding the content of any contract or other document, are not necessarily complete, and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. As allowed by SEC rules, this proxy statement/prospectus “incorporates by reference” into this proxy statement/prospectus certain information required to be included in the registration statement on Form S-4 filed by Wright to register the CVRs and the shares of Wright common stock to be issued pursuant to the merger and the exhibits to the registration statement, which means that important information can be disclosed to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that BioMimetic and Wright have previously filed with the SEC as well as all documents filed by BioMimetic and Wright pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the special meeting.

BioMimetic

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 13, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 9, 2012;

•	Quarterly Report on Form 10-Q for the quarter and June 30, 2010, filed on August 2, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 5, 2012; and

•

Current Reports on Form 8-K filed with the SEC on January 4, January 23, February 10, February 27, March 5, April 13, June 12, June 21, July 9, September 18, November 19, and December 24, 2012, and January 3, January 7, and January 14, 2013.

You may request a copy of these filings free of charge by writing or telephoning BioMimetic at:

BioMimetic Therapeutics, Inc.

389 Nichol Mill Lane

Franklin, TN 37067

Telephone Number: (615) 844-1280

Wright

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 24, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 2, 2012;

•	Quarterly Report on Form 10-Q for the quarter and June 30, 2010, filed on August 7, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 6, 2012; and

•	Current Reports on Form 8-K filed with the SEC on January 31, May 14, August 3, August 28, September 4, October 10, November 6, November 19 (two Form 8-Ks) and December 19, 2012.

You may request a copy of these filings free of charge by writing or telephoning Wright at:

Wright Medical Group, Inc.

5677 Airline Road

Arlington, TN 38002

Telephone Number: (901) 867-4680

Any statements made in a document incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement in this proxy statement/prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this proxy statement/prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this proxy statement/prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Neither Wright nor BioMimetic has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BIOMIMETIC THERAPEUTICS, INC.,

WRIGHT MEDICAL GROUP, INC.,

ACHILLES MERGER SUBSIDIARY, INC.

AND

ACHILLES ACQUISITION SUBSIDIARY, LLC

Dated as of November 19, 2012

A-i

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Contingent Value Rights Agreement

A-ii

INDEX OF DEFINED TERMS

Defined Term	Section

368 Reorganization	5.1(p)(ix)
Acceptable Confidentiality Agreement	7.2(c)
Acquisition Proposal	7.2(b)
Adverse FDA Event	5.1(a)
Affected Employees	7.11(c)
Affiliate	3.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	9.3(a)(i)
Anticorruption Laws	5.1(m)(x)
Assumed Option	3.1(d)
Audit Date	5.1(e)(iii)
Augment	5.1(a)
Augment PMA	5.1(a)
Bankruptcy and Equity Exception	5.1(c)(i)
Book-Entry Shares	3.1(c)
Business Day	4.1
By-Laws	2.2(a)(ii)
Cash Consideration	3.1(c)(ii)
Certificate	3.1(c)
Certificate of Incorporation	2.2(a)(i)
Certificate of Merger	1.3(a)
Closing	4.1
Closing Date	4.1
Code	Recitals
Company	Preamble
Company 401(k) Plan	7.11(f)
Company Advisor	5.1(z)
Company Board	5.1(a)
Company Board Designee	7.16
Company Board Recommendation	5.1(c)(ii)
Company Common Stock	3.1(b)
Company Compensation and Benefit Plan	5.1(l)(i)
Company Disclosure Letter	5.1
Company Employee Stock Purchase Plan	3.1(e)
Company Facilities	5.1(s)
Company Intellectual Property Agreements	5.1(r)(vii)
Company Intellectual Property Rights	5.1(r)( i)
Company Leases	5.1(s)
Company Material Adverse Effect	5.1(a)
Company Option	3.1(d)
Company Partner	5.1(m)(ii)
Company Product	5.1(m)(vi)
Company Reports	5.1(e)(i)
Company Required Statutory Approvals	5.1(d)(i)
Company Requisite Vote	5.1(w)
Company Stock Incentive Plans	3.1(d)
Company Stockholders Meeting	7.3(a)
Company Termination Fee	9.5(b)

A-iii

Compensation and Benefit Plan	5.1(l)(i)
Confidentiality Agreement	10.9
Contracts	5.1(d)(ii)
control	3.2(d)
Core Products	5.1(r)(i)
CVR	3.1(c)(iii)
CVR Agreement	Recitals
CVR Certificate	3.1(c)(iii)
D&O Insurance	7.12(b)
DGCL	Recitals
Dissenting Shares	3.3(a)
DLLCA	1.3(b)
Effective Time	1.3(a)
Environmental Law	5.1(o)
Environmental Permit	5.1(o)
ERISA	5.1(l)(i)
ERISA Affiliate	5.1(l)(v)
Exchange Act	5.1(d)(i)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Ratio	3.1(c)(i)
Exchange Ratio Per Share Reduction Amount	3.1(c)
Exclusively Licensed Intellectual Property	5.1(r)(i)
FCPA	5.1(m)(x)
FDA	5.1(a)
FDA Approval	5.1(a)
FDA Development	9.3(a)(i)
FDCA	5.1(m)(vi)
Final Surviving Entity	1.2
Governmental Entity	5.1(d)(i)
Grant Date	5.1(b)(ii)
Hazardous Substance	5.1(o)
Hazardous Substance Activities	5.1(o)
HSR Act	5.1(d)(i)
Indemnified Parties	7.12(a)
Initial Surviving Corporation	1.1
Intellectual Property Rights	5.1(r)(i)
IRS	5.1(l)(ii)
knowledge	5.1(a)
Laws	5.1(m)
Liens	5.1(s)
Litigation Claims	5.1(k)
Material Contract	5.1(t)
Merger	Recitals
Merger Consideration	3.1(c)
Merger Sub	Preamble
Option Exchange Ratio	3.1(d)
Order	8.1(c)
Organizational Documents	5.1(a)
Outside Date	9.2(a)
Parent	Preamble
Parent Board	5.2(a)

A-iv

Parent Common Stock	3.1(c)(i)
Parent Disclosure Letter	5.1(a)
Parent Intellectual Property Agreements	5.2(o)(vii)
Parent Intellectual Property Rights	5.2(o)(i)
Parent Material Adverse Effect	5.2(a)
Parent Options	5.2(b)(ii)
Parent Reports	5.2(f)(i)
Parent Required Statutory Approvals	5.2(e)(i)
Parent Share Price	3.1(d)
Parent Stock Plans	5.2(b)(i)
Parent Termination Fee	9.5(c)
Patents	5.1(r)(i)
Permitted Liens	5.1(j)
Permits	5.1(m)
Person	3.2(b)
Proceeding	5.1(m)(ix)
Program	5.1(m)(ix)
Proxy Statement/Prospectus	7.6(a)
Registered Company Exclusively Licensed Intellectual Property	5.1(r)(i)
Registered Company Licensed Intellectual Property	5.1(r)(i)
Registered Company Owned Intellectual Property	5.1(r)(i)
Registered Parent Exclusively Licensed Intellectual Property	5.2(o)(i)
Registered Parent Licensed Intellectual Property	5.2(o)(i)
Registered Parent Owned Intellectual Property	5.2(o)(i)
Release	5.1(o)
Representatives	7.2(a)
S-4 Registration Statement	5.1(h)
Sarbanes-Oxley Act	5.1(e)(iii)
SEC	5.1(e)(i)
Section 409A	5.1(l)(x)
Securities Act	5.1(d)(i)
Sister Subsidiary	Preamble
Stock Consideration	3.1(c)(i)
Subsequent Merger	1.2
Subsidiary	5.1(a)
Superior Proposal	7.2(i)
Takeover Statute	5.1(n)(i)
Tax	5.1(p)(x)
Tax Counsel	7.17(b)
Tax Return	5.1(p)(x)
Taxes	5.1(p)(x)
Trademarks	5.1(r)(i)
Trust Indenture Act	5.1(e)(i)
U.S. GAAP	5.1(a)
Voting Agreements	Recitals

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of November 19, 2012 by and among BioMimetic Therapeutics, Inc., a Delaware corporation (the “Company”), Wright Medical Group, Inc., a Delaware corporation (“Parent”), Achilles Merger Subsidiary, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) and Achilles Acquisition Subsidiary, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Sister Subsidiary”).

W I T N E S S E T H:

WHEREAS, the Company, Parent and Merger Sub have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have each unanimously (i) determined that the Merger and other transactions contemplated hereby are advisable, fair to and in the best interests of the Company, Parent and Merger Sub and their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, in each case, on the terms and subject to the conditions hereof;

WHEREAS, the respective Boards of Directors of each of the Company and Merger Sub have unanimously determined to recommend to their respective stockholders the adoption of this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Subsequent Merger (as defined below) shall be treated as a single integrated transaction (collectively, the “Mergers”) and shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and that this Agreement will be, and is, adopted as a plan of reorganization;

WHEREAS, as a condition and further inducement to Parent to enter into this Agreement and incur the obligations set forth herein, certain stockholders of the Company concurrently herewith are entering into a voting agreement with Parent and Merger Sub (the “Voting Agreements”), in the form attached hereto as Exhibit A, pursuant to which each such stockholder has irrevocably agreed to (i) vote in favor of adopting this Agreement and (ii) grant in favor of, and deliver to, Parent an irrevocable proxy relating to the foregoing;

WHEREAS, as of or prior to the Closing, Parent and a trustee mutually agreeable to Parent and the Company (the “Trustee”) will enter into a Contingent Value Rights Agreement in the form attached hereto as Exhibit B (the “CVR Agreement”);

WHEREAS, the Company, Parent, Merger Sub and Sister Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated herby and to prescribe certain conditions to the consummation of the Merger and such other transactions; and

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGERS

1.1 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Initial Surviving Corporation”).

1.2 The Subsequent Merger.

Immediately following the Effective Time and in accordance with the DGCL, Parent will cause the Initial Surviving Corporation to merge with and into Sister Subsidiary and the separate corporate existence of the Initial Surviving Corporation shall thereupon cease (the “Subsequent Merger”), and Sister Subsidiary shall be the surviving entity in the Subsequent Merger, and shall succeed to and shall by virtue of the Subsequent Merger continue its existence under the laws of the State of Delaware as a direct wholly-owned subsidiary of Parent. Sister Subsidiary, as the surviving entity of the Subsequent Merger, is referred to herein as the “Final Surviving Entity”. At the effective time of the Subsequent Merger and without any further action on the part of the Initial Surviving Corporation, Parent, Sister Subsidiary or any holder of any capital stock of the Initial Surviving Corporation, Parent or Sister Subsidiary, each share of common stock, par value $0.01 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the effective time of the Subsequent Merger shall continue as one limited liability company interest of Sister Subsidiary, which shall constitute the only outstanding equity of Sister Subsidiary. Any other equity of the Sister Subsidiary shall automatically be cancelled and retired and shall cease to be outstanding, and no consideration shall be delivered or deliverable in exchange therefor.

1.3 Effective Time of the Merger and the Subsequent Merger.

(a) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and the Merger shall become effective at the time set forth in the Certificate of Merger, which shall be between 4:30 p.m. and 11:59 p.m. Eastern time on the Closing Date (such time at which the Merger becomes effective, the “Effective Time”).

(b) Immediately following the Effective Time, Parent shall cause the Subsequent Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and Delaware Limited Liability Company Act (the “DLLCA”), and the Subsequent Merger shall become effective upon such filing of such certificate of merger with the Secretary of State of the State of Delaware.

ARTICLE II

THE INITIAL SURVIVING CORPORATION

AND THE FINAL SURVIVING ENTITY

2.1 Effect of the Merger and the Subsequent Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Initial Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Initial Surviving Corporation.

(b) At the effective time of the Subsequent Merger, the effect of the Subsequent Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Subsequent Merger all the property, rights, privileges, powers and franchises of the Initial Surviving Corporation and the Sister Subsidiary shall vest in the Sister Subsidiary, and all debts, liabilities and duties of the Initial Surviving Corporation and the Sister Subsidiary shall become the debts, liabilities and duties of the Sister Subsidiary.

2.2 Organizational Documents.

(a) Initial Surviving Corporation

(i) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Initial Surviving Corporation until thereafter amended as provided therein or by Law (the “Certificate of Incorporation”), except that Article I thereof shall be amended, by the filing of the Certificate of Merger or other appropriate documents, to read in its entirety as follows: “The name of the corporation is BioMimetic Therapeutics, Inc.”.

(ii) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Initial Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein, in the Certificate of Incorporation or in accordance with applicable Law.

(b) Sister Subsidiary.

(i) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Sister Subsidiary as in effect immediately prior to the effective time of the Subsequent Merger shall be the certificate of formation of the Final Surviving Entity in the Subsequent Merger until thereafter amended in accordance with the applicable provisions of the DLLCA and such certificate of formation; provided, however, that at the effective time of the Subsequent Merger, the certificate of formation of the Final Surviving Entity shall be amended so that the name of the Final Surviving Entity shall be “BioMimetics Therapeutics, LLC”.

(ii) Unless otherwise determined by Parent prior to the Effective Time, the limited liability company agreement of Sister Subsidiary as in effect immediately prior to the effective time of the Subsequent Merger, and including the provisions required by Section 7.12(c), shall be the limited liability company agreement of the Final Surviving Entity until thereafter amended in accordance with the applicable provisions of the DLLCA, the certificate of formation of the Final Surviving Entity and such limited liability company agreement.

2.3 Directors.

(a) Initial Surviving Corporation. Subject to requirements of applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Initial Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

(b) Sister Subsidiary. Subject to requirements of applicable Law, the directors of the Initial Surviving Corporation immediately prior to the effective time of the Subsequent Merger shall, from and after the effective time of the Subsequent Merger, be the managers of the Final Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Final Surviving Entity.

2.4 Officers.

(a) Initial Surviving Corporation. Effective as of the Effective Time, the officers of Merger Sub shall be the initial officers of the Initial Surviving Corporation, who shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

(b) Sister Subsidiary. Effective as of the effective time of the Subsequent Merger, the officers of Initial Surviving Corporation shall be the initial officers of the Final Surviving Entity, who shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Final Surviving Entity.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL

STOCK; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company, Parent or Merger Sub:

(a) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Initial Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation as of immediately after the Effective Time.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), and each other share of capital stock of the Company, that is owned by the Company or any Subsidiary of the Company or by Parent, Merger Sub or any other Subsidiary of Parent shall automatically be cancelled and retired and shall cease to be outstanding, and no Merger Consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 3.3, each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock to be cancelled and retired pursuant to Section 3.1(b)), shall be converted into the right to receive the following consideration, without interest (the “Merger Consideration”):

(i) 0.2482 (as may be adjusted pursuant to Section 3.4, the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Parent, fully paid and nonassessable, (collectively, the “Parent Common Stock”) (such Parent Common Stock, together with any cash in lieu of fractional Parent Common Stock to be paid pursuant to Section 3.2(f), the “Stock Consideration”);

(ii) $1.50 in cash (the “Cash Consideration”); and

(iii) one contingent value right (a “CVR”) issued by Parent subject to and in accordance with the CVR Agreement. Each CVR issued as Merger Consideration hereunder will be in the form attached as Annex A to the CVR Agreement (the “CVR Certificate”).

At the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to be outstanding, and, in the case of book-entry shares (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares, and (A) each holder of a certificate representing any such shares (other than Book-Entry Shares) of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such Certificate (for each share of Company Common Stock previously represented thereby), and (B) each holder of Book-Entry Shares shall cease to have any rights with respect thereto except the right to receive the Merger Consideration following such removal of such holder’s name from the registry of holders of such shares (for each such Book-Entry Share).

Notwithstanding anything contained herein to the contrary, to the extent that the number of shares of Parent Common Stock issuable as Stock Consideration plus the number of shares of Parent Common Stock underlying Assumed Options would exceed 19.99% of the outstanding shares or voting power of Parent Common Stock as of the Effective Time, then the Exchange Ratio for each issued and outstanding share of Company Common

Stock (other than Dissenting Shares and shares of Company Common Stock to be cancelled and retired pursuant to Section 3.1(b)) shall be reduced so that the number of shares of Parent Common Stock issued as Stock Consideration plus the number of shares of Parent Common Stock underlying Assumed Options equals 19.99% of the outstanding shares or voting power of Parent Common Stock as of the Effective Time (the amount of the reduction of the Exchange Ratio for each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock to be cancelled and retired pursuant to Section 3.1(b)), the “Exchange Ratio Per Share Reduction Amount”)) and each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock to be cancelled and retired pursuant to Section 3.1(b)) shall have the right to receive additional cash consideration equal to the product of (a) the Exchange Ratio Per Share Reduction Amount multiplied by (b) the Parent Share Price. As used in this Agreement, the term “Parent Share Price” shall mean the volume weighted average price paid per share of Parent Common Stock for the ten (10) most recent days that the Parent Common Stock has traded on The NASDAQ Global Select Market ending on the last full trading day immediately prior to the Closing Date.

(d) Each holder of Company Options outstanding immediately prior to the Effective Time shall be permitted to elect for all or any portion of such Company Options to be exercised on a net basis by undertaking irrevocably to exchange the shares of Company Common Stock subject to such Company Options pursuant to Section 3.1(c) and, in connection with such exchange, by relinquishing a fraction of the aggregate Merger Consideration payable pursuant to Section 3.1(c) with respect to such shares of Company Common Stock corresponding to the quotient obtained by dividing (x) the sum of the per share exercise price of such Company Option and the per share amount of any required withholdings with respect to the exercise of such Company Option by (y) the estimated per share value of the Merger Consideration determined, solely for purposes of effectuating net exercises contemplated by this Section 3.1(d), by agreement of the Parties reasonably in advance of the Closing Date. At the Effective Time, each option to purchase Company Common Stock (each, a “Company Option”) (or portion thereof), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time (disregarding Company Options which the holder has elected to be exercised on a net basis pursuant to the first sentence of this Section 3.1(d)) shall be assumed by Parent and converted into an option (each, an “Assumed Option”) to acquire that number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Option Exchange Ratio (as defined below), and each such Assumed Option shall be exercisable at a price per share of Parent Common Stock (which price per share shall be rounded to the nearest whole cent) equal to the aggregate exercise price of such Company Option immediately prior to the Effective Time divided by the Option Exchange Ratio. Each Assumed Option shall otherwise be subject to the same terms and conditions as were applicable under the respective Company Option immediately prior to the Effective Time. It is the intention of the parties that (i) each Assumed Option that qualified as an incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time, and (ii) the number of shares of Parent Common Stock and exercise price per share of Parent Common Stock under each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. The Company shall take all actions as are necessary under the Company’s 2001 Long-Term Stock Incentive Plan, as amended, and the Company’s 2012 Equity Incentive Plan (each, a “Company Stock Incentive Plan” and collectively, the “Company Stock Incentive Plans”), the agreements evidencing each such Company Option, and any applicable Law to effect the assumption of the Company Options upon the Effective Time, including, but not limited to, adopting all resolutions and giving all timely notices. The form and substance of any such resolutions and notices shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Parent shall take all actions as are necessary to approve and effectuate the assumption by Parent of such Company Options. The “Option Exchange Ratio” shall mean an amount equal to the lesser of (i) 0.5558, or (ii) the sum of (x) the Exchange Ratio plus (y) the quotient obtained by dividing (1) $6.20 by (2) the Parent Share Price. The Parent and the Company have agreed that the Option Exchange Ratio is intended to reflect a reasonable method for determining the fair market value of the stock subject to the Company Options (within the meaning of Treas. Reg. 1.424-1(a)(9)) as of the date hereof.

(e) Prior to the dates actions must be taken pursuant to this Section 3.1(e), and subject to the reasonable review of Parent, the Company shall take all actions that are necessary to cause (A) the Company’s stock purchase plans, including, without limitation, the BioMimetic Therapeutics, Inc. 2005 Employee Stock Purchase Plan (the “Company Employee Stock Purchase Plan”), to be modified, terminated and/or suspended so that no new offering period to purchase Company Common Stock shall or may occur from and after the date hereof; (B) the rights of participants under the Company Employee Stock Purchase Plan with respect to any offering period then underway to be determined by shortening such offering period so that the last day of such offering period is the date hereof, together with such other appropriate adjustments as are necessary to reflect such shortened offering period and to otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under such plan; and (C) to cause the Company Employee Stock Purchase Plan to terminate effective as of the close of business on the day immediately prior to the Effective Time.

3.2 Exchange of Share Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate Wells Fargo Bank, National Association, or another bank, trust company or transfer agent as reasonably satisfactory to the Company to act as agent (the “Exchange Agent”) for the holders of shares of Company Common Stock to receive the Merger Consideration to which such holders shall become entitled with respect to such holder’s shares of Company Common Stock pursuant to Section 3.1(c). At or prior to the Effective Time, Parent or Merger Sub shall deposit with the Exchange Agent (i) that number of shares of Parent Common Stock, as applicable, (ii) cash, and (iii) CVR Certificates representing the aggregate number of CVRs issuable pursuant to the CVR Agreement, in each case as are issuable or payable pursuant to this Article III in respect of shares of Company Common Stock for which Certificates or Book-Entry Shares are properly delivered to the Exchange Agent. The deposit made by Parent or Merger Sub, as the case may be, pursuant to this Section 3.2(a) is hereinafter referred to as the “Exchange Fund”. The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments provided for in Section 3.1(c). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement; provided that Parent may direct the Exchange Agent to invest the Exchange Fund in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively; provided further that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock, and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Common Stock in the amount of such losses. Any interest or other income resulting from such investments shall be (A) the property of Parent and (B) promptly paid to Parent. Parent shall, prior to the Effective Time, allot Parent Common Stock referred to in Section 3.1(c) on the terms and subject to the conditions set forth in this Agreement.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time (and in any event within five (5) Business Days of the Effective Time), the Final Surviving Entity shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock at the Effective Time (A) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) or evidence of Book-Entry Shares, as the case may be, to the Exchange Agent, such letter of transmittal to be in customary form and have such other provisions as Parent and the Company shall reasonably agree and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) and evidence of Book-Entry Shares in exchange for the Merger Consideration (such instructions shall include instructions for the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of the Company, subject to the receipt of appropriate documentation for such transfer). Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) or evidence of Book-Entry Shares to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Exchange Agent, the holder of such Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the applicable Merger Consideration (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article III, and the Certificate or Book-Entry Shares so surrendered will forthwith be cancelled and retired. No interest shall be paid, payable or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration to be paid and issued upon due surrender of the Certificate or Book-Entry Shares may be paid to such a transferee if the Certificate or evidence of Book-Entry Shares formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including, without limitation, any not-for-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Transfers. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock one (1) year after the Effective Time shall be returned to, and to the extent not prohibited by Law, become the property, free and clear of all claims or interest of, Parent, the Final Surviving Entity or another Affiliate of Parent, as may be designated by Parent or the Final Surviving Entity. Any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent or the Final Surviving Entity as a general unsecured creditor for payment of the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Final Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Affiliate” means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls such Person, and (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, provided, that, for the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent (and upon such terms and subject to such conditions as Parent shall reasonably require), (i) the agreement by such Person to indemnify and hold harmless Parent, the Final Surviving Entity and any of their respective Affiliates from and against any and all claims with respect to such Certificate and/or (ii) if required by the Exchange Agent, the posting by such Person of a bond in a reasonable amount as indemnity against any and all such claims, the Exchange Agent or Parent (as the case may be) will issue, or cause to be issued, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration upon due surrender of the shares of Company Common Stock represented by such Certificate pursuant to this Agreement.

(f) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued and any holder of shares of Company Common Stock entitled to receive a fractional share of Parent Common Stock but for this Section 3.2(f) shall be entitled to receive a cash payment, without interest, rounded to the nearest cent, determined by multiplying (i) the per share value calculated as the average of the closing sale prices of one share of Parent Common Stock for the ten (10) most recent days that the Parent Common Stock has traded on The NASDAQ Global Select Market ending on the last full trading day immediately prior to the Effective Time by (ii) the fractional interest of the share of Parent Common Stock which such holder would otherwise be entitled to receive under Section 3.1(b).

(g) Withholding Rights. Each of Parent, the Final Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under provision of any federal, state, local or foreign Tax Law. If Parent, the Final Surviving Entity or the Exchange Agent, as the case may be, so withholds amounts and pays such amounts to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Options in respect of which Parent, the Final Surviving Entity or the Exchange Agent, as the case may be, made such deduction and withholding.

3.3 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock (including Book-Entry Shares) as to which the holder thereof (i) has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL, (ii) properly complied with Section 262 of the DGCL and (iii) has not effectively withdrawn or lost its rights to appraisal (each, a “Dissenting Share”), if any, such holder shall be entitled to payment (subject to, and net of, any applicable withholding Tax), solely from the Final Surviving Entity, of the appraisal value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL, except that (x) if any holder of Dissenting Shares, under the circumstances permitted by Section 262 of the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its rights for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (z) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders shall forfeit the right for appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall cease to constitute Dissenting Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by Law, thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.2, of such formerly Dissenting Shares.

(b) The Company shall give Parent prompt notice of, together with copies of, any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served on or otherwise received by the Company pursuant to the DGCL. Parent shall have the right to participate in all negotiations and proceedings with respect to any and all such demands for appraisal. Without limiting, and in furtherance of, the foregoing, the Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demands for appraisal, (ii) offer to settle or otherwise settle any such demands, (iii) waive any failure to properly make or effect any such demand for appraisal or other action required to perfect appraisal rights in accordance with the DGCL or (iv)  agree to do any of the foregoing.

3.4 Adjustments to Prevent Dilution.

Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Effective Time, the issued and outstanding Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, or Parent changes the number of shares of Parent Common Stock represented by a share of Parent Common Stock, then the Merger Consideration and Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this Section 3.4.

ARTICLE IV

THE CLOSING

4.1 Closing.

The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place (i) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12235 El Camino Real, San Diego, California 92103-3002, at 10:00 a.m. Eastern time on the third (3rd) Business Day after the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived (by the party entitled to the benefit of such condition) in accordance with this Agreement, or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the date on which the Closing occurs, the “Closing Date”). For purposes of this Agreement, the term “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company.

Except as disclosed in (i) and reasonably apparent on the face of the disclosure contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 or any of the Company’s Current Reports on Form 8-K dated after December 31, 2011 filed by the Company with the SEC prior to the date hereof (excluding any disclosures set forth therein to the extent that they do not relate to historical or existing facts, events, changes, effects, developments, conditions or occurrences and excluding any disclosures set forth therein to the extent that they are predictive, cautionary or forward-looking in nature, including risk factor disclosure) and, for the avoidance of doubt, without giving effect to any event occurring subsequent to the date that any such public filing was filed, or (ii) the disclosure letter delivered to Parent by the Company simultaneously with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is a corporation validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has heretofore made available to Parent complete and correct copies of the Company’s and each of its Subsidiaries’ Organizational Documents, each as amended and currently in effect. The Organizational Documents of the Company and each of its Subsidiaries so made available are in full force and effect. Section 5.1(a) of the Company Disclosure Letter sets forth a list of all of the Subsidiaries of the Company, the jurisdictions under which such Subsidiaries are incorporated and qualified or licensed to transact business, and the percent of the equity interest therein owned by the Company and each Subsidiary of the Company, as applicable.

As used in this Agreement, the term “Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, articles of formation, certificate of formation, articles of association, memorandum of association, by-laws, operating agreement, limited liability company agreement or partnership agreement (or, in each case, any comparable governing instruments) of such Person.

As used in this Agreement, the term “Subsidiary” means, with respect to any specified Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors (or other Persons performing similar functions) of such other Person is directly or indirectly owned or controlled by such specified Person or by one or more of its Subsidiaries or by such specified Person and any one or more of its Subsidiaries.

As used in this Agreement, the term “Company Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, other than any such event, change, circumstance, effect, development or state of facts resulting from or arising out of (i) any change, after the date hereof, in applicable Law or U.S. generally accepted accounting principles (“U.S. GAAP”), (ii) general changes in the U.S. or foreign economies or capital markets, (iii) changes in general conditions arising after the date hereof affecting the industry in which the Company operates, (iv) natural disasters, acts of war, terrorism or other force majeure events in the United States, (v) the public announcement or pendency of this Agreement or the transactions contemplated hereby, (vi) any litigation brought by any current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company and/or the board of directors of the Company (the “Company Board”) relating specifically to this Agreement or the Merger; (vii) any failure by the Company to meet analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into account unless otherwise excluded by this definition), (viii) any decline in the market price or change in the trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such decline or change may be taken into account unless otherwise excluded by this definition), or (ix) an Adverse FDA Event (with the understanding that the occurrence of an Adverse FDA Event permits Parent to terminate this Agreement pursuant to the terms and conditions of Article IX); except in the case of the preceding clauses (i), (ii), or (iii), to the extent that such effects have a materially disproportionate impact on the Company and its Subsidiaries taken as a whole as compared to other companies in the same industry as the Company.

As used in this Agreement, the term “Adverse FDA Event” shall mean any of the following: (i) receipt by the Company of an order from the FDA under 21 CFR 814.45 denying FDA Approval of Augment; (ii) if the FDA approves the Augment PMA submission but with a label that does not include at least the following indications: primary hindfoot and ankle fusions, with no black box warnings and with no limitations that would restrict the use of Augment only to patients who are not suitable autograft candidates or patients who have failed an autograft procedure (collectively, the “Minimum Indications”); (iii) if the FDA, in advance of approval and in a Formal Communication, proposes a label for Augment that does not include the Minimum Indications; or (iv) if the FDA requires one or more additional clinical efficacy trials or requests additional information that cannot be derived from the Company’s completed clinical studies. For the avoidance of doubt, a clinical efficacy trial excludes additional safety trials such as pharmacokinetic studies or other non-efficacy based endpoints that are reasonably capable of being performed in less than an eighteen (18)-month period and additional information does not include information derived from such studies. “Formal Communication” means any transmittal on FDA letterhead, dated, and signed by an FDA official.

As used in this Agreement, the term “Augment PMA” means the Company’s amended pre-market approval application no. P100006 submitted to the FDA on June 28, 2012.

As used in this Agreement, the term “FDA Approval” shall mean the approval of the U.S. Food and Drug Administration (the “FDA”), as evidenced by publication of such approval by the FDA, of the pre-market approval application to market and sell Augment™ Bone Graft (“Augment”) in the United States.

As used in this Agreement, the term “knowledge” or any similar formulation of knowledge shall mean the actual knowledge of: (i) with respect to the Company, those individuals set forth in Section 5.1(a) of the Company Disclosure Letter; and (ii) with respect to Parent, those persons set forth in Section 5.1(a) of the disclosure letter delivered to the Company by Parent simultaneously with the execution and delivery of this Agreement (the “Parent Disclosure Letter”).

(b) Capital Structure.

(i) As of the close of business on November 14, 2012, the authorized capital stock of the Company consists of (A) 100,000,000 shares of Company Common Stock, of which 28,225,241 shares were issued and outstanding, and (B) 15,000,000 shares of preferred stock, par value $0.001 per share, of the Company, none of which were issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, to the extent reflected in Section 5.1(a) of the Company Disclosure Letter, is owned by the Company or a direct or indirect wholly owned Subsidiary of the Company free and clear of any Lien. As of the close of business on November 14, 2012, there were 3,434,262 shares of Company Common Stock subject to outstanding Company Options and 3,174,850 shares of Company Common Stock were reserved for future option grants. The Company has delivered to Parent (or made available in a data room for review by Parent) true and complete copies of the Company’s form(s) of stock option agreement evidencing Company Options, as well as any stock option agreement evidencing Company Options that deviates in any material respect from such form(s), and the Company Stock Incentive Plans. Other than the Company Options and options under the Company Employee Stock Purchase Plan, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Section 5.1(b)(i) of the Company Disclosure Letter sets forth a complete and correct list, as of the close of business on November 14, 2012 and for each holder, of the number of shares of Company Common Stock subject to each Company Option or other rights to purchase or receive Company Common Stock held by such holder, together with the date of grant, the per share exercise price, the vesting schedule (including the extent vested to date and whether such Company Option or right is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events), and for any Company Option, whether such option is a nonstatutory stock option or an incentive stock option within the meaning of Section 422 of the Code.

(ii) With respect to the Company Options, (A) each Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including approval by the Company Board, or a committee thereof, and any required approval by the stockholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (B) each such grant was made in accordance with the material terms of the applicable Company Stock Incentive Plan and all other applicable Law, (C) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock (based on a good faith determination of the Company Board and in a manner consistent with Section 409A of the Code) on the applicable Grant Date, and (D) each such grant was properly accounted for in all material respects in accordance with U.S. GAAP in the consolidated financial statements (including the related notes thereto) of the Company and its Subsidiaries contained in the Company Reports.

(c) Corporate Authority.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby, subject only to receipt of the Company Requisite Vote and the Company Required Statutory Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent, Merger Sub and Sister Subsidiary, is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board has approved and adopted this Agreement and the Merger and other transactions contemplated hereby and has resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”).

(d) Governmental Filings; No Violations.

(i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.3(a), (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (C) required to be made with The NASDAQ Global Market (items (B) and (C), the “Company Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any United States or foreign federal, state, or local governmental or regulatory authority, agency, commission, body or other governmental entity including, without limitation, the FDA and the U.S. Drug Enforcement Agency (each, a “Governmental Entity”), in connection with the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, any Organizational Document of the Company or of any Subsidiary of the Company, (B) a breach or violation of, a default or event of default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a Lien on the assets, properties or rights of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to, or require any notice or consent under, give rise to any right of termination, limitation, cancellation, modification, suspension, revocation or amendment under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon the Company or any Subsidiary of the Company or any Law or governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(e) Company Reports; Financial Statements.

(i) The filings required to be made by the Company since December 31, 2009 under the Securities Act and the Exchange Act have been filed with the Securities and Exchange Commission (the “SEC”), including all forms, registration, proxy and information statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the statutes and the rules and regulations thereunder (collectively, including any amendments of any such reports filed with or furnished to the SEC by the Company prior to the date hereof, the “Company Reports”). None of the Company Reports as of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(ii) The consolidated financial statements of the Company and its Subsidiaries included in such Company Reports complied as of the effective, file or release dates thereof, as applicable, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in all material respects, the consolidated results of operations, cash flows and financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein. Any change by the Company in the accounting principles, practices or methods used in such financial statements of the Company and its Subsidiaries included in the Company Reports has been appropriately disclosed in such financial statements.

(iii) The management of the Company has (A) implemented (x) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities and (y) a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, and (B) disclosed to the Company’s outside auditors and the audit committee of the Company Board (x) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any such significant deficiency, material weakness or fraud is described in Section 5.1(e)(iii) of the Company Disclosure Letter. Since December 31, 2011 (the “Audit Date”), there has not been any material change in the Company’s internal control over financial reporting. The Company is in material compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder.

(iv) Since the Audit Date, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding failure to comply with applicable Law or U.S. GAAP in respect of the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods since the Audit Date, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after the Audit Date, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

(v) Each of the “principal executive officer” (as such term is used in the Sarbanes-Oxley Act) and the “principal financial officer” (as such term is used in the Sarbanes-Oxley Act) of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications were true and accurate as of the date such certifications were made and have not been modified or withdrawn.

(f) Independent Auditors. Ernst & Young LLP, the Company’s current auditors, to the knowledge of the Company, is and has been at all times since January 1, 2010 (x) “independent” with respect to the Company within the meaning of Regulation S-X promulgated by the SEC and (y) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board. All non-audit services performed by the Company’s auditors for the Company or its Subsidiaries that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(g) NASDAQ Rules and Regulations. The Company is in material compliance with the applicable listing and corporate governance rules and regulations of The NASDAQ Global Market.

(h) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 Registration Statement of Parent to be filed with the SEC with respect to the registration under the Securities Act of the shares of Parent Common Stock and CVRs to be issued in connection with the Merger (in which the Proxy Statement/Prospectus, as defined in Section 7.6(a) of this Agreement, shall be included) (the “S-4 Registration Statement”) or any amendment or supplement thereto will, at the time such S-4 Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time such S-4 Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement/Prospectus will, at the date of mailing to holders of Company Common Stock and at the time of the Company Stockholders Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus relating to the Company Stockholders Meeting and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the S-4 Registration Statement.

(i) No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known or unknown, determined, determinable or otherwise, required by U.S. GAAP to be set forth in the Company’s consolidated financial statements included in the Company Reports, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Company’s balance sheet as of June 30, 2012 included in the Company Reports or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2012; (iii) liabilities and obligations under this Agreement; (iv) liabilities or obligations under Contracts in effect as of the date hereof not arising from breach or as a result of the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby, and (v) liabilities or obligations that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Absence of Certain Changes. Since June 30, 2012, except as expressly contemplated by this Agreement, the Company and its Subsidiaries taken as a whole have conducted their business in all material respects only in, and have not engaged in any material transaction other than according to, the Company’s ordinary and usual course of business and: (i) there has not been a Company Material Adverse Effect; (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any securities of the Company; (iii) there has not been any change by the Company in accounting principles, practices or methods which was not required by U.S. GAAP; (iv) there has not been any material increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any material amendment of any of the Company Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice; (v) neither the Company nor any of its Subsidiaries has issued or sold any equity interests, or any securities convertible into or exchangeable for any such interests, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or interests or any securities convertible into or exchangeable for any such interests; (vi) neither the Company nor any of its Subsidiaries has incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt except for borrowings and repayments in the ordinary course of business; (vii) neither the Company nor any of its Subsidiaries has mortgaged, pledged or otherwise subjected to any Lien any of its properties or assets, except for Permitted Liens; (viii) neither the Company nor any of its Subsidiaries has amended any of its Organizational Documents; (ix) neither the Company nor any of its Subsidiaries has sold any assets with a value in excess of $100,000 in the aggregate; (x) there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any assets of the Company that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole; (xi) neither the Company nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any other Person; (xii) neither the Company nor any of its Subsidiaries has agreed to any material changes, alterations or modifications to a premarket approval, clinical trial or other application or request pending with the FDA or other Governmental Entity; (xiii) neither the Company nor any of its Subsidiaries has settled, released or forgiven any material claim or litigation (or waived any right thereto); (xiv) neither the Company nor any of its Subsidiaries has incurred any capital expenditures or any obligations or liabilities in respect of capital expenditures in excess of $500,000 in the aggregate; (xv) there has not been, and, to the knowledge of the Company, no event, change, circumstance, effect, development or state of facts has occurred that would reasonably be likely to result in, an Adverse FDA Event; and (xvi) there has not been any action taken by the Company or any of its Subsidiaries that would result in any of the foregoing. As used in this Agreement, the term “Permitted Liens” shall mean (v) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the most recent financial statements of the Company, (w) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the Company’s ordinary course of business consistent with past practice, (x) zoning restrictions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity or otherwise are typical for the applicable property type and locality and that, individually or in the aggregate, would not reasonably be expected to materially interfere with the Company’s ability to conduct its business as currently conducted, (y) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, and (z) Liens reflected in the Company Reports.

(k) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings (collectively, the “Litigation Claims”) pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to be material to the Company. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director (or any Person in a similar position) or executive officer of the Company or any of its Subsidiaries. There is no judgment, order or decree outstanding against the Company or any of its Subsidiaries.

(l) Employee Benefits.

(i) For the purposes of this Agreement: (i) “Compensation and Benefit Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consultant compensation, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not; and (ii) “Company Compensation and Benefit Plan” shall mean each Compensation and Benefit Plan under which any past or present director, officer, employee, consultant or independent contractor of the Company, any of its Subsidiaries or any of its ERISA Affiliates has any present or future right to benefits or to which contributions are made or otherwise required to be made, by the Company or any of its Subsidiaries, together with any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan. Section 5.1(l)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all material Company Compensation and Benefit Plans.

(ii) The Company has provided or made available to Parent, with respect to each material written Company Compensation and Benefit Plan, a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, service contracts with any third-party, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company or Subsidiary from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Company Compensation and Benefit Plan; (ii) the most recent financial statements for such Company Compensation and Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; (v) the Form 5500 Annual Return/Report, including all schedules and attachments, including the certified audit opinions, for the most recent plan year for which a Form 5500 was required to be filed; and (vi) the most recent written results of all compliance testing performed pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code for the most recent plan year.

(iii) Each Company Compensation and Benefit Plan has been administered in accordance with its terms and has been established and administered in material compliance with the applicable provisions of ERISA, the Code and any other applicable Law. All contributions (including all employer contributions and employee salary reduction contributions) required to have been remitted under any of the Company Compensation and Benefit Plans to any funds or trusts established thereunder or in connection therewith have been remitted by the due date thereof.

(iv) Each Company Compensation and Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or may rely on a favorable opinion letter) from the IRS that it is so qualified and that its trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred, whether by action or failure to act, that would reasonably be expected, individually or in the aggregate, to cause the loss of such qualification or result in any material costs to the Company, Parent, Merger Sub, the Final Surviving Entity or any of their respective Subsidiaries. There is no pending or, to the knowledge of the Company, threatened litigation or other proceeding relating to the Company Compensation and Benefit Plans (other than routine claims for benefits).

(v) No Company Compensation and Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and no events have occurred and no circumstances exist that would reasonably be expected to result in any material liability to the Company or any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) under Title IV of ERISA with respect to any single employer defined benefit plan. No Company Compensation and Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such liability to the Company or any of its ERISA Affiliates with respect to any multiemployer plan.

(vi) None of the Company Compensation and Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable law or at the expense of the participant or the participant’s beneficiary. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Company Compensation and Benefit Plan to which such continuation coverage requirements apply.

(vii) Other than as expressly provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Compensation and Benefit Plan; (ii) increase any benefits otherwise payable under any Company Compensation and Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in a non-exempt “ prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code.

(viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G or 162(m) of the Code.

(ix) Except as set forth on Section 5.1(l)(ix) of the Company Disclosure Letter, no stock or other securities issued by the Company or any Affiliate forms or has formed a material part of the assets of any Company Employee Compensation and Benefit Plan.

(x) Except as would not be likely to have a Company Material Adverse Effect, each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been (i) during the period commencing on January 1, 2005, in good faith operational compliance with Section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”), and (ii) since January 1, 2009, in operational and documentary compliance with Section 409A.

(xi) No Company Compensation and Benefit Plan provides any present or future rights to any employee, director, officer, consultant, or independent contractor of the Company, any of its Subsidiaries, or any ERISA Affiliate who performs services outside the United States.

(m) Compliance with Laws. The Company and its Subsidiaries have been since January 1, 2010 and are in material compliance with applicable U.S. and foreign, federal, state or local laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards and agency requirements (collectively with Permits, as defined below, “Laws”) and permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”).

(i) Neither the Company nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action or investigation by the FDA or any other Governmental Entity that has jurisdiction over the operations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge that the FDA or any other Governmental Entity is considering such action.

(ii) All reports, documents, forms, claims, Permits, applications, records, submissions, supplements, amendments and notices required to be filed with, maintained for or furnished to the FDA or any other Governmental Entity by the Company, its Subsidiaries, and, to the knowledge of the Company, any Person that manufactures, develops, packages, processes, labels, markets, tests or distributes Company Products pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with the Company or any of its Subsidiaries (each, a “Company Partner”) have been so filed, maintained or furnished by the Company, its Subsidiaries and, to the knowledge of the Company, the

Company Partners, as applicable, except where the failure to file, maintain or furnish such reports documents, forms, claims, Permits, applications, records, submissions, supplements, amendments and notices would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All such reports, documents, claims and notices were complete, not misleading and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing) and remain complete and accurate in all material respects. Neither the Company nor its Subsidiaries, nor any employee of the Company or its Subsidiaries, nor to the knowledge of the Company, any Person retained by the Company or its Subsidiaries, has made on behalf of the Company or its Subsidiaries any material false statements or material omissions in any application or other submission relating to the Company Products to the FDA or other Governmental Entity.

(iii) None of the Company, its Subsidiaries or, to the knowledge of the Company, any Company Partner, has, since January 1, 2010, received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or notice from the FDA or other Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws or Permits, and the Company and its Subsidiaries have no knowledge that the FDA or any other Governmental Entity is considering such action or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Company Products.

(iv) No Permit issued to the Company, its Subsidiaries, or, to the knowledge of the Company, any Company Partner, by the FDA or any other Governmental Entity has, since January 1, 2010, been limited, suspended, materially modified or revoked and the Company has no knowledge that the FDA or any other Governmental Entity is considering such action.

(v) All preclinical animal testing and clinical trials, tests and studies being funded or conducted by, at the request of or on behalf of the Company, its Subsidiaries, or a Company Partner are, to the knowledge of the Company, being conducted with reasonable care and in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Law, have been conducted using clinical practices sufficient to allow the resulting data to be included in the Company’s regulatory filings. The Company has no knowledge of any studies, tests or trials, the results of which the Company believes reasonably call into question the study, test or trial results described in the Company’s public filings or the efficacy or safety of the Company Products or the Company’s filings with any Governmental Entity. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2010 requiring the termination, suspension or modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated, and the Company and its Subsidiaries have no knowledge that the FDA or any other Governmental Entity is considering such action.

(vi) Each product or product candidate subject to the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDCA”) or comparable Laws in any non-U.S. jurisdiction that is being or has been since January 1, 2010 developed, manufactured, tested, distributed, promoted or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Company Product”), is being or has been since January 1, 2010 developed, manufactured, tested, distributed, promoted and marketed in material compliance with all applicable requirements under the FDCA and comparable Laws in any non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, data protection and data transfer, record keeping and filing of required reports. The Company maintains materially accurate and complete documentation showing that components supplied to and accepted by the Company are manufactured in accordance with the Company’s specifications therefor. The processes used to produce the Company Products are described in documents maintained by the Company in a materially complete and accurate manner, and such documents have been made available to Parent. To the knowledge of the Company, such processes are adequate to ensure that commercial quantities of the Company Products currently conform to the specifications established therefor and will be: (i) of merchantable quality, (ii) salable in the ordinary course of business at prevailing market prices, (iii) materially free from defects in design, material and workmanship, (iv) suitable for their intended purposes and efficacy levels, and (v) not adulterated or misbranded under the FDCA.

(vii) The Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. The Company and its Subsidiaries have no knowledge of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (2) a change in the marketing classification or a material change in the labeling of any such products, or (3) a termination or suspension of the marketing of such products.

(viii) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to (i) withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Company Product, (ii) enjoin manufacture or distribution of any Company Product, or restrict the promotion of any Company Product in the manner currently conducted by the Company and its Subsidiaries, (iii) enjoin the manufacture or distribution of any Company Product produced at any facility where any Company Product is manufactured, tested, processed, packaged or held for sale, or (iv) investigate the Company or its products or its practices related thereto.

(ix) The Company and its Subsidiaries are and at all times since January 1, 2010 have been in compliance with federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), Stark Law (42 U.S.C. §1395nn), Federal False Claims Act (31 U.S.C. §3729 et. seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq., 42 U.S.C. §300jj et seq.; §17901 et seq., and any comparable state or local laws), and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand (a “Proceeding”), pending or, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that could reasonably be expected to result in its exclusion from participation in any Program or other third-party payment programs in which the Company or any of its Subsidiaries participates. With respect to interactions with healthcare professionals, the Company has a corporate compliance program, which it follows, both in the United States and, as applicable, in foreign countries, which complies with applicable Law and the Company believes is the substantial equivalent of the AdvaMed Code of Ethics on Interactions with Health Care Professionals and/or MEDEC’s Code on Interactions with Healthcare Professionals and international equivalents in the respective countries to which those codes apply.

(x) The Company and its Subsidiaries are in compliance with, and have been in compliance with since January 1, 2010, the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and other applicable antibribery, fraud, kickback, and other anticorruption laws, rules, and regulations of any other country (together with the FCPA, the “Anticorruption Laws”). To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director (or Person in a similar position), officer, agent or employee of the Company or any of its Subsidiaries has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (A) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Entity; or (B) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Entity, in the case of both (A) and (B) above in order to assist the Company or any of its Subsidiaries to obtain or retain business for, or direct business to the Company or any of its Subsidiaries, as applicable, and under circumstances which would subject the Company or any of its Subsidiaries to any liability under the FCPA or any of the Anticorruption Laws. The prohibition on indirect payments or commitments includes any situation where the Person making the payment knows, believes, or is aware of the possibility that the Person receiving the payment will pass the payment through, in whole or in part, to a foreign official in the circumstances set forth above.

(xi) The Company further represents and warrants, on behalf of itself and its Subsidiaries, that (A) they have not been found by a Governmental Entity or court to have violated the Anticorruption Laws and are not under investigation for any potential violation of the Anticorruption Laws; (B) they have not violated, and have no knowledge of any potential violations of, any of the Anticorruption Laws; (C) they have not committed any act that would constitute a violation of the Anticorruption Laws; (D) to its knowledge, no consultant, agent, intermediary, or other Person retained by the Company or its Subsidiaries has violated, or caused them to violate, the requirements of the Anticorruption Laws; (E) none of their officers, directors or, to its knowledge, their stockholders, beneficial owners, employees, or agents is a foreign official, and if the Company has knowledge that any such person becomes a foreign official, then the Company agrees to notify Parent promptly in writing; and (F) to its knowledge, neither the Company nor any officer, director, shareholder, beneficial owners, employee, agent, or Subsidiary has received any notice or other communication, in writing or otherwise, from a Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, the Anticorruption Laws.

(n) Anti-Takeover Statutes and Agreements.

(i) No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (each, including, without limitation, Section 203 of the DGCL, a “Takeover Statute”) or any anti-takeover provision in any of the Organizational Documents of the Company is or will be applicable to this Agreement, the Voting Agreements or any of the transactions contemplated hereby (including, without limitation, the Merger). The adoption of this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) by the Company Board represents all the actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) the restrictions on “business combinations” (as used in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement or any of the transactions contemplated hereby (including, without limitation, the Merger) or to Parent or Merger Sub or any of their respective Affiliates. Without limiting, and in furtherance of, the foregoing, the Company and the Company Board have taken all actions necessary to cause this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) and the Voting Agreements to be exempt from the provisions of Section 203 of the DGCL.

(ii) Neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound under, any stockholder rights plan (or similar plan commonly referred to as a “poison pill”).

(o) Environmental Matters. Except for such matters that would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect (i) the operations of the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) each of the Company and its Subsidiaries possesses and maintains in effect all Environmental Permits required under applicable Environmental Laws with respect to the properties and business of the Company and its Subsidiaries; (iii) the Company and each of its Subsidiaries has complied with all terms and conditions of all Environmental Permits; (iv) neither the Company nor any of its Subsidiaries has received any written environmental claim, notice or request for information concerning any liability under or violation or alleged violation of any applicable Environmental Law or any Environmental Permit, nor, to the Company’s knowledge, is there any existing factual or legal basis for any such claim, notice or request for information; (v) neither the Company nor any of its Subsidiaries has any knowledge of a Release or threat of Release of any Hazardous Substances which could reasonably be expected to result in liability to the Company or any of its Subsidiaries; (vi) there are no writs, injunctions, decrees, orders or judgments outstanding, or any claims, complaints, actions, suits or proceedings pending relating to compliance by the Company or any of its Subsidiaries with any Environmental Permits, Environmental Laws, or the Hazardous Substance Activities of the Company or any of its Subsidiaries; (vii) to the knowledge of the Company, no Hazardous Substances are present on any real property owned, operated, controlled or leased by the Company or any of its Subsidiaries; (viii) neither the Company nor any Subsidiary has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless, or indemnify any other Person with respect to liabilities arising under Environmental Laws or the Hazardous Substance Activities of the Company or any Subsidiary; and (ix) the Company has made available to Parent all environmental assessments and audits in the Company’s and its Subsidiaries’ possession relating to any real property owned, operated, controlled or leased by the Company or any Subsidiary at any time.

As used herein: (i) “Environmental Law” means any Law (including common law) relating to (a) pollution; (b) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or human health and safety; and (c) Hazardous Substance Activities; (ii) “Hazardous Substance” means any chemical, emission, material or substance that is potentially harmful to human health, reproduction, the environment, or natural resources or has been designated as radioactive, toxic, a medical waste, a biomedical waste, hazardous, a pollutant, or a contaminant under any Environmental Law, including without limitation, petroleum, petroleum products, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, all other ozone-depleting substances, asbestos and asbestos-containing materials; (iii) “Hazardous Substance Activities” is the generation, use, storage, handling, transportation, treatment, Release, manufacture, labeling, exposure of others to, sale, distribution remediation, or disposal of a Hazardous Substance, or a product or waste containing a Hazardous Substance, including, without limitation any product content or take-back or recycling laws; (iv) “Environmental Permit” is any approval, permit, license, registration, certification, clearance or consent required to be obtained from any Person with respect to Hazardous Substance Activities; (v) “Release” shall have the same meaning as under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.).

(p) Tax Matters.

(i) The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (B) have timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith or that are not yet due and payable, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (C) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than an extension attributable to an extension to file any such Tax Returns; (D) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened; and (E) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Subsidiaries, as disclosed in the Company Reports, for any material Taxes of the Company or any of its Subsidiaries that have not been paid, whether or not shown as being due on any Tax Returns, as of the date of the most recent consolidated financial statements of the Company and its Subsidiaries.

(ii) Each of the Company and its Subsidiaries has withheld and paid to the appropriate taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(iii) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary federal, state, local or foreign income Tax Return (other than a group whose common parent was the Company).

(iv) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise (other than pursuant to an agreement, Contract, arrangement or commitment entered into in the ordinary course of business and one of the primary purposes of such agreement, Contract, arrangement or commitment does not relate to the sharing, indemnity or allocation of Taxes, such as leases, credit agreements or bills of sale).

(v) The Company has made available to Parent true and correct copies of the federal income Tax Returns filed by the Company and its Subsidiaries for tax years 2007 through 2011.

(vi) There is no contract or agreement, plan or arrangement by the Company or its Subsidiaries covering any Person that, individually or collectively, would constitute compensation in excess of any applicable deduction limitation set forth in Section 162(m) of the Code.

(vii) Neither the Company nor any of its Subsidiaries has since January 1, 2010 distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(viii) Neither the Company nor any of the Subsidiaries has at any time participated in a “listed transaction” as defined in Section 6011 of the Code and the regulations thereunder, or any transaction substantially similar to the foregoing.

(ix) Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

(x) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, escheat, unclaimed property and other taxes, duties or assessments of any kind in the nature of (or similar to) taxes whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

(q) Labor Matters.

(i) The Company and its Subsidiaries are, and since January 1, 2010 have been, in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, occupational safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. The Company and its Subsidiaries have since January 1, 2010 met in all material respects all requirements required by Law relating to the employment of foreign citizens, including all requirements of the Immigration and Naturalization Act, as amended, that relate to Forms I-9, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries currently employs any Person who is not permitted to work in the jurisdiction in which such Person is employed.

(ii) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to its employees and, to the knowledge of the Company, there are not any activities and proceedings of any labor union to organize any such employees.

(iii) Neither the Company nor any of its Subsidiaries is the subject of any material Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters, nor since January 1, 2010 has there been any labor strike, work stoppage, work slow-down or lockout involving employees of the Company or any of its Subsidiaries. No material notices, reports, registrations or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any works counsel, labor union or similar labor entity or governing body in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(r) Intellectual Property.

(i) The Company and its Subsidiaries collectively own, or are licensed or otherwise possess sufficient legal rights to use all Intellectual Property Rights used in or necessary for the conduct of, and that are material to the operations of, their respective businesses, as currently conducted, including without limitation all Intellectual Property Rights owned, licensed to, or used by the Company or any of its Subsidiaries that are necessary for and material to the Company’s and its Subsidiaries’ research, development, testing, manufacturing, marketing or sale of Augment, AugmentTM Injectable Bone Graft and AugmatrixTM Biocomposite Bone Graft (“Core Products”) (all such Intellectual Property Rights, collectively “Company Intellectual Property Rights”). As used herein, “Intellectual Property Rights” shall mean: all patents and filed patent applications (including, without limitation, divisions, continuations, requests for continued examination, continuations in part and renewal applications), patent rights, and any renewals, extensions, re-examinations, supplementary protection certificates or reissues thereof, in any jurisdiction (collectively, “Patents”); any rights available in registered and unregistered trademarks, trade names, service marks, brand names, certification marks, trade dress, logos, Internet domain names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (collectively, “Trademarks”); trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person; copyrights in published and unpublished writings and other works of authorship, copyrights in software, and available proprietary rights in data compilations in any jurisdiction, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all similar proprietary rights. All Patents, registered Trademarks, filed Trademark applications, registered copyrights and filed copyright applications owned by the Company or its Subsidiaries (collectively, “Registered Company Owned Intellectual Property”) are valid and enforceable, and have been maintained in accordance with commercially reasonable industry practices. To the knowledge of the Company, all Patents, registered Trademarks, filed Trademark applications, registered copyrights and filed copyright applications that are (A) licensed to the Company or its Subsidiaries and (B) material to the operations of their respective businesses, as currently conducted (collectively, “Registered Company Licensed Intellectual Property”), are valid and enforceable, and have been maintained in accordance with commercially reasonable industry practices. The Registered Company Owned Intellectual Property has been duly registered with or applied for in the United States Patent and Trademark Office, United States Copyright Office or other appropriate domestic or foreign filing office, and such registrations and applications remain in full force and effect (other than with respect to natural expiration). To the knowledge of the Company, the Registered Company Licensed Intellectual Property that is exclusively licensed to the Company or its Subsidiaries (collectively, “Registered Company Exclusively Licensed Intellectual Property”) has been duly registered with or applied for in the United States Patent and Trademark Office, United States Copyright Office or other appropriate domestic or foreign filing office, and such registrations and applications remain in full force and effect (other than with respect to natural expiration). Section 5.1(r)(i) of the Company Disclosure Letter contains a complete and accurate list of the Registered Company Owned Intellectual Property and all agreements pursuant to which the Company or its Subsidiaries license the Registered Company Licensed Intellectual Property. The Company and its Subsidiaries maintain assigned personnel, designated outside counsel, and procedures sufficient to prosecute, maintain, preserve and renew (as applicable) all Registered Company Owned Intellectual Property during the one hundred eighty (180) day period immediately following the date of this Agreement.

(ii) To the knowledge of the Company (A) the conduct of the respective businesses of the Company and its Subsidiaries, as currently conducted, does not infringe upon, constitute a misappropriation of, or otherwise violate any right, title, interest in or to any Intellectual Property Right of any third party, (B) neither the Company nor any of its Subsidiaries has received written notice of any claim, nor is any such claim pending or, to the knowledge of the Company, threatened, that any Registered Company Owned Intellectual Property or Registered Company Exclusively Licensed Intellectual Property is invalid or unenforceable, or conflicts with the asserted Intellectual Property Right of any third party, and (C) neither the Registered Company Owned Intellectual Property nor the Registered Company Exclusively Licensed Intellectual Property is being infringed upon, misappropriated or otherwise violated by any third party. To the Company’s knowledge, the manufacture, use, sale, offer for sale and import of the Core Products, the AugmentTM Rotator Cuff product candidate and the AugmentTM Chronic Tendinopathy product candidate does not infringe any claim of any issued Patent or published Patent application of any third party, except that of a licensor who has granted the Company or its applicable Subsidiaries a license under any such Patent. No court has ruled or otherwise held that any of the issued Patents owned by the Company or any of its Subsidiaries are invalid or unenforceable, and, to the knowledge of the Company, no court has ruled or otherwise held that any of the issued Patents included in the Registered Company Exclusively Licensed Intellectual Property are invalid or unenforceable. There are no pending or, to the knowledge of the Company, threatened, interference, re-examination, opposition or cancellation proceedings involving, or other proceedings challenging the validity, ownership or use of, the Registered Company Owned Intellectual Property. To the knowledge of the Company, there are no pending or threatened, interference, re-examination, opposition or cancellation proceedings involving, or other proceedings challenging the validity, ownership or use of, the Registered Company Exclusively Licensed Intellectual Property. The Company or its applicable Subsidiaries have the sole and exclusive right to bring actions for infringement or unauthorized use of the Registered Company Owned Intellectual Property.

(iii) No Registered Company Owned Intellectual Property will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement. No Company Intellectual Property Agreement will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement.

(iv) Neither the Company nor any of its Subsidiaries has entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigation Claims which (A) materially restrict the Company’s or any of its Subsidiaries’ right to use any Registered Company Owned Intellectual Property or Registered Company Licensed Intellectual Property, or (B) materially restrict the Company’s or any of its Subsidiaries’ businesses in any material manner in order to accommodate any third party’s Intellectual Property Right.

(v) The Company and its Subsidiaries have caused each employee, contractor, consultant and officer of the Company or its Subsidiaries that has made any material contribution to the creation or development of Company Intellectual Property Rights to enter into Contracts to assign and transfer to the Company or its Subsidiaries all Intellectual Property Rights created or developed by such employees, contractors, consultants and officers in the course of their employment or engagement by the Company or its Subsidiaries.

(vi) The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of their material trade secrets, and, to the Company’s knowledge, none of such trade secrets have been disclosed to any other Person, except pursuant to written confidentiality obligations. To the knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such trade secrets by any Person, except where such use, disclosure or infringement would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent.

(vii) Section 5.1(r)(vii) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts as of the date hereof (A) under which the Company or any of its Subsidiaries licenses any material Intellectual Property Rights from a third party (other than commercially available software licensed on standard terms) or (B) under which the Company or any of its Subsidiaries has licensed to any third party the right to use any material Intellectual Property Rights (other than non-exclusive licenses to customers as customary in the industry), in each case specifying the parties to the agreement (such agreements, the “Company Intellectual Property Agreements”). To the knowledge of the Company: (A) all Company Intellectual Property Agreements are in full force and effect, as the same may have been amended prior to the date hereof, and (B) neither the Company, its Subsidiaries nor any third party that is party to any Company Intellectual Property Agreement is in material breach thereof. The Company has not received written notice of any pending disputes regarding the scope of any Company Intellectual Property Agreements, performance under the Company Intellectual Property Agreements, or with respect to payments made or received under any Company Intellectual Property Agreements.

(s) Title to Properties. The Company and each of its Subsidiaries has good and valid title to all of its material real properties and physical assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such property or asset (collectively, “Liens”), except Permitted Liens. Section 5.1(s) of the Company Disclosure Letter sets forth a list of all real property currently leased, subleased, licensed or occupied by or from the Company or any of its Subsidiaries (the “Company Facilities”) and identifies all leases, lease guaranties, subleases and similar agreements relating to the Company’s occupancy of the Company Facilities and all amendments, terminations and modifications thereof (the “Company Leases”). All Company Leases and all leases pursuant to which the Company and each of its Subsidiaries leases from others material personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute such a default) that, individually or in the aggregate, would be reasonably likely to be material to the Company and its Subsidiaries taken as a whole or the operations of their respective businesses as currently conducted or would be reasonably likely to result in a termination or acceleration of a Company Lease. The Company and each of its Subsidiaries owns or leases all such properties as are material to its operations as now conducted. Neither the Company nor any of its Subsidiaries owns any real property or has ever owned any real property, nor is the Company or any of its Subsidiaries party to any agreement to purchase or sell any real property. There are no parties occupying, or with a right to occupy any Company Facilities other than the Company and its Subsidiaries.

(t) Material Contracts. For purposes of this Agreement, a “Material Contract” means each of the following: (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act); (ii) any Contract with any employee, individual consultant or independent contractor that provides for annual compensation in excess of $150,000 and is not immediately terminable by the Company or any of its Subsidiaries without cost or liabilities, including any Contract requiring the Company to make a payment to any employee on account of the transactions contemplated by this Agreement (including the Merger) or any Contract that is entered into in connection with this Agreement; (iii) any collective bargaining agreement or other Contract with a labor organization; (iv) any material Contract providing for indemnification or any guaranty (in each case, under which the Company has continuing obligations as of the date hereof); (v) any material Contract containing any covenant, commitment or other obligation (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Registered Company Owned Intellectual Property or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) containing a “most favored nation” or similar provision, (D) prohibiting the Company or any of its Subsidiaries (or, after the Effective Time, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (E) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to develop, sell, distribute or manufacture any products or services, other than such Contracts that may be cancelled without continuing material obligations, restrictions or liabilities to the Company upon notice of thirty (30) days or less; (vi) any Contract (A) relating to the license, disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries; (vii) any Contract for the acquisition or disposition of any business; (viii) any material dealer, distributor, sales agency, joint marketing agreement, to jointly market any product, technology or service; (ix) any material Contract pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property Rights that will not be owned solely by the Company or one of its Subsidiaries; (x) any joint venture agreements, material development agreements, or material outsourcing arrangements (including material Contracts to assemble, manufacture and package any Company Product); (xi) any mortgages, indentures, guarantees, material loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or material extension of credit, other than trade receivables and payables; (xii) any settlement Contract, other than (a) releases entered into with former employees or independent contractors of the Company in the ordinary course of business or (b) settlement Contracts only involving the payment of cash (which has been paid) in amounts that do not exceed $250,000 in any individual case; (xiii) any Contract with the federal government, any foreign government, any state or local government or any division, subdivision, department, agency or instrumentality thereof; (xiv) any Lease of, or purchase or sale Contract with respect to, any real property; (xv) any Contract with any healthcare provider (e.g., doctors and contract research organizations) of the Company or any of its Subsidiaries that may not be cancelled without material liability to the Company upon notice of thirty (30) days or less; (xvi) any Contract that provides for payment obligations by the Company or any of its Subsidiaries of $100,000 or more in any individual case and is not disclosed pursuant to clauses (i) through (xv) above; and (xvii) any Contract, the termination or breach of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xv) above. Other than Material Contracts filed as an exhibit to the Company Reports, Section 5.1(t) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets, and identifies each subsection of Section 5.1(t) that describes such Material Contract. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract. To the knowledge of the Company, each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, in any material respect, any such Material Contract, and to the knowledge of the Company no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder in any material respect by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or alleged violation or breach of or default under, or intention to cancel or modify, any Material Contract. Neither the Company nor any of its Subsidiaries has entered into any standstill agreement with any third party (or other agreement containing a standstill provision) that does not automatically terminate upon the execution of this Agreement.

(u) Product Liability. No product liability claims have been asserted in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any of their products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries, except for claims that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. There is no judgment, order or decree outstanding against the Company or any of its Subsidiaries relating to product liability claims or assessments.

(v) Insurance. The Company maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Company and its Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies and bonds.

(w) Company Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for such vote and entitled to vote thereon (the “Company Requisite Vote”) is the only vote of the holders of any class or series of capital stock of the Company that is or will be necessary for the adoption of this Agreement by the Company or for the Company to consummate the transactions contemplated hereby (including, without limitation, the Merger).

(x) Suppliers. To the knowledge of the Company, there are no facts concerning the Company’s suppliers of active ingredients, bulk chemical products and finished drug products that would reasonably be expected to result in any material interruption (whether due to a regulatory, including without limitation, customs, manufacturing, intellectual property or any other issue) of the timely supply by such suppliers to the Company and its Subsidiaries of any such materials. No such supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate or materially alter the terms of its relationship with the Company and its Subsidiaries. To the knowledge of the Company, the conduct of the businesses of such suppliers, at the locations from which products or ingredients are produced for the Company or any of its Subsidiaries, are in compliance in all material respects with all applicable Laws, including the regulations of the FDA.

(y) Transactions with Affiliates. No present or former Affiliate of the Company or any of its Subsidiaries has or, since December 31, 2009, has had, (i) any significant interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of its Subsidiaries, (ii) any material business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of its Subsidiaries) or (iii) any material equity interest or any other material financial or profit interest in any Person that has had material business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries.

(z) Brokers and Finders. Except for Goldman, Sachs & Co. (the “Company Advisor”), neither the Company nor any of its Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement. The Company has made available to Parent a true and complete copy of its engagement letter (including all amendments thereto) with the Company Advisor, which engagement letter (as so amended) sets forth the fees of the Company Advisor payable by the Company and its Affiliates in connection with the transactions contemplated by this Agreement.

(aa) Opinion of Financial Advisor. The Company has received an opinion of the Company Advisor to the effect that, as of its date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the stockholders of the Company. As soon as practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to Parent for informational purposes only.

(bb) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.1, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

5.2 Representations and Warranties of Parent, Merger Sub and Sister Subsidiary.

Except as disclosed in (i) and reasonably apparent on the face of the disclosure contained in Parent’s Annual Report on Form 10-K for the year ended December 31, 2011, Parent’s Quarterly Report on Form 10-Q for the

quarter ended March 31, 2012, Parent’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, or any of Parent’s Current Reports on Form 8-K dated after December 31, 2011 filed by Parent with the SEC prior to the date hereof (excluding any disclosures set forth therein to the extent that they do not relate to historical or existing facts, events, changes, effects, developments, conditions or occurrences and excluding any disclosures set forth therein to the extent that they are predictive, cautionary or forward-looking in nature, including risk factor disclosure) and, for the avoidance of doubt, without giving effect to any event occurring subsequent to the date that any such public filing was filed, or (ii) the Parent Disclosure Letter, Parent, Merger Sub and Sister Subsidiary each represents and warrants, jointly and severally, to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent, Merger Sub, Sister Subsidiary and each of Parent’s other Subsidiaries is validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. Parent has made available to the Company a complete and correct copy of the Organizational Documents of Parent, Merger Sub and Sister Subsidiary, each as amended and in effect. The Organizational Documents of Parent, Merger Sub and Sister Subsidiary so made available to the Company are in full force and effect.

As used in this Agreement, the term “Parent Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), assets, liabilities, properties or results of operations of Parent and its Subsidiaries taken as a whole, other than any such event, change, circumstance, effect, development or state of facts resulting from or arising out of (i) any change, after the date hereof, in applicable Law or U.S. GAAP, (ii) general changes in the U.S. or foreign economies or capital markets, (iii) changes in general conditions arising after the date hereof affecting the industry in which Parent operates, (iv) natural disasters, acts of war, terrorism or other force majeure events, (v) public announcement or pendency of this Agreement or the transactions contemplated hereby, (vi) any litigation brought by any current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent and/or the board of directors of Parent (the “Parent Board”) relating specifically to this Agreement or the Merger; (vii) any failure by Parent to meet published analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into account unless otherwise excluded by this definition), (viii) any decline in the market price or change in the trading volume of the Parent Common Stock, in and of itself (it being understood that the underlying cause(s) of any such decline or change may be taken into account unless otherwise excluded by this definition), except in the case of the preceding clauses (i), (ii), and (iii) to the extent that such effects have a disproportionate impact on Parent and its Subsidiaries taken as a whole as compared to other companies in the same industry as Parent, or (y) prevents, materially delays or materially impairs the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Capital Structure.

(i) As of November 14, 2012, the authorized share capital of Parent consists of (A) 100,000,000 shares of Parent Common Stock, of which 39,680,384 shares were issued and outstanding and (B) 5,000,000 shares of preferred stock of Parent, none of which were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock and all shares of Parent Common Stock which are to be issued pursuant to the Merger have been duly authorized and will be, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable and are not subject to any preemptive or similar right. Each of the outstanding shares of capital stock, ownership interests or other securities of each of

Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Lien, pledge, security interest, claim or other encumbrance. Except pursuant to Parent’s stock plans (collectively, the “Parent Stock Plans”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock, ownership interests or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights authorized, issued or outstanding.

(ii) As of November 14, 2012, there were 4,021,810 shares of Parent Common Stock subject to outstanding options to purchase shares of Parent Common Stock (“Parent Options”), and 1,576,759 shares of Parent Common Stock were reserved for future option grants. All shares of Parent Company Stock that may be issued pursuant to the Parent Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and will be fully paid and non-assessable. With respect to the Parent Options, each such grant was properly accounted for in all material respects in accordance with U.S. GAAP in the consolidated financial statements (including the related notes thereto) of Parent and its Subsidiaries contained in the Parent Reports.

(c) Operation of Merger Sub and Sister Subsidiary. All of the issued and outstanding capital stock of Merger Sub and Sister Subsidiary is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub and Sister Subsidiary were formed solely for purposes of effecting the Merger and Subsequent Merger, respectively. Merger Sub and Sister Subsidiary have not conducted any business prior to the date hereof and have no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to their formation and pursuant to this Agreement and the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement.

(d) Corporate or Limited Liability Company Authority.

(i) Each of Parent, Merger Sub and Sister Subsidiary has all requisite corporate or limited liability company, as applicable, power and authority and has taken all corporate or limited liability company, as applicable, action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to receipt of the approval of Parent as the sole stockholder of Merger Sub and the Parent Required Statutory Approvals. This Agreement has been duly executed and delivered by Parent, Merger Sub and Sister Subsidiary and, assuming due authorization, execution and delivery by the Company, is a valid and legally binding agreement of Parent, Merger Sub and Sister Subsidiary, enforceable against each of Parent, Merger Sub and Sister Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Boards of Directors of Parent and Merger Sub and the board of directors (or other governing body) of Sister Subsidiary have approved and adopted this Agreement and the transactions contemplated hereby (including, without limitation, the Mergers). Immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub and as the sole member of Sister Subsidiary, will approve this Agreement and the transactions contemplated hereby (including, without limitation, the Mergers).

(e) Governmental Filings; No Violations.

(i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.3, (B) required to be made under the HSR Act, the Securities Act and the Exchange Act and state securities and “blue sky” laws (including, without limitation, the filing of the S-4 Registration Statement), (C) required to be made with The NASDAQ Global Select Market, and (D) may required to be made for the qualification of the CVR Agreement under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), if required by Law, (items (B), (C) and (D), the “Parent Required Statutory

Approvals”), no notices, reports, registrations or other filings are required to be made by Parent, Merger Sub or Sister Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent, Merger Sub or Sister Subsidiary from, any Governmental Entity, in connection with the execution and delivery by Parent, Merger Sub or Sister Subsidiary of this Agreement and the consummation by Parent, Merger Sub or Sister Subsidiary of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent, Merger Sub or Sister Subsidiary do not, and the consummation by Parent, Merger Sub or Sister Subsidiary of the Merger, the Subsequent Merger and the other transactions contemplated hereby will not, constitute or result in (A) breach or violation of, or a default under, the Organizational Documents of Parent or any of Parent’s Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a Lien on the assets of Parent or any of Parent’s Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Parent or any of Parent’s Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of Parent’s Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to have, either individually or in the aggregate a Parent Material Adverse Effect.

(f) Parent Reports; Financial Statements.

(i) The filings required to be made by Parent since December 31, 2009 under the Securities Act and the Exchange Act have been filed with or furnished to the SEC, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder (collectively, including any amendments of any such reports filed with or furnished to the SEC by Parent prior to the date hereof, the “Parent Reports”). None of the Parent Reports, as of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(ii) The consolidated financial statements of Parent and its Subsidiaries included in the Parent Reports complied, as of the dates thereof, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. The consolidated financial statements of Parent and its Subsidiaries included in or incorporated by reference into the Parent Reports (including the related notes and schedules) present fairly, in all material respects, the financial position of Parent and its Subsidiaries as of the date thereof, and the results of operations and cash flows for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP, except as may be noted therein. Any change by Parent in the accounting principles, practices or methods used in such financial statements of Parent and its Subsidiaries included in the Parent Reports has been appropriately disclosed in such financial statements.

(iii) Parent’s disclosure controls and procedures (as defined in sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act; and Parent has implemented a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Since December 31, 2009, there has not been any material change in Parent’s internal control over financial reporting.

(g) Independent Auditors. KPMG LLP, Parent’s current auditors, to the knowledge of Parent, is and has been at all times since January 1, 2010 (x) “independent” with respect to Parent within the meaning of Regulation S-X promulgated by the SEC and (y) to the knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board. All non-audit services performed by Parent’s auditors for Parent or its Subsidiaries that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(h) NASDAQ Rules and Regulations. Parent is in material compliance with the applicable listing and corporate governance rules and regulations of The NASDAQ Global Select Market.

(i) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 Registration Statement or any amendment or supplement thereto will, at the time such S-4 Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time such S-4 Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date of mailing to holders of Company Common Stock and at the time of the Company Stockholders Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. When filed, the S-4 Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the S-4 Registration Statement.

(j) No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known or unknown, determined, determinable or otherwise, required by U.S. GAAP to be set forth in Parent’s consolidated financial statements included in the Parent Reports, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in Parent’s balance sheet as of June 30, 2012 included in the Parent Reports or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2012; (iii) liabilities and obligations under this Agreement; (iv) liabilities and obligations under Contracts in effect as of the date hereof; and (v) liabilities or obligations that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(k) Absence of Certain Changes. Since June 30, 2012, except as expressly contemplated by this Agreement, Parent and its Subsidiaries taken as a whole have conducted their business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been a Parent Material Adverse Effect.

(l) Litigation. There are no Litigation Claims pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any director (or any Person in a similar capacity) or executive officer of Parent or any of its Subsidiaries.

(m) Compliance with Laws. The Company and its Subsidiaries are in material compliance with applicable Laws and Permits required to conduct their businesses as currently conducted.

(n) Tax Matters. Parent and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) (A) have timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Parent or any of its Subsidiaries are otherwise obligated to pay, except with respect to matters contested in good faith or that are not yet due and payable and (B) no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) as of the date hereof, do not have any deficiency, or any such audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters pending or proposed or threatened in writing. Neither Parent nor any of its Affiliates has taken or agreed to take any action or is aware of any facts or circumstances that would prevent the Mergers from qualifying as a 368 Reorganization.

(o) Intellectual Property.

(i) Parent and each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use and enforce all Intellectual Property Rights used in or necessary for the conduct of, and that are material to the operations of, its business as currently conducted, including without limitation all Intellectual Property Rights owned, licensed to, or used by Parent or any of its Affiliates that are necessary for and material to Parents’ and its Subsidiaries research, development, testing, manufacturing, marketing or sale of all products currently commercialized by Parent or its Subsidiaries (all such Intellectual Property Rights, collectively “Parent Intellectual Property Rights”). All Patents, registered Trademarks, filed Trademark applications, registered copyrights and filed copyright applications owned by Parent or its Subsidiaries (collectively, “Registered Parent Owned Intellectual Property”) are valid and enforceable, and have been maintained in accordance with commercially reasonable industry practices. To the knowledge of Parent, all Patents, registered Trademarks, filed Trademark applications, registered copyrights and filed copyright applications that are (A) licensed to Parent or its Subsidiaries and (B) material to the operations of their respective businesses, as currently conducted (collectively, “Registered Parent Licensed Intellectual Property”), are valid and enforceable, and have been maintained in accordance with commercially reasonable industry practices. The Registered Parent Owned Intellectual Property has been duly registered with or applied for in the United States Patent and Trademark Office, United States Copyright Office or other appropriate domestic or foreign filing office, and such registrations and applications remain in full force and effect (other than with respect to natural expiration). To the knowledge of Parent, the Registered Parent Licensed Intellectual Property that is exclusively licensed to Parent or its Subsidiaries (collectively, “Registered Parent Exclusively Licensed Intellectual Property”) has been duly registered with or applied for in the United States Patent and Trademark Office, United States Copyright Office or other appropriate domestic or foreign filing office, and such registrations and applications remain in full force and effect (other than with respect to natural expiration).

(ii) To the knowledge of Parent, (A) the conduct of the respective businesses of Parent and its Subsidiaries, as currently conducted, does not infringe upon, constitute a misappropriation of, or otherwise violate any right, title, interest in or to any, Intellectual Property Right of any third party, (B) neither Parent nor any of its Subsidiaries has received written notice of any claim, nor is any such claim pending or, to the knowledge of Parent, threatened, that any Registered Parent Owned Intellectual Property or Registered Parent Exclusively Licensed Intellectual Property is invalid or unenforceable, or conflicts with the asserted Intellectual Property Right of any third party, and (C) neither the Registered Parent Owned Intellectual Property nor the Registered Parent Exclusively Licensed Intellectual Property is being infringed upon, misappropriated or otherwise violated by any third party. To Parent’s knowledge, the manufacture, use, sale, offer for sale and import of any product currently marketed by Parent or its Subsidiaries does not infringe any claim of any issued Patent or published patent application of any third party, except that of a licensor who has granted Parent or its applicable Subsidiaries a license under such patent. No court has ruled or otherwise held that any of the issued Patents owned by Parent or any of its Subsidiaries are invalid or unenforceable, and, to the knowledge of Parent, no court has ruled or otherwise held that any of the issued Patents included in the Registered Parent Exclusively Licensed Intellectual Property are invalid or unenforceable. There are no pending or, to the knowledge of Parent, threatened, interference, re-examination, opposition or cancellation proceedings involving, or other proceedings challenging the validity, ownership or use of, the Registered Parent Owned Intellectual Property. To the knowledge of Parent, there are no pending or threatened, interference, re-examination, opposition or cancellation proceedings involving, or other proceedings challenging the validity, ownership or use of, the Registered Parent Exclusively Licensed Intellectual Property. Parent or its applicable Subsidiaries have the sole and exclusive right to bring actions for infringement or unauthorized use of the Registered Parent Owned Intellectual Property.

(iii) No Registered Parent Owned Intellectual Property will terminate or cease to be a valid right of Parent by reason of the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder, or the consummation by Parent of the transactions contemplated by this Agreement. No Parent Intellectual Property Agreement will terminate or cease to be a valid right of Parent by reason of the execution and delivery of this Agreement by Parent, the performance of Parent of its obligations hereunder, or the consummation by Parent of the transactions contemplated by this Agreement.

(iv) Neither Parent nor any of its Subsidiaries has entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigation Claims which (A) materially restrict Parent’s or any of its Subsidiaries’ right to use any Registered Parent Owned Intellectual Property or Registered Parent Licensed Intellectual Property, or (B) materially restrict Parent’s or any of its Subsidiaries’ businesses in any manner in order to accommodate any third party’s Intellectual Property Right.

(v) Parent and its Subsidiaries have caused each employee, contractor, consultant and officer of Parent or its Subsidiaries that has made any material contribution to the creation or development of Parent Intellectual Property Rights to enter into Contracts to assign and transfer to Parent or its Subsidiaries all Intellectual Property Rights created or developed by such employees, contractors, consultants and officers in the course of their employment or engagement by Parent or its Subsidiaries.

(vi) Parent and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of their material trade secrets, and, to Parent’s knowledge, none of such trade secrets have been disclosed to any other Person, except pursuant to written confidentiality obligations. To the knowledge of Parent, there are no unauthorized uses, disclosures or infringements of any such trade secrets by any Person, except where such use, disclosure or infringement would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in Parent’s standard form previously provided to the Company.

(vii) To the knowledge of Parent: (A) all material Contracts as of the date hereof (x) under which Parent or any of its Subsidiaries licenses any material Intellectual Property Rights from a third party or (y) under which Parent or any of its Subsidiaries has licensed to any third party the right to use any material Intellectual Property Rights (such agreements, the “Parent Intellectual Property Agreements”) are in full force and effect, as the same may have been amended prior to the date hereof, and (B) neither Parent, its Subsidiaries nor any third party that is party to any Parent Intellectual Property Agreement is in material breach thereof. Parent has not received written notice of any pending disputes regarding the scope of any Parent Intellectual Property Agreements, performance under the Parent Intellectual Property Agreements, or with respect to payments made or received under any Parent Intellectual Property Agreements.

(p) Title to Properties. Parent and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all Liens, except for Permitted Liens and such Liens or other imperfections of title, if any, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(q) Insurance. Parent maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of Parent and its Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and Parent and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies and bonds.

(r) Brokers and Finders. Except for J.P. Morgan Securities, LLC, the fees, commissions and expenses of which will be paid by Parent, neither Parent, Merger Sub nor any of their respective Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement for which the Company (other than the Final Surviving Entity from and after the Effective Time) would be liable.

(s) Financial Capability; Parent Common Stock. Parent will have at the Effective Time, and taking into account the Company’s resources, sufficient funds available to pay the Cash Consideration and all amounts payable in lieu of fractional shares pursuant to Section 3.2(f). Parent will have at the Effective Time sufficient authorized but unissued shares of Parent Common Stock to issue the Stock Consideration pursuant to Section 3.1(c)(i).

(t) Ownership of Shares. None of Parent or any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times during the three (3) year period prior to the date of this Agreement, none of Parent or any of Parent’s “Affiliates” or “Associates” has “owned,” beneficially or otherwise, any shares of Company Common Stock, and neither Parent, Merger Sub nor Sister Subsidiary is, nor at any time during the three (3) year period prior to the date hereof has been, an “interested stockholder,” as those terms (in quotation marks) are defined in Section 203 of the DGCL.

(u) No Parent Vote Required. No vote of the holders of shares of Parent Common Stock is or will be necessary for the adoption of this Agreement by Parent or for Parent to consummate the transactions contemplated hereby (including, without limitation, the Merger).

(v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.2, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Covenants of the Company.

The Company covenants and agrees as to itself and its Subsidiaries that, from and after the date hereof and continuing until the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Letter, expressly required by this Agreement, required by applicable Law, or with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) the Company and its Subsidiaries shall conduct their respective businesses only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to (i) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, partners, licensors, distributors, creditors, lessors, employees, collaborators, and business associates, (ii) maintain and keep material properties and assets in good repair and condition, (iii) maintain in effect all material Permits pursuant to which such party or any of its Subsidiaries currently operates, (iv) comply with applicable Law and (v) take such actions as are reasonable to prosecute, maintain and enforce all material Registered Company Owned Intellectual Property consistent with past practice in the ordinary course of business;

(b) neither the Company nor any of its Subsidiaries shall (i) propose, make or adopt any amendments to its Organizational Documents; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend or make any distribution (whether payable in cash, stock or property) in respect of any capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries to the Company or a wholly owned Subsidiary), (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights or (vi) register for sale, resale or other transfer any capital stock under the Securities Act on behalf of the Company or any other Person;

(c) neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (which shares of capital stock, for purposes of this Agreement shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights) (other than as contemplated in clause (i)(iii) below and shares of Company Common Stock issuable pursuant to options (whether or not vested) outstanding on the date hereof under the Company Option Plans as in effect on the date hereof);

(d) neither the Company nor any of its Subsidiaries shall transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) other than transactions or one or more series of transactions, whether or not related, not in excess of $100,000 in the aggregate and except sales of inventory in the ordinary course of business;

(e) neither the Company nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $100,000 in the aggregate in any calendar year, except for investments in money markets, short-term treasury securities and other short-term investment for cash management purposes;

(f) neither the Company nor any of its Subsidiaries shall, other than in the ordinary course of business (i) enter into, modify, amend, renew, extend or terminate any Material Contract, (ii) waive, release, relinquish or assign any such Contract (or any of the material rights of the Company, or any of its Subsidiaries thereunder), right or claim, or (iii) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries;

(g) neither the Company nor any of its Subsidiaries shall enter into, modify, amend, renew, extend or terminate any Contract with any healthcare provider to the Company or any of its Subsidiaries, other than any sales contracts with such healthcare providers entered into in the ordinary course of business;

(h) neither the Company nor any of its Subsidiaries shall (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization, or (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the usual and ordinary course of business;

(i) neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees, except for (i) salary or wage increases for employees, occurring in the ordinary course of business consistent with past practice and associated with normal periodic compensation reviews, provided that such salary and wage increases shall not exceed in the aggregate four percent (4%) of the current salaries or wages of the employees who receive such increases; (ii) cash or equity incentive bonuses for 2012, granted and paid in the ordinary course of business consistent with past practice and not exceeding in the aggregate the amount set forth on Section 6.1(i)(ii) of the Company Disclosure Letter, (iii) actions necessary to satisfy applicable Law or existing contractual obligations under Company Compensation and Benefit Plans or agreements existing as of the date hereof or (iv) in connection with retention agreements entered into with an aggregate value of up to $3,100,000;

(j) neither the Company nor any of its Subsidiaries shall (i) grant, transfer, dispose of, amend, modify or permit to lapse any right, title or interest to any material Registered Company Owned Intellectual Property or material Registered Company Exclusively Licensed Intellectual Property (or enter into any Contract or commitment to do the foregoing), or encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest in any material Registered Company Owned Intellectual Property or material Registered Company Exclusively Licensed Intellectual Property or (ii) divulge, furnish or make accessible any Company trade secrets to any third party;

(k) the Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by such party and its Subsidiaries as of the date hereof;

(l) except as may be required by applicable Law and except to the extent required by U.S. GAAP, neither the Company nor any of its Subsidiaries shall change any accounting principle, practice or method in any manner;

(m) the Company and each of its Subsidiaries shall (i) file all material Tax Returns required to be filed with any taxing authority in accordance with all applicable Laws, (ii) timely pay all material Taxes due and payable as shown in the respective Tax Returns that are so filed and, as of the time of filing, the Tax Returns will be based on tax positions that have substantial support, and (iii) promptly notify Parent of any action, suit, proceeding, investigation, audit or claim initiated or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision that would reasonably be likely to have a Company Material Adverse Effect on the Company or its Subsidiaries;

(n) neither the Company nor any of its Subsidiaries shall make any material Tax election or settle or compromise any material Tax liability;

(o) neither the Company nor any of its Subsidiaries shall enter into any Contract that (i) purports to limit or prohibit the Company or any of its Affiliates, including, after the Effective Time, Parent or its Affiliates or Subsidiaries or the Surviving Company, (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person or (D) from transacting business or dealing in any other manner with any other Person or (ii) (A) provides for the making of any payment as a result of the transactions contemplated by this Agreement, (B) would result in the occurrence of a change in the rights or obligations of the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement, (C) would result in the occurrence of a change in the rights or obligations or the counterparty thereto as a result of the transactions contemplated by this Agreement or (D) would prevent or materially delay the transactions contemplated by this Agreement;

(p) neither the Company nor any of its Subsidiaries shall commence or consent to a settlement, release or forgiveness of, or the entry of any judgment arising from, any Litigation Claim, unless such settlement or judgment involves less than $250,000 as its sole remedy, except as otherwise provided in Section 7.5;

(q) neither the Company nor any of its Subsidiaries shall incur, assume or guarantee any indebtedness, excluding short-term and trade indebtedness;

(r) neither the Company nor any of its Subsidiaries shall make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company or any Subsidiary of the Company);

(s) neither the Company nor any of its Subsidiaries shall agree to any material changes, alterations or modifications to a premarket approval, clinical trial or other application or request pending with the FDA or other Governmental Entity;

(t) neither the Company nor any of its Subsidiaries shall incur any capital expenditures or any obligations or liabilities in respect of capital expenditures in excess of $100,000 in the aggregate above the capital expenditure budget provided to Parent;

(u) neither the Company nor any of its Subsidiaries shall enter into any Contract with any officer, director or Affiliate (or any of their spouses), other than Contracts permitted by Section 6.1(i), or make any material payment thereto (except pursuant to the terms of an existing Contract or arrangement or for the reimbursement of expenses reasonably incurred by such Person);

(v) neither the Company nor any of its Subsidiaries shall adopt or enter into a stockholder rights agreement or “poison pill”;

(w) neither the Company nor any of its Subsidiaries shall enter into a new line of business; and

(x) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

6.2 Covenants of Parent.

Parent covenants and agrees as to itself and its Subsidiaries (as applicable) that, from and after the date hereof and continuing until the Effective Time, except as required by this Agreement, as described in Section 6.2 of the Parent Disclosure Letter, as required by applicable Law or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Parent and its Subsidiaries shall use their respective reasonable best efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition and (iii) maintain in effect all material governmental permits pursuant to which such party or any of its Subsidiaries currently operates;

(b) neither Parent nor its Subsidiaries shall (i) amend its Organizational Documents or any of the Organizational Documents of any of its Subsidiaries except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement, (ii) declare, set aside or pay any dividends or make any distributions (whether payable in cash, stock or property) in respect of any capital stock, (iii) split, combine or reclassify its outstanding shares of capital stock without adjusting the Merger Consideration pursuant to Section 3.4, (iv) authorize or issue additional shares or new classes of stock, except for issuances of shares of Parent Common Stock in connection with the exercise of Parent Options in the ordinary course of business or in connection with grants of equity compensation to its employees, officers, directors and consultants in the ordinary course of its business, or (v) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(c) neither Parent nor any of its Subsidiaries shall adopt a plan of liquidation or dissolution;

(d) neither Parent nor any of its Subsidiaries shall incur, assume or guarantee any indebtedness in excess of $100,000,000;

(e) neither Parent nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $100,000,000 in the aggregate in any calendar year; provided that in no event may Parent enter into any such acquisition or investment that, alone or together with all other acquisitions or investments, would reasonably be likely to materially delay or prevent the consummation of the transactions contemplated hereby;

(f) Parent shall not enter into a new line of business that is, or is reasonably likely to be, material to Parent and materially different from Parent’s existing businesses;

(g) neither Parent nor its Subsidiaries shall, by any means, acquire any shares of Company Common Stock;

(h) Parent shall not take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the consummation of the Merger or other transactions contemplated hereby; and

(i) neither Parent nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

6.3 No Control of Other Party’s Business.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access.

The Company and Parent agree that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, each shall (and shall cause its Subsidiaries to) afford the other’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers, to its properties, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, personnel and Litigation Claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party; provided that no investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty made by the Company, Parent, Merger Sub or Sister Subsidiary in this

Agreement. Without limiting the immediately preceding sentence, the Company shall reasonably cooperate with Parent in connection with a third-party compliance audit of the Company at the expense of Parent. All requests for information made pursuant to this Section 7.1 shall be directed to an executive officer of Parent or the Company, as applicable, or its financial advisor or such other Person as may be designated by either of its executive officers. All such information shall be governed by the terms of the Confidentiality Agreement. Notwithstanding the foregoing, this Section 7.1 shall not require any of Parent, the Company or any of their respective Subsidiaries to permit any inspection, or to disclose any information, that would result in (i) the waiver of any applicable attorney-client or similar privilege, (ii) a violation of any applicable Law (including antitrust Laws), or (iii) the disclosure of trade secrets or other confidential information of third party to whom such party owes a duty of confidentiality, provided that each party shall use its reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances such that the foregoing restrictions would not reasonably be expected to be applicable.

7.2 Acquisition Proposals.

(a) The Company will (and will direct and use its reasonable best efforts to cause its Subsidiaries and its Affiliates and each officer, director, employee, agent, representative (including accountants, attorneys and investment bankers), or other intermediaries of the Company or any of its Affiliates or Subsidiaries (collectively, the “Representatives”), to) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any proposal, discussion, negotiation, inquiry or request for information received by the Company or any such Affiliate, Subsidiary or Representatives with respect to any Acquisition Proposal. In addition, the Company shall promptly request that each such Person promptly return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company. The Company and its Subsidiaries will promptly inform the parties referred to in the first sentence of this paragraph (including the Representatives) of the obligations undertaken by the Company in this Section 7.2.

(b) The Company will not (and will use its reasonable best efforts to cause its Affiliates, Subsidiaries and Representatives, not to), directly or indirectly, initiate or knowingly solicit, encourage or otherwise facilitate (including by way of furnishing confidential information) the making of any inquiry, proposal or offer, with respect to (i) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of the assets or equity securities of the Company or any of its Subsidiaries, in each case comprising 20% or more in value of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions, or (iii) any purchase or sale of, or tender offer or exchange offer for, 20% or more of the voting power or outstanding shares of Company Common Stock (any such proposal or offer (other than a proposal or offer by Parent) being hereinafter referred to as an “Acquisition Proposal”).

(c) The Company shall not (and shall use its reasonable best efforts to cause its Affiliates, Subsidiaries and Representatives not to) directly or indirectly, (i) participate in or engage in any negotiations concerning, or provide, furnish or make available, any nonpublic information or data to, any Person relating to an Acquisition Proposal or potential Acquisition Proposal, or solicit, knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal, (ii) withdraw, amend or modify, or publicly propose to withdraw, amend or modify, the Company Board Recommendation, (iii) approve, recommend, endorse or resolve to approve, recommend or endorse an Acquisition Proposal, (iv) enter into any letter of intent or similar document contemplating, or enter into any agreement with respect to, an Acquisition Proposal or (v) publicly announce the intention to take, any of the actions prohibited by (i) through (iv) above; provided, however, that nothing contained in this Section 7.2 shall prevent the Company Board or its Representatives from, prior to obtaining the Company Requisite Vote, (x) furnishing information to a third party and its Representatives in response to an unsolicited written Acquisition Proposal by such third party pursuant to a customary confidentiality agreement with terms and conditions that are no less favorable to the Company than those set forth in the Confidentiality Agreement (provided that such confidentiality agreement may not include any provision granting any such

Person or group an exclusive right to negotiate with the Company) (an “Acceptable Confidentiality Agreement”) or (y) after receiving an executed Acceptable Confidentiality Agreement, engaging in discussions or negotiations with such third party and its Representatives with respect to such Acquisition Proposal, in either case, if, and only if (A) the Company has not intentionally and materially breached this Section 7.2, including, without limitation, Section 7.2(g), (B) prior to taking such action, the Company Board concludes in good faith (after consultation with its financial advisor and outside counsel) that such unsolicited bona fide written Acquisition Proposal is a Superior Proposal or is likely to result in a Superior Proposal and (C) prior to taking such action, the Company Board concludes in good faith (after consultation with its financial advisor and outside counsel) that failing to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Delaware Law.

(d) Following the receipt of an unsolicited written Acquisition Proposal, the Company may (i) withdraw, modify or amend in a manner adverse to Parent the Company Board Recommendation in connection with such Acquisition Proposal, and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Acquisition Proposal, in either case, if, and only if, prior to taking such particular action, (A) the Company has not intentionally and materially breached this Section 7.2, including, without limitation, Section 7.2(g), (B) the Company Requisite Vote shall not have been obtained, (C) the Company Board concludes in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal is a Superior Proposal, and (D) the Company Board concludes in good faith (after consultation with its financial advisor and outside counsel) that failing to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Delaware Law; provided, however, that the Company may not terminate this Agreement pursuant to clause (ii) above, and any purported termination pursuant to clause (ii) above shall be void and of no force or effect, unless in advance of, or concurrently with, such termination, the Company pays the Company Termination Fee in the manner provided for in Section 9.5(b); provided, further, that neither the Company nor the Company Board may terminate this Agreement pursuant to Section 9.4(b), until at least three (3) Business Days (provided that there are at least three (3) Business Days before the date scheduled for the Company Stockholders Meeting) have passed following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received such a Superior Proposal which it intends to accept (it being understood and agreed that any amendment to the amount or form of consideration of the Superior Proposal shall require a new notice and a new two (2)-Business Day period (provided that there are at least two (2) Business Days before the date scheduled for the Company Stockholders Meeting)), specifying the terms and conditions of such Superior Proposal, and Parent does not irrevocably undertake to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would no longer constitute a Superior Proposal. The Company shall, upon the request of Parent, negotiate in good faith with Parent to make any such adjustments, and the Company Board shall promptly consider in good faith (in consultation with its outside counsel and financial advisor) any such adjustments irrevocably proposed by Parent.

(e) Notwithstanding Section 7.2(d) above, the Company may withdraw, modify or amend in a manner adverse to Parent the Company Board Recommendation other than in connection with an Acquisition Proposal (it being understood and agreed that any change of Company Board Recommendation proposed in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of 7.2(d) above), if, and only if, prior to taking such action, (A) the Company Requisite Vote shall not have been obtained, (B) a material fact, event, change, development or set of circumstances occurs after the date of this Agreement that was not known to or was not reasonably foreseeable by the Company Board as of or prior to the date of this Agreement, (C) the Company Board concludes in good faith (after consultation with its financial advisor and outside counsel) that failing to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Delaware Law; (D) the Company shall have given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (provided that there are at least three (3) Business Days before the date scheduled for the Company Stockholders Meeting) (which notice shall include a written explanation of the Company Board’s basis and rationale for proposing to effect such withdrawal, modification or amendment to the Company Board Recommendation) and (E) Parent has not irrevocably undertaken to make such adjustments to the terms and conditions of this Agreement that would obviate the need for the Company to effect such withdrawal, modification or amendment to the Company Board Recommendation. The Company shall, upon the request of Parent, negotiate in good faith with Parent to make any such adjustments, and the Company Board shall promptly consider in good faith (in consultation with its outside counsel and financial advisor) any such adjustments irrevocably proposed by Parent. For the purposes of this Agreement, the Company acknowledges and agrees that (x) the FDA Approval of Augment (and developments supporting or potentially leading to the FDA Approval of Augment) are reasonably foreseeable and (y) the consideration contemplated by this Agreement and the CVR Agreement is designed to compensate Company stockholders upon FDA Approval of Augment.

(f) Nothing in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act; provided, however, that neither the Company nor the Company Board may make withdraw, modify or amend in a manner adverse to Parent the Company Board Recommendation other than in accordance with Section 7.2(d) or Section 7.2(e); provided, further, any public disclosure related to an Acquisition Proposal, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be in a change of Company Board Recommendation unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication.

(g) Neither the Company nor the Company Board shall exempt any Person from the restrictions on takeover offers, business combinations, control share acquisitions, fair price, moratorium or other similar provisions contained in the DGCL, including Section 203 thereof (or any similar provisions), or otherwise cause such restrictions not to apply (including without limitation by approving a Person becoming an “interested shareholder” within the meaning of Section 203 of the DGCL).

(h) The Company will promptly (and in any event within one (1) Business Day) notify Parent in writing, of any Acquisition Proposal or the existence of any proposal, discussion, negotiation, inquiry or request for information received by the Company with respect to any Acquisition Proposal, and any terms and conditions thereof (and shall promptly (and in any event within one (1) Business Day of receipt thereof) provide to Parent copies of any written materials (including electronic materials) received by the Company in connection therewith), including any financing commitments relating thereto (and where no copy is available, a description of such Acquisition Proposal, proposal, inquiry or request for information), and the identity of the Person making such Acquisition Proposal, proposal, inquiry or request for information or with whom such discussions or negotiations are taking place. The Company will provide to Parent any nonpublic information concerning the Company that it intends to deliver to any other Person that was not previously provided to Parent contemporaneously with providing such information to such other Person.

(i) “Superior Proposal” means a written Acquisition Proposal (on its most recently amended or modified terms) that the Company Board determines in good faith (after consultation with its outside counsel and financial advisor), taking into account all of the terms and conditions of such proposal, including, among other things, all legal and financial (including any break-up fees payable) aspects of the proposal and the third party making the proposal, (i) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and any revised terms thereof irrevocably proposed by Parent and (ii) is as reasonably likely to be consummated without undue delay in accordance with its terms, taking into account all legal, financial, regulatory and other aspects to the proposal as compared to the Merger and any revised terms thereof irrevocably proposed by Parent; provided that for purposes of the definition of “Superior Proposal”, the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “50% or more.”

(j) Any withdrawal, modification or amendment by a special committee of the Company Board Recommendation and any approval, endorsement or recommendation by a special committee of any Acquisition Proposal, and any public announcement of an intention of a special committee with respect to any of the foregoing, shall be deemed and treated for all purposes of this Agreement as if such action were taken by the Company Board with respect to the Company Board Recommendation or any such Acquisition Proposal, as applicable.

(k) Without limiting the foregoing, it is agreed that any action that would be breach or violation by the Company of the provisions of this Section 7.2, if taken by any of its Subsidiaries or Affiliates or the Company Board, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 7.2 by the Company.

7.3 Stockholders Meeting.

(a) The Company shall take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene a meeting of holders of shares of Company Common Stock (the “Company Stockholders Meeting”) as promptly as practicable after the Proxy Statement/Prospectus is mailed to its stockholders to consider and vote upon the adoption of this Agreement. Except as otherwise permitted by Section 7.2, the Company Board shall include the Company Board Recommendation in the Proxy Statement/Prospectus unless withdrawn as permitted by Section 7.2 and take all lawful action to solicit such approval and shall use reasonable best efforts to solicit from its stockholders proxies in favor of such approval, including engaging a proxy solicitation firm to assist in such solicitation.

(b) Once the Company Stockholders Meeting has been called, the Company will not adjourn or postpone the Company Stockholders Meeting, without Parent’s prior written consent except to the extent necessary (A) to provide any necessary supplement or amendment to the Proxy Statement/Prospectus to its stockholders in advance of the vote to be held at such meeting, (B) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of capital stock represented (either in person or by proxy) to approve such matters thereat or to constitute a quorum necessary to conduct the business of such meeting or (C) if additional time is reasonably required to solicit proxies in favor of approval of the matters to be voted upon at such meeting.

7.4 Filings; Other Actions; Notifications; Third-Party Consents.

(a) Each of Parent, Merger Sub and the Company will as promptly as practicable make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity, including an appropriate filing of a Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the Department of Justice as required by the HSR Act with respect to the transactions contemplated hereby (which HSR filing shall in any event be made within fifteen (15) days after the execution of this Agreement) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each of Parent and the Company will use its reasonable best efforts to cause all documents that it is responsible for filing with any Governmental Entity under this Section 7.4 to comply in all material respects with all applicable Law. Each party hereto will use its reasonable best efforts to make such filings in a timely manner and to respond as promptly as practicable to any requests for additional information made by any such agency. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 7.4(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, Parent and the Company shall use reasonable best efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In connection with such collaboration, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any its Subsidiaries or Affiliates to agree to any divestiture, by itself or any of its Affiliates or Subsidiaries, of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or Affiliates, or of the Company, or the imposition of any limitation on the ability of Parent or any of its Subsidiaries or Affiliates to conduct their respective businesses or to own or exercise control of such assets, properties and stock.

(c) Subject to Section 7.4(b), each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the causing of the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all Company Required Statutory Approvals and Parent Required Statutory Approvals, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall, if any takeover statute or similar Law is or becomes applicable to the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby.

(d) In furtherance of the foregoing, subject to Section 7.4(b), as soon as practicable following the date hereof, Parent and the Company will each use its reasonable best efforts to obtain any material third-party consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby; provided, that neither this Section 7.4(d) nor any other provision of this Agreement shall obligate the Company to obtain any consents, waivers or approvals that are conditioned upon any material payments or incurrence of other material obligations by Parent, the Company or any of their respective Subsidiaries.

(e) Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the material failure by it to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided, further, that an unintentional failure to comply with this Section 7.4(e) will not constitute the failure of any condition set forth in Article VIII to be satisfied unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Article VIII to be satisfied.

7.5 Transaction Litigation.

The Company shall provide Parent or its counsel with prompt notice of, and copies of all pleadings and written correspondence relating to, any proceeding against the Company, any of its Subsidiaries, or any of their respective directors or officers by any stockholder of the Company specifically relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate in the defense, settlement, or compromise of any such proceeding, and no such settlement or compromise shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed. For purposes of this paragraph “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the proceeding by the Company (to the extent the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to the proceeding but will not be afforded any decision making power or other authority over the proceeding except for the settlement or compromise consent set forth above.

7.6 Proxy Statement/Prospectus; S-4 Registration Statement.

(a) As promptly as practicable after the execution and delivery of this Agreement (but in any event within twenty (20) Business Days), (i) Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the Merger and the issuance of the shares of Parent Common Stock and CVRs to be issued in connection with the Merger (the “Proxy Statement/Prospectus”), (ii) Parent shall prepare and file with the SEC the S-4 Registration Statement (in which the Proxy Statement/Prospectus shall be included) in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in connection with the Merger, and (iii) Parent shall use its reasonable best efforts to, if required by Law, have the CVR Agreement become qualified under the Trust Indenture Act. Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4 Registration Statement, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and filing of the Proxy Statement/Prospectus and the S-4 Registration Statement. Parent shall use its reasonable best efforts to cause such S-4 Registration Statement to become effective under the Securities Act as soon as practicable after the date of such filing (and, in any event, within two (2) Business Days of being informed by the SEC or its staff that it or they have no comments or no further comments on such the S-4 Registration Statement) and to keep the S-4 Registration Statement effective as long as is necessary to consummate the Merger. The Proxy Statement/Prospectus shall include, among other things, (x) the Company Board Recommendation, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation as permitted by Section 7.2, and (y) unless previously withdrawn or modified, the opinion of the Company Advisor referred to in Section 5.1(aa). The Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of Company Common Stock as promptly as practicable after the S-4 Registration Statement becomes effective and, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, resolicit proxies. Parent and the Company shall promptly provide to each other (A) notice of any oral comments to the Proxy Statement/Prospectus or the S-4 Registration Statement received from the SEC and (B) copies of any written comments to the Proxy Statement/Prospectus and the S-4 Registration Statement received from the SEC, and in each case shall consult with each other in connection with the preparation of written responses to such comments.

(b) Parent shall make, and the Company shall cooperate in making, all necessary filings with respect to the Merger and the transactions contemplated hereby under the Securities Act and U.S. state securities and “blue sky” laws. Each party shall advise the other, promptly after receipt of notice thereof, of the time of the effectiveness of the S-4 Registration Statement, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of any SEC request for an amendment to the Proxy Statement/Prospectus or the S-4 Registration Statement, SEC comments thereon and each party’s responses thereto or SEC requests for additional information, or of the issuance of any stop order or the suspension of the qualification of the CVRs issuable in connection with the Merger. Each of Parent and the Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the S-4 Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will promptly provide each other with a copy of all such filings made with the SEC. No amendment or supplement to the Proxy Statement/Prospectus or the S-4 Registration Statement shall be filed without the approval of the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Effective Time, any event occurs with respect to Parent or the Company or its respective Subsidiaries, or any change occurs with respect to any other information in the Proxy Statement/Prospectus or the S-4 Registration Statement, or Parent or the Company should discover any information relating to either party, or any of their respective Affiliates, directors or officers, which should be set forth in an amendment or supplement to the S-4 Registration Statement or the Proxy Statement/Prospectus, so that the documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and the parties shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company. Each of the parties hereto shall cause the Proxy Statement/Prospectus and the S-4 Registration Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of The NASDAQ Global Select Market.

7.7 CVR Agreement.

At or prior to the Closing, Parent will duly adopt, execute and deliver, and shall use reasonable best efforts to cause a duly qualified Trustee to execute and deliver the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are required by such Trustee.

7.8 Stock Exchange Listing.

Parent shall use reasonable best efforts to cause the Parent Common Stock and the CVRs to be issued in connection with the Merger to be approved for quotation on The NASDAQ Global Select Market or The NASDAQ Global Market, subject to official notice of issuance.

7.9 Stock Exchange Delisting; Deregistration of Stock.

Prior to the Closing Date, the Company shall cooperate with Parent and cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of The NASDAQ Global Select Market to enable the delisting by the Final Surviving Entity of the Company Common Stock from The NASDAQ Global Select Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

7.10 Publicity.

The initial press release relating to this Agreement or the transactions contemplated hereby (including, without limitation, the Mergers) shall be a joint press release of the Company and Parent. Thereafter the Company and Parent each shall consult with the other prior to issuing, and provide each other a reasonable opportunity to review, comment upon and concur with, and use its reasonable best efforts to agree on, any press releases or otherwise making public announcements with respect to this Agreement or the transactions contemplated hereby (including, without limitation, the Mergers) and will not issue such press release or public announcement prior to such consultation and (to the extent practicable) agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or securities market on which securities of the Company or Parent are listed or traded; provided, subject to Section 7.2, that this Section 7.10 shall not apply to any press release or other public disclosure made or proposed to be made by the Company (a) related to an Acquisition Proposal or (b) in connection with or following the Company Board withdrawing, modifying or amending the Company Board Recommendation.

7.11 Employee Benefits Matters.

(a) Parent agrees that during the period commencing at the Effective Time and ending on the first anniversary thereof, each employee of the Company and its Subsidiaries shall (A) be paid an annual base salary or base wages at a rate not lower than the rate in effect for such employee immediately prior to the Effective Time and (B) be provided with incentive pay opportunities that are no less favorable than those provided to such employee immediately prior to the Effective Time.

(b) Parent agrees that as promptly as practicable following the Effective Time it will pay each employee of the Company and its Subsidiaries any portion of such employee’s 2012 incentive bonus that remains unpaid at the Effective Time.

(c) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the current and former employees of the Company and its Subsidiaries who are receiving benefits under the Company Compensation and Benefit Plans immediately prior to the Effective Time (“Affected Employees”) will thereafter continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate than, in the sole discretion of Parent, either (i) those currently provided by the Company and its Subsidiaries to such employees as of the Closing Date, disregarding the cessation prior to the Closing Date of benefits provided under any Company 401(k) Plan terminated pursuant to Section 7.11(f) below (and with no obligation under this Section 7.11(c) to replace benefits under any stock option or other equity-based plan, including the Company Employee Stock Purchase Plan, or to replace any right under a Company 401(k) Plan to receive contributions in the form of Company Common Stock, with comparable equity-based or equity-related benefits) or (ii) those provided by Parent and its Subsidiaries to similarly situated employees from time to time during such period.

(d) Following the Effective Time, Parent shall cause service by Affected Employees with the Company and its Subsidiaries (or any of their predecessors) to be taken into account for purposes of eligibility to participate, eligibility to commence benefits, vesting and, solely for purposes of severance and vacation benefits, benefit entitlements (except to the extent such treatment would result in duplicative of benefits for the same period of service) under the Parent employee benefit plans (other than any defined benefit pension plan) in which such employees participate.

(e) From and after the Effective Time, Parent shall (i) use its reasonable best efforts to cause to be waived any pre-existing condition limitations and any waiting-period limitations under welfare benefit plans, policies or practices of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate and (ii) use its reasonable best efforts to cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Parent employee benefit plans.

(f) Unless otherwise requested by Parent at least five (5) Business Days prior to the Closing Date, the Company, any of its Subsidiaries or any of its ERISA Affiliates shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Company Compensation and Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan(s) (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed).

The Company agrees to take all actions that are necessary to terminate each Company Stock Incentive Plan effective as of the Effective Time. The Company further agrees to use its reasonable best efforts by action taken no less than five (5) Business Days prior to the Closing Date, to facilitate the exercise in full of each Company Option prior to the Closing Date, subject to the condition that the holder of such Company Option irrevocably undertakes to exchange pursuant to Section 3.1(c) the shares of Company Common Stock deliverable pursuant to such exercise. For the avoidance of doubt, the shares of Company Common Stock deliverable pursuant to the exercise of any Company Option that could have been exercised at the same time, in the same manner and to the same extent without regard to the Company actions contemplated by the preceding sentence shall not be subject to the condition set forth therein. With respect to any portion of such Company Option that may be unvested as of the Closing Date and that the Company causes to become exercisable prior to the Closing Date, the Company shall cause the exercise of such unvested portion of the Company Option to be expressly conditioned upon the Closing. The Company shall take all necessary, advisable, or appropriate actions to effectuate this Section 7.11(f), including but not limited to, (i) accelerating the vesting of each Company Option, subject to the exercise thereof either prior to the Closing Date or pursuant to an election to exercise such Company Option on a net basis as described in Section 3.1(d); (ii) amending any Company Option to allow the holder thereof to direct the Company to withhold that number of shares of Company Common Stock (or a corresponding portion of the Merger Consideration, as described in Section 3.1(d)) having an aggregate value equal to the sum of the aggregate exercise price of such Company Option and, at the election of the holder, any withholdings required in connection with the exercise of such Company Option; and (iii) adopting all necessary resolutions, giving all timely notices, and obtaining all necessary approvals and consents. The form and substance of any such amendments, resolutions, notices, and consents shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(g) Nothing contained in this Section 7.11, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of any of Parent, the Company, the Merger Sub, the Final Surviving Entity or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including for the avoidance of doubt any employee) any right as a third-party beneficiary of this Agreement.

7.12 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless, as required pursuant to any applicable Organizational Documents of the Company and its Subsidiaries and indemnity agreements of the Company existing on the date hereof and disclosed to Parent (and Parent also shall advance reasonable and documented attorneys’ fees and expenses as incurred as required pursuant to such existing indemnity agreements of the Company, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby.

(b) For six (6) years from the Effective Time, Parent shall cause the Final Surviving Entity to maintain in effect for the benefit of the Company’s directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring on or prior to the Effective Time (the “D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the Final Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such coverage; and provided, further, that if any annual premium for such insurance coverage exceeds 200% of such annual premium, Parent shall obtain a policy the Surviving Corporation believes has the greatest coverage available for a cost not exceeding such amount. Parent may satisfy its obligations under this Section 7.12(b) by purchasing a “tail” policy for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers each person currently covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms with respect to coverage that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that Parent shall not be required to pay a premium for such “tail” policy in excess of 300% of the annual premium currently paid by the Company for such coverage; and provided, further, that if the premium for such insurance coverage exceeds 300% of such annual premium, Parent shall obtain a policy it believes has the greatest coverage available for a cost not exceeding such amount.

(c) The by-laws of the Initial Surviving Corporation and limited liability company agreement of the Final Surviving Entity shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company’s by-laws in effect on the date hereof. For six (6) years after the Effective Time, Parent shall cause the Final Surviving Entity to maintain in effect the provisions in its limited liability company agreement providing for indemnification of Indemnified Parties, with respect to facts and circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under the DGCL and DLLCA, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would increase the scope of the Indemnified Parties’ indemnification rights thereunder.

(d) The rights of each Indemnified Party under this Section 7.12 shall be in addition to any right such Person might have under the Organizational Documents of the Company or any of its Subsidiaries or under applicable Law (including the DGCL) or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The provisions of this Section 7.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and representatives.

(e) In the event Parent or the Final Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Final Surviving Entity, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 7.12.

7.13 Expenses.

Subject to Section 9.5(b) and 9.5(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense, except that (a) Parent shall bear all of the HSR filing fees and the filing fees payable in connection with the S-4 Registration Statement and (b) the Company and Parent shall share equally all of the costs and expenses associated with the printing and mailing of the Proxy Statement/Prospectus.

7.14 Takeover Statute.

If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of Parent, the Company and Merger Sub and their respective boards of directors, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.15 Section 16 Matters.

Prior to the Effective Time, the Company and Parent shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock or acquisitions of Parent Common Stock (including derivative securities with respect to such shares of Company Common Stock or Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.16 Board Matters.

Parent will take all actions reasonably necessary to (i) submit to its stockholders for approval at the next annual meeting of its stockholders an amendment to Parent’s current certificate of incorporation, as amended, to increase the size of the Parent Board to ten (10) directors and (ii) cause the Nominating, Compliance and Governance Committee of Parent to nominate as a director of the Parent Board for election (and recommend such election) by its stockholders at the 2013 annual meeting of its stockholders an individual named by the Company Board prior to the Effective Time, which individual shall be a current independent director on the Company Board and shall be subject to the consent of Parent, which consent shall not be unreasonably withheld (the “Company Board Designee”). After the Effective Time and until the 2013 annual meeting of Parent’s stockholders, the Company Board Designee shall be entitled to attend all meetings of the Parent Board in a nonvoting observer capacity and receive copies of all materials provided to the Parent Board, at the same time and in the same manner that Parent provides to the members of the Parent Board; provided that the Company Board Designee executes Parent’s standard form of observer rights letter which shall contain customary limitations on the Company Board Designee’s participation in certain highly confidential and attorney-client privileged Parent Board meetings (or portions thereof).

7.17 Tax-Free Reorganization.

(a) Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause the Mergers to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Mergers not so to qualify. Parent shall not take, or cause the Initial Surviving Company, the Sister Subsidiary or the Final Surviving Entity to take, any action after the Effective Time reasonably likely to cause the Mergers not to qualify as a 368 Reorganization.

(b) Parent and the Company shall cooperate with each other and use reasonable commercial efforts to obtain the opinion of Ropes & Gray LLP, counsel to the Company, and the opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel to Parent (each such counsel, “Tax Counsel”), to the effect that the Mergers will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that the Company, Parent, Merger Sub, Initial Surviving Corporation, the Sister Subsidiary and the Final Surviving Entity will each be a party to that reorganization within the meaning of Section 368(b) of the Code. It is agreed that Parent, Merger Sub, the Initial Surviving Company, the Final Surviving Entity and the Company shall each provide reasonable cooperation to each Tax Counsel in rendering their opinions pursuant to this Section 7.17(b), including the execution and the delivery of customary representations of officers of Parent, Merger Sub, the Initial Surviving Company, the Final Surviving Entity and the Company, reasonably satisfactory in form and substance to each Tax Counsel, and upon which such counsel shall be entitled to rely. For the avoidance of doubt, it shall not be a condition to any party’s obligation to consummate the transactions contemplated by this Agreement that any tax opinion referred to in this Section 7.17(b) has been obtained by either the Company or Parent.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Company Requisite Vote. The Company Requisite Vote shall have been obtained.

(b) HSR. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Injunction. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and enjoins or otherwise prohibits consummation of the Merger and the transactions contemplated hereby (collectively, an “Order”).

(d) S-4 Registration Statement. The S-4 Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

8.2 Conditions to Obligations of Parent, Merger Sub and Sister Subsidiary.

The obligations of Parent, Merger Sub and Sister Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than the first and fourth sentences of Section 5.1(b) and Sections 5.1(c), 5.1(n), 5.1(w) and 5.1(aa)) shall be true and correct on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect; provided that for purposes of determining whether the condition in this Section 8.2(a) is satisfied, references to “Company Material Adverse Effect” and any other materiality qualification contained in such representations and warranties shall be ignored. The representations and warranties of the Company in the first and fourth sentences of Section 5.1(b) shall be true and correct within 100,000 shares of Company Common Stock as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company in Sections 5.1(c), 5.1(n), 5.1(w) and 5.1(aa) shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects at or prior to the Closing Date all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(c) No Company Material Adverse Effect. Since the date hereof, a Company Material Adverse Effect shall not have occurred and no fact, event, circumstance, change or other event shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) Legal Action. No proceeding shall have been instituted or threatened against the Company or Parent or any of their respective Affiliates by a Governmental Entity which challenges the Merger, or which, in the reasonable judgment of Parent, may (i) make the Merger illegal, (ii) require Parent or Merger Sub to divest any portion of the business of Parent, any Parent Subsidiary, the Company or any Company Subsidiary, (iii) impose any limitation on the ability of Parent or Merger Sub effectively to exercise full rights of ownership with respect to the assets and properties of the Company and Company Subsidiaries or (iv) otherwise delay, prohibit or restrict consummation of the Merger or impair the contemplated benefits to Parent or to Merger Sub of any transaction contemplated by this Agreement.

8.3 Conditions to Obligation of the Company.

The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the first sentence of each of Sections 5.2(b)(i) and 5.2(b)(ii)) shall be true and correct on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that individually or in the aggregate would not reasonably be likely to have a Parent Material Adverse Effect; provided that for purposes of determining whether the condition in this Section 8.3(a) is satisfied, references to “Parent Material Adverse Effect” and any other materiality qualification contained in such representations and warranties shall be ignored. The representations and warranties of Parent in the first sentence of each of Sections 5.2(b)(i) and 5.2(b)(ii) shall be true and correct within 100,000 shares of Parent Company Common Stock on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.

(c) No Parent Material Adverse Effect. Since the date hereof, a Parent Material Adverse Effect shall have not occurred and no fact, event, circumstance, change or other event shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(d) CVR Agreement. The CVR Agreement shall have been duly executed and delivered by Parent and the Trustee and be in full force and effect.

(e) Stock Exchange Listing. The Parent Common Stock to be issued in connection with the Merger shall have been approved for quotation on The NASDAQ Global Select Market, subject to official notice of issuance. The CVRs to be issued in connection with the Merger shall have been approved for quotation on The NASDAQ Global Select Market or The NASDAQ Global Market, subject to official notice of issuance.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Consent.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent by action of their respective boards of directors.

9.2 Termination by Either Parent or the Company.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by May 15, 2013 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Merger to be consummated;

(b) the Company Requisite Vote shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which the applicable vote is taken; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this clause (c) shall not be available to any party that breached in any material respect its obligations under this Agreement in any manner that shall have proximately resulted in the issuance or imposition of such Order.

9.3 Termination by Parent.

This Agreement may be terminated and the Merger may be abandoned by action of Parent Board at any time prior to the Effective Time if:

(a) (i) the Company Board has failed to make, withdrawn, modified or amended, in a manner adverse to Parent, or publicly proposed to withdraw, modify or amend, in a manner adverse to Parent, the Company Board Recommendation; (ii) the Company Board has approved, endorsed or recommended any Acquisition Proposal; (iii) the Company Board has approved, endorsed, recommended, permitted or not prevented the Company or any of its Subsidiaries to enter into, a merger agreement, acquisition agreement, purchase agreement or other similar agreement relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”) or a letter of intent, an agreement in principle or an option agreement relating to an Acquisition Proposal; (iv) the Company Board, upon request from Parent or Merger Sub, has failed to expressly publicly reaffirm within two (2) Business Days of such request (or in the event that the Company Stockholders Meeting is scheduled to occur within such two (2)-Business Day period, prior to such meeting), the Company Board Recommendation; provided, that (A) prior to the time of such request, (x) the Company shall have received an Acquisition Proposal or public disclosure of a potential Acquisition Proposal has occurred (or has become publicly known), or (y) facts, events, changes, developments or circumstances related to the potential FDA Approval of Augment (including any communications with the FDA related to the application for FDA Approval of Augment) have been publicly disclosed (or become publicly known) (an “FDA Development”), and (B) the Company Board shall not be required to make any such reaffirmation more than twice with respect to any Acquisition Proposal or any FDA Development; (v) a tender or exchange offer for the Company’s securities has commenced and the Company or the Company Board has failed to send to the Company’s stockholders, within ten (10) Business Days after the commencement of any such tender or exchange offer, a statement that the Company and the Company Board recommend that the Company’s stockholders reject, and do not tender their shares of Company Common Stock in, such tender or exchange offer; or (vi) the Company or any of its Subsidiaries or Affiliates or the Company Board has publicly announced the Company’s intention to do any of the foregoing; provided that Parent must terminate this Agreement within twenty (20) days of the first to occur of the foregoing events;

(b) the Company has materially and intentionally breached its obligations under Section 7.2;

(c) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement (except the covenants and agreements in Section 7.2), such that a condition in Section 8.2(a) or Section 8.2(b), as the case may be, would not be satisfied and that is not curable or, if curable by the Company, is not cured by the Company by the earlier of (i) twenty (20) days after written notice of such breach is given by Parent to the Company or (ii) the Outside Date;

(d) if there has been a Company Material Adverse Effect and such Company Material Adverse Effect is not curable or, if curable, is not cured within twenty (20) days after written notice is given by Parent to the Company stating its intention to terminate pursuant to this Section 9.3(d) and the basis for such termination; or

(e) an Adverse FDA Event has occurred.

9.4 Termination by the Company.

This Agreement may be terminated and the Merger may be abandoned by action of the Company Board at any time prior to the Effective Time:

(a) if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement such that the condition in Section 8.2(a) or 8.2(b), as the case may be, would not be satisfied and that is not curable or, if curable, is not cured by the earlier of (A) twenty (20) days after written notice of such breach is given by the Company to Parent or (B) the Outside Date;

(b) pursuant to and in accordance with Section 7.2(d) if the Company simultaneously with such termination enters into an Alternative Acquisition Agreement; provided further that the Company shall not terminate this Agreement pursuant to this Section 9.4(b), and any purported termination pursuant to this Section 9.4(b) shall be void and of no force or effect, unless, in advance of, or concurrently with, such termination, the Company pays the Company Termination Fee in the manner provided for in Section 9.5(b); or

(c) if there has been a Parent Material Adverse Effect and such Parent Material Adverse Effect is not curable or, if curable, is not cured within twenty (20) days after written notice is given by the Company to Parent stating its intention to terminate pursuant to this Section 9.4(c) and the basis for such termination.

9.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made and this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, Affiliates, agents, legal and financial advisor or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement by such party prior to such termination or any fraud, willful misconduct or intentional misrepresentation on the part of such party.

(b) The Company shall pay to Parent a termination fee in an amount in cash equal to $8,255,000 (the “Company Termination Fee”):

(i) if this Agreement is terminated by Parent pursuant to Sections 9.3(a) or 9.3(b), in which event payment of the Company Termination Fee will be made within two (2) Business Days after such termination;

(ii) if this Agreement is terminated by Parent or the Company pursuant to Section 9.2(b) and (A) prior to the time of such termination, an Acquisition Proposal had been made, and (B) within twelve (12) months after the date of such termination the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Acquisition Proposal (provided, that, for purposes of this clause (B) only, references in the definition of Acquisition Proposal to the figure “20%” shall be deemed to be replaced by “50%”), in which event payment of the Company Termination Fee will be made on or prior to the date on which the Company enters into such definitive agreement or such consummation, as applicable; and

(iii) if this Agreement is terminated by the Company pursuant to Section 9.4(b), in which event payment of the Company Termination Fee will be made in advance of, or concurrently with, and as a condition to such termination.

(c) Parent shall pay to the Company a termination fee in an amount equal to $30,000,000 (the “Parent Termination Fee”) in the event that this Agreement is terminated by Parent for an Adverse FDA Event pursuant to Section 9.3(e), in which event payment of the Parent Termination Fee will be made concurrently with and as a condition to such termination.

(d) Any payment of the Company Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent to the Company and any payment of the Parent Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by the Company to Parent.

(e) The parties hereto agree that they have computed, estimated and agreed upon the Company Termination Fee and the Parent Termination Fee as attempts to make reasonable forecasts of probable actual loss because of the difficulty of estimating with exactness the damages which will result and that any amounts payable as a termination fee pursuant to this Section 9.5 are reasonable and do not constitute a penalty. The parties acknowledge that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements Parent and the Company would not have entered into this Agreement; accordingly, if either party fails to timely pay any amounts due by it pursuant to this Section 9.5, such party shall pay to the other party its reasonable costs and expenses (including its reasonable attorneys’ fees and disbursements) incurred in connection with such party’s enforcement of its rights hereunder, together with interest from the date such payment was due on the amounts owed at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period.

(f) If Parent is paid the Company Termination Fee, such fee will be the sole and exclusive remedy of Parent in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations or warranties in this Agreement. If the Company is paid the Parent Termination Fee following a valid termination of the Agreement pursuant to Section 9.5(c), then such fees will the sole and excusive remedy of the Company in respect of any breach of, or inaccuracy contained in, Parent’s covenants, agreements, representations or warranties in this Agreement.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Survival.

This Article X and the agreements of the Company, Parent and Merger Sub contained in Section 7.09 (Stock Exchange Delisting; Deregistration of Stock), Section 7.11 (Employee Benefits Matters), Section 7.12 (Indemnification; Directors’ and Officers’ Insurance) and Section 7.13 (Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Mergers. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 7.13 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers or the termination of this Agreement.

10.2 Modification or Amendment.

At any time prior to the Effective Time, this Agreement may be amended or modified only by a written agreement duly executed and delivered by Parent and the Company; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company pursuant to the DGCL, no amendment may be made hereto that by Law or in accordance with the rules of the relevant stock exchange requires further approval by such stockholders without such further approval.

10.3 Waiver of Conditions.

The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. The failure or delay of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

10.4 Counterparts.

This Agreement may be executed by the parties hereto in one or more counterparts or duplicate originals, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals. The exchange of a fully executed Agreement (in counterpart or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties.

10.5 Governing Law and Venue.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State and without giving effect to principles of conflicts of laws that would require the application of the law of any jurisdiction other than the State of Delaware.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 10.5(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each party agrees that service of process on such party as provided in Section 10.8 shall be deemed effective service of process on such party (but shall not be the exclusive means by which process may be served).

10.6 Specific Enforcement.

The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled under this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.6 shall not be required to provide any bond or other security in connection with any such order or injunction.

10.7 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.8 Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile (upon receipt of electronic or telephonic confirmation of successful transmission):if to Parent, Merger Sub or Sister Subsidiary,

Wright Medical Group, Inc.

5677 Airline Road

Arlington, Tennessee 38002

Attention: Robert J. Palmisano, President and Chief Executive Officer

Facsimile: (901) 867-4398

with a copy to:

Wright Medical Group, Inc.

5677 Airline Road

Arlington, Tennessee 38002

Attention: James A. Lightman, Senior Vice President, General Counsel and Secretary

Facsimile: (901) 867-4398

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real

San Diego, California 92103-3002 Attention: Martin J. Waters, Esq.

Telecopy No.: (858) 350-2399

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105-1126

Attention: Robert T. Ishii, Esq.

Telecopy No.: (415) 947-2099

if to the Company,

BioMimetic Therapeutics, Inc.

389 Nichol Mill Lane

Franklin, TN 37067

Attention: Dr. Samuel E. Lynch, President and Chief Executive Officer

Facsimile: (615) 844-1281

with a copy (which shall not constitute notice) to

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Paul Kinsella

Telecopy No.: (617) 235-0822

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Notice so given shall be deemed to be given (w) in the case of notice so given by mail, when received, (x) in the case of notice so given by overnight carrier, on the next Business Day following deposit with a nationally recognized overnight courier, (y) in the case of notice so given by facsimile, on the date of actual transmission if transmitted by 5:00 p.m. Central time or, if transmitted after such time, on the next succeeding day, or (z) in the case of personal delivery, when delivered.

10.9 Entire Agreement; NO OTHER REPRESENTATIONS.

This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement between Wright Technology, Inc. and the Company dated October 1, 2010, as amended as of September 26, 2012, and the Confidentiality Agreement between Wright Technology, Inc. and the Company dated November 2, 2010 (together, and as each may be amended from time to time, the “Confidentiality Agreement”), constitute the entire agreement by and among the parties hereto, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.10 No Third-Party Beneficiaries.

Other than with respect to (i) the rights of the holders of Company Common Stock to receive the Merger Consideration and (ii) the matters set forth in Section 7.12 (Indemnification; Directors’ and Officers’ Insurance), this Agreement (and each document and instrument referred to in this Agreement) is not intended to confer, and do not confer, upon any Person other than the parties hereto any rights or remedies hereunder. The rights of third-party beneficiaries under Section 7.12 shall not arise unless and until the Effective Time.

10.11 Obligations of Parent and of the Company.

Except as otherwise specifically provided herein, whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Final Surviving Entity to cause such Subsidiary to take such action.

10.12 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, insofar as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.13 Disclosure Letters.

Any information disclosed in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be disclosed on any other section of the Company Disclosure Letter or the Parent Disclosure Letter, respectively, where it is reasonably apparent that the disclosure contained in such section of the Company Disclosure Letter or the Parent Disclosure Letter is relevant to such other sections. The Company Disclosure Letter and the Parent Disclosure Letter, respectively, and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company or Parent and Merger Sub, as the case may be, contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. No reference to or disclosure of any item or other matter in the Company Disclosure Letter or the Parent Disclosure Letter shall be construed to establish a standard of materiality. No reference to or disclosure of any item or other matter in the Company Disclosure Letter or Parent Disclosure Letter shall be construed as an admission or indication that (i) such item is required to be referred to or disclosed in the Company Disclosure Letter or Parent Disclosure Letter or (ii) any breach of any applicable Law or any Contract exists or has actually occurred.

10.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.15 Assignment.

This Agreement shall not be assignable without the prior written consent of the other party; provided, however; that each of Parent and Merger Sub may (in its sole discretion), without the consent of any other party hereto, assign (in whole or in part and whether by merger, operation of law or otherwise) this Agreement and its rights and obligations hereunder to one or more of its Affiliates; provided, further, that, in the event of any such assignment pursuant to the immediately preceding proviso, Parent or Merger Sub (as the case may be) shall remain fully liable for, and shall not be released from, any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.15 shall be null and void.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BioMimetic Therapeutics, Inc.

By:	/s/ Samuel E. Lynch
Name:	Samuel E. Lynch
Title:	President and CEO

Wright Medical Group, Inc.

By:	/s/ Robert. J. Palmisano
Name:	Robert J. Palmisano
Title:	President and Chief Executive Officer

Achilles Merger Subsidiary, Inc.

By:	/s/ James A. Lightman
Name:	James A. Lightman
Title:	Secretary

Achilles Acquisition Subsidiary, LLC

By:	/s/ James A. Lightman
Name:	James A. Lightman
Title:	Secretary

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

Annex B

CONTINGENT VALUE RIGHTS AGREEMENT

by and between

WRIGHT MEDICAL GROUP, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Dated as of [ — ]

Reconciliation and tie between Trust Indenture Act of 1939 and Contingent Value Rights Agreement, dated as of [ — ].

Trust Indenture Act Section	Agreement Section
Section 310(a)(1)	4.8
(a)(2)	4.8
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	4.8
(b)	4.7, 4.9
Section 311(a)	4.12
(b)	4.12
Section 312(a)	5.1, 5.2(a)
(b)	5.2(b)
(c)	5.2(c)
Section 313(a)	5.3(a)
(b)	5.3(a)
(c)	5.3(a)
(d)	5.3(b)
Section 314(a)	5.4
(b)	Not Applicable
(c)(1)	1.2(a)
(c)(2)	1.2(a)
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	1.2(b)
Section 315(a)	4.1(a), 4.1(b)
(b)	8.11
(c)	4.1(a)
(d)	4.1(c)
(d)(1)	4.1(a), 4.1(b)
(d)(2)	4.1(c)(ii)
(d)(3)	4.1(c)(iii)
(e)	8.12
Section 316(a)(last sentence)	1.1 (Definition of “Outstanding”)
(a)(1)(A)	8.9
(a)(1)(B)	8.10
(a)(2)	Not Applicable
(b)	8.7
Section 317(a)(1)	8.2
(a)(2)	8.2
(b)	7.3
Section 318(a)	1.7

Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of this CVR Agreement.

B-i

B-ii

B-iii

Annex A — Form of CVR Certificate/Global Security

Note:	This table of contents shall not, for any purpose, be deemed to be a part of this CVR Agreement.

B-iv

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [—] (this “CVR Agreement”), by and between Wright Medical Group, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as trustee (the “Trustee”), in favor of each person who from time to time holds one or more Contingent Value Rights (the “Securities” or “CVRs” and, each individually, a “Security” or a “CVR”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

W I T N E S S E T H:

WHEREAS, this CVR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of November 19, 2012 (the “Merger Agreement”), by and among the Company, Achilles Merger Subsidiary, Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“Merger Sub”), Achilles Acquisition Subsidiary, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Company, and BioMimetic Therapeutics, Inc., a Delaware corporation (“BioMimetic”);

WHEREAS, pursuant to the Merger Agreement, BioMimetic shall merge with Merger Sub (the “Merger”);

WHEREAS, the CVRs shall be issued in accordance with and pursuant to the terms of the Merger Agreement; and

WHEREAS, a registration statement on Form S-4 (No. 333-XXXXXX) (the “Registration Statement”) with respect to the CVRs has been prepared and filed by the Company with the Commission (as defined below) and has become effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, it is covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.1 Definitions. For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this ARTICLE 1 have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b) all accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with applicable Accounting Standards, where “Accounting Standards” means generally accepted accounting principals in the U.S., consistently applied, or, to the extent the Company adopts International Financial Reporting Standards (“IFRS”), IFRS consistently applied;

(c) all capitalized terms used in this CVR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement;

(d) all other terms used herein which are defined in the Trust Indenture Act (as defined herein), either directly or by reference therein, have the respective meanings assigned to them therein; and

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision.

“BioMimetic” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Act” shall have the meaning set forth in SECTION 1.4(a) of this CVR Agreement.

“Acting Holders” means, at the time of determination, Holders of at least thirty percent (30%) of the Outstanding CVRs.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Approval Milestone” means receipt by the Company or one of its Affiliates of the first FDA Approval of AUGMENT Bone Graft based on the AUGMENT PMA.

“Approval Milestone Payment” means three dollars and fifty cents ($3.50) per CVR.

“Approval Milestone Payment Date” means, with respect to the Approval Milestone, either (i) the Closing Date, if such Milestone is achieved prior to the Closing Date, or (ii) the date that is twenty (20) Business Days following the date of the achievement of such Milestone.

“Approval Record Date” shall have the meaning set forth in SECTION 3.1(d) of this CVR Agreement.

“AUGMATRIX Bone Graft” means that certain medical device that is described in the Company’s 510(k) No. 051775, including any medical device that is sold by the Company, its Affiliates and/or licensees prior to the Termination Date outside the United States.

“AUGMENT Bone Graft” means that certain medical device that is described in the AUGMENT PMA, including any such medical device that is sold by the Company, its Affiliates and/or licensees prior to the Termination Date outside the United States.

“AUGMENT Chronic Tendinopathy” means that certain medical device that is described in the Company’s Investigational New Drug application No. 109460, as it may be further amended or supplemented, including any such medical device that is sold by the Company, its Affiliates and/or licensees prior to the Termination Date outside the United States.

“AUGMENT Injectable” means that certain medical device that is described in the Company’s Investigational Device Exemption application No. G090133, as it may be further amended or supplemented, including any such medical device that is sold by the Company, its Affiliates and/or licensees prior to the Termination Date outside the United States.

“AUGMENT PMA” means the Company’s amended pre-market approval application no. P100006 submitted to the FDA on June 28, 2012, as it may be further amended or supplemented prior to the Termination Date.

“Board of Directors” means the board of directors of the Company or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Chairman of the Board of Directors, the Chief Executive Officer of the Company or the Secretary to the Board of Directors, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Breach” shall have the meaning set forth in SECTION 8.1 of this CVR Agreement.

“Breach Interest Rate” means a per annum rate equal to the prime rate of interest quoted by Bloomberg, or similar reputable data source, plus three percent (3%), calculated daily on the basis of a three hundred sixty-five (365) day year or, if lower, the highest rate permitted under applicable Law.

“Business Day” means any day (other than a Saturday or a Sunday) on which banking institutions in the city of New York, New York are not authorized or obligated by Law or executive order to close and, if the CVRs are listed on a national securities exchange, electronic trading network or other suitable trading platform, such exchange, electronic network or other trading platform is open for trading.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means (1) any product comprised of a Product and any other drug, device, or biologic (as each such term is defined by FDA or other relevant Governmental Entity) that is physically, chemically, or otherwise combined or mixed and produced as a single entity; or (2) a Product packaged with any other drug, device, or biologic (as each such term is defined by FDA or other relevant Governmental Entity) and sold as a single unit for a single price.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Company” means the Person named as the “Company” in the preamble of this CVR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Company” shall mean such successor Person.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by the chairman of the Board of Directors, the Chief Executive Officer, a president or any vice president, or any other person duly authorized to act on behalf of the Company for such purpose or for any general purpose, and delivered to the Trustee.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this CVR Agreement is located at 6201 15th Avenue, Brooklyn, New York 11219.

“CVRs” shall have the meaning set forth in the Preamble of this CVR Agreement.

“CVR Agreement” shall have the meaning set forth in the Preamble of this CVR Agreement.

“CVR Certificate” means a certificate other than a Global Security representing any of the CVRs.

“CVR Failure Date” means any date on which both of the following conditions are met: (a) the Approval Milestone has not been achieved and (b) the volume weighted average price paid per Security for all Securities traded over the forty-five (45) trading days prior to such date is less than ten cents ($0.10).

“CVR Payment” means a Product Sales Milestone Payment or the Approval Milestone Payment.

“CVR Shortfall” shall have the meaning set forth in SECTION 7.6(b) of this CVR Agreement.

“Depositary” shall have the meaning set forth in SECTION 3.2 of this CVR Agreement.

“Diligent Efforts” means, with respect to any Product and subject to SECTION 7.9 below, efforts of a Person to carry out its obligations, using such efforts and employing such resources normally used by Persons in the medical device business similar in size and resources to Parent, in the exercise of their reasonable business discretion, relating to development, seeking regulatory approval of or commercializing, as applicable, a similar product, that is of similar market potential and at a similar development stage, regulatory stage or commercialization stage, taking into account issues of market exclusivity (including patent coverage), product profile, including efficacy, safety, and convenience, actual product labeling, the competitiveness of alternate products in the marketplace or under development, the regulatory environment and the profitability of the applicable product (including pricing and reimbursement status achieved) consistent with publicly reported financial statements and other relevant factors, including financial, technical, legal, scientific and/or medical factors.

“Direct Registration Securities” means Securities, the ownership of which is recorded on the Direct Registration System. The terms “deliver,” “execute,” “issue,” “register,” “surrender,” “transfer” or “cancel,” when used with respect to Direct Registration Securities, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System.

“Direct Registration System” means the system for the uncertificated registration of ownership of securities established by the Security Registrar and utilized by the Security Registrar pursuant to which the Security Registrar may record the ownership of the CVRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Security Registrar to the Holders entitled thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Documents” shall have the meaning set forth in SECTION 5.4 of this CVR Agreement.

“Existing Licenses” means those licenses and related agreements (for so long as they are in effect) with respect to any Product granted by or to BioMimetic or its Affiliates to or from third parties (other than the Company or its Affiliates) as in effect immediately prior to the consummation of the Merger.

“Failure Purchase” shall have the meaning set forth in SECTION 11.1 of this CVR Agreement.

“Failure Purchase Eligibility Date” means any CVR Failure Date that occurs on or after the third anniversary of Closing.

“Failure Purchase Date” shall have the meaning set forth in SECTION 11.1 of this CVR Agreement.

“Failure Purchase Notice” shall have the meaning set forth in SECTION 11.2 of this CVR Agreement.

“Failure Purchase Offer” shall have the meaning set forth in SECTION 11.1 of this CVR Agreement.

“Failure Purchase Price” shall have the meaning set forth in SECTION 11.5 of this CVR Agreement.

“FDA” means the United States Food and Drug Administration or any successor agency.

“FDA Approval” means the approval by the FDA of a premarket approval application to market and sell a Product, as evidenced by the publication of such approval by the FDA.

“Global Securities” means global securities in registered form, substantially in the form set forth in Annex A.

“Governmental Entity” means any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof.

“Holder” means a Person in whose name a Security is registered in the Security Register.

“IFRS” shall have the meaning set forth in SECTION 1.1(b) of this CVR Agreement.

“Indemnitee” shall have the meaning set forth in SECTION 4.6(c) of this CVR Agreement.

“Independent Accountant” shall have the meaning set forth in SECTION 7.6(a) of this CVR Agreement.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Junior Obligations” shall have the meaning set forth in SECTION 10.1.

“Law” means any foreign, federal, state, local or municipal laws, rules, judgments, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, international treaties and conventions or requirements of any Governmental Entity.

“Marketed Product” means a Product: (a) that has received marketing approval in the applicable jurisdiction from the relevant Governmental Entity; and (b) for which commercial sales have been initiated in such jurisdiction prior to the date of execution of this CVR Agreement or for which the Company and/or its Affiliates elect, in their sole discretion, to initiate commercial sales in such jurisdiction after the date of execution of this CVR Agreement and prior to the Termination Date.

“Merger” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Merger Agreement” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Merger Sub” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Milestone” means any of the Approval Milestone or any Product Sales Milestone.

“Officer’s Certificate” when used with respect to the Company means a certificate signed by the Chief Executive Officer, a president or any vice president, the Chief Financial Officer or any other person duly authorized to act on behalf of the Company for such purpose or for any general purpose.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Company.

“Outstanding” when used with respect to Securities (“Outstanding Securities”) means, as of the date of determination, all Securities theretofore authenticated and delivered under this CVR Agreement, except: (a) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation and (b) Securities in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this CVR Agreement, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands the Securities are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite Outstanding Securities have given any request, demand, authorization, direction, consent, waiver or other action hereunder, Securities owned by the Company or any Affiliate of the Company, whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, consent, waiver or other action, only Securities that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded (but the Trustee need not confirm or investigate the accuracy of mathematical calculations or other facts stated in such request, demand, authorization, direction, consent, waiver or other action).

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Party” shall mean the Trustee, the Company and/or Holder(s), as applicable.

“Paying Agent” means any Person authorized by the Company to pay the amount determined pursuant to SECTION 3.1 of this CVR Agreement, if any, on any Securities on behalf of the Company.

“Payment Date” means a Product Sales Milestone Payment Date or the Approval Milestone Payment Date or any date as shall be required for any CVR Shortfall payment pursuant to the review procedure set forth in SECTION 7.6 of this CVR Agreement.

“Permitted Junior Securities” shall have the meaning set forth in SECTION 10.2(a).

“Person” means any individual, corporation, partnership, joint venture, association, jointstock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Product” means any of the following medical products: (a) AUGMENT Bone Graft; (b) AUGMENT Injectable; (c) AUGMATRIX Bone Graft; (d) AUGMENT Chronic Tendinopathy; or (e) any other medical product that the Company, in its sole discretion, elects to offer for sale in any jurisdiction and that: (i) contains recombinant human platelet-derived growth factor BB; and (ii) is covered by patents or utilizes proprietary know-how that was owned or controlled by Achilles immediately prior to the execution of this CVR Agreement.

“Product Disposition Transaction” shall have the meaning set forth in SECTION 7.8 of this CVR Agreement.

“Product Sales” means:

(a) the aggregate gross amounts invoiced for any Product sold by the Company, its Affiliates or licensees of the Company or its Affiliates to third parties (other than the Company, its Affiliates or licensees of the Company and its Affiliates), including to distributors and end-users, less the following items (i) through (v) below as applicable to such Product sales to the extent actually taken or incurred with respect to such sales ( “Permitted Deductions”) and all in accordance with standard allocation procedures, allowance methodologies and the Accounting Standards (except as otherwise provided below):

(i) credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions or billing corrections;

(ii) separately itemized invoiced freight, postage, shipping and insurance, handling and other transportation costs;

(iii) sales, use, value added and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges and other governmental charges levied on the production, sale, transportation, delivery or use of any Product that are incurred at time of sale or are directly related to the sale;

(iv) any quantity, cash or other trade discounts, rebates, returns, refunds, charge backs, fees, credits or allowances (including amounts incurred in connection with government-mandated rebate and discount programs, third party rebates and charge backs, and hospital buying group/group purchasing organization administration fees and payor organizations), distribution fees, sales commissions paid to third parties, retroactive price reductions and billing corrections (collectively, “Discounts”), excluding any discounts on Products that are not in the ordinary course of business of the Company, its Affiliates or licensees, as applicable, that are offered solely to benefit the Company’s, or its applicable Affiliate’s or licensee’s, other products or services to the detriment of Product Sales or any discounts on Products that are implemented in bad faith for the purpose of reducing Product Sales; and

(v) deductions for bad debts (which adjustment shall be based on actual bad debts incurred, net of any recoveries of previously written off bad debts from current or prior reporting periods).

Sales or other commercial dispositions of any Product among the Company, its Affiliates and licensees of the Company or its Affiliates shall be excluded from the computation of Product Sales, except where such an Affiliate or licensee is an end-user of such Product. Notwithstanding any other provision of this CVR Agreement, the following shall not be included in Product Sales: the use, transfer or other disposition of a Product at or below cost in connection with research and/or development, clinical trials, compassionate use programs, for use as samples, or as donations to non-profit institutions or government agencies; provided that to the extent the Company is reimbursed by a third-party payor for any of the foregoing, such reimbursements will be included in Product Sales.

Subject to the foregoing, if a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s-length between the buyer and the seller, then the gross amount to be included in the calculation of Product Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’slength and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of such Product in arm’s-length transactions during the relevant calendar month and in the relevant jurisdiction.

Notwithstanding the foregoing, in the event that a Product is sold as a Combination Product (a “Combination Sale”), the Product Sales amount for the Product sold in such a Combination Sale shall be determined as follows:

(i) By multiplying the gross amount invoiced for the Combination Sale (less all Permitted Deductions) by the fraction A/C where A is the average selling price charged by the Company, its Affiliates or licensees of the Company or its Affiliates for such Product sold separately in such jurisdiction during such period, and C is the average selling price charged by the Company, its Affiliates or licensees of the Company or its Affiliates in such jurisdiction for such Combination Product during such period.

(ii) In the event that the Company, its Affiliates or licensees of the Company and its Affiliates do not sell during such period the Product included in a Combination Sale as a separate product in the jurisdiction where such Combination Sale occurs, but there are separate sales during such period of all of the other products or active ingredients/components, as the case may be, included in the Combination Sale in such jurisdiction, the calculation of Product Sales resulting from such Combination Sale shall be determined by multiplying the gross amount invoiced for the Combination Product (less all Permitted Deductions) by the fraction (C-D)/C, where C is the average selling price charged by the Company, its Affiliates or licensees of the Company or its Affiliates in such jurisdiction for such Combination Product during such period, and D is the aggregate of the average selling price(s) charged by the Company, its Affiliates or licensees of the Company or its Affiliates, as applicable, in such jurisdiction, of such other product(s) or active ingredients/components, as the case may be, included in the Combination Product and sold separately in such jurisdiction during such period.

If the calculation of Product Sales resulting from a Combination Sale in a jurisdiction cannot be determined by either of the foregoing methods, the calculation of Product Sales for such Combination Sale shall be calculated in a manner determined by the Company in good faith based upon the relative value of the active components of such Combination Product.

“Product Sales Milestone” means each of (a) Product Sales Milestone #1 and (b) Product Sales Milestone #2.

“Product Sales Milestone #1” means the first calendar month prior to the Termination Date in which the aggregate Product Sales during the consecutive twelve (12) month period ending on the last day of such calendar month equals or exceeds a total of forty million dollars ($40,000,000).

“Product Sales Milestone #2” means the first calendar month prior to the Termination Date in which the aggregate Product Sales during the consecutive twelve (12) month period ending on the last day of such calendar month equals or exceeds a total of seventy million dollars ($70,000,000), provided that Product Sales that occur in a period or any portion thereof in which Product Sales Milestone #1 is achieved may be included in the calculation of Product Sales for determining whether Product Sales Milestone #2 has been achieved.

“Product Sales Milestone Payment” means (a) one dollar and fifty cents ($1.50) per CVR with respect to achieving Product Sales Milestone #1 and (b) one dollar and fifty cents ($1.50) per CVR with respect to achieving Product Sales Milestone #2.

“Product Sales Milestone Payment Date” means, with respect to each Product Sales Milestone, the date that is twenty (20) Business Days following notice of the achievement of such Product Sales Milestone in the applicable Product Sales Statement; provided, however, (a) if Product Sales Milestone #1 is achieved during a consecutive twelve (12) month period that ends on the last day of a calendar month that is prior to [            ][date that is 24 months post-closing to be inserted], then the Product Sales Milestone Payment Date for Product Sales Milestone #1 shall be on the later of (i)                     or (ii) twenty (20) Business Days following notice of the achievement of Product Sales Milestone #1, and (b) if Product Sales Milestone #2 is achieved during a consecutive twelve (12) month period that ends on the last day of a calendar month that is prior to [                    ][date that is 36 months post-closing to be inserted], then the Product Sales Milestone Payment Date for Product Sales Milestone #2 shall be the later of (i)             or (ii) twenty (20) Business Days following notice of the achievement of Product Sales Milestone #2.

“Product Sales Statement” means, with respect to each calendar month (or part thereof) occurring prior to the Termination Date, the written statement of the Company, certified by the Chief Financial Officer of the Company and setting forth with reasonable detail:

(a) the aggregate Product Sales during such calendar month and the eleven (11) immediately preceding calendar months;

(b) to the extent that Product Sales during an applicable period are determined based on Product Sales of a Combination Product for such period, the method of determining the Product Sales of the Combination Product attributable to the Product in accordance with the definition of Product Sales;

(c) to the extent that sales for a Product for an applicable period are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars; and

(d) notice of whether any Product Sales Milestone has been achieved during the applicable reporting period.

The amounts in the Product Sales Statement shall be calculated in accordance with Accounting Standards and shall be derived from and consistent with the audited financial statements contained in the reports filed with the Trustee pursuant to subsection (a)(i) or (a)(ii) of SECTION 5.4 of this CVR Agreement.

“PSM Record Date” shall have the meaning set forth in SECTION 3.1(c) of this CVR Agreement.

“Registration Statement” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Responsible Officer” when used with respect to the Trustee means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Securities” shall have the meaning set forth in the Preamble of this CVR Agreement.

“Securities Act” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Security Register” shall have the meaning set forth in SECTION 3.4(a) of this CVR Agreement.

“Security Registrar” shall have the meaning set forth in SECTION 3.4(a) of this CVR Agreement.

“Senior Obligations” means the principal of, premium (if any), interest (including, without limitation, any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable Law) on the following existing or future obligations of the Company, and all other amounts owing thereon, (i) with respect to borrowed money, (ii) evidenced by notes, debentures, bonds or other similar debt instruments, (iii) with respect to the net obligations owed under interest rate swaps or similar agreements or currency exchange transactions, (iv) reimbursement obligations in respect of letters of credit and similar obligations, (v) in respect of capital leases, or (vi) guarantees in respect of obligations referred to in clauses (i) through (v) above; unless, in any case, the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that such obligations are pari passu to or subordinate in right of payment to the Securities.

Notwithstanding the foregoing, “Senior Obligations” shall not include:

(a) Junior Obligations (as defined in SECTION 10.1);

(b) trade debt incurred in the ordinary course of business;

(c) any intercompany indebtedness between the Company and any of its Subsidiaries or Affiliates;

(d) indebtedness of the Company that is subordinated in right of payment to Senior Obligations;

(e) indebtedness or other obligations of the Company that by its terms ranks equal or junior in right of payment to the Junior Obligations;

(f) indebtedness of the Company that, by operation of Law, is subordinate to any general unsecured obligations of the Company;

(f) indebtedness evidenced by any guarantee of indebtedness ranking equal or junior in right of payment to the Junior Obligations;

(g) indebtedness consisting of the deferred purchase price for property or services, including earn-out and milestone payments and contingent value rights; or

(h) indebtedness that is contractually non-recourse to the general credit of the Company.

“Series A Contingent Value Rights” shall have the meaning set forth in SECTION 3.1(b) of this CVR Agreement.

“Shortfall Interest Rate” means a per annum rate equal to the prime rate of interest quoted by Bloomberg, or similar reputable data source, plus two percent (2%), calculated daily on the basis of a three hundred sixty-five (365) day year or, if lower, the highest rate permitted under applicable Law.

“Shortfall Report” shall have the meaning set forth in SECTION 7.6(b) of this CVR Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of shares of Voting Securities is at the time owned or controlled, directly or indirectly, by: (a) such Person; (b) such Person and one or more Subsidiaries of such Person; or (c) one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign income, profits, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, sales, social security, unemployment, disability, use, property, withholding, excise, transfer, registration, production, value added, alternative minimum, occupancy, estimated or any other tax of any kind whatsoever, together with any interest, penalty or addition thereto, imposed by any Governmental Entity responsible for the imposition of any such tax, whether disputed or not.

“Termination Date” means the earlier of (a)                     [6th anniversary of closing date of Merger Agreement to be inserted] and (b) the Payment Date for Product Sales Milestone #2.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended from time to time.

“Trustee” means the Person named as the “Trustee” in the preamble of this CVR Agreement, until a successor Trustee shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Trustee” shall mean such successor Trustee.

“Voting Securities” means securities or other interests having voting power, or the right, to elect or appoint a majority of the directors, or any Persons performing similar functions, irrespective of whether or not stock or other interests of any other class or classes shall have or might have voting power or any right by reason of the happening of any contingency.

SECTION 1.2 Compliance and Opinions.

(a) Upon any application or request by the Company to the Trustee to take any action under any provision of this CVR Agreement, the Company shall furnish to the Trustee an Officer’s Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this CVR Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating, subject to customary exceptions, that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this CVR Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

(b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this CVR Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 1.3 Form of Documents Delivered to Trustee.

(a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company.

(c) Any certificate, statement or opinion of an officer of the Company or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Company. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

(d) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this CVR Agreement, they may, but need not, be consolidated and form one instrument.

SECTION 1.4 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this CVR Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this CVR Agreement and (subject to SECTION 4.1) conclusive in favor of the Trustee and the Company, if made in the manner provided in this SECTION 1.4. The Company may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement, which date shall be no greater than ninety (90) days and no less than ten (10) days prior to the date of such vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement. If not previously set by the Company, (i) the record date for determining the Holders entitled to vote at a meeting of the Holders shall be the date preceding the date notice of such meeting is mailed to the Holders, or if notice is not given, on the day next preceding the day such meeting is held, and (ii) the record date for determining the Holders entitled to consent to any action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company. If a record date is fixed, those Persons who were Holders of Securities at such record date (or their duly designated proxies), and only those Persons, shall be entitled to take such action by vote or consent or, except with respect to clause (d) below, to revoke any vote or consent previously given, whether or not such Persons continue to be Holders after such record date. No such vote or consent shall be valid or effective for more than one hundred twenty (120) days after such record date.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

(c) The ownership of Securities shall be proved by the Security Register. Neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

(d) At any time prior to (but not after) the evidencing to the Trustee, as provided in this SECTION 1.4, of the taking of any action by the Holders of the Securities specified in this CVR Agreement in connection with such action, any Holder of a Security the serial number of which is shown by the evidence to be included among the serial numbers of the Securities the Holders of which have consented to such action may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this SECTION 1.4, revoke such action so far as concerns such Security. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Security shall bind every future Holder of the same Security or the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Security.

SECTION 1.5 Notices, etc., to Trustee and Company. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this CVR Agreement to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Trustee at its Corporate Trust Office; or

(b) the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company addressed to it at Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002, Attention: General Counsel, or at any other address previously furnished in writing to the Trustee by the Company.

SECTION 1.6 Notice to Holders; Waiver.

(a) Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(b) In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

SECTION 1.7 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this CVR Agreement by any of the provisions of the Trust Indenture Act, such required provision shall control. Nothing herein shall be deemed an admission of, or agreement by, the Company and the Trustee that the Trust Indenture Act applies to this CVR Agreement.

SECTION 1.8 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 1.9 Benefits of Agreement. Nothing in this CVR Agreement or in the Securities, express or implied, shall give to any Person (other than the Parties hereto and their successors hereunder, any Paying Agent and the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained, all such covenants and provisions being for sole benefit of the Parties hereto and their successors, any Paying Agent and of the Holders.

SECTION 1.10 Governing Law. THIS CVR AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CVR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CVR AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS CVR AGREEMENT) OR THE SECURITIES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS

PRINCIPLES THEREOF. EACH OF THE COMPANY, THE TRUSTEE AND EACH OF THE HOLDERS BY THEIR ACCEPTANCE OF THE SECURITIES, HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT IN THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE IN RESPECT OF ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CVR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CVR AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS CVR AGREEMENT), OR THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY AND THE TRUSTEE AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE FOR SUCH PERSONS. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS CVR AGREEMENT (A) THE DEFENSE OF SOVEREIGN IMMUNITY, (B) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE PROCESS IN ACCORDANCE WITH THIS SECTION 1.10, (C) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE), AND (D) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THAT (I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER AND (III) THIS CVR AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

SECTION 1.11 Legal Holidays. In the event that a Payment Date shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement or the Securities to the contrary) payment on the Securities need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on such Payment Date.

SECTION 1.12 Separability Clause. In the event any provision in this CVR Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.13 No Recourse Against Others. A director, officer or employee, as such, of the Company or an Affiliate of the Company or the Trustee shall not have any liability for any obligations of the Company or the Trustee under the Securities or this CVR Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

SECTION 1.14 Counterparts. This CVR Agreement shall be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement.

SECTION 1.15 Acceptance of Trust. American Stock Transfer & Trust Company, LLC, the Trustee named herein, hereby accepts the trusts in this CVR Agreement declared and provided, upon the terms and conditions set forth herein.

SECTION 1.16 Termination. This CVR Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, at 5:00 p.m., New York City time, on the Termination Date, provided that if any Milestone has been achieved on or prior to the Termination Date, but the associated CVR Payment has not been paid on or prior to the Termination Date, this CVR Agreement shall not terminate until such CVR Payment has been paid in full in accordance with the terms of the CVR Agreement; provided further that the obligations of the Parties to this CVR Agreement set forth in SECTIONS 4.6 and 7.6 and the obligation of the Company to pay any CVR Payment that is due in accordance with the terms of this CVR Agreement shall survive termination of this CVR Agreement in accordance with its terms and provided further that no termination of this CVR Agreement shall be deemed to affect the rights of the parties set forth in ARTICLE 8 to bring suit in the case of a Breach occurring prior to such Termination Date.

ARTICLE 2

SECURITY FORMS

SECTION 2.1 Forms Generally.

(a) The Global Securities, CVR Certificates, if any, and the Trustee’s certificate of authentication shall be in substantially the forms set forth in Annex A, attached hereto and incorporated herein by this reference, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this CVR Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may be required by Law or any rule or regulation pursuant thereto, all as may be determined by the officers executing such Global Securities or CVR Certificates, as evidenced by their execution of the Global Securities or CVR Certificates. Any portion of the text of any Global Security or CVR Certificate may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Global Security or CVR Certificate.

(b) The Global Securities and CVR Certificates, if any, shall be typewritten, printed, lithographed or engraved on steel engraved borders or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Securities may be listed, all as determined by the officers executing such Securities, as evidenced by their execution of such Securities.

(c) The Direct Registration Securities shall be uncertificated and shall be evidenced by the Direct Registration System maintained by the Security Registrar.

ARTICLE 3

THE SECURITIES

SECTION 3.1 Title and Payment Terms.

(a) The aggregate number of CVRs which may be authenticated, as applicable, and delivered under this CVR Agreement is limited to a number equal to [—], except for Securities authenticated, as applicable, and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to SECTION 3.4, 3.5 or 6.6. From and after the Effective Time, the Company shall not be permitted to issue any CVRs that have the right to receive any portion of the Approval Milestone Payment or the Product Sales Milestone Payments, except as provided and in accordance with the terms and conditions of the Merger Agreement.

(b) The Securities shall be known and designated as the “Series A Contingent Value Rights” of the Company.

(c) On each Product Sales Milestone Payment Date, the Company shall pay to the Trustee, by wire transfer to the account designated by the Trustee on the date hereof, an amount equal to the product of (i) the Product Sales Milestone Payment due on such Product Sales Milestone Payment Date multiplied by (ii) the number of

Securities Outstanding, and the Trustee shall promptly (but in any event within two (2) Business Days) pay to each Holder of record of the Securities as of the close of business in New York City, three (3) Business Days prior to such Product Sales Milestone Payment Date (a “PSM Record Date”), an amount equal to the product of (i) such Product Sales Milestone Payment multiplied by (ii) the number of Securities held by such Holder as of such PSM Record Date. Notwithstanding the foregoing, in no event shall the Company be required to pay a Product Sales Milestone Payment more than once in relation to any particular Product Sales Milestone, and the Company shall not be required to pay any Product Sales Milestone Payment in relation to a Product Sales Milestone that is achieved after the Termination Date.

(d) On the Approval Milestone Payment Date, the Company shall pay to the Trustee, by wire transfer to the account designated by the Trustee on the date hereof, an amount equal to the product of (i) the Approval Milestone Payment multiplied by (ii) the number of Securities Outstanding, and the Trustee shall promptly (but in any event within two (2) Business Days) pay to each Holder of record of the Securities as of the close of business in New York City, three (3) Business Days prior to the Approval Milestone Payment Date (the “Approval Record Date”), an amount equal to the product of (i) the Approval Milestone Payment multiplied by (ii) the number of Securities held by such Holder as of the Approval Record Date. Notwithstanding the foregoing, in no event shall the Company be required to pay the Approval Milestone Payment more than once, and the Company shall not be required to pay the Approval Milestone Payment if: (i) the FDA issue an order under 21 CFR 814.45 denying FDA Approval of Augment; or (ii) the Approval Milestone occurs after the Termination Date. For the avoidance of doubt, FDA Approval of anything other than the AUGMENT PMA shall not trigger the Approval Milestone Payment.

(e) The Holders of the CVRs, by acceptance thereof, agree that no joint venture, partnership or other fiduciary relationship is created hereby or by the Securities.

(f) Other than in the case of interest on amounts due and payable after the occurrence of a Breach or with respect to any CVR Shortfall, no interest or dividends shall accrue on any amounts payable in respect of the CVRs.

(g) Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, the Parties hereto shall determine the portion of any CVR Payment required to be treated as interest for U.S. federal income tax purposes pursuant to Section 483 of the Code and the Treasury Regulations promulgated thereunder.

(h) The Holder of any CVR is not, and shall not, by virtue thereof, be entitled to any rights of a holder of any Voting Securities or other equity security or other ownership interest of the Company, in any constituent company to the Merger or in any of such companies’ Affiliates or other subsidiaries, either at Law or in equity, and the rights of the Holders are limited to those contractual rights expressed in this CVR Agreement.

(i) Except as provided in this CVR Agreement (including, without limitation, SECTION 7.6), none of the Company or any of its Affiliates shall have any right to set off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s Securities or any CVR Payment or other amount payable to such Holder in respect of such Securities.

(j) In the event that all of the CVRs not previously cancelled shall have become due and payable pursuant to the terms hereof, all disputes with respect to amounts payable to the Holders brought pursuant to the terms and conditions of this CVR Agreement have been resolved, and the Company has paid or caused to be paid or deposited with the Trustee all amounts payable to the Holders under this CVR Agreement (including any amounts determined in accordance with SECTION 7.6), then this CVR Agreement shall cease to be of further effect and shall be deemed satisfied and discharged. Notwithstanding the satisfaction and discharge of this CVR Agreement, the obligations of the Company under SECTION 4.6(c) shall survive.

SECTION 3.2 Registrable Form. The Securities shall be issuable only in registered form. The CVRs shall be issued initially in the form of (a) one or more permanent Global Securities, deposited with the Trustee, as the custodian for The Depository Trust Company, its nominees and successors (the “Depositary”), or (b) one or more Direct Registration Securities. Each Global Security will represent such of the Outstanding Securities as will be specified therein and each shall provide that it represents the aggregate number of Outstanding Securities from time to time endorsed thereon and that the aggregate number of Outstanding Securities represented thereby may from time to time be reduced or increased, as appropriate to reflect exchanges.

SECTION 3.3 Execution, Authentication, Delivery and Dating.

(a) The Global Securities and CVR Certificates, if any, shall be executed on behalf of the Company by its Chief Executive Officer or any other person duly authorized to act on behalf of the Company for such purpose or any general purpose, but need not be attested. The signature of any of these persons on the Global Securities or CVR Certificates, if any, may be manual or facsimile.

(b) Securities bearing the manual or facsimile signatures of individuals who were, at the time of execution, the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

(c) At any time and from time to time after the execution and delivery of this CVR Agreement, the Company may deliver a Company Order for the authentication, as applicable, and delivery of Securities; and the Trustee, in accordance with such Company Order, shall authenticate and deliver such Securities as provided in this CVR Agreement and not otherwise. In the case of Global Securities or CVR Certificates, such Company Order shall be accompanied by Global Securities or CVR Certificates executed by the Company and delivered to the Trustee for authentication in accordance with such Company Order.

(d) Each Global Security or CVR Certificate shall be dated the date of its authentication.

(e) No Global Security or CVR Certificate shall be entitled to any benefit under this CVR Agreement or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein duly executed by the Trustee, by manual or facsimile signature of an authorized officer, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Global Security or CVR Certificate has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this CVR Agreement.

(f) Direct Registration Securities need not be authenticated, and shall be valid and obligatory for all purposes and shall entitle each Holder thereof to all benefits of this CVR Agreement.

SECTION 3.4 Registration, Registration of Transfer and Exchange.

(a) The Company shall cause to be kept at the office of the Trustee a register (the register maintained in such office and in any other office or agency designated pursuant to SECTION 7.2 being herein sometimes referred to as the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Securities and of transfers of Securities. The Trustee is hereby initially appointed “Security Registrar” for the purpose of registering Securities and transfers of Securities as herein provided.

(b) (i) Upon surrender for registration of transfer of any CVR Certificate at the office or agency of the Company designated pursuant to SECTION 7.2, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates, or at the Company’s election, deliver evidence of b Direct Registration Securities, representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and the Company shall execute and the Trustee shall authenticate and deliver, in the name of the transferor, one or more new CVR Certificates, or at the Company’s election, deliver evidence of direct registration of CVRs, representing the aggregate number of CVRs represented by such CVR Certificate that are not to be transferred;

(i) A Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Securities will be exchanged by the Company for Direct Registration Securities if (1) the Company delivers to the Security Registrar notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary; (2) the Company in its sole discretion determines that the Global Securities (in whole but not in part) should be exchanged for Direct Registration Securities and delivers a written notice to such effect to the Security Registrar or (3) a Breach has occurred and is continuing and the Security Registrar has received a request from the Depositary to issue Direct Registration Securities. Upon the occurrence of either of the preceding events in (1) or (2) above, Direct Registration Securities shall be issued in such names as the Depositary shall instruct the Trustee. Global Securities also may be exchanged or replaced, in whole or in part, as provided in SECTION 3.5 hereof. Every Global Security authenticated and delivered in exchange for, or in lieu of, a Global Security or any portion thereof, pursuant to this SECTION 3.4 or SECTION 3.5 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Security. A Global Security may not be exchanged for another Global Security other than as provided in this SECTION 3.4(b)(i), however, beneficial interests in a Global Security may be transferred and exchanged as provided in SECTION 3.4(b)(iii) or (iv) hereof.

(ii) At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at such office or agency. Whenever any CVR Certificates are so surrendered for exchange, the Company shall execute and the Trustee shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.

(iii) The transfer and exchange of beneficial interests in the Global Securities will be effected through the Depositary, in accordance with the provisions of this CVR Agreement and the Applicable Procedures. Beneficial interests in any Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in Global Security. No written orders or instructions shall be required to be delivered to the Security Registrar to effect the transfers described in this SECTION 3.4(b)(iii).

(iv) If any holder of a beneficial interest in a Global Security proposes to exchange such beneficial interest for a Direct Registration Security or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Direct Registration Security, then the Security Registrar will cause the aggregate number of CVRs represented by the applicable Global Security to be reduced accordingly pursuant to SECTION 3.4(b)(vii) hereof, and the Security Registrar will deliver to the Person designated in the instructions a Direct Registration Security in the appropriate number of CVRs. Any Direct Registration Security issued in exchange for a beneficial interest pursuant to this SECTION 3.4(b)(iv) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Security Registrar from or through the Depositary and the Participant or Indirect Participant.

(v) A Holder of a Direct Registration Security may exchange such Direct Registration Security for a beneficial interest in a Global Security or transfer such Direct Registration Security to a Person who takes delivery thereof in the form of a beneficial interest in a Global Security at any time. Upon receipt of a request for such an exchange or transfer, the Security Registrar will cancel the applicable Direct Registration Security and increase or cause to be increased the aggregate number of CVRs represented by one of the Global Securities.

(vi) Upon request by a Holder of Direct Registration Securities and such Holder’s compliance with the provisions of this SECTION 3.4(b)(vi), the Security Registrar will register the transfer or exchange of Direct Registration Securities. Prior to such registration of transfer or exchange, the requesting Holder must present to the Security Registrar a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of Direct Registration Securities may transfer such Direct Registration Securities to a Person who takes delivery thereof in the form of Direct Registration Securities. Upon receipt of a request to register such a transfer, the Security Registrar shall register the Direct Registration Securities pursuant to the instructions from the Holder thereof.

(vii) At such time as all beneficial interests in a particular Global Security have been exchanged for Direct Registration Securities or a particular Global Security has been repurchased or canceled in whole and not in part, each such Global Security will be returned to or retained and canceled by the Security Registrar in accordance with SECTION 3.8 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Direct Registration Securities, the aggregate number of CVRs represented by such Global Security will be reduced accordingly and an endorsement will be made on such Global Security by the Security Registrar or by the Depositary at the direction of the Security Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security will be increased accordingly and an endorsement will be made on such Global Security by the Security Registrar or by the Depositary at the direction of the Security Registrar to reflect such increase.

(viii) (A) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Securities upon receipt of a Company Order in accordance with SECTION 3.3 hereof or at the Security Registrar’s request.

(B) No service charge will be made to a Holder of a beneficial interest in a Global Security or to a Holder of a Direct Registration Security for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

(C) All Global Securities and Direct Registration Securities issued upon any registration of transfer or exchange of Global Securities or Direct Registration Securities will be the valid obligations of the Company, evidencing the same rights, and entitled to the same benefits under this CVR Agreement, as the Global Securities or Direct Registration Securities surrendered upon such registration of transfer or exchange.

(D) The Trustee will authenticate Global Securities and CVR Certificates in accordance with the provisions of SECTION 3.3 hereof.

SECTION 3.5 Mutilated, Destroyed, Lost and Stolen Securities.

(a) If (i) any mutilated Global Security or CVR Certificate is surrendered to the Trustee, or (ii) the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Global Security or CVR Certificate, and there is delivered to the Company and the Trustee (A) such security or indemnity as may be reasonably required by them to save each of them and any agent of either harmless and (B) an affidavit of loss in respect of such Security, then, in the absence of notice to the Company or the Trustee that such Global Security or CVR Certificate has been acquired by a bona fide purchaser, the Company shall execute and, upon delivery of a Company Order, the Trustee shall authenticate, as applicable, and deliver, in exchange for any such mutilated Global Security or CVR Certificate or in lieu of any such destroyed, lost or stolen Security, a new CVR, in the form of either a Global Security, a CVR Certificate or a Direct Registration Security, of like tenor and amount of CVRs, bearing a number not contemporaneously outstanding.

(b) In case any such mutilated, destroyed, lost or stolen Global Security or CVR Certificate has become or is to become finally due and payable within fifteen (15) days, the Company in its discretion may, instead of issuing a new CVR, pay to the Holder of such Security on the applicable Payment Date, as the case may be, all amounts due and payable with respect thereto.

(c) Every new Security issued pursuant to this SECTION 3.5 in lieu of any destroyed, lost or stolen Global Security shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this CVR Agreement equally and proportionately with any and all other Securities duly issued hereunder.

(d) The provisions of this SECTION 3.5 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

SECTION 3.6 Payments with Respect to CVRs. Payment of any amounts pursuant to the CVRs shall be made in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts. The Company may, at its option, pay such amounts by wire transfer or check payable in such money.

SECTION 3.7 Persons Deemed Owners. Prior to the time of due presentment for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any Security is registered as the owner of such Security for the purpose of receiving payment on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

SECTION 3.8 Cancellation. All Securities surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company shall promptly deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Company has acquired in any manner whatsoever, and all Securities so delivered shall be promptly cancelled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities cancelled as provided in this SECTION 3.8, except as expressly permitted by this CVR Agreement. All cancelled Securities held by the Trustee shall be destroyed and a certificate of destruction shall be issued by the Trustee to the Company, unless otherwise directed by a Company Order.

SECTION 3.9 CUSIP Numbers. The Company in issuing the Securities may use “CUSIP” numbers (if then generally in use). The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 4

THE TRUSTEE

SECTION 4.1 Certain Duties and Responsibilities.

(a) With respect to the Holders, the Trustee, prior to the occurrence of a Breach (as defined in SECTION 8.1) with respect to the Securities and after the curing or waiving of all Breaches which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement and no implied covenants shall be read into this CVR Agreement against the Trustee. In case a Breach with respect to the Securities has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this CVR Agreement, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) In the absence of bad faith on its part, prior to the occurrence of a Breach and after the curing or waiving of all such Breaches which may have occurred, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the

Trustee which conform to the requirements of this CVR Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this CVR Agreement.

(c) No provision of this CVR Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that (i) this Subsection (c) shall not be construed to limit the effect of Subsections (a) and (b) of this SECTION 4.1; (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders pursuant to SECTION 8.9 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this CVR Agreement.

(d) Whether or not therein expressly so provided, every provision of this CVR Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this SECTION 4.1.

SECTION 4.2 Certain Rights of Trustee. Subject to the provisions of SECTION 4.1, including without limitation, the duty of care that the Trustee is required to exercise upon the occurrence of a Breach:

(a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee need not investigate any fact or matter stated in the document;

(b) any request or direction or order of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon;

(c) whenever in the administration of this CVR Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon or an Opinion of Counsel;

(d) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this CVR Agreement at the request or direction of any of the Holders pursuant to this CVR Agreement, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the

Company, personally or by agent or attorney, as necessary for such inquiry or investigation at the sole cost of the Company and shall incur no liability of any kind by reason of such inquiry or investigation other than as a result of Trustee’s gross negligence or willful misconduct;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(h) the Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this CVR Agreement;

(i) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Paying Agent, the Security Registrar, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;

(j) in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(k) certain of the Trustee’s duties hereunder may be performed by the Paying Agent or Security Registrar;

(l) the Trustee shall not be deemed to have knowledge of any Breach except any Breach of which the Trustee shall have received written notification or otherwise obtained actual knowledge. In the absence of such notice, the Trustee may conclusively assume there is no Breach except as aforesaid;

(m) the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder;

(n) the permissive rights of the Trustee enumerated in this CVR Agreement shall not be construed as duties hereunder;

(o) the Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this CVR Agreement; and

(p) in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities or communications services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 4.3 Not Responsible for Recitals or Issuance of Securities. The Trustee shall not be accountable for the Company’s use of the Securities by any Person other than the Trustee. The recitals contained herein and in the Securities, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this CVR Agreement or of the Securities.

SECTION 4.4 May Hold Securities. The Trustee, any Paying Agent, Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Securities, and, subject to SECTIONS 4.7 and 4.12, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Paying Agent, Security Registrar or such other agent.

SECTION 4.5 Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by Law. The Trustee shall be under no liability for interest on any money received by it hereunder, except as otherwise agreed by the Trustee in writing with the Company.

SECTION 4.6 Compensation and Reimbursement. The Company agrees:

(a) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder in such amount as the Company and the Trustee shall agree from time to time (which compensation shall not be limited by any provision of Law in regard to the compensation of a trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this CVR Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to the Trustee’s gross negligence, bad faith or willful misconduct; and

(c) to indemnify the Trustee and any predecessor Trustee and each of their respective agents, officers, directors and employees (each an “indemnitee”) for, and to hold them harmless against, any loss, liability or expense (including attorneys fees and expenses) incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust and the performance of their duties hereunder, including the reasonable costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder. The Company’s payment obligations pursuant to this SECTION 4.6 shall survive the termination of this CVR Agreement. When the Trustee incurs expenses after the occurrence of a Breach specified in SECTION 8.1(c) or 8.1(d) with respect to the Company, the expenses are intended to constitute expenses of administration under bankruptcy Laws.

In order to secure the payment obligations of the Company in this SECTION 4.6, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee except such money or property held in trust to make CVR Payments.

SECTION 4.7 Disqualification; Conflicting Interests.

(a) If applicable, to the extent that the Trustee or the Company determines that the Trustee has a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall immediately notify the Company of such conflict and, within ninety (90) days after ascertaining that it has such conflicting interest, either eliminate such conflicting interest or resign to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this CVR Agreement. The Company shall take prompt steps to have a successor appointed in the manner provided in this CVR Agreement.

(b) In the event the Trustee shall fail to comply with the foregoing subsection 4.7(a), the Trustee shall, within ten (10) days of the expiration of such ninety (90) day period, transmit a notice of such failure to the Holders in the manner and to the extent provided in the Trust Indenture Act and this CVR Agreement.

(c) In the event the Trustee shall fail to comply with the foregoing subsection 4.7(a) after written request therefor by the Company or any Holder, any Holder of any Security who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor Trustee.

SECTION 4.8 Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which satisfies the applicable requirements of Sections 310(a)(1) and (5) of the Trust Indenture Act and has a combined capital and surplus of at least fifty million dollars ($50,000,000). If such corporation publishes reports of condition at least annually, pursuant to Law or to the requirements of a supervising or examining authority, then for the purposes of this SECTION 4.8, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this SECTION 4.8, it shall resign immediately in the manner and with the effect hereinafter specified in this ARTICLE 4.

SECTION 4.9 Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this ARTICLE 4 shall become effective until the acceptance of appointment by the successor Trustee under SECTION 4.10.

(b) The Trustee, or any trustee or trustees hereafter appointed, may resign at any time by giving written notice thereof to the Company. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within thirty (30) days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by a demand in writing by the Holders of at least a majority of the Outstanding CVRs delivered to the Trustee and to the Company.

(d) If at any time:

(i) the Trustee shall fail to comply with SECTION 4.7 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Security for at least six (6) months; or

(ii) the Trustee shall cease to be eligible under SECTION 4.8 and shall fail to resign after written request therefor by the Company or by any such Holder; or

(iii) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (A) the Company, by a Board Resolution or action of its Chief Executive Officer, may remove the Trustee, or (B) the Holder of any Security who has been a bona fide Holder of a Security for at least six (6) months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company, by a Board Resolution and/or action of its Chief Executive Officer, shall promptly appoint a successor Trustee. If, within one (1) year after any removal by the Holders of at least a majority of the Outstanding CVRs, a successor Trustee shall be appointed by act of the Holders of at least a majority of the Outstanding CVRs delivered to the Company and the retiring Trustee the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with SECTION 4.10, become the successor Trustee and supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders of the Securities and accepted appointment within sixty (60) days after the retiring Trustee tenders its resignation or is removed, the retiring Trustee may (at the expense of the obligor), or, the Holder of any Security who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee. If any Trustee is removed with or without cause, all fees and expenses (including the reasonable fees and expenses of counsel) of such Trustee incurred in the administration of the trust or in performing its duties hereunder shall be paid to such Trustee.

(f) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of Securities as their names and addresses appear in the Security Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor Trustee, it shall not be a breach hereunder but the successor Trustee shall cause the notice to be mailed at the expense of the Company.

SECTION 4.10 Acceptance of Appointment of Successor.

(a) Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, upon request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts. Notwithstanding the replacement of the Trustee pursuant to this SECTION 4.10, the Company’s obligations under SECTION 4.6 shall continue and inure to the benefit of the retiring Trustee.

(b) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this ARTICLE 4.

SECTION 4.11 Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, by sale or otherwise shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this ARTICLE 4, without the execution or filing of any paper or any further act on the part of any of the Parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion, sale or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities; and such certificate shall have the full force which it is anywhere in the Securities or in this CVR Agreement provided that the certificate of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 4.12 Preferential Collection of Claims Against Company. If and when the Trustee shall be or shall become a creditor, directly or indirectly, secured or unsecured, of the Company (or any other obligor upon the Securities), excluding any creditor relationship set forth in Section 311(b) of the Trust Indenture Act, if applicable, the Trustee shall be subject to the applicable provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).

ARTICLE 5

HOLDERS’ LISTS AND REPORTS BY THE TRUSTEE AND COMPANY

SECTION 5.1 Company to Furnish Trustee with Names and Addresses of Holders. The Company shall furnish or cause to be furnished to the Trustee (a) promptly after the issuance of the Securities, and semi-annually thereafter, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a recent date, and (b) at such times as the Trustee may request in writing, within thirty (30) days after receipt by the Company of any such request, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a date not more than fifteen (15) days prior to the time such list is furnished; provided, however, that if and so long as the Trustee shall be the Security Registrar, no such list need be furnished.

SECTION 5.2 Preservation of Information; Communications to Holders.

(a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of the Holders contained in the most recent list furnished to the Trustee as provided in SECTION 5.1 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar. The Trustee may destroy any list furnished to it as provided in SECTION 5.1 upon receipt of a new list so furnished.

(b) The rights of the Holders to communicate with other Holders with respect to their rights under this CVR Agreement and the corresponding rights and privileges of the Trustee shall be as provided by Section 312(b)(2) of the Trust Indenture Act, if applicable.

(c) Every Holder of Securities, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee shall be deemed to be in violation of Law or held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders made pursuant to the Trust Indenture Act (if applicable) regardless of the source from which such information was derived.

SECTION 5.3 Reports by Trustee.

(a) Within sixty (60) days after December 31 of each year commencing with the December 31 following the date of this CVR Agreement, the Trustee shall transmit to all Holders such reports concerning the Trustee and its actions under this CVR Agreement as may be required pursuant to Section 313(a) of the Trust Indenture Act to the extent and in the manner provided pursuant thereto. The Trustee shall also comply with Section 313(b)(2) of the Trust Indenture Act, if applicable. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the Trust Indenture Act, if applicable.

(b) A copy of each such report shall, at the time of such transmission to the Holders, be filed by the Trustee with each stock exchange, if any, upon which the Securities are listed, with the Commission and also with the Company. The Company shall promptly notify the Trustee when the Securities are listed or delisted on any stock exchange.

SECTION 5.4 Reports by Company. The Company shall: (a) file with the Trustee, (i) within fifteen (15) days after the Company files or furnishes the same with the Commission, copies of the annual reports filed on Form 10-K and the quarterly reports filed on Form 10-Q, and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company is required to file with or furnish to the Commission, pursuant to Section 13 or Section 15(d) of the Exchange Act (such annual and quarterly reports and required information, documents and other reports, together the “Exchange Act Documents”), (ii) if the Company does not file such annual and quarterly reports with the Commission, within forty-five (45) days after each fiscal quarter (other than the last quarter of each fiscal year), quarterly financial information and, within ninety (90) days after each calendar year, annual financial information, in each case calculated in accordance with Accounting Standards, (iii) copies of any quarterly financial information or earnings reports made public by the Company or made available on the Company’s website, within fifteen (15) days after such information or reports are furnished or otherwise made public or available, (iv) within fifteen (15) days after the end of each calendar month during a calendar year other than the last calendar month, and within thirty (30) days after the end of the last calendar month of a calendar year, a Product Sales Statement, and (v) within four (4) Business Days after the occurrence of the Approval Milestone, a notice setting forth the occurrence of the Milestone, the amount of the payment payable in connection with such Milestone and the applicable Payment Date of such Milestone; (b) file with the Trustee such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this CVR Agreement as may be required from time to time by the Trustee or the rules and regulations of the Commission; and (c) make available on the Company’s website as of an even date with the filing of such materials with the Trustee, the information, documents and reports required to be filed by the Company pursuant to subsections (a) or (b) of this SECTION 5.4.

SECTION 5.5 Compliance Certificate. The Company shall comply with Section 314(a)(4) of the Trust Indenture Act, to the extent applicable, by delivering to the Trustee an Officers’ Certificate within one hundred and twenty (120) days after the end of each fiscal year of the Company ending after the date hereof, to be executed by the principal executive officer, principal financial officer or principal accounting officer of the Company and stating whether or not, to the best knowledge of the signer(s) thereof, the Company is in breach in the performance and observance of any of the terms, provisions or conditions of this CVR Agreement (without regard to any period of grace or requirement of notice provided hereunder).

ARTICLE 6

AMENDMENTS

SECTION 6.1 Amendments without Consent of Holders. Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more amendments hereto or to the Securities, for any of the following purposes:

(a) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Securities any property or assets;

(b) to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company herein and in the Securities;

(c) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and/or the Chief Executive Officer of the Company and the Trustee shall consider to be for the protection of the Holders of Securities, and to make the occurrence, or the occurrence and continuance, of a breach in any such additional covenants, restrictions, conditions or provisions a Breach permitting the enforcement of all or any of the several remedies provided in this CVR Agreement as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment may provide for a particular period of grace after breach (which period may be shorter or longer than that allowed in the case of other breaches) or may provide for an immediate enforcement upon such a Breach or may limit the remedies available to the Trustee upon such a Breach or may limit the right of the Acting Holders to waive such a Breach;

(d) to cure any ambiguity, or to correct or supplement any provision herein or in the Securities which may be defective or inconsistent with any other provision herein; provided that such amendment shall not adversely affect the interests of the Holders;

(e) to make any other provisions with respect to matters or questions arising under this CVR Agreement; provided that such provisions shall not adversely affect the interests of the Holders;

(f) to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable; or

(g) make any change that does not adversely affect the interests of the Holders.

Promptly following any amendment of this CVR Agreement or the Securities in accordance with this SECTION 6.1, the Company shall notify the Holders of the Securities of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment.

SECTION 6.2 Amendments with Consent of Holders. With the consent of the Holders of at least a majority of the Outstanding CVRs, by Act of said Holders delivered to the Company and the Trustee (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Securities), the Company (when authorized by a Board Resolution and/or its Chief Executive Officer) and the Trustee may enter into one or more amendments hereto or to the Securities for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this CVR Agreement or to the Securities or of modifying in any manner the rights of the Holders under this CVR Agreement or to the Securities; provided, however, that no such amendment shall, without the consent of the Holder of each Outstanding Security affected thereby:

(a) modify in a manner adverse to the Holders (i) any provision contained herein with respect to the termination of this CVR Agreement or the Securities, (ii) the time for payment and amount of any Product Sales Milestone Payment or the Approval Milestone Payment, or otherwise extend the time for payment of the Securities or reduce the amounts payable in respect of the Securities or modify any other payment term or Payment Date;

(b) reduce the number of CVRs; or

(c) modify any of the provisions of this SECTION 6.2, except to increase the percentage of Holders from whom consent is required or to provide that certain other provisions of this CVR Agreement cannot be modified or waived without the consent of the Holder of each Security affected thereby.

SECTION 6.3 Execution of Amendments. In executing any amendment permitted by this ARTICLE 6, the Trustee (subject to SECTION 4.1) shall be fully protected in relying upon (i) an Opinion of Counsel and Officer’s Certificate stating that the execution of such amendment is authorized or permitted by this CVR Agreement and (ii) if such amendment is executed pursuant to SECTION 6.2, evidence of the consent of the Holders required to consent thereto. The Trustee shall execute any amendment authorized pursuant to this ARTICLE 6 if the amendment does not adversely affect the Trustee’s own rights, duties or immunities under this CVR Agreement or otherwise. Otherwise, the Trustee may, but need not, execute such amendment.

SECTION 6.4 Effect of Amendments; Notice to Holders.

(a) Upon the execution of any amendment under this ARTICLE 6, this CVR Agreement and the Securities shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement and the Securities for all purposes; and every Holder of Securities theretofore or thereafter authenticated, as applicable, and delivered hereunder shall be bound thereby.

(b) Promptly after the execution by the Company and the Trustee of any amendment pursuant to the provisions of this ARTICLE 6, the Company shall mail a notice thereof by first-class mail to the Holders of Securities at their addresses as they shall appear on the Security Register, setting forth in general terms the substance of such amendment. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

SECTION 6.5 Conformity with Trust Indenture Act. Every amendment executed pursuant to this ARTICLE 6 shall conform to the applicable requirements of the Trust Indenture Act, if any.

SECTION 6.6 Reference in Securities to Amendments. If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. Securities authenticated and delivered after the execution of any amendment pursuant to this ARTICLE 6 may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such amendment. If the Company shall so determine, new Securities so modified as to conform, in the opinion of the Trustee on the one hand and the Board of Directors and/or the Chief Executive Officer of the Company on the other hand, to any such amendment may be prepared and executed by the Company, as applicable, and authenticated, as applicable, and delivered by the Trustee in exchange for Outstanding Securities. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

ARTICLE 7

COVENANTS

SECTION 7.1 Payment of Amounts, if any, to Holders. The Company shall duly and punctually pay the amounts, if any, on the Securities in accordance with the terms of the Securities and this CVR Agreement. Such amounts shall be considered paid on the applicable Payment Date if on such date the Trustee or the Paying Agent holds in accordance with this CVR Agreement money sufficient to pay all such amounts then due. Notwithstanding any other provision of this CVR Agreement, the Company or any of its Affiliates (including the Surviving Corporation, as applicable), the Trustee or the Paying Agent, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this CVR Agreement to any Holder such amounts as are required to be deducted and withheld therefrom under the Code or the Treasury Regulations thereunder or any other Tax Law. If Trustee or the Paying Agent intends to withhold any amounts from amounts payable under this CVR Agreement, then Trustee or the Paying Agent shall provide thirty (30) days advance notice of such intended withholding to the payee explaining the basis therefor in order to give the payee an opportunity to provide any information or documentation that may be necessary in order to prevent such withholding.

SECTION 7.2 Maintenance of Office or Agency.

(a) As long as any of the Securities remain Outstanding, the Company shall maintain in the city of New York an office or agency (i) where Securities may be presented or surrendered for payment, (ii) where Securities may be surrendered for registration of transfer or exchange and (iii) where notices and demands to or upon the Company in respect of the Securities and this CVR Agreement may be served. The Corporate Trust Office shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company or any of its Subsidiaries may act as Paying Agent, registrar or transfer agent; provided that such Person shall take appropriate actions to avoid the commingling of funds. The Company shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may from time to time designate one or more other offices or agencies (in or outside of the city of New York) where the Securities may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the city of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.

SECTION 7.3 Money for Security Payments to Be Held in Trust.

(a) If the Company or any of its Subsidiaries shall at any time act as the Paying Agent, it shall, on or before the Payment Date, as the case may be, segregate and hold in trust for the benefit of the Holders all sums held by such Paying Agent for payment on the Securities until such sums shall be paid to the Holders as herein provided, and shall promptly notify the Trustee of any failure of the Company to make payment on the Securities.

(b) Whenever the Company shall have one or more Paying Agents for the Securities, it shall, on or before a Payment Date deposit with a Paying Agent a sum in same day funds sufficient to pay the amount, if any, so becoming due; such sum to be held in trust for the benefit of the Persons entitled to such amount, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of such action or any failure so to act.

(c) The Company shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this SECTION 7.3, that (i) such Paying Agent shall hold all sums held by it for the payment of any amount payable on Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall notify the Trustee of the sums so held and (ii) that it shall give the Trustee notice of any failure by the Company (or by any other obligor on the Securities) to make any payment on the Securities when the same shall be due and payable.

(d) Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment on any Security and remaining unclaimed for one (1) year after the Payment Date shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease.

SECTION 7.4 Certain Purchases and Sales. The Company or any of its Subsidiaries or Affiliates may acquire in open market transactions, private transactions or otherwise, the Securities, provided that prior to any acquisition of any Securities, the Company must publicly disclose the amount of Securities which it has been authorized to acquire and the Company must report in each of its annual and quarterly reports the amount of Securities it has been authorized to acquire as well as the amount of Securities it has acquired as of the end of the quarterly or annual period reported in such quarterly or annual report.

SECTION 7.5 Books and Records. The Company shall keep, and shall cause its Subsidiaries to keep, true, complete and accurate records in sufficient detail to enable the amounts payable under this CVR Agreement to be determined by the Holders and their consultants or professional advisors, for a period of three (3) years following the Termination Date.

SECTION 7.6 Audits.

(a) Upon the written request of the Acting Holders (but no more than once during any calendar year), and upon reasonable notice, the Company shall provide an independent certified public accounting firm of nationally recognized standing jointly agreed upon by the Acting Holders and the Company (failing agreement on which each shall designate an independent public accounting firm of its own selection, which firms shall in turn appoint an independent public accounting firm for such purpose) (the “Independent Accountant”) with access during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the statements set forth in the Product Sales Statements and the figures underlying the calculations set forth therein for any period within the preceding three (3) years that has not previously been audited in accordance with this SECTION 7.6. The fees charged by such accounting firm shall be paid by the Company. The Independent Accountant shall disclose to the Acting Holders any matters directly related to their findings and shall disclose whether it has determined that any statements set forth in the Product Sales Statements are incorrect. The Independent Accountant shall provide the Company with a copy of all disclosures made to the Acting Holders. This covenant shall survive the termination of this CVR Agreement for a period of one (1) year. The initiation of a review by the Acting Holders as contemplated by this SECTION 7.6 shall not relieve the Company of its obligation to pay any Product Sales Milestone Payment relating to any Product Sales Milestone for which notice of achievement has been given in a Product Sales Statement, it being understood that the Company shall also be obligated to pay the full amount of the CVR Shortfall, if any, determined in accordance with SECTION 7.6(b).

(b) If the Independent Accountant concludes that any Product Sales Milestone Payment should have been paid but was not paid when due, the Company shall pay each Holder of a CVR the amount of such Product Sales Milestone Payment (to the extent not paid on a subsequent date), as applicable, plus interest on such Product Sales Milestone Payment, as applicable, at the Shortfall Interest Rate from the date the Product Sales Milestone Payment Date should have occurred (if the Company had given notice of achievement of such Product Sales

Milestone pursuant to the terms of this CVR Agreement), as applicable, to the date of actual payment (such amount including interest being the “CVR Shortfall”). The Company shall pay the CVR Shortfall to the CVR Holders of record as of a date that is three (3) Business Days prior to a Payment Date selected by the Company, which Payment Date must be within sixty (60) days of the date the Acting Holders deliver to the Company the Independent Accountant’s written report (the “Shortfall Report”). The decision of such Independent Accountant shall be final, conclusive and binding on the Company and the Holders, shall be nonappealable and shall not be subject to further review.

(c) Each Person seeking to receive information from the Company in connection with a review or audit shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with the Company obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement and not use such information for any purpose other than the completion of such review or audit.

(d) The Company shall not, and shall cause its Affiliates not to, enter into any license or distribution agreement with any third party (other than the Company or its Affiliates) with respect to a Product unless such agreement contains provisions that would allow any Independent Accountant appointed pursuant to this SECTION 7.6 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this SECTION 7.6; provided that the Company and its Affiliates shall not be required to amend any Existing Licenses. The Parties agree that, if the Company or its Affiliates have exercised audit rights under any license or distribution agreement prior to the Acting Holders’ request for an audit under this SECTION 7.6 and under such license or distribution agreement the Company and its Affiliates cannot request another audit, the results of the Company’s prior audit of such licensee or distributor shall be used for purposes of the audit requested by the Acting Holders under this SECTION 7.6 and that the Company shall not have any further obligation to provide access to an Independent Accountant with respect to such licensee until such time as the Company may again exercise its rights of audit under the license agreement with such licensee.

SECTION 7.7 Listing of CVRs. The Company hereby covenants and agrees it shall use its commercially reasonable efforts to maintain a listing for trading on the Nasdaq Global Select Market, Nasdaq Global Market, or other national securities exchange for so long as any CVRs remain Outstanding.

SECTION 7.8 Product Transfer. Subject to ARTICLE 9, so long as the Securities remain Outstanding, the Company and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license, or any other transaction or arrangement, sell, transfer, convey or otherwise dispose of their respective rights in and to a Product to a third party (other than the Company or its Affiliates) (such transaction, a “Product Disposition Transaction”), unless (a) the Company (or its successor including, if applicable, a Person to whom all of the Company’s and its Subsidiaries’ interests in the relevant Product are transferred) shall agree to remain subject to the obligations hereunder to make any Product Sales Milestone Payments and the Approval Milestone Payment if and when such a payment is due in accordance with the terms of this CVR Agreement and (b) at all times after the closing of such Product Disposition Transaction and prior to the Termination Date the gross amounts invoiced for Products by the applicable transferee will be reflected in the Product Sales in accordance with the terms hereunder (with the transferee substituted for the Company for the purposes of the definition of “Product Sales”) as if such transferee was the Company and the agreement for such Product Disposition Transaction requires the transferee to comply with the covenants in this SECTION 7.8 and in SECTION 7.6 hereof to the same extent as the Company. For purposes of clarification, this SECTION 7.8 shall not apply to sales of a Product made by the Company or its Affiliates or ordinary course licensing arrangements between the Company and its Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers, on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing and/or selling such Product and for which the gross amounts invoiced for sales of such Product by the applicable third party licensee, distributor or contract manufacturer shall be reflected in Product Sales in accordance with the terms of this CVR Agreement.

SECTION 7.9 Milestones.

(a) Subject to SECTIONS 7.9(b), (c) and (d) below, the Company, directly or through its Affiliates, licensees and/or other contractors, shall use Diligent Efforts to achieve (i) the Approval Milestone and (ii) the Product Sales Milestones through sales of Marketed Products.

(b) The Company shall have no obligation to pursue the Approval Milestone if the FDA issues an order under 21 CFR 814.45 denying FDA Approval of the AUGMENT PMA. Further, and for the avoidance of doubt, in the event the FDA requires any additional clinical efficacy trial(s), post-marketing study(ies) (other than customary post-approval patient registries) or otherwise requests additional information that cannot be derived from BioMimetic’s completed clinical studies, the Company, its Affiliates and/or licensees will not be required to undertake any of the foregoing, and any election by the Company, its Affiliates and/or licensees not to do so will not be deemed a failure to exercise Diligent Efforts under this Agreement. For purposes of the foregoing sentence, additional safety trials such as pharmacokinetic studies and similar studies with non-efficacy based endpoints that are reasonably capable of being performed in less than eighteen (18) months will not be considered clinical efficacy trials.

(c) The Company’s obligation to use Diligent Efforts to achieve the Product Sales Milestones with respect to AUGMENT Bone Graft do not require the Company, its Affiliates and/or licensees to seek or obtain approval to market and sell AUGMENT Bone Graft (i) in any jurisdiction other than the United States, nor (ii) for any indication other than the indications approved by the FDA in the first FDA Approval of AUGMENT Bone Graft (assuming any such approval is obtained).

(d) Except as expressly set forth in SECTION 7.9(a) above with respect to AUGMENT Bone Graft, the Company shall have no obligation (i) to seek new or expanded regulatory approvals for any Product, (ii) to develop or introduce new Products or (iii) to commercialize any Product in any jurisdiction where such Product was not legally commercialized as of the date of this CVR Agreement. No failure of the Company, its Affiliates and/or licensees to do any of the foregoing will be deemed a failure to use Diligent Efforts hereunder. Further, and without in any way inferring that the application of Diligent Efforts would otherwise bar the Company, its Affiliates and/or licensees from electing in good faith to discontinue the marketing and sale of a Product, it is understood and agreed that if the Company, or any of its Affiliates or licensees, elects for any reason to suspend or discontinue the marketing and sale of AUGMATRIX Bone Graft in any jurisdiction (or in all jurisdictions), such decision shall not be deemed a failure by the Company to use Diligent Efforts hereunder.

SECTION 7.10 Notice of Breach. The Company shall file with the Trustee written notice of the occurrence of any Breach or other breach under this CVR Agreement within five (5) Business Days of its becoming aware of any such Breach or other breach.

SECTION 7.11 Non-Use of Name. Neither the Trustee nor the Holders shall use the name, trademark, trade name or logo of the Company, its Affiliates, or their respective employees in any publicity or news release relating to this CVR Agreement or its subject matter, without the prior express written permission of the Company, other than (in the case of the name of the Company, its Affiliates, or their respective employees) with respect to a dispute pursuant to this CVR Agreement between any of the Holders, the Trustee, the Company or its Affiliates.

ARTICLE 8

REMEDIES OF THE TRUSTEE AND HOLDERS IN THE EVENT OF BREACH

SECTION 8.1 Breach Defined; Waiver of Breach. “Breach” with respect to the Securities, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Breach and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) failure to pay all or any part of any CVR Payment after a period of ten (10) Business Days after such CVR Payment shall become due and payable on a Payment Date or otherwise; or

(b) material breach in the performance, or breach in any material respect, of any covenant or warranty of the Company in respect of the Securities (other than a covenant or warranty in respect of the Securities, a breach in whose performance or other breach is elsewhere in this SECTION 8.1 specifically dealt with), and continuance of such breach for a period of ninety (90) days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Acting Holders, a written notice specifying such breach and requiring it to be remedied and stating that such notice is a “Notice of Breach” hereunder; or

(c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days; or

(d) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property, or make any general assignment for the benefit of creditors.

Except where authorization and/or appearance of each of the Holders is required by applicable Law, if a Breach described above occurs and is continuing, then either the Trustee by notice in writing to the Company, or the Trustee upon the written request of the Acting Holders by notice in writing to the Company and to the Trustee, may, as provided in SECTION 8.2, bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Breach Interest Rate from the date such amounts were due and payable until payment is made to the Trustee.

The foregoing provisions, however, are subject to the condition that if, at any time after the Trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all amounts which shall have become due and payable (with interest upon such overdue amount at the Breach Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Trustee, and if any and all Breaches under this CVR Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case Holders of at least a majority of the Outstanding CVRs, by Act of said Holders delivered to the Company and the Trustee, may waive all breaches with respect to the Securities, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent breach or shall impair any right consequent thereof.

SECTION 8.2 Collection by the Trustee; the Trustee May Prove Payment Obligations. The Company covenants that in the case of any failure to pay all or any part of the Securities when the same shall have become due and payable, whether at a Payment Date or otherwise, then upon demand of the Trustee, the Company shall pay to the Trustee for the benefit of the Holders of the Securities the whole amount that then shall have become due and payable on all Securities (with interest from the date due and payable to the date of such payment upon the overdue amount at the Breach Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of the Trustee’s gross negligence or bad faith.

The Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this CVR Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon such Securities and collect in the manner provided by Law out of the property of the Company or other obligor upon such Securities, wherever situated, the moneys adjudged or decreed to be payable.

In any judicial proceedings relative to the Company or other obligor upon the Securities, irrespective of whether any amount is then due and payable with respect to the Securities, the Trustee is authorized:

(a) to file and prove a claim or claims for the whole amount owing and unpaid in respect of the Securities, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of the Trustee’s gross negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Company or other obligor upon the Securities, or to their respective property;

(b) unless prohibited by and only to the extent required by applicable Law, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or Person performing similar functions in comparable proceedings; and

(c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of the Trustee’s gross negligence or bad faith, and all other amounts due to the Trustee or any predecessor Trustee pursuant to SECTION 4.6. To the extent that such payment of reasonable compensation, expenses, disbursements, advances and other amounts out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or safeguard arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, safeguard arrangement, adjustment or composition affecting the Securities, or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

All rights of action and of asserting claims under this CVR Agreement, or under any of the Securities, may be enforced by the Trustee without the possession of any of the Securities or the production thereof and any trial or other proceedings instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Trustee, each predecessor Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this CVR Agreement to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such Securities parties to any such proceedings (unless required by applicable Law).

SECTION 8.3 Application of Proceeds. Any monies collected by the Trustee pursuant to this ARTICLE 8 in respect of any Securities shall be applied in the following order at the date or dates fixed by the Trustee upon presentation of the several Securities in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment in exchange for the presented Securities if only partially paid or upon surrender thereof if fully paid:

FIRST: To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Trustee and each predecessor Trustee and their respective agents and attorneys and of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of the Trustee’s gross negligence or willful misconduct, and all other amounts due to the Trustee or any predecessor Trustee pursuant to SECTION 4.6;

SECOND: To the payment of the whole amount then owing and unpaid upon all the Securities, with interest at the Breach Interest Rate on all such amounts, and in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the Securities, then to the payment of such amounts without preference or priority of any security over any other Security, ratably to the aggregate of such amounts due and payable; and

THIRD: To the payment of the remainder, if any, to the Company or any other Person lawfully entitled thereto.

SECTION 8.4 Suits for Enforcement. In case a Breach has occurred, has not been waived and is continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this CVR Agreement by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this CVR Agreement or in aid of the exercise of any power granted in this CVR Agreement or to enforce any other legal or equitable right vested in the Trustee by this CVR Agreement or by Law.

SECTION 8.5 Restoration of Rights on Abandonment of Proceedings. In case the Trustee or any Holder shall have proceeded to enforce any right under this CVR Agreement and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or to such Holder, then and in every such case the Company and the Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Holders shall continue as though no such proceedings had been taken.

SECTION 8.6 Limitations on Suits by Holders. Subject to the right of the Acting Holders under SECTION 7.6 and the rights of the Holders under SECTION 8.7, no Holder of any Security shall have any right by virtue or by availing of any provision of this CVR Agreement to institute any action or proceeding at Law or in equity or in bankruptcy or otherwise upon or under or with respect to this CVR Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless: (i) such Holder previously shall have given to the Trustee written notice of breach and of the continuance thereof, as hereinbefore provided; (ii) the Acting Holders shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee hereunder; and (iii) such Holder shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for fifteen (15) days after its receipt of such notice and request shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to SECTION 8.9; it being understood and intended, and being expressly covenanted by the taker and Holder of every Security with every other taker and Holder and the Trustee, that no one or more Holders of Securities shall have any right in any manner whatever by virtue or by availing of any provision of this CVR Agreement to effect, disturb or prejudice the rights of any other such Holder of Securities, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this CVR Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Securities. For the protection and enforcement of the provisions of this SECTION 8.6, each and every Holder and the Trustee shall be entitled to such relief as can be given either at Law or in equity.

SECTION 8.7 Unconditional Right of Holders to Institute Certain Suits. Notwithstanding any other provision in this CVR Agreement and any provision of any Security, the right of any Holder of any Security to receive payment of the amounts payable in respect of such Security on or after the respective due dates expressed in such Security, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 8.8 Powers and Remedies Cumulative; Delay or Omission Not Waiver of Breach.

(a) Except as provided in SECTION 8.6, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(b) No delay or omission of the Trustee or of any Holder to exercise any right or power accruing upon any Breach occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Breach or an acquiescence therein; and, subject to SECTION 8.6, every power and remedy given by this CVR Agreement or by Law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

SECTION 8.9 Control by Holders.

(a) The Holders of at least a majority of the Outstanding CVRs shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee with respect to the Securities by this CVR Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this CVR Agreement; and provided further that (subject to the provisions of SECTION 4.1) the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, or a committee of directors or Responsible Officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders of the Securities not joining in the giving of said direction.

(b) Nothing in this CVR Agreement shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction or directions by Holders.

SECTION 8.10 Waiver of Past Breaches.

(a) In the case of a breach or a Breach specified in clause (b), (c) or (d) of SECTION 8.1, the Holders of at least a majority of the Outstanding CVRs may waive any such Breach, and its consequences except a breach in respect of a covenant or provisions hereof which cannot be modified or amended without the consent of the Holder of each Security affected. In the case of any such waiver, the Company, the Trustee and the Holders of the Securities shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other breach or impair any right consequent thereon.

(b) Upon any such waiver, such breach shall cease to exist and be deemed to have been cured and not to have occurred, and any Breach arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this CVR Agreement; but no such waiver shall extend to any subsequent or other Breach or other breach of any kind or impair any right consequent thereon.

SECTION 8.11 The Trustee to Give Notice of Breach, But May Withhold in Certain Circumstances. The Trustee shall transmit to the Holders, as the names and addresses of such Holders appear on the Security Register (as provided under Section 313(c) of the Trust Indenture Act, if applicable), notice by mail of all breaches which have occurred and are known to the Trustee, such notice to be transmitted within ninety (90) days after the occurrence thereof, unless such breaches shall have been cured before the giving of such notice (the term “breach” for the purposes of this SECTION 8.11 being hereby defined to mean any event or condition which is, or with notice or lapse of time or both would become, a Breach); provided that, except in the case of a failure to pay the amounts payable in respect of any of the Securities, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders; and provided, however, that in the case of any breach of the character specified in SECTION 8.1(b) with respect to the Securities, no notice to Holders shall be given until at least thirty (30)  days after the occurrence thereof.

SECTION 8.12 Right of Court to Require Filing of Undertaking to Pay Costs. All Parties to this CVR Agreement agree, and each Holder of any Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this CVR Agreement or in any suit against the Trustee for any action taken, suffered or omitted by it as the Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this SECTION 8.12 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than ten percent (10%) of the Securities Outstanding or to any suit instituted by any Holder for the enforcement of the payment of any Security on or after the due date expressed in such Security.

ARTICLE 9

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

SECTION 9.1 Successor Person Substituted.

(a) In case of a consolidation or merger with a wholly-owned Subsidiary or any other Person, or a transfer or sale to a Person of all or substantially all of the assets or business of Company related to the Products, and following the assumption of this CVR Agreement by such successor Person, such successor Person shall succeed to and be substituted for the Company with the same effect as if it had been named herein. Such successor Person may cause to be signed, and may issue either in its own name or in the name of the Company prior to such succession any or all of the Securities issuable hereunder, in the case of Global Securities, which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor Person instead of the Company and subject to all the terms, conditions and limitations in this CVR Agreement prescribed, the Trustee shall authenticate and shall deliver any Securities which previously shall have been signed and delivered to the Trustee for authentication, and any Securities which such successor corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the Securities so issued shall in all respects have the same legal rank and benefit under this CVR Agreement as the Securities theretofore or thereafter issued in accordance with the terms of this CVR Agreement as though all of such Securities had been issued at the date of the execution hereof.

(b) In case of any such consolidation or merger or sale described in SECTION 9.1(a), such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate. The successor Person to such consolidation or merger may satisfy the obligations of SECTION 5.4(a)(i) and (ii) by providing copies of such successor entity’s Exchange Act Documents in the case of SECTION 5.4(a)(i) or such successor entity’s financial information in the case of SECTION 5.4(a)(ii).

SECTION 9.2 Opinion of Counsel to the Trustee. The Trustee, subject to the provisions of SECTIONS 4.1 and 4.2, shall receive an Officer’s Certificate and Opinion of Counsel, prepared in accordance with SECTIONS 1.2 and 1.3, as conclusive evidence that any such consolidation, merger, sale or conveyance, and any such assumption, and any such liquidation or dissolution, complies with the applicable provisions of this CVR Agreement, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement complies with this ARTICLE 9 and that there has been compliance with all conditions precedent herein provided for or relating to such transaction.

SECTION 9.3 Successors. All covenants, provisions and agreements in this CVR Agreement by or for the benefit of the Company, the Trustee or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives, whether so expressed or not. The Company may assign this CVR Agreement without the prior written consent of the other Parties to this CVR Agreement (i) to one or more of its direct or indirect Subsidiaries or (ii) in connection with the transfer or sale of all or substantially all of the assets or business of the Company related to the Products, or in the event of the Company’s merger or consolidation , provided, however, that in the event of any such assignment the Company (or its successor) agrees in writing to remain subject to the obligations and covenants hereunder to make any Product Sales Milestone Payments and the Approval Milestone Payment when such a payment is due in accordance with the terms of this CVR Agreement.

ARTICLE 10

SUBORDINATION

SECTION 10.1 Agreement to Subordinate. The Company agrees, and each Holder by accepting a Security hereunder agrees, that the CVR Payments, all other obligations under this CVR Agreement and the Securities and any rights or claims relating thereto (collectively, the “Junior Obligations”) are subordinated in right of payment, to the extent and in the manner provided in this ARTICLE 10 to the prior payment in full in money or money’s worth of all Senior Obligations of the Company (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of such Senior Obligations.

SECTION 10.2 Liquidation; Dissolution; Bankruptcy. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company’s assets and liabilities:

(a) holders of Senior Obligations will be entitled to receive payment in full in money or money’s worth of all Senior Obligations of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Obligation, whether or not permitted under such bankruptcy proceedings) before the Holders will be entitled to receive any payment of any kind with respect to the Junior Obligations (other than securities of the Company or debt of the Company that is subordinated to the Senior Obligations on terms at least as favorable to holders of Senior Obligations as this ARTICLE 10 (“Permitted Junior Securities”)); and

(b) until all Senior Obligations of the Company (as provided in clause (a) above) are paid in full in money or money’s worth, any distribution to which Holders would be entitled but for this ARTICLE 10 (other than Permitted Junior Securities) will be made to holders of Senior Obligations of the Company, as their interests may appear.

SECTION 10.3 When Distribution Must be Paid Over.

(a) In the event that the Trustee or any Holder receives any payment of any Junior Obligations (other than Permitted Junior Securities) at a time when the Trustee or such Holder has actual knowledge that such payment is prohibited by this ARTICLE 10 , such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Obligations of the Company as their interests may appear or their representative under the agreement, indenture or other document (if any) pursuant to which such Senior Obligations may have been issued, as their respective interests may appear, for application to the payment of all such Senior Obligations remaining unpaid to the extent necessary to pay such Senior Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Obligations.

(b) With respect to the holders of Senior Obligations, the Trustee undertakes to perform only those obligations on the part of the Trustee as are specifically set forth in this ARTICLE 10, and no implied covenants or obligations with respect to the holders of Senior Obligations will be read into this CVR Agreement against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Obligations, and will not be liable to any such holders if the Trustee pays over or distributes to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Obligations are then entitled by virtue of this ARTICLE 10, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

SECTION 10.4 Notice by Company. The Company will promptly notify the Trustee of any facts known to the Company that would cause a payment of any Junior Obligations to violate this ARTICLE 10, but failure to give such notice will not affect the subordination of the Junior Obligations to the Senior Obligations as provided in this ARTICLE 10.

SECTION 10.5 Subrogation. After all Senior Obligations are paid in full in money or money’s worth and until the Junior Obligations are paid in full, Holders will be subrogated to the rights of holders of Senior Obligations to receive distributions applicable to Senior Obligations to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Obligations. The Holders by accepting the Securities acknowledge that to the extent that the Senior Obligations are determined to be unenforceable, or the Senior Obligations are subordinated to other obligations of the Company, such subrogation rights may be impaired.

SECTION 10.6 Relative Rights. This ARTICLE 10 defines the relative rights of Holders and holders of Senior Obligations. Nothing in this CVR Agreement will:

(a) impair, as between the Company and Holders, the obligations of the Company under this CVR Agreement and the Securities;

(b) affect the relative rights of Holders and creditors of the Company other than their rights in relation to holders of Senior Obligations; or

(c) prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Obligations to receive distributions and payments otherwise payable to Holders under this ARTICLE 10.

If the Company fails because of this ARTICLE 10 to pay any amounts due in respect of the Securities on a due date in violation of SECTION 3.1(c) or SECTION 3.1(d), the failure is still an Event of Default.

SECTION 10.7 Subordination May Not be Impaired by the Company. No right of any holder of Senior Obligations to enforce the subordination of the Junior Obligations may be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this CVR Agreement.

SECTION 10.8 Distribution or Notice to the Representative. Whenever a distribution is to be made or a notice given to holders of Senior Obligations, the distribution may be made and the notice given to their representative in accordance with the terms of the instrument or other agreement governing such Senior Obligations. Upon any payment or distribution of assets of the Company referred to in this ARTICLE 10, the Trustee and the Holders will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Obligations and other obligations of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this ARTICLE 10.

SECTION 10.9 Rights of the Trustee. Notwithstanding the provisions of this ARTICLE 10 or any other provision of this CVR Agreement, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee may continue to make payments on the Securities, unless the Trustee has received at its address for notice specified in SECTION 1.5 at least five (5) Business Days prior to the date of such payment written notice of facts that would cause the payment of any Junior Obligations to violate this ARTICLE 10. Only the Company or a representative of Senior Obligations may give the notice. Nothing in this ARTICLE 10 will impair the claims of, or payments to, the Trustee under or pursuant to SECTION 4.6 hereof. The Trustee in its individual or any other capacity may hold Senior Obligations with the same rights it would have if it were not the Trustee.

SECTION 10.10 Authorization to Effect Subordination. Each Holder, by the Holder’s acceptance of the Securities, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this ARTICLE 10, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee (or any other Person acting on behalf of and at the direction of the Majority Holders) does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in SECTION 8.2 hereof at least thirty (30) days before the expiration of the time to file such claim, the representatives of the Senior Obligations are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Securities.

SECTION 10.11 Amendments. The provisions of this ARTICLE 10 are expressly made for the benefit of the holders from time to time of the Senior Obligations, and may not be amended or modified without the written consent of the representatives of the holders of all Senior Obligations.

ARTICLE 11

PURCHASE OF SECURITIES UPON CVR FAILURE EVENT

SECTION 11.1 Notice of Trustee. In the event that a Failure Purchase Eligibility Date has occurred and the Company elects to purchase the Securities pursuant to the provisions of SECTION 11.5 hereof (a “Failure Purchase”), it shall furnish to the Trustee, at least thirty (30) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days before the date on which the Company proposes to consummate the Failure Purchase (any such date, a “Failure Purchase Date”) (but in any event prior to the notice provided pursuant to SECTION 11.2 hereof), an Officer’s Certificate (a “Failure Purchase Offer”) setting forth (i) the clause of this CVR Agreement pursuant to which the Failure Purchase shall occur, (ii) the Failure Purchase Date, and (iii) the Failure Purchase Price, determined in accordance with SECTION 11.5 hereof.

SECTION 11.2 Notice of Failure Purchase. At least thirty (30) days but not more than sixty (60) days before a Failure Purchase Date, the Company shall mail or cause to be mailed, a notice of Failure Purchase to each Holder at its registered address (the “Failure Purchase Notice”) and shall publicly disclose the election of the Failure Purchase and the information required to be contained in the Failure Purchase Notice pursuant to this SECTION 11.2. The Failure Purchase Notice shall identify the number of Securities Outstanding and shall state:

(a) the Failure Purchase Date;

(b) the Failure Purchase Price;

(c) the name and address of the paying agent;

(d) that Securities must be surrendered to the Paying Agent to collect the Failure Purchase Price;

(e) that, unless the Company fails to make payment of the Failure Purchase Price, all right, title and interest in and to the Securities and any CVR Payment or any other amounts due under this CVR Agreement, if any, on Securities called for Failure Purchase ceases to accrue on and after the Failure Purchase Date;

(f) the clause of this CVR Agreement pursuant to which the Failure Purchase shall occur; and

(g) that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the Securities.

At the Company’s request, the Trustee shall give the Failure Purchase Notice in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days prior to the Failure Purchase Date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 11.3 Effect of Failure Purchase Notice. Once the Failure Purchase Notice is mailed in accordance with SECTION 11.2 hereof, the Securities shall become irrevocably due and payable on the Failure Purchase Date at the Failure Purchase Price. A Failure Purchase Notice shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give a particular Holder his or her Failure Purchase Notice, or any defect in such notice, shall not affect the validity of the proceedings for the Failure Purchase.

SECTION 11.4 Deposit of Failure Purchase Price. On or one (1) Business Day prior to the Failure Purchase Date, the Company shall deposit with the Trustee or with the paying agent (if different from the Trustee) money sufficient to pay the Failure Purchase Price of all Securities Outstanding on that date. The Trustee or the paying agent shall promptly return to the Company any money deposited with the Trustee or the paying agent by the Company in excess of the amounts necessary to pay the Failure Purchase Price of all Securities Outstanding.

If the Company complies with the provisions of the preceding paragraph, on and after the Failure Purchase Date, all right, title and interest of a Holder to any CVR Payment, if any, shall cease to accrue on the Securities. If any Security called for Failure Purchase shall not be so paid upon surrender for Failure Purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid Failure Purchase Price from the Failure Purchase Date, until such Failure Purchase Price is paid at the Shortfall Interest Rate.

SECTION 11.5 Failure Purchase by the Company. The Company may, for a period of sixty (60) days after any Failure Purchase Eligibility Date, issue the Failure Purchase Notice in accordance with SECTION 11.2. Upon issuance of the Failure Purchase Notice and in compliance with the other provisions of this ARTICLE 10, the Company shall, on the Failure Purchase Date specified in such Failure Purchase Notice, purchase and cancel all (but not less than all) of the outstanding Securities at a cash price equal to 115% of the volume weighted average price paid per Security for all Securities traded over the forty-five (45) trading days prior to the fifth (5th) trading day prior to the date of the Failure Purchase Notice (the “Failure Purchase Price”). If the Company has not issued the Failure Purchase Notice within such sixty (60) day period after the occurrence of a Failure Purchase Eligibility Date, it shall not be entitled to issue a Failure Purchase Notice and purchase and cancel the Securities until the next instance in which a Failure Purchase Eligibility Date occurs.

IN WITNESS WHEREOF, the Parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.

Wright Medical Group, Inc.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as the Trustee

By:
Name:
Title:

ANNEX A

[For Global Securities only: THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE CONTINGENT VALUE RIGHTS AGREEMENT (THE “CVR AGREEMENT”) HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE CVR AGREEMENT, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE CVR AGREEMENT. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DIRECT REGISTRATION FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

WRIGHT MEDICAL GROUP, INC.

No.                              Certificate for                              Contingent Value Rights

This certifies that                     , or registered assigns (the “Holder”), is the registered holder of the number of Contingent Value Rights (“CVRs” or “Securities”) set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the CVR Agreement referred to on the reverse hereof, to payments from Wright Medical Group, Inc., a Delaware corporation (the “Company”), in the amounts and in the forms determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the CVR Agreement referred to on the reverse hereof. Such payments shall be made on a Payment Date, as defined in the CVR Agreement referred to on the reverse hereof.

Payment of any amounts pursuant to this CVR Certificate shall be made only to the registered Holder (as defined in the CVR Agreement) of this CVR Certificate. Such payment shall be made in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by wire transfer or check payable in such money. American Stock Transfer & Trust Company, LLC has been initially appointed as Paying Agent at its office or agency in The City of New York.

Reference is hereby made to the further provisions of this [Global Security] [CVR Certificate] set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this [Global Security] [CVR Certificate] shall not be entitled to any benefit under the CVR Agreement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

[—]
By:
Name:
Title:

[Form of Reverse of Global Security or CVR Certificate]

1. This [Global Security] [CVR Certificate] is issued under and in accordance with the Contingent Value Rights Agreement, dated as of                  (the “CVR Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as trustee (the “Trustee,” which term includes any successor Trustee under the CVR Agreement), and is subject to the terms and provisions contained in the CVR Agreement, to all of which terms and provisions the Holder of this [Global Security] [CVR Certificate] consents by acceptance hereof. The CVR Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the CVR Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the CVRs. All capitalized terms used in this [Global Security] [CVR Certificate] without definition shall have the respective meanings ascribed to them in the CVR Agreement. Copies of the CVR Agreement can be obtained by contacting the Trustee.

2. In the event of any conflict between this [Global Security] [CVR Certificate] and the CVR Agreement, the CVR Agreement shall govern and prevail.

3. Subject to the terms and conditions of the CVR Agreement, on any Product Sales Milestone Payment Date, the Company shall pay to the Trustee, for the benefit of the Holder hereof as of the applicable record date, for each CVR represented hereby, the Product Sales Milestone Payment with respect to such Product Sales Milestone Payment Date.

4. Subject to the terms and conditions of the CVR Agreement, on the Approval Milestone Payment Date, the Company shall pay to the Trustee, for the benefit of the Holder hereof as of the applicable record date, for each CVR represented hereby, the Approval Milestone Payment.

5. Each CVR Payment, if any, and interest thereon, if any, shall be payable by the Company in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by its check or wire transfer payable in such money. American Stock Transfer & Trust Company, LLC has been initially appointed as Paying Agent at its office or agency in The City of New York.

6. If a Breach occurs and is continuing, either the Trustee may or the Acting Holders, by notice to the Company and to the Trustee shall bring suit in accordance with the terms and conditions of the CVR Agreement to protect the rights of the Holders, including to obtain payment of all amounts then due and payable, with interest at the Breach Interest Rate from the date of the Breach through the date payment is made or duly provided for.

7. No reference herein to the CVR Agreement and no provision of this [Global Security] [CVR Certificate] or of the CVR Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amounts determined pursuant to the terms hereof and of the CVR Agreement at the times, place and amount, and in the manner, herein prescribed.

8. As provided in the CVR Agreement and subject to certain limitations therein set forth, the transfer of the CVRs represented by this [Global Security] [CVR Certificate] is registrable on the Security Register, upon surrender of this [Global Security] [CVR Certificate] for registration of transfer at the office or agency of the Company maintained for such purpose in The City of New York, accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new [Global Securities] [CVR Certificates], for the same amount of CVRs, shall be issued to the designated transferee or transferees. The Company hereby initially designates the office of Trustee at 6201 15th Avenue, Brooklyn, New York 11219 as the office for registration of transfer of this [Global Security] [CVR certificate].

9. As provided in the CVR Agreement and subject to certain limitations therein set forth, this [Global Security] [CVR Certificate] is exchangeable for one or more CVR certificates or Direct Registration Securities representing the same number of CVRs as represented by this [Global Security] [CVR Certificate] as requested by the Holder surrendering the same.

10. No service charge shall be made for any registration of transfer or exchange of CVRs, but the Company may require payment of a sum sufficient to cover any documentary, stamp or similar tax or other similar governmental charge payable in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to SECTIONS 3.5 or 6.6 of the CVR Agreement not involving any transfer.

11. Prior to the time of due presentment of this [Global Security] [CVR Certificate] for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this [Global Security] [CVR Certificate] is registered as the owner hereof for all purposes, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

12. Neither the Company nor the Trustee has any duty or obligation to the Holder of this [Global Security] [CVR Certificate], except as expressly set forth herein or in the CVR Agreement.

13. As provided in the CVR Agreement and subject to certain limitations therein set forth, the rights of the Holder of this [Global Security] [CVR Certificate] shall terminate on the Termination Date.

14. Governing Law; Jurisdiction; Venue. THIS [GLOBAL SECURITY] [CVR CERTIFICATE] AND THE CVR AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS [GLOBAL SECURITY] [CVR CERTIFICATE] AND THE CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS [GLOBAL SECURITY] [CVR CERTIFICATE] AND THE CVR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS [GLOBAL SECURITY] [CVR CERTIFICATE] AND THE CVR AGREEMENT OR AS AN INDUCEMENT TO ACCEPT THIS [GLOBAL SECURITY] [CVR CERTIFICATE]) OR THE SECURITIES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE COMPANY, THE TRUSTEE AND EACH OF THE HOLDERS BY THEIR ACCEPTANCE OF THE SECURITIES, HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT IN THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE IN RESPECT OF ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS [GLOBAL SECURITY] [CVR CERTIFICATE] AND THE CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS [GLOBAL SECURITY] [CVR CERTIFICATE] AND THE CVR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS [GLOBAL SECURITY] [CVR CERTIFICATE] AND THE CVR AGREEMENT OR AS AN INDUCEMENT TO ACCEPT THIS [GLOBAL SECURITY] [CVR CERTIFICATE]), OR THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the [Global Securities] [CVR Certificates] referred to in the within-mentioned CVR Agreement.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,
as the Trustee

By:
Authorized Signatory

Dated:

Annex C

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 19, 2012 by and between Wright Medical Group, Inc., a Delaware corporation (“Parent”), and the undersigned Stockholder (the “Stockholder”) of BioMimetic Therapeutics, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Parent, Achilles Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Achilles Acquisition Subsidiary, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent, and the Company have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger and pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”).

WHEREAS, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of that number of shares of Company Common Stock (as defined in the Merger Agreement), and, if applicable, the holder of one or more Company Options (as defined in the Merger Agreement) to purchase that number of shares of Company Common Stock, in each case, as set forth on the signature page of this Agreement.

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (iii) such date and time as the Merger Agreement shall have been amended, without the Stockholder’s consent, to adversely affect the Merger Consideration payable to the Stockholder, or (iv) September 30, 2013.

(b) “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(c) “Shares” shall mean (i) all equity securities of the Company (including all shares of Company Common Stock and all Company Options and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date hereof, and (ii) all additional equity securities of the Company (including all additional shares of Company Common Stock and all additional Company Options and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer, tender of or disposition of such Share or any interest therein.

2. Transfer of Shares.

(a) Transfer Restrictions. During the term of this Agreement, the Stockholder shall not Transfer (or cause or permit the Transfer of) any of the Shares, or enter into any agreement relating thereto, except (i) by selling already-owned Shares either to pay the exercise price upon the exercise of a Company Option or to satisfy the Stockholder’s tax withholding obligation upon the exercise of a Company Option, in each case as permitted by any Company Compensation and Benefit Plan, (ii) transferring Shares to Affiliates, limited partners, members, immediate family members, a trust established for the benefit of the Stockholder and/or for the benefit of one or more members of the Stockholder’s immediate family or charitable organizations or upon the death of the Stockholder, provided that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement and delivers a Proxy (as defined below) in the form attached hereto as Exhibit A, or (iii) with Parent’s prior written consent and in Parent’s sole discretion. Any Transfer, or purported Transfer, of Shares in breach or violation of this Agreement shall be void and of no force or effect.

(b) Transfer of Voting Rights. During the term of this Agreement, the Stockholder shall not deposit (or cause or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares.

(a) During the term of this Agreement, at every meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, the Stockholder (in the Stockholder’s capacity as such), to the extent not voted by the Person(s) appointed under the Proxy, shall, or shall cause the holder of record on any applicable record date to, vote all Shares that are then-owned by such Stockholder and entitled to vote or act by written consent:

(i) in favor of the adoption of the Merger Agreement and in favor of the Merger and any other transactions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure of the Company or any of its Subsidiaries, (E) any Acquisition Proposal with respect to the Company or any of its Subsidiaries, or (F) any other action that would reasonably be expected to materially impede, interfere with, delay, postpone, adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

The Stockholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on any matters other than those set forth in clauses (i), (ii) and (iii) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(b) In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record of the Shares on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Agreement Not to Exercise Appraisal Rights. The Stockholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Shares that may arise in connection with the Merger. Notwithstanding the foregoing, nothing in this Section 4 shall constitute, or be deemed to constitute, a waiver or release by the Stockholder of any claim or cause of action against Parent or Merger Sub to the extent arising out of a breach of this Agreement or the Merger Agreement by Parent.

5. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder (or a designee of the Stockholder) who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director or officer of the Company, in the Stockholder’s (or its designee’s) sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a Stockholder of the Company), including with respect to Section 7.2 of the Merger Agreement. In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of the Company, including with respect to Section 7.2 of the Merger Agreement.

6. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

7. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Power; Binding Agreement. The Stockholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and under the Proxy and to consummate the transactions contemplated hereby. This Agreement and the Proxy has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(b) No Conflicts. None of the execution and delivery by the Stockholder of this Agreement or the Proxy, the performance by the Stockholder of its obligations hereunder or under the Proxy or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that would not in any material respect impair or adversely effect the ability of the Stockholder to perform its obligations under this Agreement, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder.

(c) Ownership of Shares. The Stockholder (i) is the sole beneficial owner of the shares of Company Common Stock set forth on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”), (ii) is the sole holder of the Company Options that are exercisable for the number of shares of Company Common Stock set forth on the signature page of this Agreement, all of which Company Options and shares of Company Common Stock issuable upon the exercise or vesting of such Company Options are, or in the case of Company Common Stock received upon exercise or vesting of such Company Options after the date hereof will be, free and clear of any Encumbrances, and (iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock or Company Options, and shares of Company Common Stock issuable upon the exercise or vesting of such Company Options, set forth on the signature page of this Agreement.

(d) Voting Power. The Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in his, her or its capacity as such.

(f) No Legal Actions. The Stockholder agrees that the Stockholder will not in the Stockholder’s capacity as a stockholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof.

8. Certain Restrictions. The Stockholder shall not, directly or indirectly, take any voluntary action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect.

9. Disclosure. The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and, after providing the Stockholder with a reasonable opportunity to review and comment upon, any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

11. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

12. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Shares),subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by Company following the Expiration Date.

13. Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement prior to such termination; provided that in no event shall the Stockholder’s monetary damages exceed the aggregate Merger Consideration to which they would be entitled pursuant to the Merger Agreement; provided, further, that, the foregoing proviso shall in no event impair or otherwise impact Parent’s right to seek specific performance or injunctive relief pursuant to Section 14(d) below. This Section 13 and Sections 1, 5, and 14 (as applicable) shall survive any termination of this Agreement.

14. Miscellaneous.

(a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(c) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

(d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e) Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or international courier service, by facsimile (with written confirmation of transmission) or by electronic mail, with a copy thereof delivered or sent as provided below:

If to Parent:

Wright Medical Group, Inc.

5677 Airline Road

Arlington, Tennessee 38002

Attention: Chief Executive Officer

Facsimile: (901) 867-4320

Wright Medical Group, Inc.

5677 Airline Road

Arlington, Tennessee 38002

Attention: General Counsel

Facsimile: (901) 867-4398

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real

San Diego, California 92103-3002

Attention: Martin J. Waters, Esq.

Telecopy No.: (858) 350-2399

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105-1126

Attention: Robert T. Ishii, Esq.

Telecopy No.: (415) 947-2099

If to the Stockholder:

[Name]

[Address]

[Address]

Telecopy No.:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Paul Kinsella

Telecopy No.: (617) 235-0822

(f) No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g) No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i) Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the this Agreement, the Proxy, or the agreements delivered by the Stockholder in connection herewith or the transactions contemplated hereby or thereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 14(e) or in such other manner as may be permitted by applicable Law, and nothing in this Section 14(i) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, the Proxy, or the agreements delivered by the Stockholder in connection herewith or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement, the Proxy or the agreements delivered by the Stockholder in connection herewith or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement, the Proxy or the agreements delivered by the Stockholder in connection herewith or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent and Stockholder agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(j) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(m) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(n) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(o) No Obligation to Exercise Company Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Stockholder to exercise any Company Options or other right to acquire any shares of Company Common Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

PARENT	STOCKHOLDER

By:	By:

Name:	Name:

Title:

Shares beneficially owned as of the date hereof:

shares of Company Common Stock

shares of Company Common Stock issuable upon exercise or vesting of Company Options

[Signature Page to Voting Agreement]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of BioMimetic Therapeutics, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Wright Medical Group, Inc., a Delaware corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned Stockholder (the “Voting Agreement”), and is granted as a condition and inducement to the willingness of Parent and Achilles Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) to enter into that certain Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), among Parent, Merger Sub, Achilles Acquisition Subsidiary, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent, and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger and pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”).

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (iii) such date and time as the Merger Agreement shall have been amended, without the Stockholder’s consent, to reduce the Merger Consideration payable to the Stockholder or (iv) September 30, 2013.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of the adoption of the Merger Agreement and in favor of the Merger and any other transactions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure of the Company or any of its Subsidiaries, (E) any Acquisition Proposal with respect to the Company or any of its Subsidiaries, or (F) any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or discourage the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Stockholder may vote the Shares in its sole discretion on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed and caused to be effective this Irrevocable Proxy as of             , 2012.

STOCKHOLDER

By:
Name:

200 West Street | New York, New York 10282 Tel: 212-902-1000 | Fax: 212-902-3000	Annex D

PERSONAL AND CONFIDENTIAL

November 19, 2012

Board of Directors

BioMimetic Therapeutics, Inc.

389 Nichol Mill Lane

Franklin, TN 37067

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of BioMimetic Therapeutics, Inc. (the “Company”) of the Aggregate Consideration (as defined below) per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 19, 2012 (the “Agreement”), by and among Wright Medical Group, Inc. (“Wright”), Achilles Merger Subsidiary, Inc., a direct Wholly owned subsidiary of Wright (“Acquisition Sub”), Achilles Acquisition Subsidiary, LLC, a direct wholly owned subsidiary of Wright (“Sister Subsidiary”), and the Company. The Agreement provides that Acquisition Sub will be merged with and into the Company followed by a merger of the Company with and into Sister Subsidiary and each outstanding Share (other than Shares held by the Company, Wright and their respective subsidiaries and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive (i) 0.2482 shares of common stock, par value $0.01 per share (“Wright Common Stock”), of Wright (the “Stock Consideration”), (ii) $1.50 in cash (the “Cash Consideration”), and (iii) one contingent value right (a “CVR”) issued by Wright under the CVR Agreement (as defined in the Agreement) (the “CVR Consideration”; and, together with the Cash Consideration and the Stock Consideration, the “Aggregate Consideration”). The Stock Consideration and the Cash Consideration are subject to adjustment pursuant to Sections 3.1 and 3.4 of the Agreement, as to which adjustments we do not express any opinion. Each CVR will entitle the holder thereof to the CVR Payments (as defined in the CVR Agreement) on the terms and subject to the conditions set forth in the CVR Agreement.

Goldman, Sachs & Co. and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Wright, any of their respective affiliates and third parties, including Novo A/S, a significant shareholder of the Company (“Novo”), and its affiliates, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the ‘Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive,

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

BioMimetic Therapeutics, Inc.

November 19, 2012

compensation. We may also in the future provide investment banking services to the Company, Wright, Novo and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Wright for the five years ended December 2011; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Wright; certain other communications from the Company and Wright to their respective stockholders; certain publicly available research analyst reports for the Company and Wright; and certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analyses and forecasts for Wright prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”), and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Wright regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and Wright and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the Shares and shares of Wright Common Stock; compared certain financial and stock market information for the Company and Wright with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Wright or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Wright or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders of Shares, as of the date hereof, of the Aggregate Consideration per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the CVR Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement, the CVR Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration per Share to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which

Board of Directors

BioMimetic Therapeutics, Inc.

November 19, 2012

shares of Wright Common Stock or the CVRs will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Wright or the ability of the Company or Wright to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration per Share to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

ANNEX E

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Exculpation and Indemnification

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation limits the personal liability of a director to the Registrant and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

In addition, Section 145 of the DGCL permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors, officers, employees or agents against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite the adjudication of liability. The Registrant’s certificate of incorporation provides for indemnification of directors or officers of the Registrant for any liability incurred in their official capacity to the fullest extent permissible under the DGCL.

Merger Agreement Provisions Relating to BioMimetic Directors and Officers

Under the Merger Agreement, Wright has agreed to cause sister subsidiary, the final surviving entity, to establish and maintain, for a period of six years following the completion of the merger, provisions in its organizational documents concerning the indemnification of BioMimetic’s former and current officers, directors and employees on the same basis as the certificate of incorporation, bylaws and other organizational documents of BioMimetic as in effect on the date of the Merger Agreement. Each of the persons entitled to indemnification is referred to as an “indemnified party.”

The rights of each indemnified party under the Merger Agreement are in addition to any rights such indemnified party may have under the certificate of incorporation, bylaws or any other organizational documents of BioMimetic or any of its subsidiaries, any other indemnification arrangement in existence as of the date of the Merger Agreement, under Delaware law or otherwise.

Wright has agreed to cause sister subsidiary to maintain, for a period of six years after the completion of the merger, for the benefit of BioMimetic’s directors and officers, an insurance policy that provides coverage for acts and omission occurring on or prior to the closing of the merger. Such coverage will be on terms no less favorable than in effect prior to the closing of the merger. During this six-year period, Wright is not required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 300% of the current annual premium paid by BioMimetic for existing coverage.

Wright has further agreed that, if Wright, sister subsidiary or any of their successors or assigns consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity after the consolidation or merger, or transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each case, proper provisions will be made so that the successors and assigns of Wright or the surviving corporation, as applicable, will assume the indemnification obligations of Wright, BioMimetic or any of their respective successors or assigns, as applicable, as set forth in the Merger Agreement.

Item 21.	Exhibits and Financial Statements

Exhibit Number	Document Description

2.1	Agreement and Plan of Merger, dated as of November 19, 2012, by and among BioMimetic Therapeutics, Inc., Wright Medical Group, Inc., Achilles Merger Subsidiary, Inc. and Achilles Acquisition Subsidiary, LLC (attached as Annex A to the proxy statement/prospectus included in this registration statement).†

3.1	Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc. (incorporated by reference to Exhibit 3.1 of Wright Medical Group, Inc.’s registration statement on Form S-1, as amended, filed on June 14, 2001), as amended by Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc. (incorporated by reference to Exhibit 4.1 of Wright Medical Group, Inc.’s registration statement on Form S-8, filed on May 14, 2004).

3.2	Second Amended and Restated By-laws of Wright Medical Group, Inc. (incorporated by reference to Exhibit 3.2 of Wright Medical Group, Inc.’s current report on Form 8-K filed on February 19, 2008).

4.1	Form of Contingent Value Rights Agreement (attached as Annex B to the proxy statement/prospectus included in this registration statement).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., regarding the validity of the securities being registered.

10.1	Form of Voting Agreement, by and among Wright Medical Group, Inc. and the directors and certain officers of BioMimetic Therapeutics, Inc. and their stockholder affiliates (attached as Annex C to the proxy statement/prospectus included in this registration statement).

10.2	Retention Agreement, dated as of December 20, 2012, by and among BioMimetic Therapeutics, Inc., Wright Medical Group, Inc. and Samuel E. Lynch.

10.3	Retention Agreement, dated as of December 20, 2012, by and between BioMimetic Therapeutics, Inc. and Larry Bullock.

10.4	Retention Agreement, dated as of December 19, 2012, by and between BioMimetic Therapeutics, Inc. and Russ Pagano.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 to this registration statement).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in part II to this registration statement).*

25.1	Form T-1 Statement of Eligibility of Trustee under the Contingent Value Rights Agreement.

99.1	Consent of Goldman, Sachs & Co.

99.2	Form of BioMimetic Proxy Card.*

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

*	Previously filed.

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(4)	To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Tennessee, on January 23, 2013.

WRIGHT MEDICAL GROUP, INC.
By:	/s/ Robert J. Palmisano
Robert J. Palmisano President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Robert J. Palmisano	President and Chief Executive Officer (Principal Executive Officer) and Director	January 23, 2013

* Lance A. Berry	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 23, 2013

* Julie B. Andrews	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	January 23, 2013

* David D. Stevens	Chairman of the Board	January 23, 2013

* Gary D. Blackford	Director	January 23, 2013

* Martin J. Emerson	Director	January 23, 2013

* Lawrence W. Hamilton	Director	January 23, 2013

* Ronald K. Labrum	Director	January 23, 2013

* John L. Miclot	Director	January 23, 2013

* Amy S. Paul	Director	January 23, 2013

* Robert J. Quillinan	Director	January 23, 2013

*	The undersigned by signing his name hereto, signs and executes this registration statement pursuant to the Power of Attorney executed by the above named officers and directors as filed with the Securities and Exchange Commission.

By:	/s/ James A. Lightman
James A. Lightman
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Document Description

2.1	Agreement and Plan of Merger, dated as of November 19, 2012, by and among BioMimetic Therapeutics, Inc., Wright Medical Group, Inc., Achilles Merger Subsidiary, Inc. and Achilles Acquisition Subsidiary, LLC (attached as Annex A to the proxy statement/prospectus included in this registration statement).†

3.1	Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc. (incorporated by reference to Exhibit 3.1 of Wright Medical Group, Inc.’s registration statement on Form S-1, as amended, filed on June 14, 2001), as amended by Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc. (incorporated by reference to Exhibit 4.1 of Wright Medical Group, Inc.’s registration statement on Form S-8, filed on May 14, 2004).

3.2	Second Amended and Restated By-laws of Wright Medical Group, Inc. (incorporated by reference to Exhibit 3.2 of Wright Medical Group, Inc.’s current report on Form 8-K filed on February 19, 2008).

4.1	Form of Contingent Value Rights Agreement (attached as Annex B to the proxy statement/prospectus included in this registration statement).

5.1	Form of Opinion of Wilson Sonsini Goodrich & Rosati, P.C., regarding the validity of the securities being registered.

10.1	Form of Voting Agreement, by and among Wright Medical Group, Inc. and the directors and certain officers of BioMimetic Therapeutics, Inc. and their stockholder affiliates (attached as Annex C to the proxy statement/prospectus included in this registration statement).

10.2	Retention Agreement, dated as of December 20, 2012, by and among BioMimetic Therapeutics, Inc., Wright Medical Group, Inc. and Samuel E. Lynch.

10.3	Retention Agreement, dated as of December 20, 2012, by and between BioMimetic Therapeutics, Inc. and Larry Bullock.

10.4	Retention Agreement, dated as of December 19, 2012, by and between BioMimetic Therapeutics, Inc. and Russ Pagano.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 to this registration statement).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in part II to this registration statement).*

25.1	Form T-1 Statement of Eligibility of Trustee under the Contingent Value Rights Agreement.

99.1	Consent of Goldman, Sachs & Co.

99.2	Form of BioMimetic Proxy Card.*

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

*	Previously filed.